Exhibit 10.1

EXECUTION VERSION

LOAN AND SERVICING AGREEMENT

among

NFIC SPV LLC,

as the Borrower,

NF INVESTMENT CORP.

as the Transferor,

NF INVESTMENT CORP.

as the Servicer,

Each of the Conduit Lenders, Liquidity Banks, Lender Agents and

Institutional Lenders from time to time party hereto,

CITIBANK, N.A.,

as the Collateral Agent,

WELLS FARGO BANK, NATIONAL ASSOCIATION

as the Account Bank, the Backup Servicer, the Collateral Custodian

and the Collateral Administrator,

CITIBANK, N.A.

as Lead Arranger

and

CITIBANK, N.A.,

as the Administrative Agent

Dated as of September 12, 2013

i

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

SCHEDULE I	Conditions Precedent Documents
SCHEDULE II	Prior Names, Tradenames, Fictitious Names and “Doing Business As” Names
SCHEDULE III	Eligibility Criteria
SCHEDULE IV	Loan Asset Schedule
SCHEDULE V	Advance Date Assigned Values
SCHEDULE VI	Industry Categories

EXHIBITS

EXHIBIT A	[Reserved]
EXHIBIT B	Risk and Collection Policies
EXHIBIT C	Form of Borrowing Base Certificate
EXHIBIT D	Form of Disbursement Request
EXHIBIT E	Form of Joinder Supplement
EXHIBIT F	Form of Notice of Borrowing
EXHIBIT G	Form of Notice of Reduction (Reduction of Advances Outstanding)
EXHIBIT H	Form of Revolving Note
EXHIBIT I	Form of Notice of Loan Asset Dividend
EXHIBIT J	Form of Certificate of Closing Attorneys
EXHIBIT K	Form of Servicing Report
EXHIBIT L	Form of Servicer’s Certificate (Servicing Report)
EXHIBIT M	Form of Release of Required Loan Documents
EXHIBIT N	Form of Transferee Letter
EXHIBIT O	Form of Power of Attorney for Servicer
EXHIBIT P	Form of Power of Attorney for Borrower
EXHIBIT Q	Form of Servicer’s Certificate (Loan Asset Register)
EXHIBIT R	Form of Tax Certificate
EXHIBIT S	Form of Compliance Certificate (Required Asset Coverage Ratio)

ANNEXES

ANNEX A	Commitments
ANNEX B	Borrowing Base Model
ANNEX C	Diversity Score Model
ANNEX D	WARR and WARF Matrix Models
ANNEX E	WARR and WARF Related Definitions
ANNEX F	Internal Valuation Protocol

v

LOAN AND SERVICING AGREEMENT, dated as of September 12, 2013, by and among:

(1) NFIC SPV LLC, a Delaware limited liability company (together with its successors and assigns in such capacity, the “Borrower”);

(2) NF INVESTMENT CORP., a Maryland corporation, as the Transferor (as defined herein);

(3) NF INVESTMENT CORP., a Maryland corporation, as the Servicer (as defined herein);

(4) EACH OF THE CONDUIT LENDERS FROM TIME TO TIME PARTY HERETO, as a Conduit Lender (as defined herein);

(5) EACH OF THE LIQUIDITY BANKS FROM TIME TO TIME PARTY HERETO, as a Liquidity Bank (as defined herein);

(6) EACH OF THE LENDER AGENTS FROM TIME TO TIME PARTY HERETO, as a Lender Agent (as defined herein);

(7) EACH OF THE INSTITUTIONAL LENDERS FROM TIME TO TIME PARTY HERETO, as an Institutional Lender (as defined herein);

(8) CITIBANK, N.A., as the Collateral Agent (as defined herein);

(9) WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Account Bank (as defined herein), the Backup Servicer (as defined herein), the Collateral Custodian (as defined herein) and the Collateral Administrator (as defined herein);

(10) CITIBANK, N.A., as the Lead Arranger (as defined herein); and

(11) CITIBANK, N.A., as Administrative Agent (as defined herein).

The Lenders have agreed, on the terms and conditions set forth herein, to provide a secured revolving credit facility which shall provide for Advances from time to time in the amounts and in accordance with the terms set forth herein.

Accordingly, the parties agree as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.01 Certain Defined Terms.

(a) Certain capitalized terms used throughout this Agreement are defined above or in this Section 1.01.

(b) As used in this Agreement and the exhibits and schedules thereto (each of which is hereby incorporated herein and made a part hereof), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“1940 Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Account Bank” means Wells Fargo Bank, National Association, in its capacity as the “Account Bank” pursuant to this Agreement and the Collection Account Agreement.

“Account Bank Fees” means the fees set forth in the Backup Servicer, Account Bank, Collateral Custodian and Collateral Administrator Fee Letter that are payable to the Account Bank, as such fee letter may be amended, restated, supplemented or otherwise modified from time to time.

“Account Bank Termination Notice” has the meaning assigned to that term in Section 14.05.

“Action” has the meaning assigned to that term in Section 9.03.

“Additional Amount” has the meaning assigned to that term in Section 2.11(a).

“Adjusted Pro Rata Share” means, (i) with respect to each Liquidity Bank and each Institutional Lender that is a Non-Defaulting Lender, (x) with respect to the determination of Advances, the Pro Rata Share with respect to each Liquidity Bank and each Institutional Lender determined when assessing a value of zero to the “Undrawn Amount” of all Defaulting Lenders in the calculation thereunder, and (y) with respect to the allocation of Collections on any Payment Date or otherwise in connection with any distribution hereunder, the Pro Rata Share with respect to each Liquidity Bank and each Institutional Lender determined when assessing a value of zero to the “Advances Outstanding” of all Defaulting Lenders in the calculation thereunder, and (ii) with respect to each Defaulting Lender, 0%.

“Administrative Agent” means Citibank, N.A., in its capacity as administrative agent for the Lenders, together with its successors and assigns, including any successor appointed pursuant to Article X.

“Advance” means each loan advanced by the Lenders to the Borrower on an Advance Date pursuant to Article II.

“Advance Date” means, with respect to any Advance, the Business Day during the Revolving Period on which such Advance is made.

“Advance Date Assigned Value” means, with respect to any Loan Asset included in the calculation of the Borrowing Base, the value (expressed as a percentage of the Outstanding Principal Balance of such Loan Asset) equal to the value initially set forth on Schedule V hereto as of the Closing Date or, with respect to Loan Assets included after the Closing Date, the value determined by the Servicer and reflected on the books and records of the Transferor as of the Cut-Off Date; provided, in no event shall the Advance Date Assigned Value exceed 100%, and provided, further, any Loan Asset that is determined to have an Advance Date Assigned Value equal to or greater than 97% shall be deemed to have an Assigned Value equal to 100%.

“Advances Outstanding” means, at any time, the sum of the outstanding principal amounts of Advances loaned to the Borrower for the initial and any subsequent borrowings pursuant to Sections 2.01 and 2.02 as of such time.

“Affected Party” has the meaning assigned to that term in Section 2.10(a).

“Affiliate” means either:

(i) when used with respect to the Borrower, NF or NFIM, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Borrower, NF or NFIM, as applicable. Anything herein to the contrary notwithstanding, the term “Affiliate” shall not include any Person that constitutes an Investment held by the Borrower in the ordinary course of business; or

(ii) when used with respect to any Person other than the Borrower, NF or NFIM, any other Person controlling, controlled by or under common control with such Person (where, for the purposes of this clause (ii) of this definition, “control,” when used with respect to any specified Person, means the power to vote 10% or more of the voting securities of such Person or to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing);

provided that for purposes of (A) determining whether any Loan Asset is an Eligible Loan Asset, (B) the definition of “Minimum Credit Enhancement”, (C) the determination of the Diversity Score and compliance with the Diversity Score Test, and (D) Section 5.01(b)(xix), in each case, the term “Affiliate” shall not include any Affiliate relationship which may exist solely as a result of direct or indirect ownership of, or control by, a common Financial Sponsor.

“Agented Note” means any Loan Asset (i) originated as a part of a syndicated loan transaction that has been closed (without regard to any contemporaneous or subsequent syndication of such Loan Asset) prior to such Loan Asset becoming part of the Collateral Portfolio and (ii) with respect to which, upon an assignment of the note under the Contribution Agreement to the Borrower, the Borrower, as assignee of the note, will have all of the rights but none of the obligations of the Transferor with respect to such note and the Underlying Collateral.

“Aggregate Outstanding Loan Balance” or “AOLB” means the aggregate Outstanding Loan Balances of all Eligible Loan Assets.

“Aggregate Outstanding Principal Balance” means the aggregate Outstanding Principal Balances of all Eligible Loan Assets.

“Aggregate Commitments” for all Liquidity Banks and Institutional Lenders as of any date of determination, means the aggregate of the Commitments of all Liquidity Banks and Institutional Lenders as of such date, which amount is set forth in Annex A, as such amount may be decreased pursuant to Section 2.18(c) or increased (with the consent of the Administrative Agent) by the addition of Commitments to Annex A by a Lender executing and delivering a Joinder Supplement to the Administrative Agent and the Borrower as contemplated by Section 12.04(a), up to an aggregate amount not to exceed $262,500,000.

“Agreement” means this Loan and Servicing Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time hereafter.

“Amortization Advances Outstanding” means the Advances Outstanding as of the Scheduled Commitment Termination Date.

“Amortization Period” means the date commencing on the Scheduled Commitment Termination Date and ending on the Final Maturity Date.

“Amortization Principal Reduction Amount” means, with respect to:

(i) the 4th Payment Date after the Scheduled Commitment Termination Date, the positive difference, if any, equal to 15.00% of the Amortization Advances Outstanding;

(ii) the 8th Payment Date after the Scheduled Commitment Termination Date, the positive difference, if any, equal to 40.00% of the Amortization Advances Outstanding;

(iii) the 9th Payment Date after the Scheduled Commitment Termination Date, the positive difference, if any, equal to 45.00% of the Amortization Advances Outstanding;

(iv) the 10th Payment Date after the Scheduled Commitment Termination Date, the positive difference, if any, equal to 50.00% of the Amortization Advances Outstanding;

(v) the 11th Payment Date after the Scheduled Commitment Termination Date, the positive difference, if any, equal to 55.00% of the Amortization Advances Outstanding; and

(vi) the Scheduled Maturity Date, the positive difference, if any, equal to 60.00% of the Amortization Advances Outstanding;

in each case (with respect to clauses (i), (ii), (iii), (iv), (v) and (vi) above), minus the sum of (x) the aggregate amount of prepayments of principal of the Advances Outstanding made pursuant to Section 2.18(b) or 2.06(a) during the Amortization Period, plus (and without duplication) (y) any previous payments of Advances Outstanding pursuant to clause fifth of Section 2.04(c) made on any prior Payment Date during the Amortization Period.

“Applicable Index” means, (i) with respect to Broadly Syndicated Loan Assets, the S&P/LSTA U.S. Leveraged Loan 100 Index, and (ii) with respect to Middle Market Loan Assets, the S&P/LSTA Middle Market Leveraged Loan Index; or, if either such index is unavailable, such other recognized metric or determination method proposed by the Administrative Agent and consented to by the Servicer (such consent not to be unreasonably withheld).

“Applicable Law” means for any Person all existing and future laws, rules, regulations (including temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders, licenses of and interpretations by any Governmental Authority applicable to such Person (including, without limitation, predatory lending laws, usury laws, the Federal Truth-in-Lending Act, the Equal Credit Opportunity Act, the Fair Credit Billing Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Federal Trade Commission Act, the Magnuson-Moss Warranty Act, the Federal Reserve Board’s Regulations “B” and “Z”, the Servicemembers Civil Relief Act of 2003 and state adaptations of the National Consumer Act and of the Uniform Consumer Credit Code and all other consumer credit laws and equal credit opportunity and disclosure laws) and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Applicable Spread” means the applicable percentage set forth in the Transaction Fee Letter.

“Assigned Documents” has the meaning assigned to that term in Section 2.12.

“Assigned Value” means, with respect to any Loan Asset, as of any date of determination and expressed as a percentage of the Outstanding Principal Balance of such Loan Asset, (A) prior to the occurrence of an Assigned Value Adjustment Event (and the determination of a Value Adjusted Assigned Value), either: (i) prior to the determination of any Updated Assigned Value, the Advance Date Assigned Value, or (ii) the most recently determined Updated Assigned Value, and (B) following the occurrence of an Assigned Value Adjustment Event (and the determination of a Value Adjusted Assigned Value), the most recently determined Value Adjusted Assigned Value, of such Loan Asset; provided, in no event shall any Assigned Value exceed 100%, and provided, further, any Assigned Value determined to be equal to or greater than 97% shall be deemed to have an Assigned Value equal to 100%.

“Assigned Value Adjustment Event” means, with respect to any Loan Asset, any occurrence of one or more of the following events (any of which, for the avoidance of doubt, may occur more than once):

(i) an Obligor payment default under any Loan Asset (without consideration of waivers but after giving effect to any grace or cure period set forth in the Loan Agreement);

(ii) any other Obligor default under any Loan Asset for which the Borrower (or agent or required lenders pursuant to the Loan Agreement, as applicable) has elected to exercise any of its rights and remedies under or with respect to such Obligor default under the Loan Asset (including the acceleration of the loan relating thereto);

(iii) a Bankruptcy Event with respect to the related Obligor;

(iv) the occurrence of a Material Modification with respect to such Loan Asset; or

(v) the Administrative Agent has failed to receive ongoing loan level information as required hereunder (subject to grace periods set forth herein and in underlying Loan Agreements).

“Available Collections” means all cash Collections and other cash proceeds with respect to any Loan Asset deposited in the Collection Account, including, without limitation, all Principal Collections, all Interest Collections, all proceeds of any sale or disposition with respect to such Loan Asset, cash proceeds or other funds received by the Borrower or the Servicer with respect to any Underlying Collateral (including from any guarantors), all other amounts on deposit in the Collection Account from time to time, and all proceeds of Permitted Investments with respect to the Collection Account.

“Availability” as of any date of determination, means the positive difference, if any, of (i) Maximum Availability minus (ii) Advances Outstanding.

“Average Life” means, for any Loan Asset, as of any date of determination, the quotient of (i) the amount of each Scheduled Payment of principal to be paid after such date of determination multiplied by the number of years (rounded to the nearest hundredth) from such date of determination until such Scheduled Payment of principal is due, divided by (ii) the Outstanding Principal Balance of such Loan Asset.

“Backup Servicer” means Wells Fargo Bank, National Association, not in its individual capacity, but solely as Backup Servicer, its successor in interest pursuant to Section 7.03 or such Person as shall have been appointed as Backup Servicer pursuant to Section 7.05.

“Backup Servicer, Account Bank, Collateral Custodian and Collateral Administrator Fee Letter” means the Backup Servicer, Account Bank, Collateral Custodian and Collateral Administrator Fee Letter, dated as of August 28, 2013, by and among the Servicer, the Backup Servicer, the Account Bank, the Collateral Custodian and the Collateral Administrator, as such letter may be amended, modified, supplemented, restated or replaced from time to time.

“Backup Servicer Succession Expenses” means the reasonable fees, costs and expenses (including reasonable attorneys’ fees, costs and expenses) incurred by the Backup Servicer in connection with the succession of the Backup Servicer to the obligations of the Servicer hereunder.

“Backup Servicer Termination Notice” has the meaning assigned to that term in Section 7.05.

“Backup Servicing Fee” has the meaning set forth in the Backup Servicer, Account Bank, Collateral Custodian and Collateral Administrator Fee Letter.

“Bankruptcy Code” means Title 11, United States Code, 11 U.S.C. §§ 101 et seq., as amended from time to time.

“Bankruptcy Event” shall be deemed to have occurred with respect to a Person if either:

(i) a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person, in each case, under the Bankruptcy Laws, and such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of 60 consecutive days (or 30 consecutive days with respect to the Borrower); or an order for relief in respect of such Person shall be entered in an involuntary case under the federal bankruptcy laws or other similar laws now or hereafter in effect;

(ii) such Person shall commence a voluntary case or other proceeding under any Bankruptcy Laws now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for such Person or all or substantially all of its assets under the Bankruptcy Laws, or shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors or members shall vote to implement any of the foregoing; or

(iii) with respect to an insured depository institution, including a national banking association, the appointment of the Federal Deposit Insurance Corporation as a conservator or receiver of such bank pursuant to Section 11(c) of the Federal Deposit Insurance Act.

“Bankruptcy Laws” means the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Bankruptcy Proceeding” means any case, action or proceeding before any court or other Governmental Authority relating to any Bankruptcy Event.

“Base Rate” means, on any date, a fluctuating per annum interest rate equal to the higher of (a) the Prime Rate or (b) the Federal Funds Rate plus 0.5%.

“Basel III” means the consultative papers of The Basel Committee on Banking Supervision of December 2009 entitled “Strengthening the resilience of the banking sector” and “International framework for liquidity risk measurement, standards and monitoring”, in each case together with any amendments thereto.

“Bilateral Loan Asset” means any Loan Asset under which the Borrower serves as the sole lender thereunder.

“Borrower” has the meaning assigned to that term in the preamble hereto.

“Borrowing Base” means, as of any date of determination, an amount (calculated under the Borrowing Base Model set forth as Annex B) equal to the lesser of:

(i) the sum of (A) the Aggregate Outstanding Loan Balance as of such date, minus (B) the Minimum Credit Enhancement as of such date, minus (C) the Excess Concentration Amounts as of such date, plus (D) the amount on deposit in the Principal Collection Subaccount as of such date; and

(ii) the Maximum Facility Amount;

provided that, for the avoidance of doubt, any Loan Asset which at any time is no longer an Eligible Loan Asset shall not be included in the calculation of “Borrowing Base”.

“Borrowing Base Certificate” means a certificate setting forth the calculation of the Borrowing Base as of the applicable date of determination substantially in the form of Exhibit C hereto, prepared by the Servicer.

“Borrowing Base Deficiency” means, as of any date of determination, the extent to which the aggregate Advances Outstanding on such date exceeds the Borrowing Base.

“Breakage Fee” means, for Advances which are repaid (in whole or in part) on any date other than a Payment Date, the breakage costs, if any, related to such repayment, based upon the assumption that the Lender funded its loan commitment in the London Interbank Eurodollar market and using any reasonable attribution or averaging methods which the Lender deems appropriate and practical, it hereby being understood that the amount of any loss, costs or expense payable by the Borrower to any Lender as Breakage Fee shall be determined in the respective Lender Agent’s reasonable discretion and shall be conclusive absent manifest error.

“Broadly Syndicated Loan Asset” means a First Lien Loan Asset that (i) is a broadly syndicated commercial loan, (ii) has a Tranche Size of $250,000,000 or greater, and (iii) is either (x) an Initial Unrated Loan Asset, or (y) rated (or will be) by both S&P and Moody’s (or the Obligor is rated by S&P and Moody’s) as of the Cut-Off Date relating thereto, and such ratings are not lower than Caa1 by Moody’s and CCC+ by S&P.

“Business Day” means a day of the year other than (i) Saturday or a Sunday or (ii) any other day on which commercial banks in New York, New York or the city in which the offices of the Collateral Custodian and the Account Bank are authorized or required by applicable law, regulation or executive order to close; provided that, if any determination of a Business Day shall relate to an Advance bearing interest at LIBOR, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” means, with respect to any entity, the obligations of such entity to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such entity under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Carlyle” means, collectively, (i) TC Group, L.L.C., (ii) TC Group Investment Holdings, L.P., (iii) TC Group Cayman, L.P. and (iv) TC Group Cayman Investment Holdings, L.P., in each case, including any successor entities thereto.

“Change of Control” shall be deemed to have occurred if any of the following occur:

(a) any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) or two or more Persons acting in concert shall have acquired “beneficial ownership” (as such term is defined in Sections 13(d)-3 and 13(d)-6 of the Exchange Act), directly or indirectly, of, or shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of, or Control over, NFIM or membership interests representing 35% or more of the combined voting power of all membership interests in either entity in NFIM;

(b) the adoption by the members of either entity in NFIM of a plan or proposal for the liquidation or dissolution of either such entity or of NF; provided that it shall not be a Change of Control if (i) the board of directors of NF elects to liquidate or dissolve NF and place its assets into a liquidating trust and (ii) the Administrative Agent and the Lead Arranger provide their consent thereto (such consent to be provided or withheld in the Administrative Agent’s or the Lead Arranger’s sole discretion);

(c) the replacement of greater than 35% of the investment committee or management committee of NF with individuals who are not officers, directors or employees of NFIM or its Affiliates,

(d) the failure by NFIM to perform its material obligations under the Management Agreement, the Management Agreement shall fail to be in full force and effect or NFIM ceases to serve as the exclusive investment advisor for NF (although NFIM may utilize sub-advisors at its discretion so long as such engagement does not relieve NFIM of its duties and responsibilities under the Management Agreement);

(e) the failure by NF to own 100% of the limited liability company membership interests in the Borrower, free and clear of any Lien other than tax-related Permitted Liens or to exercise all power to direct the management policies of the Borrower; or

(f) the dissolution, termination or liquidation in whole or in part, transfer or other disposition, in each case, of all or substantially all of the assets of, NF (except any merger or consolidation that does not violate Section 5.05(a)).

“Charged-Off Asset” means a Loan Asset with respect to which either of the following occurs: (i) the Servicer has classified such Loan Asset as “charged-off” pursuant to the criteria set forth in the Risk and Collection Policies, or (ii) all or any portion of one or more principal or interest payments (other than in respect of default rate interest thereon) under such Loan Asset remains unpaid for at least 120 days from the original due date for such payment (without giving effect to any Servicer Advances thereon).

“Charged-Off Ratio” means, as of any date of determination, the percentage equivalent of a fraction (i) the numerator of which is equal to (a) the sum of all Outstanding Principal Balance, each multiplied by a factor of 1 minus the applicable Moody’s Recovery Rate, of all Loan Assets that become Charged-Off Assets during the immediately prior 3-Month period, (b) multiplied by 4, and (ii) the denominator of which is equal to (a) the sum of the Aggregate Outstanding Principal Balance as of the first day of each Month of such 3-Month period being tested, (b) divided by 3.

“Citi Conduits” means any of (i) CRC Funding, LLC, (ii) CIESCO, LLC, (iii) CHARTA, LLC, and (iv) CAFCO, LLC, together with their respective successors and assigns.

“Citibank” means Citibank, N.A., a national banking association, together with its successors and assigns.

“Clearing Agency” means an organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act.

“Closing Date” means September 12, 2013.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral Administrator” means Wells Fargo Bank, National Association, in its capacity as the Collateral Administrator pursuant to this Agreement.

“Collateral Administrator Fees” means the fees set forth in the Backup Servicer, Account Bank, Collateral Custodian and Collateral Administrator Fee Letter that are payable to the Collateral Administrator, as such fee letter may be amended, restated, supplemented or otherwise modified from time to time.

“Collateral Administrator Termination Notice” has the meaning assigned to that term in Section 15.05.

“Collateral Agent” means Citibank, not in its individual capacity, but solely as collateral agent pursuant to the terms of this Agreement.

“Collateral Agent Expenses” means the reasonable expenses (including reasonable attorneys’ fees, costs and expenses) and indemnity amounts, in each case payable by the Borrower to the Collateral Agent under the Transaction Documents.

“Collateral Agent Fees” means the fees agreed from time to time between the Collateral Agent and the Borrower that are payable to the Collateral Agent.

“Collateral Agent Termination Notice” has the meaning assigned to that term in Section 11.05.

“Collateral Custodian” means Wells Fargo Bank, National Association, not in its individual capacity, but solely as collateral custodian pursuant to the terms of this Agreement.

“Collateral Custodian Fees” means the fees set forth in the Backup Servicer, Account Bank, Collateral Custodian and Collateral Administrator Fee Letter that are payable to the Collateral Custodian, as such fee letter may be amended, restated, supplemented or otherwise modified from time to time.

“Collateral Custodian Termination Notice” has the meaning assigned to that term in Section 13.05.

“Collateral Portfolio” means all right, title, and interest (whether now owned or hereafter acquired or arising, and wherever located) of the Borrower in all assets of the Borrower, including the property identified below in clauses (i) through (vi) and all accounts, cash and currency, chattel paper, tangible chattel paper, electronic chattel paper, copyrights, copyright licenses, equipment, fixtures, contract rights, general intangibles, instruments, certificates of deposit, certificated securities, uncertificated securities, financial assets, securities entitlements, commercial tort claims, deposit accounts, inventory, investment property, letter-of-credit rights, software, supporting obligations, accessions, or other property consisting of, arising out of, or related to any of the following, (but excluding in each case any Retained Interest and the Excluded Amounts):

(i) the Loan Assets, and all monies due or to become due in payment under such Loan Assets on and after the related Cut-Off Date, including, but not limited to, all Available Collections;

(ii) the Portfolio Assets with respect to the Loan Assets referred to in clause (i);

(iii) the Collection Account, the Interest Collection Subaccount, the Principal Collection Subaccount, and any other subaccount thereof, and all Permitted Investments purchased with funds on deposit in any such account; and

(iv) all income and Proceeds of the foregoing;

provided, that the Collateral Portfolio does not include (A) any Loan Assets that were sold, substituted or repurchased in accordance with the requirements of Section 2.07 hereof effective as of its applicable Release Date, and (B) any deposit account or securities account of the Borrower (other than, for the avoidance of doubt, the Collection Account, the Interest Collection Subaccount, the Principal Collection Subaccount, or any other subaccount thereof) into which amounts payable to the Borrower pursuant to Section 2.04(a)(xiii), Section 2.04(b)(vii) or Section 2.04(c)(ix) are deposited or held, and all amounts and investments on deposit in any such account.

“Collateral Quality Improvement” means, as of any date of determination, (x) in respect of any Collateral Quality Test that is not then satisfied, that the degree of non-compliance with such Collateral Quality Test is either not made worse or is improved after giving effect to such transaction proposed under Section 2.07 or such Advance proposed to be funded in connection with the addition of an Asset to the Collateral Portfolio, and (y) in respect of any Collateral Quality Test that is satisfied prior to such Substitution or Advance, that such test remains satisfied after giving effect to such Substitution or Advance.

“Collateral Quality Test” means the Weighted Average Life Test, the Weighted Average Spread Test, the Diversity Score Test, the WARF Test and the WARR Test.

“Collection Account” means a trust account (account number 46608200 at the Account Bank) in the name of the Borrower for the benefit of and under the “control” (within the meaning of Section 9-104 of the UCC or 9-106 / 8-106 of the UCC, as applicable) of the Collateral Agent for the benefit of the Secured Parties, and each subaccount that may be established from time to time, including the Interest Collection Subaccount and Principal Collection Subaccount; provided that, subject to the rights of the Collateral Agent hereunder with respect to such funds, the funds deposited therein (including any interest and earnings thereon) from time to time shall constitute the property and assets of the Borrower, and the Borrower shall be solely liable for any Taxes payable with respect to the Collection Account.

“Collection Account Agreement” means that certain Collection Account Agreement, dated the Closing Date, among the Borrower, the Servicer, the Account Bank, the Administrative Agent and the Collateral Agent, governing the Collection Account and which permits the Collateral Agent on behalf of the Secured Parties to direct disposition of the funds in the Collection Account, as such agreement may be amended, modified or supplemented from time to time in accordance with its terms.

“Collection Date” means the date on which the aggregate outstanding principal amount of the Advances have been indefeasibly repaid in full and all Yield and Fees and all other Obligations have been indefeasibly paid in full (other than contingent obligations that survive the termination of any Transaction Document), the commitments of the Lenders hereunder have been terminated and the Borrower shall have no further right to request any additional Advances.

“Collections” means all collections and other cash proceeds with respect to any Loan Asset (including, without limitation, payments on account of interest, principal, prepayments, fees, guaranty payments and all other amounts received in respect of such Loan Asset), all Recoveries, all Insurance Proceeds, and proceeds of any liquidations, sales or dispositions, in each case, attributable to such Loan Asset, and all other proceeds or other funds of any kind or nature received by the Borrower or the Servicer with respect to any Underlying Collateral.

“Commercial Paper Notes” means any short-term promissory notes of any Conduit Lender or a participant thereof issued by such Conduit Lender or participant thereof in the commercial paper market.

“Commitment” means, with respect to each Liquidity Bank and Institutional Lender as of any date of determination, the Commitment of such Person listed on Annex A as in effect at such time.

“Commitment Termination Date” means the earliest to occur of (i) the Scheduled Commitment Termination Date, (ii) the date of the declaration, or automatic occurrence, of an Event of Default (unless waived or rescinded), or (iii) the occurrence of the termination of this Agreement pursuant to Section 2.18(d) hereof.

“Competitor” means the Persons listed in the Transaction Fee Letter as “Competitors” of Carlyle.

“Concentration Limits” means, as of any date of determination prior to (x) the Commitment Termination Date with respect to all items below and (y) the Final Maturity Date with respect to the concentration limit set forth in clause (c) below, for purposes of determining the Excess Concentration Amount and the Borrowing Base, the concentration limitations set forth below:

(a) the sum of Outstanding Loan Balances of all Eligible Loan Assets with Obligors:

(i)	in the Industry with the highest aggregate Outstanding Loan Balances shall not exceed 15% of the Concentration Test Amount;

(ii)	in the Industry with the second highest aggregate Outstanding Loan Balances shall not exceed 12.5% of the Concentration Test Amount;

(iii)	in the Industry with the third highest aggregate Outstanding Loan Balances shall not exceed 10% of the Concentration Test Amount; and

(iv)	in any Industry (other than the Industries considered under clauses (i), (ii) and (iii) above) shall not exceed 7.5% of the Concentration Test Amount;

(b) the sum of Outstanding Loan Balances of all Fixed Rate Loan Assets that are Eligible Loan Assets shall not exceed 10% of the Concentration Test Amount (or such greater percentage to accommodate the non-exclusion by this clause (b) of certain Fixed Rate Loan Assets subject to Hedging Agreements (which, for the avoidance of doubt and in accordance with the definition of “Hedging Agreement”, the Administrative Agent shall have approved of in writing));

(c) the sum of Outstanding Loan Balances of all Cov Lite Loan Assets that are Eligible Loan Assets shall not exceed 5% of the Concentration Test Amount;

(d) the sum of Outstanding Loan Balances of all Discount Loan Assets that are Eligible Loan Assets shall not exceed 20% of the Concentration Test Amount;

(e) the sum of Outstanding Loan Balances of all Eligible Loan Assets that currently maintain a credit rating of (i) CCC+ or CCC from S&P, or (ii) Caa1 or Caa2 from Moody’s, shall not exceed 25% of the Concentration Test Amount;

(f) the sum of Outstanding Loan Balances of all Eligible Loan Assets that currently maintain a credit rating of (i) CCC+ or CCC from S&P, and (ii) Caa1 or Caa2 from Moody’s, shall not exceed 15% of the Concentration Test Amount;

(g) the sum of Outstanding Loan Balances of all Eligible Loan Assets:

(i)	for all Foreign Eligible Obligors shall not exceed 10% of the Concentration Test Amount;

(ii)	for all Foreign Eligible Obligors formed and existing under the laws of any of Germany, Ireland, Sweden, Switzerland and France, shall not exceed 7.5% of the Concentration Test Amount; and

(iii)	for all Foreign Eligible Obligors formed and existing under the laws of France shall not exceed 5% of the Concentration Test Amount.

(h) the sum of Outstanding Loan Balances of all Eligible Loan Assets that are Unrated Loan Assets or Initial Unrated Loan Assets shall not exceed (x) until September 12, 2014, 20% of the Concentration Test Amount, and (y) at all times thereafter, 10% of the Concentration Test Amount;

(i) the sum of Outstanding Loan Balances of all Eligible Loan Assets that do not provide for scheduled payments of interest in cash on at least an every three month basis shall not exceed 10% of the Concentration Test Amount;

(j) the sum of Outstanding Loan Balances of all Eligible Loan Assets in which the Borrower holds a participation interest shall not exceed 5% of the Concentration Test Amount;

(k) the sum of Outstanding Loan Balances of the Eligible Loan Assets

(i)	of each Obligor Group with the three highest Outstanding Loan Balances shall each not exceed (x) during the Ramp-Up Period, 5% of the Concentration Test Amount, and (y) at all times thereafter, 6.67% of the Concentration Test Amount; and

(ii)	of each Obligor Group not included in clause (k)(i) above shall each not exceed 5% of the Concentration Test Amount;

(l) the sum of Outstanding Loan Balances of all DIP Loan Assets that are Eligible Loan Assets shall not exceed 10% of the Concentration Test Amount;

(m) the sum of Outstanding Loan Balances of all Bilateral Loan Assets that are Eligible Loan Assets shall not exceed 10% of the Concentration Test Amount;

(n) the sum of Outstanding Loan Balances of all Revolving Loan Assets (which definition includes delayed draw term loans) that are Eligible Loan Assets shall not exceed 10% of the Concentration Test Amount;

(o) the sum of Outstanding Loan Balances of all Foreign Currency Loan Assets denominated in a currency other than Canadian Dollars that are Eligible Loan Assets shall not exceed 15% of the Concentration Test Amount;

(p) the sum of Outstanding Loan Balances of all Foreign Currency Loan Assets denominated in Canadian Dollars that are Eligible Loan Assets shall not exceed 10% of the Concentration Test Amount;

(q) the sum of Outstanding Loan Balances of all Eligible Loan Assets for which the Senior Debt/EBITDA Ratio (determined as of its related Cut-Off Date) of the related Obligor is greater than 4.50:1.00 shall not exceed 15% of the Concentration Test Amount;

(r) the sum of Outstanding Loan Balances of Unitranche Loan Assets that are Eligible Loan Assets and for which the Total Debt/EBITDA Ratio (determined as of its related Cut-Off Date) of the related Obligor (and for which the Obligor thereunder has no other senior Indebtedness outstanding) is greater than 4.75:1.00 shall not exceed 10% of the Concentration Test Amount;

(s) the sum of Outstanding Loan Balances of all Eligible Loan Assets for which the Total Debt/EBITDA Ratio (determined as of its related Cut-Off Date) of the related Obligor (other than an Obligor subject to the test under clause (r) above) is greater than 5.50:1.00 shall not exceed 5% of the Concentration Test Amount; provided, that Eligible Loan Assets (x) with the Total Debt/EBITDA Ratio (determined as of its related Cut-Off Date) of the related Obligor of less than 5.75:1.00, and (y) with Controlling Sponsor Equity shall not be considered under this clause (s);

(t) the sum of Outstanding Loan Balances of all Eligible Loan Assets for which the EBITDA of the related Obligor (determined as of its related Cut-Off Date) is less than $15,000,000 shall not exceed 10% of the Concentration Test Amount;

(u) the sum of Outstanding Loan Balances of all HLT Loan Assets (determined as of its related Cut-Off Date) that are Eligible Loan Assets shall not exceed 15% of the Concentration Test Amount; and

(v) the sum of Outstanding Loan Balances of Senior B Loan Assets that are Eligible Loan Assets shall not exceed 10% of the Concentration Test Amount.

“Concentration Test Amount” means (i) during the Ramp-Up Period $87,500,000, and (ii) at all times thereafter, the AOLB.

“Conduit Lender” means each of the Citi Conduits and each other commercial paper conduit that may from time to time become a Conduit Lender hereunder by executing and delivering a Joinder Supplement to the Administrative Agent and the Borrower as contemplated by Section 12.04(a).

“Conduit Trustee” means, with respect to any Conduit Lender, a trustee or collateral agent for the benefit of the holders of the Commercial Paper Notes or other senior indebtedness of such Conduit Lender appointed pursuant to such Conduit Lender’s program documents.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Contribution Agreement” means that certain Contribution Agreement, dated as of the Closing Date, among NF, as the contributor of Loan Assets, and the Borrower, as the contributee, as such agreement may be amended, modified, waived, supplemented, restated or replaced from time to time.

“Controlling Sponsor Equity” means the combined equity investment (or combined implied equity investment, as applicable) in an Obligor held by not more than four Persons and their respective Affiliates representing (i) at least 40% of the capital structure of the Obligor, (ii) at least 50.1% of the combined voting power of all stock or membership interests in such Obligor, and (iii) at least $18,370,000 in value as reasonably determined by the Servicer as of the related Cut-Off Date.

“Cov Lite Loan Asset” means any First Lien Loan Asset that does not (i) contain any financial covenants or (ii) require the Obligor thereunder to comply with any Maintenance Covenant (regardless of whether compliance with one or more Incurrence Covenants is otherwise required by the Loan Documents for such Loan Asset); provided that for all purposes other than the determination of the S&P and Moody’s Recovery Rates for such Loan Asset, a Loan Asset described in clause (i) or (ii) above which either contains a cross-default provision to, or is pari passu with, another loan of the underlying Obligor forming part of the same loan facility that requires the underlying Obligor to comply with a Maintenance Covenant will be deemed not to be a Cov Lite Loan Asset. For the purposes of this definition, (i) “Maintenance Covenant” means a covenant by the Obligor to comply with one or more financial covenants during each reporting period, whether or not such Obligor has taken any specified action, and (ii) “Incurrence Covenant” means a covenant by the Obligor to comply with one or more financial covenants only upon the occurrence of certain actions of the Obligor, including a debt issuance, dividend payment, share purchase, merger, acquisition or divestiture.

“CP Rate” means for any Remittance Period for any Advances made by a Conduit Lender, the per annum rate equivalent to the weighted average of the per annum rates paid or payable by such Conduit Lender from time to time as interest on or otherwise (by means of interest rate hedges or otherwise) in respect of the Commercial Paper Notes issued by such Conduit Lender during such period, as determined by such Conduit Lender that are allocated, in whole or in part, by such Conduit Lender (or such Conduit Lender’s Lender Agent on behalf of such Conduit Lender) to fund the purchase or maintenance of Advances during such Remittance Period as determined by such Conduit Lender (or such Conduit Lender’s Lender Agent on behalf of such Conduit Lender) and reported to the Borrower and the Servicer, which rates shall reflect and give effect to the commissions of placement agents and dealers in respect of such Commercial Paper Notes, to the extent such commissions are allocated, in whole or in part, to such Commercial Paper Notes by such Conduit Lender (or such Conduit Lender’s Lender Agent on behalf of such Conduit Lender) plus without duplication of other interest and costs allocated by such Conduit Lender to fund or maintain the loans associated with the funding by such Conduit Lender of small or odd lot amounts that are not funded with Commercial Paper Notes, provided, however, that that (i) if any component of such rate is a discount rate, in calculating the “CP Rate” for such Remittance Period the Conduit Lender (or such Conduit Lender’s Lender Agent on behalf of such Conduit Lender) shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum; (ii) the CP Rate with respect to Advances funded by participants of such Conduit Lender shall be the same rate as in effect from time to time on Advances or portions thereof that are not funded by a participant; and (iii) if all of the Advances maintained by such Conduit Lender are funded by participants of such Conduit Lender, then the CP Rate shall be such Conduit Lender’s pool funding rate in effect from time to time for its largest size pool of transactions which settles monthly.

“CQI Advance Determination Date” means, with respect to any Advance related to a Loan Asset, either (i) if the Borrower delivered its documented, enforceable and binding commitment to advance funds with respect to such Loan Asset less than fifteen Business Days prior to the Advance Date related to such Loan Asset, the date that such commitment was provided, or (ii) in all other cases, the date of the Advance.

“CQT Matrix Trigger Date” means the earlier of (i) the last day of the Ramp-Up Period and (ii) the first date after the Closing Date on which (A) the Diversity Score equals or is greater than 18, (B) the Weighted Average Spread equals or exceeds 3.50%, and (C) the Weighted Average Recovery Ratio equals or exceeds 48%.

“CQT Non-Qualification Period” means any period of time during which any Collateral Quality Test is not satisfied.

“Cure Date” has the meaning assigned to that term in Section 2.07(e).

“Cut-Off Date” means, with respect to each Loan Asset, either (i) the date (which may be the Closing Date) such Loan Asset is Pledged and an Advance based on a Borrowing Base including such Loan Asset is funded hereunder, or (ii) with respect to a Loan Asset that is part of the Collateral Portfolio and the term of the Loan Agreement thereunder has been extended during the Revolving Period, the effective date of the amendment extending the term of such Loan Agreement.

“Daily LIBOR” means, for any day during the Remittance Period, with respect to any Advance (or portion thereof) other than a Fixed LIBOR Advance (a) the rate per annum appearing on Reuters Screen LIBOR01 Page (or any successor or substitute page) as the London interbank offered rate for deposits in dollars at approximately 11:00 a.m., London time, for such day, provided, if such day is not a Business Day, the immediately preceding Business Day, for a one-month maturity; and (b) if no rate specified in clause (a) of this definition so appears on Reuters Screen LIBOR01 Page (or any successor or substitute page), the interest rate per annum at which dollar deposits of $5,000,000 and for a one-month maturity are offered by the principal London office of Citibank in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, for such day.

“Daily LIBOR Advance” means an Advance to which the Daily LIBOR is applicable.

“Default Excess” means, with respect to any Defaulting Lender Group, an amount equal to (i) such Defaulting Lender Group’s Pro Rata Share of Advances Outstanding (calculated as if all Defaulting Lenders (including the Defaulting Lenders of such Defaulting Lender Group) had funded all of their respective Advances, including Advances not funded by such Defaulting Lender which resulted in such Defaulted Lender being deemed a Defaulting Lender and part of a Defaulting Lender Group), minus (ii) the aggregate outstanding principal amount of Advances Outstanding of such Defaulting Lender Group.

“Default Period” means, with respect to any Defaulting Lender Group, the period commencing on the date of the applicable Funding Default and ending on the earliest of the following dates: (i) the date on which all Commitments are cancelled or terminated or the Obligations are declared or become immediately due and payable; (ii) with respect to any Funding Default (other than any such Funding Default arising pursuant to clause (iv) of the definition of Defaulting Lender), the date on which (A) the Default Excess with respect to such Defaulting Lender Group has been reduced to zero (whether by the funding by such Defaulting Lender Group of all payments resulting in such Funding Default of such Defaulting Lender, the non-pro rata application of any voluntary or mandatory prepayments of the Loans in accordance with the terms of this Agreement, or any combination thereof) and (B) such Defaulting Lender has delivered to the Administrative Agent a written reaffirmation of its intention to honor its obligations under this Agreement with respect to its Commitment; and (iii) the date on which the Borrower, the Administrative Agent, and the Majority Lenders waive all Funding Defaults of such Defaulting Lender in writing.

“Defaulting Lender” means any Liquidity Bank or Institutional Lender, as determined by the Administrative Agent, that (i) fails to make available its ratable share of any Advance as required to be funded under Section 2.02(b) or fails to make any other payment or provide funds to the Administrative Agent as required under this Agreement, and such failure is not cured within two Business Days; (ii) has notified the Administrative Agent, the Borrower or the Servicer in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit; (iii) has failed, within one Business Day after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund Advances under this Agreement; or (iv) becomes, or has a parent company that becomes, the subject of any Bankruptcy Event.

“Defaulting Lender Group” means any Lender Group that includes a Defaulting Lender.

“Delinquency Ratio” means, as of any Reporting Date, (x) the sum of the Monthly Delinquency Ratio on such Determination Date and for each of the two preceding Determination Dates (or such lesser number as shall have elapsed as of such Reporting Date), divided by (y) 3 (or 1 plus the corresponding lesser number of Reporting Dates included in the calculations described herein).

“Delinquent Asset” means a Loan Asset that is not a Charged-Off Asset and as to which either of the following has occurred: (i) the Servicer has classified such Loan Asset as “delinquent” pursuant to the criteria set forth in the Risk and Collection Policies, or (ii) all or any portion of one or more principal or interest payments (other than in respect of default rate interest) under such Loan Asset remains unpaid for at least 60 days from the original due date for such payment (without giving effect to any Servicer Advances thereon).

“Demand” means a written demand on the Unpledged Capital Commitments pursuant to and in compliance with the requirements set forth in the subscription agreement of NF that has been received by the shareholders of NF.

“Determination Date” means the fifth Business Day after the end of each Month.

“DIP Loan Asset” means any Loan Asset to an Obligor that is a Chapter 11 debtor under the Bankruptcy Code which is permitted to be owned by the Borrower under the Risk and Collection Policies and also satisfies the following criteria: (a) the Loan Agreement is duly authorized by a final order of the applicable bankruptcy or federal district court under the provisions of subsection (b), (c) or (d) of 11 U.S.C. § 364, (b) the Obligor’s bankruptcy case is still pending as a case under the provisions of Chapter 11 of Title 11 of the Bankruptcy Code and has not been dismissed or converted to a case under the provisions of Chapter 7 of Title 11 of the Bankruptcy Code, (c) the Obligor’s obligations under such Loan Agreement have not been (i) disallowed, in whole or in part, or (ii) subordinated, in whole or in part, to the claims or interests of any other Person under the provisions of 11 U.S.C. § 510, (d) the Loan Asset is secured and the liens and security interests granted by the applicable federal bankruptcy or district court in relation to the Loan have not been subordinated, in whole or in part, to the liens or interests of any other lender under the provisions of 11 U.S.C. § 364(d) or otherwise, (e) the Obligor is not in default on its payment obligations under the Loan Asset and (f) neither the Obligor nor any party in interest has filed a Chapter 11 plan with the applicable federal bankruptcy or district court that, upon confirmation, would (i) disallow or subordinate the Loan Asset and obligations under the Loan Agreement, in whole or in part, (ii) subordinate, in whole or in part, any lien or security interest granted in connection with such Loan Asset, (iii) fail to provide for the repayment, in full and in cash, of the Loan Asset upon the effective date of such plan or (iv) otherwise impair, in any manner, the claim evidenced by the Loan Asset and related Loan Agreement. For the purposes of this definition, an order is a “final order” if the applicable period for filing a motion to reconsider or notice of appeal in respect of a permanent order authorizing the obligor to obtain credit has lapsed and no such motion or notice has been filed with the applicable federal bankruptcy or district court or the clerk thereof.

“Disbursement Request” means a disbursement request from the Borrower to the Administrative Agent and the Collateral Agent in the form attached hereto as Exhibit D in connection with a disbursement request from the Principal Collection Subaccount in accordance with Section 2.20.

“Discount Loan Asset” means a Loan Asset that (i) qualifies under all criteria set forth on Schedule III except for clause I(c)(i) thereof, and (ii) has an Advance Date Assigned Value, and maintains an Assigned Value at all times thereafter, of not less than the greater of (x) 70% of the Outstanding Principal Balance thereof, and (y) 90% of the Applicable Index; provided that a Loan Asset initially designated as a Discount Loan Asset that subsequently obtains an Assigned Value of greater than or equal to 90% for more than 3 consecutive Business Days shall no longer be considered a Discount Loan Asset.

“Discretionary Sale” has the meaning assigned to that term in Section 2.07(b).

“Dispute” means any dispute, claim, offset or defense (other than the discharge in bankruptcy of an Obligor) to the payment of any Loan Asset included in the Collateral Portfolio (including, without limitation, a defense based on such Loan Asset (or the Loan Agreement evidencing such Loan Asset) not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms); provided, that a Dispute shall not arise solely as a result of a Loan Asset being uncollectible due to the Obligor’s insolvency or financial inability to pay.

“Diversity Score” means a single number that indicates Collateral Portfolio concentration in terms of both issuer and industry concentration. The Diversity Score for the Loan Assets is calculated as set forth in Annex C.

“Diversity Score Test” means, as of any date of determination with respect to Eligible Loan Assets in the Collateral Portfolio, a test that is satisfied if the Diversity Score is equal to or greater than (i) if such date of determination is prior to the CQT Matrix Trigger Date, 18, or (ii) if such date of determination is on or after the CQT Matrix Trigger Date, the “Minimum Diversity Score” selected by the Servicer by reference to the matrix set forth on Annex D.

“Dodd-Frank” means the Dodd-Frank Wall Street Reform and Consumer Protection Act, Pub. L. 111-203 (2010).

“EBITDA” means, with respect to any period and any Loan Asset, the meaning of “EBITDA”, “Adjusted EBITDA” or any comparable definition as set forth in, or as calculated in connection with, the Underwriting Memoranda for such Loan Asset and, at any time after the Cut-Off Date and after receipt by the Servicer of such Obligor’s most recent financial reporting under the applicable Loan Agreement, as set forth in the Loan Agreement for each such Loan Asset (together with all add-backs and exclusions as designated in such Loan Agreement), and in any case that “EBITDA”, “Adjusted EBITDA” or such comparable definition is not defined in such Underwriting Memoranda or such Loan Agreement, as applicable, an amount, for the principal obligor on such Loan Asset and any of its parents or Subsidiaries that are obligated pursuant to the Loan Agreement for such Loan Asset (determined on a consolidated basis without duplication in accordance with GAAP) equal to earnings from continuing operations for such period plus interest expense, income taxes and unallocated depreciation and amortization for such period (to the extent deducted in determining earnings from continuing operations for such period), and any other item the Borrower and the Administrative Agent mutually deem to be appropriate.

“Eligible Assignee” means (i) a Liquidity Bank or any of its Affiliates, (ii) any Person managed by a Liquidity Bank or any of its Affiliates, or (iii) any financial or other institution acceptable to the Administrative Agent (other than the Borrower or an Affiliate thereof) and that, prior to the declaration, or automatic occurrence, of an Event of Default (unless waived or rescinded), is not a Competitor.

“Eligible Bid” means a bid made in good faith (and acceptable as a valid bid in the Administrative Agent’s reasonable discretion) by a bidder for all or any portion of the Collateral Portfolio in connection with a sale of the Collateral Portfolio in whole or in part pursuant to Section 8.02(i).

“Eligible Loan Asset” means, at any time, a Loan Asset that (i) is a First Lien Loan Asset, and (ii) each of the representations and warranties contained in Section 4.02 hereto is true and correct and the standards set forth Schedule III are satisfied in full.

“Eligible Repurchase Obligations” means repurchase obligations with respect to any security that is a direct obligation of, or fully guaranteed by, the United States or any agency or instrumentality thereof the obligations of which are backed by the full faith and credit of the United States, in either case entered into with a depository institution or trust company (acting as principal) with a rating of (a) in the case of S&P, “A-1” and (b) in the case of Moody’s, “P-1”.

“Environmental Laws” means any and all foreign, federal, State and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations (with force of law) and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials. Environmental Laws include, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. § 331 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300, et seq.), the Environmental Protection Agency’s regulations relating to underground storage tanks (40 C.F.R. Parts 280 and 281), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and the rules and regulations thereunder, each as amended or supplemented from time to time.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means (a) any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as a specified Person, (b) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with such Person, or (c) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as such Person, any corporation described in clause (a) above or any trade or business described in clause (b) above.

“Eurodollar Disruption Event” means the occurrence of any of the following: (a) any Lender Agent shall have notified the Administrative Agent of a determination by such Lender Agent or any of its assignees that it would be contrary to law or to the directive of any central bank or other Governmental Authority (whether or not having the force of law) to obtain United States dollars in the London interbank market to fund any Advance, (b) any Lender Agent shall have notified the Administrative Agent of the inability, for any reason, of such Lender Agent or any Lender in such Lender Agent’s Lender Group or any of its respective assignees to determine LIBOR, (c) any Lender Agent shall have notified the Administrative Agent of a determination by such Lender Agent or any of its respective assignees that the rate at which deposits of United States dollars are being offered to any Lender in such Lender Agent’s Lender Group or any of its respective assignees in the London interbank market does not accurately reflect the cost to such Lender or its assignee of making, funding or maintaining any Advance or (d) any Lender Agent shall have notified the Administrative Agent of the inability of a Lender in such Lender Agent’s Lender Group or any of its respective assignees to obtain United States dollars in the London interbank market to make, fund or maintain any Advance.

“Event of Default” has the meaning assigned to that term in Section 8.01.

“Excepted Persons” has the meaning assigned to that term in Section 12.13(a).

“Excess Concentration Amount” means, as of any date of determination prior to the Commitment Termination Date, the sum of all amounts of Outstanding Loan Balance of all Eligible Loan Assets that exceed each of the Concentration Limits, as applied sequentially and without duplication in accordance with the Borrowing Base Model set forth in Annex B.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Amounts” means (a) any amount received in the Collection Account with respect to any Loan Asset included as part of the Collateral Portfolio, which amount is attributable to the payment of any Tax, fee or other charge imposed by any Governmental Authority on such Loan Asset or on any Underlying Collateral and (b) any amount received in the Collection Account representing (i) any amount representing a reimbursement of insurance premiums, (ii) any escrows relating to Taxes, insurance and other amounts in connection with Loan Assets which are held in an escrow account for the benefit of the Obligor and the secured party pursuant to escrow arrangements under a Loan Agreement, and (iii) any amount received in the Collection Account with respect to any Loan Asset retransferred or substituted for upon the occurrence of a Warranty Event or that is otherwise replaced by a Substitute Eligible Loan Asset, or that is otherwise sold or transferred by the Borrower pursuant to Section 2.07, to the extent such amount is attributable to a time after the effective date of such replacement, transfer or sale.

“Excluded Taxes” means, with respect to any payment made by or on account of any obligation of the Borrower or the Servicer under this Agreement, any of the following Taxes imposed on or with respect to a Lender (a) any income or franchise Taxes imposed on (or measured by) net income and any branch profits Taxes, in each case by (i) the United States of America, (ii) the jurisdiction under the laws of which such Lender is organized, in which its principal office is located, or in which its applicable lending office is located or (iii) a jurisdiction as the result of any other present or former connection between such Lender and the jurisdiction imposing such Tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any loan document, or sold or assigned an interest in any loan or loan document), (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in an Advance or Commitment, or (ii) such Lender changes its lending office, except in each case, to the extent that, pursuant to Section 2.11, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to Lender immediately before it changed its lending office, (c) Taxes attributable to such Lender’s failure to comply with Section 2.11, and (d) any Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code as in effect on the date hereof (or any amended version that is substantively comparable) and any regulations promulgated thereunder or official interpretations thereof.

“FDIC” means the Federal Deposit Insurance Corporation, and any successor thereto.

“Federal Funds Rate” means, for any period, a fluctuating interest per annum rate equal, for each day during such period, to the weighted average of the overnight federal funds rates as in Federal Reserve Board Statistical Release H.15(519) or any successor or substitute publication selected by the Administrative Agent (or, if such day is not a Business Day, for the next preceding Business Day), or, if for any reason such rate is not available on any day, the rate determined, in the sole discretion of the Administrative Agent, to be the rate at which overnight federal funds are being offered in the national federal funds market at 9:00 a.m. on such day.

“Fee Letter” means the Transaction Fee Letter, the Backup Servicer, Account Bank, Collateral Custodian and Collateral Administrator Fee Letter, and each fee letter agreement that shall be entered into by and among the Borrower, the Servicer, the applicable Lender and its related Lender Agent in connection with the transactions contemplated by this Agreement, in each case, as amended, modified, waived, supplemented, restated or replaced from time to time.

“Fees” means (i) the Undrawn Fee and (ii) the fees payable to each Lender or Lender Agent pursuant to the terms of the Fee Letters.

“Final Maturity Date” means the earliest to occur of (i) the Scheduled Maturity Date, (ii) the date of the automatic occurrence of an Event of Default, or the date of the declaration of the Final Maturity Date upon the occurrence of an Event of Default, or (iii) the occurrence of the termination of this Agreement pursuant to Section 2.18(d) hereof.

“Financial Asset” has the meaning specified in Section 8-102(a)(9) of the UCC.

“Financial Covenants” means the financial covenants (i) of the Borrower set forth in Section 5.03, and (ii) of NF set forth in clauses (i), (j) and (k) of the defined term “Servicer Termination Event”.

“Financial Sponsor” means any Person, including any Subsidiary of such Person, whose principal business activity is acquiring, holding, and selling investments (including controlling interests) in otherwise unrelated companies that each are distinct legal entities with separate management, books and records and bank accounts, whose operations are not integrated with one another and whose financial condition and creditworthiness are independent of the other companies so owned by such Person.

“First Lien Loan Asset” means any Loan Asset that (i) is secured by a valid and perfected first priority Lien on substantially all of the Obligor’s assets constituting Underlying Collateral for the Loan Asset, subject to any expressly permitted liens under the applicable Loan Agreement for such Loan Asset, including those set forth in “permitted liens” as defined in such Loan Agreement, or such comparable definition if “permitted liens” is not defined therein, (ii) provides that the payment obligation of the Obligor on such Loan Asset is either senior to, or pari passu with, and is not (and cannot by its terms become) subordinate in right of payment to all other Indebtedness of such Obligor, (iii) for which Liens on the assets constituting Underlying Collateral securing any other outstanding Indebtedness of the Obligor (excluding expressly permitted liens referred to above) is expressly subject to and contractually or structurally subordinate to the priority claim under the Loan Agreement governing such Loan Asset or the related documentation of the “first lien” lenders under such “First Lien Loan Asset”, and (iv) is not a Last Out Senior Secured Loan Asset; provided, that a Senior B Loan Asset shall be considered a First Lien Loan Asset.

“Fixed LIBOR” means, for any day during each Fixed Period, with respect to any Fixed LIBOR Advance (a) the rate per annum appearing on Reuters Screen LIBOR01 Page (or any successor or substitute page) as the London interbank offered rate for deposits in dollars for a period equal to such Fixed Period at approximately 11:00 a.m., London time, two Business Days prior to the beginning of such Fixed Period; and (b) if the rate specified in clause (a) of this definition does not so appear on Reuters Screen LIBOR01 Page (or any successor or substitute page), the interest rate per annum at which dollar deposits of $5,000,000 and for such Fixed Period are offered by the principal London office of Citibank in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, for such day.

“Fixed LIBOR Advance” means an Advance to which the Fixed LIBOR is applicable.

“Fixed Period” means, with respect to any Fixed LIBOR Advance:

(a) as to the initial Fixed Period for such Fixed LIBOR Advance, a period commencing on, and including, the Advance Date or conversion date, as the case may be, with respect to such Advance and ending on, but excluding, the earlier of (1) the next Determination Date, and (2) the Scheduled Maturity Date; and

(b) as to any other Fixed Period for such Fixed LIBOR Advance, at the election of the Borrower, either (x) a period commencing on, and including, a Determination Date with respect to such Advance and ending on, but excluding, the earlier of (1) the next Determination Date, and (2) the Scheduled Maturity Date or (y) a period commencing on, and including, a Determination Date that occurs in January, April, July or October with respect to such Advance and ending on, but excluding, the earlier of (1) the next Determination Date that occurs in January, April, July or October, and (2) the Scheduled Maturity Date;

provided that, subject to Section 2.03, after the end of the Revolving Period and prior to the Final Maturity Date, the Borrower shall use commercially reasonable efforts to select Fixed Periods or to maintain a portion of the Advances as Daily LIBOR Advances so as not to require the payment of any Breakage Fees for such Advance.

“Fixed Rate Loan Asset” means a Loan Asset other than a Floating Rate Loan Asset.

“Floating Rate Loan Asset” means a Loan Asset (i) that provides for scheduled payments of floating-rate interest in cash on a semi-annual or more frequent basis, (ii) under which the interest rate payable by the Obligor thereof is based on a prime rate or the London Interbank Offered Rate, plus some specified interest percentage in addition thereto, and (iii) that provides that such interest rate will reset immediately (or at the end of designated interest period) upon any change in the related prime rate or the London Interbank Offered Rate.

“Foreign Currency Loan Asset” means a Loan Asset denominated in Canadian dollars, British pounds sterling, Euros, Australian dollars, New Zealand dollars, Swedish kronas or Swiss francs.

“Foreign Eligible Obligor” means an Obligor of a Loan Asset (i) that is not a legal entity, duly formed, existing and in good standing under the laws of a State, or (ii) whose principal Underlying Collateral is not located in the United States, and (iii) that is duly formed, existing and in good standing under the laws of Canada, England, France, Germany, the Netherlands, Australia, New Zealand, Ireland, Sweden or Switzerland.

“Funding Default” means, with respect to any Defaulting Lender, the occurrence of any of the events set forth in the definition of Defaulting Lender.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States.

“Governmental Authority” means, with respect to any Person, any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person.

“Group Advance Limit” means for each Lender Group, as of any date of determination, the sum of the Commitments of the Liquidity Banks or the Institutional Lender, as applicable, for such Lender Group.

“Hazardous Materials” means all materials subject to any Environmental Law, including, without limitation, materials listed in 49 C.F.R. § 172.010, materials defined as hazardous pursuant to § 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, flammable, explosive or radioactive materials, hazardous or toxic wastes or substances, lead-based materials, petroleum or petroleum distillates or asbestos or material containing asbestos, polychlorinated biphenyls, radon gas, urea formaldehyde and any substances classified as being “in inventory”, “usable work in process” or similar classification that would, if classified as unusable, be included in the foregoing definition.

“Hedge Breakage Costs” means, for any Hedge Transaction, any amount payable by the Borrower for the early termination of that Hedge Transaction or any portion thereof.

“Hedge Counterparty” means (1) any Lender or Affiliate of a Lender, to the extent such Person satisfies the requirements of clause (a)(ii) below, and (2) any other entity, to the extent that such other entity (a) on the date of entering into a Hedging Agreement (i) is an interest rate swap dealer that has been approved in writing by the Administrative Agent in its sole discretion, and (ii) has a long-term unsecured debt rating of not less than “A” by S&P, not less than “A2” by Moody’s and not less than “A” by Fitch (if such entity is rated by Fitch) (the “Long-term Rating Requirement”) and a short-term unsecured debt rating of not less than “A-1” by S&P, not less than “P-1” by Moody’s and not less than “F-1” by Fitch (if such entity is rated by Fitch) (the “Short-term Rating Requirement”) (or whose obligations under a Hedging Agreement are unconditionally guaranteed by an Affiliate with such ratings), and (b) in a Hedging Agreement (i) consents to the assignment of the Borrower’s rights under the Hedging Agreement to the Administrative Agent, and (ii) agrees that in the event that Moody’s, S&P or Fitch reduces its long-term unsecured debt rating below the Long-term Rating Requirement, or reduces its short-term unsecured debt rating below the Short-term Rating Requirement, it shall either collateralize its obligations in a manner satisfactory to the Administrative Agent or transfer its rights and obligations under each Hedge Transaction to another entity that meets the requirements of clause (a) and (b) hereof which has entered into a Hedging Agreement with the Borrower on or prior to the date of such transfer.

“Hedge Transaction” means each interest rate swap transaction, interest rate cap transaction, interest rate floor transaction or other derivative transaction approved in writing by the Administrative Agent, between the Borrower and a Hedge Counterparty and is governed by a Hedging Agreement.

“Hedging Agreement” means each agreement between the Borrower and a Hedge Counterparty that governs one or more Hedge Transactions entered into by the Borrower and such Hedge Counterparty, which agreement shall consist of a “Master Agreement” in a form published by the International Swaps and Derivatives Association, Inc., together with a “Schedule” thereto in such form as the Administrative Agent shall approve in writing, and each “Confirmation” thereunder confirming the specific terms of each such Hedge Transaction; provided that, the “Schedule” to any Hedging Agreement with respect to any Hedge Counterparty other than Citibank N.A., New York shall be subject to the written approval of the Administrative Agent.

“Highest Required Investment Category” means (i) with respect to ratings assigned by Moody’s, “Aa2” or “P-1” for one month instruments, “Aa2” and “P-1” for three month instruments, “Aa3” and “P-1” for six month instruments and “Aa2” and “P-1” for instruments with a term in excess of six months and (ii) with respect to ratings assigned by S&P, “A-1” for short-term instruments and “A” for long-term instruments.

“HLT Loan Asset” means a Loan Asset funded in connection with a leveraged acquisition under which the related Obligor’s pro forma ratio of equity to total capital is less than 25%.

“Indebtedness” means:

(i) with respect to any Obligor under any Loan Asset, for the purposes of clause (r) of the definition of “Concentration Limits” and the definitions of “First Lien Loan Asset”, “Senior Debt/EBITDA Ratio”, “Total Debt/EBITDA Ratio” and “Unitranche Loan Asset”, the meaning of “Indebtedness” or any comparable definition as set forth in, or as calculated in connection with, the

Underwriting Memoranda for such Loan Asset and, at any time after the Cut-Off Date and after receipt by the Servicer of such Obligor’s most recent financial reporting under the applicable Loan Agreement, as set forth in the Loan Agreement for each such Loan Asset, and in any case that “Indebtedness” or such comparable definition is not defined in such Underwriting Memoranda or such Loan Agreement, as applicable, without duplication, (a) all obligations of such entity for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such entity evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such entity under conditional sale or other title retention agreements relating to property acquired by such entity, (d) all obligations of such entity in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such entity, whether or not the indebtedness secured thereby has been assumed, (f) all guarantees by such entity of indebtedness of others, (g) all Capital Lease Obligations of such entity, (h) all obligations, contingent or otherwise, of such entity as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such entity in respect of bankers’ acceptances; and

(ii) for all other purposes, with respect to any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current liabilities incurred in the ordinary course of business and payable in accordance with customary trade practices) or that is evidenced by a note, bond, debenture or similar instrument or other evidence of indebtedness customary for indebtedness of that type, (b) all obligations of such Person under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (c) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (d) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (e) all indebtedness, obligations or liabilities of that Person in respect of derivatives, and (f) all obligations under direct or indirect guaranties in respect of obligations (contingent or otherwise) to purchase or otherwise acquire, or to otherwise assure a creditor against loss in respect of, indebtedness or obligations of others of the kind referred to in clauses (a) through (e) of this clause (ii).

“Indemnified Amounts” has the meaning assigned to that term in Section 9.01(a).

“Indemnified Party” has the meaning assigned to that term in Section 9.01(a).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under this Agreement and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnifying Party” has the meaning assigned to that term in Section 9.03.

“Independent Director” means a natural person who, (A) for the five-year period prior to his or her appointment as Independent Director, has not been, and during the continuation of his or her service as Independent Director is not: (i) an employee, director, stockholder, member, manager, partner or officer of the Borrower, NF, Carlyle or any of their respective Affiliates (other than his or her service as an Independent Director (or in a functionally similar independent role, including as an independent officer) of the Borrower or other Affiliates that are structured to be “bankruptcy remote”); (ii) a customer or supplier of the Borrower or any of their Affiliates (other than his or her service as an

Independent Director (or in a functionally similar independent role, including as an independent officer) of the Borrower); or (iii) any member of the immediate family of a person described in (i) or (ii), and (B) has, (i) prior experience as an Independent Director for a corporation or limited liability company whose charter documents required the unanimous consent of all Independent Directors thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (ii) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities.

“Indorsement” has the meaning specified in Section 8-102(a)(11) of the UCC, and “Indorsed” has a corresponding meaning.

“Industry” means the industry categories listed on Schedule VI.

“Initial Advance” means the first Advance made pursuant to Article II.

“Initial Extension” has the meaning assigned to that term in Section 2.21.

“Initial Payment Date” means January 20, 2014.

“Initial Unrated Loan Asset” means a Loan Asset that is not rated by either S&P or Moody’s but for which, as of five Business Days after the Cut-Off Date relating thereto, the Servicer (whether directly or through an Affiliate) has applied for a credit rating or credit estimate with respect thereto (to the extent not obtained) from S&P and Moody’s.

“Institutional Lender” means each financial institution (other than a Conduit Lender or a Liquidity Bank) which may from time to time become a Lender hereunder by executing and delivering a Joinder Supplement to the Administrative Agent and the Borrower as contemplated by Section 12.04(a).

“Instrument” has the meaning specified in Section 9-102(a)(47) of the UCC.

“Insurance Policy” means, with respect to any Loan Asset, an insurance policy covering liability and physical damage to, or loss of, the Underlying Collateral.

“Insurance Proceeds” means any amounts received on or with respect to a Loan Asset under any Insurance Policy or with respect to any condemnation proceeding or award in lieu of condemnation, other than any such amount received which is required to be used to restore, improve or repair the related real estate or other assets or required to be paid to the Obligor under the Loan Agreement.

“Interest Collection Subaccount” means the account established at the Account Bank with account number 46608201 for U.S. Dollar deposits into which Interest Collections shall be segregated, and each other subaccount of the Collection Account that may be established from time to time for administration or convenience into which Interest Collections are to be segregated.

“Interest Collections” means, (i) with respect to any Loan Asset, all cash Collections attributable to interest on such Loan Asset, including, without limitation, all scheduled payments of interest and payments of interest relating to principal prepayments, all guaranty payments attributable to interest and proceeds of any liquidations, sales or dispositions attributable to interest on such Loan Asset and (ii) amendment fees, late fees, waiver fees, prepayment fees or other such amounts received in respect of Loan Assets.

“Interest Coverage Ratio” means as of any Reporting Date, the percentage equivalent of a fraction (i) the numerator of which is equal to the sum of Interest Collections deposited in the Interest Collection Subaccount during the immediately preceding 3-Month period, and (ii) the denominator of which is equal to the sum of the cash distributions made pursuant to items first through ninth (excluding item seventh) of Section 2.04(a) hereof on the Payment Dates during such preceding 3-Month period, all as set forth in the latest Servicing Report.

“Joinder Supplement” means an agreement among the Borrower, a Lender, its Lender Agent and the Administrative Agent in the form of Exhibit E to this Agreement (appropriately completed) delivered in connection with a Person becoming a Lender hereunder after the Closing Date.

“Last Out Senior Secured Loan Asset” means any Loan Asset that: (a) may, by its terms, become subordinate in right of payment to any other obligation of the Obligor of the Loan Asset; (b) is secured by a valid first-priority perfected Lien in, to or on specified collateral securing the Obligor’s obligations under the Loan Asset (subject to any expressly permitted Liens, including typical and customary “permitted liens” under the applicable Loan Agreement); and (c) is not secured solely or primarily by common stock or other equity interests.

“Lead Arranger” means Citibank, not in its individual capacity, but solely as Lead Arranger pursuant to the terms of this Agreement.

“Lender” means collectively, any Institutional Lender, the Conduit Lenders, the Liquidity Banks or any other Person to whom an Institutional Lender, a Conduit Lender or Liquidity Bank assigns any part of its rights and obligations under this Agreement and the other Transaction Documents in accordance with the terms of Section 12.04.

“Lender Agent” means, with respect to (i) the Lender Group containing the Citi Conduits and their related Liquidity Bank, Citibank, (ii) each other Conduit Lender and Liquidity Bank which may from time to time become party hereto, the Person designated as the “Lender Agent” with respect to such Conduit Lender or such Liquidity Bank in the applicable Joinder Supplement and (iii) each Institutional Lender which may from time to time become a party hereto, such Institutional Lender as Lender Agent for itself, and, in each case, each of their respective successors and assigns.

“Lender Group” means (i) a group consisting of related Conduit Lenders, their related Liquidity Banks and their related Lender Agent and (ii) with respect to each Institutional Lender, such Institutional Lender, as Lender and as Lender Agent for itself, and, in each case, each of their respective successors and assigns.

“LIBOR” means, with respect to Daily LIBOR Advances, the Daily LIBOR and, with respect to Fixed LIBOR Advances, the applicable Fixed LIBOR.

“Lien” means any mortgage or deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, claim, preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale, lease or other title retention agreement, sale subject to a repurchase obligation, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing) or the filing of or agreement to give any financing statement perfecting a security interest under the UCC or comparable law of any jurisdiction.

“Liquidity Agreement” means (i) with respect to any Liquidity Bank other than Citibank, any agreement entered into in connection with this Agreement pursuant to which a Liquidity Bank agrees to make purchases from or advances to, or purchase assets from, any Conduit Lender in order to provide liquidity support for such Conduit Lender’s Advances hereunder and (b) in the case of Citibank, each secondary market agreement, asset purchase agreement or other similar liquidity agreement entered into by Citibank for the benefit of each Conduit Lender for which it is acting as Liquidity Bank, to the extent relating to the sale or transfer of interests in Advances.

“Liquidity Bank” means (i) with respect to the Lender Group containing the Citi Conduits, Citibank and (ii) with respect to such Lender Group or any other Lender Group which includes a Conduit Lender, such Person or Persons who provide liquidity support to such Conduit Lender pursuant to a Liquidity Agreement in connection with the issuance by such Conduit Lender of Commercial Paper Notes or as may from time to time become a Liquidity Bank hereunder by executing and delivering a Joinder Supplement.

“Loan Agreement” means the loan agreement, credit agreement or other agreement pursuant to which a Loan Asset has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Loan Asset or of which the holders of such Loan Asset are the beneficiaries.

“Loan Asset” means any loan or loan participation originated by the Borrower or originated or acquired by the Transferor in the ordinary course of its business and transferred pursuant to the Contribution Agreement, which loan or loan participation includes, without limitation, (i) the Required Loan Documents and Loan Asset File, and (ii) all right, title and interest of the Transferor in and to the loan or loan participation and any Underlying Collateral, but excluding, in each case, any Retained Interest and any Excluded Amounts, and which loan or loan participation (A) was approved and certified as an “Eligible Loan Asset” by the Transferor, and (B) (x) as of the initial Advance Date, is set forth on the Loan Asset Schedule delivered on the initial Advance Date, or (y) at all times after the initial Advance Date, if transferred pursuant to the Contribution Agreement, is listed on Schedule I to the Loan Assignment as of its Cut-Off Date.

“Loan Asset Checklist” means an electronic or hard copy, as applicable, of a checklist delivered by or on behalf of the Borrower to the Collateral Custodian and the Backup Servicer, for each Loan Asset, of all Required Loan Documents to be included within the respective Loan Asset File, which shall specify whether such document is an original or a copy.

“Loan Asset Dividend” has the meaning assigned to that term in Section 2.07(d)(i).

“Loan Asset Dividend Certificate” has the meaning assigned to that term in Section 2.07(d)(i).

“Loan Asset Dividend Date” means any Business Day prior to the Commitment Termination Date identified by the Borrower in a written notice to the Administrative Agent, Collateral Agent and Collateral Custodian of its intent to effect a Loan Asset Dividend on a date not more than 45 days’ and at least 20 days’ following the delivery date of such written notice, all in accordance with Section 2.07(d)(i).

“Loan Asset File” means, with respect to each Loan Asset, a file containing (a) each of the documents and items as set forth on the Loan Asset Checklist with respect to such Loan Asset and (b) duly executed originals (to the extent required by the Servicing Standard) and copies of any other Records relating to such Loan Assets and Portfolio Assets pertaining thereto.

“Loan Asset Register” has the meaning assigned to that term in Section 5.04(m)(i).

“Loan Asset Schedule” means the schedule of information with respect to the Loan Assets delivered by the Borrower to the Collateral Custodian and the Administrative Agent. Each such schedule shall set forth, as to any Eligible Loan Asset to be Pledged hereunder, the applicable information specified on Schedule IV, which shall also be provided to the Collateral Custodian in electronic format acceptable to the Collateral Custodian.

“Loan Assignment” has the meaning assigned to that term in the Contribution Agreement.

“Majority Lenders” means, as of any date of determination, Liquidity Banks and Institutional Lenders with Commitments representing an aggregate of more than 50% of the Aggregate Commitments at such time (which, so long as there exists at least two unaffiliated Lender Groups, shall be comprised of at least two Lender Groups that are not Affiliates); provided, that the Commitments of Defaulting Lenders shall be excluded for the purposes of making a determination of Majority Lenders.

“Management Agreement” means the Investment Advisory Agreement, dated as of July 11, 2013, by and between NF and NFIM.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.

“Material Adverse Effect” means, with respect to any event or circumstance, a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance or properties of the Transferor, the Servicer or the Borrower, (b) the validity, enforceability or collectability of this Agreement or any other Transaction Document or the validity, enforceability or collectability of the Loan Assets generally or any material portion of the Loan Assets, (c) the rights and remedies of the Collateral Agent, the Collateral Custodian, the Backup Servicer, the Account Bank, the Administrative Agent, any Lender, any Lender Agent and the Secured Parties with respect to matters arising under this Agreement or any other Transaction Document, (d) the ability of each of the Borrower and the Servicer to perform their respective obligations under this Agreement or any other Transaction Document, or (e) the status, existence, perfection, priority or enforceability of the Collateral Agent’s, the Administrative Agent’s or the other Secured Parties’ lien on the Collateral Portfolio.

“Material Modification” means any amendment or waiver of, or modification or supplement to, a Loan Agreement governing a Loan Asset executed or effected on or after the Cut-Off Date for such Loan Asset which:

(i) reduces or forgives any or all of the principal amount due under such Loan Asset;

(ii) delays or extends the maturity date for such Loan Asset; provided, that an extension of the term of a Loan Agreement with respect to an Eligible Loan Asset that is part of the Collateral Portfolio and not in default during the Revolving Period shall not be considered a Material Modification and such Loan Asset shall be considered a newly transferred Loan Asset for all purposes hereunder;

(iii) waives one or more cash interest payments, permits any interest due in cash to be deferred or capitalized and added to the principal amount of such Loan Asset, or reduces the cash spread (giving effect to any LIBOR floor) or cash coupon with respect to such Loan Asset (other than due to automatic changes in grid pricing existing at the Cut-Off Date for such Loan Asset) to less than (i) 7.00% for a Fixed Rate Loan Asset, and (ii) LIBOR plus 3.00% for any Floating Rate Loan Asset;

(iv) contractually or structurally subordinates such Loan Asset by operation of a priority of payments, turnover provisions, the transfer of assets in order to limit recourse to the related Obligor or the granting of Liens (other than any expressly permitted Liens, including “permitted liens” as defined in the applicable Loan Agreement for such Loan Asset or such comparable definition if “permitted liens” is not defined therein) on any of the Underlying Collateral securing such Loan Asset; or

(v) substitutes, alters or releases the Underlying Collateral securing such Loan Asset and such substitution, alteration or release, as determined in the sole reasonable discretion of the Administrative Agent, materially and adversely affects the value of such Loan Asset (other than releases for value with application of 100% of net proceeds in permanent reductions of amounts outstanding under the Loan Asset as may be permitted in the underlying Loan Agreement).

“Maximum Availability” means the lesser of (i) the result of (A) the Maximum Facility Amount, minus (B) an amount equal to the sum of, for each Revolving Loan Asset that is an Eligible Loan Asset, (x) the aggregate Unfunded Revolving Commitments for such Revolving Loan Asset, multiplied by (y) 50%, and (ii) the Maximum Draw Amount.

“Maximum Draw Amount” means, at any time, the sum of the Borrowing Base plus (solely to the extent not included in the calculation of the Borrowing Base) the aggregate Principal Collections received but not distributed pursuant to Section 2.04; provided that the Maximum Draw Amount shall not be increased by any Available Collections or other amounts if at any time such Available Collections or other amounts are rescinded, unavailable for distribution or must be returned for any reason.

“Maximum Facility Amount” means, as of any date of determination, the lesser of (i) the Aggregate Commitments then in effect, and (ii) the amount of net cash proceeds received by and Unpledged Capital Commitments provided to NF from public offerings and private placements of equity in NF; provided that at all times after the Revolving Period, the Maximum Facility Amount shall mean the aggregate Advances Outstanding at such time.

“Middle Market Loan Asset” means a First Lien Loan Asset that is not a Broadly Syndicated Loan Asset.

“Minimum Credit Enhancement” means, as of any date of determination, the sum of (A) the URC Reserve Requirement, plus (B) the greatest of (1) $10,500,000; (2) the aggregate amount of the four largest Outstanding Principal Balances of all Eligible Loan Assets (and, for the purpose of this calculation, all Eligible Loan Assets funded to an Obligor and its Affiliates shall constitute a single Eligible Loan Asset), and (3) 50% of the Aggregate Outstanding Loan Balance other than the Excess Concentration Amounts for all Eligible Loan Assets.

“Minimum Ratings” means, with respect to any Loan Asset, a rating of CCC by S&P and Caa2 by Moody’s.

“Moody’s” means Moody’s Investors Service, Inc. (or its successors in interest).

“Moody’s Recovery Rate” has the meaning assigned to that term in Annex E.

“Month” means a calendar month.

“Monthly Delinquency Ratio” means, as of any Reporting Date, the amount, expressed as percentage, of (i) the sum of the Outstanding Principal Balances of all Delinquent Assets on such date, divided by and (ii) the Aggregate Outstanding Principal Balance on such date.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or the Servicer, as the case may be, or any ERISA Affiliate thereof, contributed or had any obligation to contribute on behalf of its employees at any time during the current year or the preceding five years.

“Nationally Recognized Valuation Firm” means each of: (i) FTI Consulting, Inc. (ii) Lincoln International LLC (f/k/a Lincoln Partners LLC), (iii) Valuation Research Corporation, and (iv) any other nationally recognized accounting firm or valuation firm approved by the Administrative Agent in its reasonable discretion.

“NF” means NF Investment Corp., a Maryland corporation.

“NFIM” means Carlyle GMS Investment Management, L.L.C., a Delaware limited liability company.

“Non-Defaulting Lender” means any Liquidity Bank or Institutional Lender that is not a Defaulting Lender.

“Non-Defaulting Lender Group” means, at any time, each Lender Group that does not include a Defaulting Lender at such time.

“Non-U.S. Lender” has the meaning assigned to that term in Section 2.11(d).

“Noteless Loan Asset” means a Loan Asset with respect to which the Loan Agreements (i) do not require the Obligor to execute and deliver a promissory note to evidence the indebtedness created under such Loan Asset or (ii) require any holder of the indebtedness created under such Loan Asset to affirmatively request a promissory note from the related Obligor and such promissory note has not been so requested.

“Notice of Borrowing” means an irrevocable written notice of borrowing from the Borrower to the Administrative Agent and each Lender Agent in the form attached hereto as Exhibit F.

“Notice of Exclusive Control” has the meaning specified in the Collection Account Agreement.

“Notice of Reduction” means a notice of a reduction of the Advances Outstanding pursuant to Section 2.18, in the form attached hereto as Exhibit G.

“Obligations” means all present and future indebtedness and other liabilities and obligations (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Borrower to the Lenders, the Lender Agents, the Administrative Agent, the Account Bank, the Collateral Agent or the Collateral Custodian arising under this Agreement or any other Transaction Document and shall include, without limitation, all liability for principal of and interest on the Advances, Breakage Fees, Fees, Hedge Breakage Costs, indemnifications and other amounts due or to become due by the Borrower to the Lenders, the Administrative Agent, the Lender Agents, the Collateral Agent, the Collateral Custodian, the Collateral Administrator and the Account Bank under this Agreement or any other Transaction Document, including, without limitation, any Fee Letter, any costs and expenses payable by the Borrower to the Lenders, the Administrative Agent, the Lender Agents, the Account Bank, the Collateral Agent or the Collateral Custodian, including reasonable attorneys’ fees, costs and expenses, including without limitation, interest, fees and other obligations that accrue after the commencement of an insolvency proceeding (in each case whether or not allowed as a claim in such insolvency proceeding).

“Obligor” means, collectively, each Person obligated to make payments under a Loan Agreement, including any guarantor thereof.

“Obligor Group” means, collectively, each Obligor and its direct corporate or entity parents and subsidiaries; provided, that Obligors will not be considered members of the same Obligor Group solely as a result of a relationship based on the direct or indirect ownership of, or control by, a common owner which is a financial institution, asset manager, private equity sponsor, fund, investment vehicle or similar entity which is in the business of making diversified investments.

“Officer’s Certificate” means a certificate signed by the president, the secretary, an assistant secretary, the chief financial officer or any vice president, as an authorized officer, of any Person.

“Opinion of Counsel” means a written opinion of counsel, which opinion and counsel are acceptable to the Administrative Agent in its sole discretion; provided that Latham & Watkins LLP, Richards, Layton & Finger, P.A., Venable LLP and Sullivan & Cromwell LLP, shall be considered acceptable counsel for purposes of this definition.

“Optional Sale” has the meaning assigned to that term in Section 2.07(c).

“Optional Sale Date” means any Business Day prior to the Commitment Termination Date identified by the Borrower in a written notice to the Administrative Agent, Collateral Agent and Collateral Custodian of its intent to effect an Optional Sale on a date not more than 45 days’ and at least 10 days’ following the delivery date of such written notice, all in accordance with Section 2.07(c).

“Other Taxes” has the meaning assigned to that term in Section 12.07(b).

“Outstanding Loan Balance” means for any Loan Asset, for any date of determination, an amount equal to the Assigned Value of such Loan Asset at such time multiplied by the Outstanding Principal Balance of such Loan Asset; provided that the parties hereby agree that the Outstanding Loan Balance of any Loan Asset that is no longer an Eligible Loan Asset shall equal zero.

“Outstanding Principal Balance” means the principal balance of a Loan Asset, expressed exclusive of the portion of the outstanding principal balance of a Loan Asset, if any, that represents interest which has accrued in kind and has been added to the principal balance of such Loan Asset, and any accrued interest; provided, that the Outstanding Principal Balance of a Foreign Currency Loan Balance as of any date shall equal the U.S. Dollar equivalent of the principal balance of such Loan Asset under the applicable Hedging Agreement.

“Participant Register” has the meaning assigned to that term in Section 2.14.

“Payment Date” means the 20th day of each of January, April, July and October, or, if such day is not a Business Day, the next succeeding Business Day; provided that the final Payment Date shall occur on the Collection Date.

“Payment Duties” has the meaning assigned to that term in Section 11.02(b)(ii).

“Pension Plan” has the meaning assigned to that term in Section 4.01(z).

“Permitted Investments” means negotiable instruments or securities or other investments (which may include securities or investments in which Citibank, the Account Bank or either of their Affiliates provide services or receive compensation) that (i) except in the case of demand or time deposits, investments in money market funds and Eligible Repurchase Obligations, are represented by instruments in bearer or registered form or ownership of which is represented by book entries by a Clearing Agency or by a Federal Reserve Bank in favor of depository institutions eligible to have an account with such Federal Reserve Bank who hold such investments on behalf of their customers, (ii) as of any date of determination, mature by their terms on or prior to the Business Day preceding the next Payment Date, and (iii) evidence:

(a) direct obligations of, and obligations fully guaranteed as to full and timely payment by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States);

(b) demand deposits, time deposits or certificates of deposit of depository institutions or trust companies incorporated under the laws of the United States or any state thereof and subject to supervision and examination by federal or state banking or depository institution authorities; provided that at the time of the Borrower’s investment or contractual commitment to invest therein, the commercial paper, if any, and short-term unsecured debt obligations (other than such obligation whose rating is based on the credit of a Person other than such institution or trust company) of such depository institution or trust company shall have a credit rating from each Rating Agency in the Highest Required Investment Category granted by such Rating Agency;

(c) commercial paper, or other short term obligations, having, at the time of the Borrower’s investment or contractual commitment to invest therein, a rating in the Highest Required Investment Category granted by each Rating Agency;

(d) demand deposits, time deposits or certificates of deposit that are fully insured by the FDIC and either have a rating on their certificates of deposit or short-term deposits from Moody’s and S&P of “P-1” and “A-1”, respectively;

(e) notes that are payable on demand or bankers’ acceptances issued by any depository institution or trust company referred to in clause (b) above;

(f) investments in taxable money market funds or other regulated investment companies having, at the time of the Borrower’s investment or contractual commitment to invest therein, a rating of the Highest Required Investment Category from each Rating Agency;

(g) time deposits (having maturities of not more than 90 days) by an entity the commercial paper of which has, at the time of the Borrower’s investment or contractual commitment to invest therein, a rating of the Highest Required Investment Category granted by each Rating Agency; or

(h) Eligible Repurchase Obligations.

In connection with the acquisition or disposition of Permitted Investments pursuant to the terms of the Transaction Documents, the Collateral Agent may pursuant to the direction of the Servicer or the Administrative Agent, as applicable, purchase or sell to itself or an Affiliate, as principal or agent, the Permitted Investments described above.

“Permitted Liens” means any of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced (a) Liens for state, municipal or other local Taxes if such Taxes shall not at the time be due and payable or if a Person shall currently be contesting the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of such Person, (b) Liens imposed by law, such as materialmen’s, warehousemen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens, arising by operation of law in the ordinary course of business for sums that are not overdue or are being contested in good faith, and (c) Liens granted pursuant to or by the Transaction Documents.

“Permitted Refinancing” means any refinancing transaction undertaken by NF or an Affiliate of the NF that is secured (or to be secured), directly or indirectly, by any Loan Asset currently included in the Collateral Portfolio or any portion thereof or any interest therein released from the Lien of this Agreement.

“Permitted Securitization” means a private or public term or conduit securitization transaction undertaken by the NF, the Borrower or an Affiliate of the NF that is secured (or to be secured), directly or indirectly, by any Loan Asset currently included in the Collateral Portfolio or any portion thereof or any interest therein released from the Lien of this Agreement, including, without limitation, any collateralized loan obligation or collateralized debt obligation offering or other asset securitization.

“Person” means an individual, partnership, corporation (including a statutory or business trust), limited liability company, joint stock company, trust, unincorporated association, sole proprietorship, joint venture, government (or any agency or political subdivision thereof) or other entity.

“PIK Loan Asset” means a Loan Asset which provides for a portion of the interest that accrues thereon to be added to the principal amount of such Loan Asset (whether as of the Cut-Off Date or in the future) for some period of the time prior to such Loan Asset requiring the current cash payment of such previously capitalized interest, which cash payment shall be treated as an Interest Collection at the time it is received.

“Pledge” means the pledge of any Eligible Loan Asset or other Portfolio Asset pursuant to Article II, whether such Eligible Loan Asset was originated by the Borrower or acquired by the Borrower pursuant to the Contribution Agreement.

“Portfolio Assets” means all Loan Assets owned by the Borrower, together with all proceeds thereof and other assets or property related thereto, including all right, title and interest of the Borrower in and to:

(a) any amounts on deposit in any cash reserve, collection, custody or lockbox accounts securing the Loan Assets;

(b) all rights with respect to the Loan Assets to which the Borrower is entitled as lender under the applicable Loan Agreement;

(c) the Collection Account, together with all cash and investments in each of the foregoing other than amounts earned on investments therein;

(d) any Underlying Collateral securing a Loan Asset and all Recoveries related thereto, all payments paid in respect thereof and all monies due, to become due and paid in respect thereof accruing after the applicable Cut-Off Date and all liquidation proceeds;

(e) all Required Loan Documents, the Loan Asset Files related to any Loan Asset, any Records, and the documents, agreements, and instruments included in the Loan Asset Files or Records;

(f) all Insurance Policies with respect to any Loan Asset;

(g) all Liens, guaranties, indemnities, warranties, letters of credit, accounts, bank accounts and property subject thereto from time to time purporting to secure or support payment of any Loan Asset, together with all UCC financing statements, mortgages or similar filings signed or authorized by an Obligor relating thereto;

(h) the Contribution Agreement (including, without limitation, rights of recovery of the Borrower against the Transferor) and the assignment to the Collateral Agent, for the benefit of the Secured Parties, of all UCC financing statements filed by the Borrower against the Transferor under or in connection with the Contribution Agreement;

(i) all records (including computer records) with respect to the foregoing; and

(j) all Collections, income, payments, proceeds and other benefits of each of the foregoing.

“Prime Rate” means the rate announced by Citibank from time to time as its prime rate in the United States, such rate to change as and when such designated rate changes. The Prime Rate is not intended to be the lowest rate of interest charged by Citibank or any other specified financial institution in connection with extensions of credit to debtors.

“Principal Collection Subaccount” means the account established at the Account Bank with account number 46608202 for U.S. Dollar deposits into which Principal Collections shall be segregated, and each other subaccount of the Collection Account that may be established from time to time for administration or convenience into which Principal Collections are to be segregated.

“Principal Collections” means (i) any cash Collections deposited by the Borrower in the Collection Account accordance with Section 2.06(a)(i) or Section 2.07(b), (c) or (e) with respect to any Loan Asset, all cash Collections received which are not Interest Collections, including, without limitation, all Recoveries, all Insurance Proceeds, all scheduled payments of principal and principal prepayments and all guaranty payments and proceeds of any Permitted Refinancings, Permitted Securitizations, liquidations, sales or dispositions, in each case, attributable to the principal of such Loan Asset.

“Pro Rata Share” means, with respect to each Liquidity Bank and each Institutional Lender, (1) at any time during the Revolving Period (i) with respect to the determination of Advances, the Undrawn Percentage of such Liquidity Bank or Institutional Lender, and (ii) with respect to the allocation of Collections on any Payment Date or otherwise in connection with any distribution hereunder, the Funded Percentage of such Liquidity Bank or Institutional Lender, and (2) on or after the Revolving Period, with respect to the allocation of Collections on any Payment Date or otherwise in connection with any distribution hereunder, such Liquidity Bank’s or Institutional Lender’s Funded Percentage,

where:

“Drawn Amount” of each Liquidity Bank and each Institutional Lender, means the Advances Outstanding of such Liquidity Bank or Institutional Lender.

“Funded Percentage” for any Liquidity Bank or Institutional Lender as of any date of determination, means the amount, expressed as a percentage, obtained by dividing (i) the Drawn Amount of such Liquidity Bank or Institutional Lender, by (ii) the Advances Outstanding of all Liquidity Banks and Institutional Lenders.

“Undrawn Amount” for any Liquidity Bank or Institutional Lender as of any date of determination, means the positive difference, if any, between (i) the Commitment of such Person, and (ii) the Drawn Amount of such Person.

“Undrawn Percentage” for any Liquidity Bank or Institutional Lender as of any date of determination, means the amount, expressed as a percentage, obtained by dividing (i) the Undrawn Amount of such Liquidity Bank or Institutional Lender, by (ii) the aggregate Undrawn Amounts of all Liquidity Banks and Institutional Lenders.

“Proceeds” means, with respect to any Collateral Portfolio, all property that is receivable or received when such Collateral Portfolio is collected, sold, liquidated, foreclosed, exchanged, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes all rights to payment with respect to any insurance relating to such Collateral Portfolio.

“Qualifying Revolving Loan” means either (i) a Revolving Loan Asset or (ii) a loan owned by the Transferor but which, if transferred to the Borrower pursuant to the Contribution Agreement, is of the type that would otherwise qualify as a Revolving Loan Asset; provided that, for the avoidance of doubt, any funds that are transferred to the Transferor in respect of a loan under this subclause (ii) shall be a distribution by the Borrower in accordance with the terms of this Agreement.

“Quoted Price” means, with respect to each Loan Asset as of any date, the net value (expressed as a percentage of the Outstanding Principal Balance) of such Loan Asset quoted by a Nationally Recognized Valuation Firm selected by the Administrative Agent and valuing such Loan Asset.

“RAC Reporting Date” means the earlier to occur of (i) the date on which the Servicer or the Borrower has actual knowledge that the Servicer is not or will not be in compliance with the Required Asset Coverage Ratio with respect to the immediately prior fiscal quarter, and (ii) the date 45 days following the end of any fiscal quarter on which the Borrower shall fail to deliver to the Administrative Agent written certification that demonstrates that NF is in compliance with the Required Asset Coverage Ratio as at the end of such fiscal quarter.

“Ramp-Up Period” means the period commencing on the Closing Date and ending on the earlier to occur of (x) the initial date on which AOLB exceeds $87,500,000, and (y) May 12, 2014.

“Rating Agency” means each of S&P and Moody’s.

“Records” means all documents relating to the Loan Assets, including books, records and other information executed in connection with the origination or acquisition of the Collateral Portfolio or maintained with respect to the Collateral Portfolio and the related Obligors that the Borrower, the Transferor or the Servicer have generated, in which the Borrower or the Transferor has acquired an interest pursuant to the Contribution Agreement or in which the Borrower or the Transferor has otherwise obtained an interest.

“Recoveries” means, as of the time any Underlying Collateral with respect to any Loan Asset that is subject to clauses (i), (ii) or (iii) of the definition of “Assigned Value Adjustment Event” is sold, discarded or abandoned (after a determination by the Servicer that such Underlying Collateral has little or no remaining value) or otherwise determined to be fully liquidated by the Servicer in accordance with the Servicing Standard, the proceeds from the sale of the Underlying Collateral, the proceeds of any related Insurance Policy, any other recoveries (including interest proceeds recovered) with respect to such Loan Asset, as applicable, the Underlying Collateral, and amounts representing late fees and penalties, net of any amounts received that are required under such Loan Asset, as applicable, to be refunded to the related Obligor.

“Register” has the meaning assigned to that term in Section 2.14.

“Release Date” has the meaning assigned to that term in Section 2.07(f).

“Release Period” means any period following the Ramp-Up Period and prior to the Commitment Termination Date that the Borrower is in compliance with the Collateral Quality Tests.

“Remittance Period” means, (i) as to the Initial Payment Date, the period beginning on the Closing Date and ending on, but excluding, the Determination Date immediately preceding such Payment Date and (ii) as to any subsequent Payment Date, the period beginning on, and including, the Determination Date prior to the immediately preceding Payment Date and ending on, but excluding, the Determination Date immediately preceding such Payment Date, or, with respect to the final Remittance Period, the Collection Date.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than an event for which the 30 day notice period has been waived.

“Replacement Servicer” has the meaning assigned to that term in Section 6.01(c).

“Reporting Date” means the date that is the 12th day of each Month, commencing November 12, 2013, or if such date is not a Business Day, the immediate preceding Business Day.

“Required Asset Coverage Ratio” means, as of any date of determination, “asset coverage” (as understood under the 1940 Act) of NF of at least 200 per centum, as determined in accordance with the terms and requirements of the 1940 Act, including Sections 6(f), 18 and 61(a)(1) thereof, and otherwise in accordance with GAAP.

“Required Lenders” means, as of any date of determination, Liquidity Banks and Institutional Lenders with Commitments representing an aggregate of more than 66.667% of the Aggregate Commitments at such time (which, so long as there exists at least two unaffiliated Lender Groups, shall be comprised of at least two Lender Groups that are not Affiliates); provided, that the Commitments of Defaulting Lenders shall be excluded for the purposes of making a determination of Required Lenders.

“Required Loan Documents” means, for each Loan Asset, originals (except as otherwise indicated) of the following documents or instruments, all as specified on the related Loan Asset Checklist:

(a) (i) the original executed promissory note or, in the case of a lost note, a copy of the executed underlying promissory note accompanied by an original executed affidavit and indemnity endorsed by the Borrower in blank (and an unbroken chain of endorsements from each prior holder of such promissory note to the Borrower), or (ii) if such promissory note is not issued in the name of the Borrower or is a Noteless Loan Asset, an executed copy of each assignment and assumption agreement, transfer document or instrument relating to such Loan Asset evidencing the assignment of such Loan Asset from any prior third party owner thereof to the Borrower and from the Borrower in blank; and

(b) to the extent applicable for the related Loan Asset, copies of the executed (a) guaranty, (b) credit agreement, (c) loan agreement, (d) note purchase agreement, (e) sale and servicing agreement, (f) acquisition agreement (or similar agreement) and (g) security agreement or mortgage, in each case as set forth on the Loan Asset Checklist.

“Required Reports” means, collectively, the Servicing Report required pursuant to Section 6.08(b), the Servicer’s Certificate required pursuant to Section 6.08(c), the financial statements of the Servicer required pursuant to Section 6.08(d), the tax returns of the Borrower and the Servicer required pursuant to Section 6.08(e), the financial statements and valuation reports of each Obligor required pursuant to Section 6.08(f), the annual statements as to compliance required pursuant to Section 6.09, and the annual independent public accountant’s report required pursuant to Section 6.10.

“Responsible Officer” means, with respect to any Person, any duly authorized officer of such Person with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other duly authorized officer of such Person to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any class of membership interests of the Borrower now or hereafter outstanding, except a dividend paid solely in interests of that class of membership interests or in any junior class of membership interests of the Borrower; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any class of membership interests of the

Borrower now or hereafter outstanding, (iii) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire membership interests of the Borrower now or hereafter outstanding, and (iv) any payment of management fees by the Borrower (except for reasonable management fees to the Servicer or its Affiliates in reimbursement of actual management services performed, which management fees shall be paid pursuant to Section 2.04(a)(vii), Section 2.04(b)(iii) and Section 2.04(c)(vi)). For the avoidance of doubt, (x) payments and reimbursements due to the Servicer in accordance with this Agreement or any other Transaction Document do not constitute Restricted Junior Payments, and (y) distributions by the Borrower to holders of its membership interests of Loan Assets or of cash or other proceeds relating thereto which have been substituted by the Borrower in accordance with this Agreement shall not constitute Restricted Junior Payments.

“Retained Interest” means (A) with respect to any Revolving Loan Asset, all obligations to provide additional funding (in excess of principal amounts outstanding) with respect to such Loan Asset, and (B) with respect to any Agented Note that is originated or transferred to the Borrower, (i) all of the obligations, if any, including obligations to provide additional funding, of the agent(s) under the documentation evidencing such Agented Note, and (ii) the applicable portion of the interests, rights and obligations under the documentation evidencing such Agented Note that relate to such portion(s) of the indebtedness that is owned by another lender or is being retained by the Transferor pursuant to clause (A) of this definition.

“Review Criteria” has the meaning assigned to that term in Section 13.02(b)(i).

“Revolving Loan Asset” means a Loan Asset that is not a Term Loan Asset (including a Loan Asset that contains revolving loan or delayed draw term loan provisions).

“Revolving Loan Principal Collections” means Principal Collections with respect to Revolving Loan Assets.

“Revolving Note” has the meaning assigned to that term in Section 2.01(a).

“Revolving Period” means the date commencing on the Closing Date and ending on the Commitment Termination Date.

“Risk and Collection Policies” means collectively, the NF Investment Corp. Risk Policy Manual and the NF Investment Corp. Collection Policy Manual, each as attached hereto as Exhibit B.

“Rule 17g-5” means Rule 17g-5 under the Securities Exchange Act of 1934, as amended, as such rule may be amended from time to time, and subject to the interpretations provided by the Securities and Exchange Commission or its staff from time to time.

“S&P” means Standard & Poor’s Ratings Group, a Standard & Poor’s Financial Services LLC business (or its successors in interest).

“Scheduled Commitment Termination Date” means September 12, 2016, as such date may be extended by mutual agreement of the parties hereto (each, in their sole and absolute discretion) pursuant to Sections 2.21 and 12.01(b).

“Scheduled Maturity Date” means September 12, 2019, as such date may be extended by mutual agreement of the parties hereto (in their sole and absolute discretion) pursuant to Sections 2.21 and 12.01(b).

“Scheduled Payment” means each scheduled payment of principal or interest required to be made by an Obligor on the related Loan Asset, as adjusted pursuant to the terms of the related Loan Agreement.

“Scheduled Valuation Process” has the meaning assigned to that term in Section 6.02(d).

“Second Extension” has the meaning assigned to that term in Section 2.21.

“Secured Party” means each of the Administrative Agent, each Lender (together with its successors and assigns), each Lender Agent, each Affected Party, each Indemnified Party, the Collateral Custodian, the Collateral Agent, the Collateral Administrator and the Account Bank.

“Senior Debt/EBITDA Ratio” means for any Obligor, the ratio of (x) senior Indebtedness (i.e., Indebtedness that is not subject to contractual or structural subordination) of such Obligor, to (y) EBITDA of such Obligor, as set forth in, or as calculated in connection with, the Underwriting Memoranda for such Loan Asset.

“Senior B Loan Asset” means, with respect to a Loan Asset (a “Combined Facility”) with a revolving loan facility (“Revolving Facility”) and term loan facility (“Term Facility”), where the Revolving Facility may be part of the same facility as the Term Facility or may be a standalone revolving loan facility, the Term Facility of such Combined Facility that, as of any date of determination, would qualify as a First Lien Loan Asset but for the seniority in right of payment of the Revolving Facility and the seniority of the Lien securing the Revolving Facility, so long as such Loan Asset satisfies the following criteria: (1) as of the related Cut-Off Date, the committed amount of the Revolving Facility is equal to or less than 25% of the Combined Facility; (2) as of the related Cut-Off Date, the ratio of (x) the sum of the committed amount of the Revolving Facility to (y) the EBITDA of the related Obligor shall not exceed 1.00:1.00; (3) as of the related Cut-Off Date, the related Obligor maintained a ratio of (x) the amount of the Combined Facility, to (y) EBITDA of the related Obligor, of 4.00:1.00 or less over the prior 12-month period; and (4) at all times, the Senior B Loan Asset has been assigned a Moody’s Recovery Rate of at least 45%.

“Senior Fee Limit” means, as of any date of determination, an amount equal to the sum of (i) the product of (a) 0.025% and (b) either (x) from the Closing Date until the first anniversary of the Closing Date, $125,000,000, or (y) at all times after the first anniversary of the Closing Date, the weighted average Aggregate Outstanding Principal Balance of all Loan Assets over the twelve month period ending on such date of determination, and (ii) $175,000.

“Senior Servicing Fees” means the fee payable to the Servicer on each Payment Date in arrears in respect of each Remittance Period, which fee shall be equal to the product of (i) 0.25%, (ii) the weighted average daily Aggregate Outstanding Principal Balance of all Eligible Loan Assets for such Remittance Period, and (iii) the actual number of days in such Remittance Period divided by 360; provided that so long as NF or any Affiliate of NF is acting as Servicer, the Servicer shall have the right to irrevocably waive payment of any Senior Servicing Fees payable on any Payment Date; and provided, further that the rate set forth in clause (i) hereof may be increased up to a level determined by the Majority Lenders as then reflecting the arm’s length servicing fee in the event that the Backup Servicer or other replacement Servicer is appointed pursuant to Section 6.01(c).

“Servicer” means at any time the Person then authorized, pursuant to Section 6.01 to service, administer, and collect on the Loan Assets and exercise rights and remedies in respect of the same.

“Servicer Advance” means a discretionary advance of funds by the Servicer (or the Borrower) to an Obligor that does not constitute a revolving advance in the ordinary course under a Revolving Loan Asset.

“Servicer Pension Plan” has the meaning assigned to that term in Section 4.03(p).

“Servicer Termination Event” means the occurrence of any one or more of the following events:

(a) any failure by the Servicer to make any payment, transfer or deposit into the Collection Account (including, without limitation, with respect to bifurcation and remittance of Interest Collections and Principal Collections), as required by this Agreement or any Transaction Document which continues unremedied for a period of two Business Days (unless such failure was due solely to an administrative error by the financial institution holding the Collection Account crediting any such payment to the wrong account and the Servicer and such financial institution work diligently to resolve as promptly as possible and in any event within two Business Days after such error was discovered);

(b) any withdrawal by the Servicer from the Collection Account in contravention of or otherwise not in accordance with the terms of this Agreement;

(c) any failure on the part of the Servicer duly to (i) observe or perform in any material respect any other covenants or agreements of the Servicer set forth in this Agreement or the other Transaction Documents to which the Servicer is a party (including, without limitation, any delegation of the Servicer’s duties that is not permitted by Section 6.01 of this Agreement) or (ii) comply in any material respect with the Risk and Collection Policies or Servicing Standard regarding the servicing of the Collateral Portfolio, and in each case the same continues unremedied for a period of 30 days (if such failure can be remedied) after the earlier to occur of (x) the date on which written notice of such misrepresentation or failure requiring the same to be remedied shall have been given to the Servicer by the Administrative Agent, the Collateral Agent (at the direction of the Administrative Agent) or the Borrower and (y) the date on which a Responsible Officer of the Servicer acquires knowledge thereof;

(d) the failure of the Servicer to make any payment when due (after giving effect to any related grace period) under one or more agreements for borrowed money to which it is a party in an aggregate amount in excess of $12,500,000 (or its U.S. Dollar equivalent), individually or in the aggregate, or the occurrence of any event or condition that has resulted in the acceleration of such amount of recourse debt whether or not waived;

(e) the Servicer shall have made payments of amounts in excess of $12,500,000 in the settlement of any litigation, claim or dispute (excluding payments made from insurance proceeds); or

(f) the effectuation of any material change in the Risk and Collection Policies without the prior written consent of the Administrative Agent where, pursuant to Section 5.04(f), and giving effect to the proviso thereto, such material change would require consent of the Administrative Agent;

(g) a Bankruptcy Event shall occur with respect to the Servicer;

(h) NF shall assign its rights or obligations as “Servicer” hereunder to any Person without the consent of each Lender Agent and the Administrative Agent (as required in the last sentence of Section 12.04(a));

(i) NF fails to maintain the Required Asset Coverage Ratio;

(j) NF permits (1) the sum of (x) Shareholders’ Equity (as reflected in its 10Q or 10K (or financial statements to the extent NF is not required to make such public filings) without any deductions) plus (y) without duplication of any Unpledged Capital Commitments included in the determination of clause (1)(x) above, the Unpledged Capital Commitments at the last day of any fiscal quarter, to be less than (2) the greater of (A) 40% of the total assets of NF and its Subsidiaries, in each case, as of the last day of such fiscal quarter (determined on a consolidated basis, without duplication, in accordance with GAAP), and (B) the sum of (i) $26,400,000 (being 80% of the aggregate net proceeds of the initial and any secondary equity offering of NF prior to the Closing Date), plus (ii) 80% of the net proceeds of the aggregate net proceeds of any secondary equity offering of NF following the Closing Date or of the proceeds of the drawing of any Unpledged Capital Commitment, plus (iii) Unpledged Capital Commitments.

(k) NF fails as of any date of determination to maintain (i) Unrestricted Cash plus (ii) Unpledged Capital Commitments, that are, in the aggregate, equal to or greater than the amount of principal payments due or to become due (whether scheduled, upon maturity or otherwise) under Indebtedness of the Servicer in the next 30 days of such date of determination;

(l) NF fails to maintain its status as a “business development company” under the 1940 Act;

(m) any failure by the Servicer to deliver (i) any required Servicing Report on or before the date occurring two Business Days after the date such report is required to be made or given, as the case may be, (ii) the valuations required to be delivered on a quarterly basis or an annual basis, as applicable, pursuant to the Scheduled Valuation Process set forth under Section 6.02(d) on or before the date occurring ten Business Days after the date such valuations are required to be delivered, or (iii) any other Required Reports hereunder on or before the date occurring ten Business Days after the date such report is required to be made or given, as the case may be, in each case under the terms of this Agreement;

(n) any representation, warranty or certification made by the Servicer in any Transaction Document or in any certificate delivered pursuant to any Transaction Document shall prove to have been incorrect when made, which has a Material Adverse Effect on the Administrative Agent or any of the Secured Parties and continues to be unremedied for a period of 30 days after the earlier to occur of (i) the date on which written notice of such incorrectness requiring the same to be remedied shall have been given to the Servicer by the Administrative Agent, the Collateral Agent (at the direction of the Administrative Agent) or the Borrower and (ii) the date on which a Responsible Officer of the Servicer acquires knowledge thereof;

(o) any financial or other information reasonably requested by the Administrative Agent or the Collateral Agent is not provided as requested within a reasonable amount of time following such request;

(p) the rendering against the Servicer of one or more final judgments, decrees or orders by a court or arbitrator of competent jurisdiction for the payment of money in excess individually or in the aggregate of $12,500,000, and the continuance of such judgment, decree or order unsatisfied and in effect for any period of more than 60 consecutive days without a stay of execution;

(q) any event or series of events that would result in a “Change of Control”;

(r) the occurrence of an Event of Default (past any applicable notice or cure period provided in the definition thereof); or

(s) any other event which has caused a Material Adverse Effect on the assets, liabilities, financial condition, business or operations of the Servicer or the ability of the Servicer to meet its obligations under the Transaction Documents to which it is a party.

“Servicer Termination Notice” has the meaning assigned to that term in Section 6.01(b).

“Servicer’s Certificate” has the meaning assigned to that term in Section 6.08(c).

“Servicing Fees” means the Senior Servicing Fee and the Subordinate Servicing Fee, collectively.

“Servicing File” means, for each Loan Asset, (a) copies of each of the Required Loan Documents and (b) any other portion of the Loan Asset File which is not part of the Required Loan Documents.

“Servicing Report” has the meaning assigned to that term in Section 6.08(b)(i).

“Servicing Standard” means, with respect to any Loan Assets included in the Collateral Portfolio, to service and administer such Loan Assets on behalf of the Secured Parties in accordance with the Risk and Collection Policies, which Risk and Collection Policies provides the servicing and administration of the Loan Assets in accordance with Applicable Law, the terms of this Agreement, the Loan Agreements, all customary and usual servicing practices for loans like the Loan Assets and, to the extent consistent with the foregoing, (a) the higher of: (A) the standards, policies and procedures that the Servicer reasonably believes to be customarily followed by institutional managers of national standing relating to assets of the nature and character of the Collateral Portfolio and (B) the same care, skill, prudence and diligence with which the Servicer services and administers loans for its own account or for the account of others; (b) with a view to maximize the value of the Loan Assets; and (c) without regard to: (i) any relationship that the Servicer or any Affiliate of the Servicer may have with any Obligor or any Affiliate of any Obligor, (ii) the Servicer’s obligations to incur servicing and administrative expenses with respect to a Loan Asset, (iii) the Servicer’s right to receive compensation for its services hereunder or with respect to any particular transaction, (iv) the ownership by the Servicer or any Affiliate thereof of any Loan Assets, (v) the ownership, servicing or management for others by the Servicer of any other loans or property by the Servicer or (vi) any relationship that the Servicer or any Affiliate of the Servicer may have with any holder of other loans of the Obligor with respect to such Loan Assets.

“Shareholders’ Equity” means, at any date, the amount determined on a consolidated basis and without duplication, and in accordance with GAAP of shareholders’ equity for NF and its Subsidiaries at such date.

“Solvent” means, as to any Person at any time, having a state of affairs such that all of the following conditions are met: (a) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair saleable value of the property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in a business or a transaction, and does not propose to engage in a business or a transaction, for which such Person’s property assets would constitute unreasonably small capital.

“Spread” means, with respect to any Floating Rate Loan Asset as of any date of determination, (i) to the extent that such Floating Rate Loan Asset determines the applicable interest rate thereunder based on the London Interbank Offered Rate without reference to a “LIBOR floor”, the specified cash interest percentage in excess of the London Interbank Offered Rate thereunder as of such date of determination, (ii) to the extent that such Floating Rate Loan Asset determines the applicable interest rate thereunder based on a “LIBOR floor”, the specified cash interest percentage in excess of the Daily LIBOR as of such date of determination, or (iii) to the extent that such Floating Rate Loan Asset determines the applicable interest rate thereunder based on the prime rate or a rate other than the London Interbank Offered Rate or a “LIBOR floor”, the specified cash interest percentage in excess of the Daily LIBOR as of such date of determination.

“Spreadsheet” has the meaning assigned to that term in Section 7.02(b)(ii).

“State” means one of the fifty states of the United States or the District of Columbia.

“Subordinate Servicing Fees” means the fee payable to the Servicer on each Payment Date in arrears in respect of each Remittance Period, which fee shall be equal to the product of (i) 0.25%, (ii) the weighted average daily Aggregate Outstanding Principal Balance of all Eligible Loan Assets for such Remittance Period, and (iii) the actual number of days in such Remittance Period divided by 360; provided that so long as NF or any Affiliate of NF is acting as Servicer, the Servicer shall have the right to irrevocably waive payment of any Subordinate Servicing Fees payable on any Payment Date; and provided, further that the rate set forth in clause (i) hereof may be increased up to a level determined by the Administrative Agent in its sole and absolute discretion as then reflecting the arm’s length servicing fee in the event that the Backup Servicer or other replacement Servicer is appointed pursuant to Section 6.01(c).

“Subsidiary” means with respect to a person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such person.

“Substitute Eligible Loan Asset” means each Eligible Loan Asset Pledged by the Borrower to the Collateral Agent, on behalf of the Secured Parties, pursuant to Section 2.07(a) or Section 2.07(e)(ii).

“Substitution” has the meaning assigned to that term in Section 2.07(a).

“Taxes” means any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including interest, penalties, and additions thereto) that are imposed by any Governmental Authority.

“Term Loan Asset” means a Loan Asset that is a term loan that has been fully funded and does not contain any unfunded commitment on the part of the Transferor arising from an extension of credit by the Transferor to an Obligor.

“Total Debt/EBITDA Ratio” means for any Obligor, the ratio of (x) Indebtedness of such Obligor, to (y) EBITDA of such Obligor, as set forth in, or as calculated in connection with, the Underwriting Memoranda for such Loan Asset.

“Tranche Size” means, with respect to any Broadly Syndicated Loan Asset, the tranche currently held or contemplated for purchase by the Borrower; provided, that (i) to the extent, there are multiple pari passu tranches issued by an Obligor, such other tranches shall be included in the calculation of “Tranche Size” if and to the extent that the related Loan Agreement provides that (x) such tranches are governed by the same material terms, and (y) each of such tranches are each widely distributed, and (ii) the calculation of “Tranche Size” hereunder shall include any last out component (but not any second lien component) relating thereto.

“Transaction Documents” means this Agreement, the Revolving Note(s), any Joinder Supplement, the Contribution Agreement, the Collection Account Agreement, the Fee Letters, each collateral assignment agreement and each document, instrument or agreement related to any of the foregoing.

“Transaction Fee Letter” means the Fee Letter, dated as of September 12, 2013, between Citibank, in its capacities as Administrative Agent and Collateral Agent, each Lender Agent party hereto from time to time, the Borrower and NF, as Servicer and Transferor, as such letter may be amended, modified, supplemented, restated or replaced from time to time.

“Transferee Letter” has the meaning assigned to that term in Section 12.04(a).

“Transferor” means NF as the transferor under the Contribution Agreement.

“Underlying Collateral” means, with respect to a Loan Asset, any property or other assets designated and pledged or mortgaged as collateral to secure repayment of such Loan Asset, as applicable, including, without limitation, mortgaged property or a pledge of the stock, membership or other ownership interests in the related Obligor and all proceeds from any sale or other disposition of such property or other assets.

“Underwriting Memoranda” means for any Loan Asset, the underwriting or investment approval memoranda utilized by the Transferor or the Borrower, as applicable, in evaluating and approving such Loan Asset for investment (which Underwriting Memoranda shall provide for a method for calculation of “EBITDA” and “Indebtedness” of the related Obligor).

“Undrawn Fee” has the meaning assigned to that term in Section 2.09.

“Undrawn Fee Calculation Basis” has the meaning set forth in the Transaction Fee Letter.

“Undrawn Fee Rate” means the applicable percentages set forth in the Transaction Fee Letter.

“Unfunded Revolving Commitments” means, as of any Determination Date, the aggregate amount of commitments under Revolving Loan Assets to provide additional funding thereunder, after taking into account as of any Determination Date (i) the increase or decrease of such aggregate commitments under the Loan Agreements governing such Revolving Loan Assets, (ii) the increase or reduction of such aggregate commitments resulting from the sales, substitutions and repurchases of Revolving Loan Assets under Section 2.07 prior to such Determination Date, and (iii) the increase or decrease (as reflected in Revolving Loan Principal Collections received in the Collection Account) of the principal amount outstanding under such Revolving Loan Assets, or otherwise.

“United States” means the United States of America.

“Unitranche Loan Asset” means any Middle Market Loan Asset the Obligor of which has no other Indebtedness outstanding or in existence.

“Unmatured Event of Default” means any event that, if it continues uncured, will, with lapse of time, notice or lapse of time and notice, constitute an Event of Default.

“Unpledged Capital Commitments” means the sum of (i) any unfunded, undrawn and readily available capital commitments of shareholders of NF that are not pledged or subject to any Lien, including without limitation, any subscription line credit facility, shareholder’s note or similar instrument relating thereto, plus, without duplication, (ii) the result (not to be less than zero), of (A) any unfunded, undrawn and readily available capital commitments of shareholders of NF that have been pledged by NF to a lender to secure the obligations of NF under a subscription line working capital credit facility in form and substance reasonably satisfactory to the Administrative Agent, where the maximum indebtedness possible under such credit facility does not exceed an amount equal to 3.33% of the undrawn capital commitments pledged as collateral therefor, minus (B) the maximum principal amount possibly outstanding under such credit facility.

“Unrated Loan Asset” means a Loan Asset that is not rated by either S&P or Moody’s and is not an Initial Unrated Loan Asset.

“Unrestricted Cash” means, for any Person, cash of such Person available for use for general corporate purposes and not held in any reserve account or legally or contractually restricted for any particular purposes.

“Unused Portion” has the meaning assigned to that term in Section 2.09.

“Updated Assigned Value” means, with respect to each Loan Asset as of any date, the value (expressed as a percentage of the Outstanding Principal Balance) of such Loan Asset reflected on the books and records of NF, as adjusted to the Quoted Price established pursuant to the Scheduled Valuation Process, or otherwise adjusted pursuant to any periodic valuation required by, and in accordance with, the 1940 Act and any orders of the Securities and Exchange Commission issued to NF, in each case, as determined by the Board of Directors of NF and reviewed by its auditors; provided if NF does not report the Quoted Price established pursuant to the Scheduled Valuation Process to the Servicer, the Administrative Agent and the Backup Servicer as required pursuant to Section 6.02(d) (or more frequently to the extent required under the 1940 Act), the “Updated Assigned Value” of such Loan Asset shall be deemed to equal zero until NF provides such report; provided, in no event shall any Updated Assigned Value exceed 100%, and provided, further, any Loan Asset that is determined to have an Updated Assigned Value equal to or greater than 97% shall be deemed to have an Assigned Value equal to 100%.

“URC Loan Asset Dividend” has the meaning assigned to that term in Section 2.07(d)(ii).

“URC Reserve Requirement” means, as of any date of determination, an amount equal to the aggregate Unfunded Revolving Commitments of all Loan Assets that are included in the Collateral Portfolio.

“Value Adjusted Assigned Value” means, with respect to any Loan Asset included in the calculation of the Borrowing Base as of any date following the occurrence of an Assigned Value Adjustment Event, the value (expressed as a percentage of the Outstanding Principal Balance) of such Loan Asset established by the Administrative Agent from time to time in its sole and absolute discretion (and the Administrative Agent shall promptly notify the Servicer of any change to Value Adjusted Assigned Value it may establish from time to time), provided, that:

(1)	the Value Adjusted Assigned Value of any Loan Asset subject to a Material Modification under clause (i) of such defined term shall in all events equal zero;

(2)	except with respect to a Loan Asset described in clause (1) above, the Value Adjusted Assigned Value shall not be less than any Quoted Price (when it becomes available) issued after the occurrence of the related Assigned Value Adjustment Event from a Nationally Recognized Valuation Firm selected by the Administrative Agent (at the Borrower’s expense) and retained to value such Loan Asset; and

(3)	except with respect to a Loan Asset described in clause (1) above, in the event the Borrower disagrees with the Administrative Agent’s determination of the Value Adjusted Assigned Value, the Borrower may (at its expense) retain any Nationally Recognized Valuation Firm to value such Loan Asset, and if the value determined by such Nationally Recognized Valuation Firm is greater than the Administrative Agent’s determination of the Value Adjusted Assigned Value, such Nationally Recognized Valuation Firm’s valuation shall become the Value Adjusted Assigned Value hereunder; provided that until the completion of such valuation process, the Value Adjusted Assigned Value of such Loan Asset shall be the value assigned by the Administrative Agent.

“WARF Test” means, as of any date of determination, a test that is satisfied if WARF is not greater than either (i) during the Ramp-Up Period, 3490, and (ii) after the Ramp-Up Period, the numeric figure selected by the Servicer by reference to the matrix set forth on Annex D.

“WARR Test” means, as of any date of determination, a test that is satisfied if the WARR is not less than (i) if such date of determination is prior to the CQT Matrix Trigger Date, 48%, or (ii) if such date of determination is on or after the CQT Matrix Trigger Date, the “Minimum Recovery Rate” selected by the Servicer by reference to the matrix set forth on Annex D.

“Warranty Event” means, as to any Loan Asset, the discovery (i) that as of the related Cut-Off Date for such Loan Asset there existed a breach of any representation or warranty relating to such Loan Asset (other than any representation or warranty that the Loan Asset satisfies the criteria of the definition of Eligible Loan Asset), or (ii) following the Cut-Off Date for such Loan Asset, of a Dispute.

“Warranty Loan Asset” means (i) any Loan Asset that fails to satisfy any criteria of the definition of Eligible Loan Asset as of the Cut-Off Date for such Loan Asset or a Loan Asset with respect to which a Warranty Event has occurred, or (ii) any Loan Asset, or if not affecting the full Loan Asset, the portion thereof, subject to a Dispute following the Cut-Off Date.

“Weighted Average Life” means, as of any date of determination with respect to all Eligible Loan Assets, the number of years following such date obtained by summing the products obtained for each of the Eligible Loan Assets, by multiplying: (a) the Average Life of each such Eligible Loan Asset as at such date of determination, by the Outstanding Principal Balance of such Eligible Loan Asset, and dividing such sum by: (b) the aggregate Outstanding Principal Balance of all Eligible Loan Assets.

“Weighted Average Life Test” means, as of any date of determination, that the Weighted Average Life of all Eligible Loan Assets is equal to or less than 6.0 years.

“Weighted Average Rating Factor” or “WARF” means, as of any date of determination, the number obtained by dividing (i) the sum of the products obtained for each of the Eligible Loan Assets, by multiplying (a) the Moody’s Rating Factor (as defined in Annex E) of each such Eligible Loan Asset as at such date of determination, by (b) the Outstanding Principal Balance of such Eligible Loan Asset, by (ii) the aggregate Outstanding Principal Balance of all Eligible Loan Assets.

“Weighted Average Recovery Ratio” or “WARR” means, as of any date of determination, the percentage obtained by dividing (i) the sum of the products obtained for each of the Eligible Loan Assets, by multiplying (a) the Moody’s Recovery Rate of each such Eligible Loan Asset as at such date of determination, by (b) the Outstanding Principal Balance of such Eligible Loan Asset, by (ii) the aggregate Outstanding Principal Balance of all Eligible Loan Assets.

“Weighted Average Spread” means, as of any date of determination with respect to all Eligible Loan Assets, the Spread obtained by summing the products obtained for each of the Eligible Loan Assets that are Floating Rate Loan Assets, by multiplying: (a) the Spread of each such Eligible Loan Asset, by the maximum committed funding amount, and dividing such sum by: (b) the aggregate maximum committed funding amounts of all Eligible Loan Assets that are Floating Rate Loan Assets.

“Weighted Average Spread Test” means, as of any date of determination, a test that is satisfied if the Weighted Average Spread of all Eligible Loan Assets that are Floating Rate Loan Assets is equal to or greater than (i) if such date of determination is prior to the CQT Matrix Trigger Date, 3.50%, or (ii) if such date of determination is on or after the CQT Matrix Trigger Date, the “Minimum WAS” selected by the Servicer by reference to the matrix set forth on Annex D.

“Yield” means with respect to any Remittance Period (or portion thereof), the sum for all Advances Outstanding for each day in such Remittance Period (or portion thereof) determined in accordance with the following formula for each such Advance:

YR x L

D

where:	YR	=	the Yield Rate applicable on such day to such Advance;

	L	=	the principal amount of such Advance on such day; and

	D	=	360 or, to the extent the Yield Rate is the Base Rate, 365 or 366 days, as applicable;

provided that (i) no provision of this Agreement shall require the payment or permit the collection of Yield in excess of the maximum permitted by Applicable Law and (ii) Yield shall not be considered paid by any distribution if at any time such distribution is later required to be rescinded by any Lender to the Borrower or any other Person for any reason including, without limitation, such distribution becoming void or otherwise avoidable under any statutory provision or common law or equitable action, including, without limitation, any provision of the Bankruptcy Code.

“Yield Rate” means, as of any date of determination, an interest rate per annum equal to

(i) to the extent the Lender is a Conduit Lender that is funding the applicable Advance or portion thereof through the issuance of Commercial Paper Notes, a rate equal to the CP Rate for such Remittance Period plus the Applicable Spread on such portion; or

(ii) to the extent the relevant Lender is not funding the applicable Advance or portion thereof through the issuance of Commercial Paper Notes, a rate equal to LIBOR for such date plus the Applicable Spread on such portion;

provided that: (x) the Yield Rate shall be the Base Rate plus the Applicable Spread for any Remittance Period for any Advance as to which a Conduit Lender has funded the making or maintenance thereof by a sale of an interest therein to any Liquidity Bank under the applicable Liquidity Agreement on any day other than the first day of such Remittance Period and without giving such Liquidity Bank at least two Business Days’ prior notice of such assignment, and (y) if any Lender Agent shall have notified the Administrative Agent that a Eurodollar Disruption Event has occurred and is continuing, the Administrative Agent shall in turn so notify the Borrower, whereupon the Yield Rate shall be equal to the Base Rate plus the Applicable Spread until such Lender Agent shall have notified the Administrative Agent that such Eurodollar Disruption Event has ceased, at which time the Yield Rate shall again be equal to Daily LIBOR for such date plus the Applicable Spread.

SECTION 1.02 Other Terms. All accounting terms used but not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and used but not specifically defined herein, are used herein as defined in such Article 9.

SECTION 1.03 Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

SECTION 1.04 Interpretation.

In each Transaction Document, unless a contrary intention appears:

(a) the singular number includes the plural number and vice versa;

(b) reference to any Person includes such Person’s successors and assigns but only if such successors and assigns are not prohibited by the Transaction Documents;

(c) reference to any gender includes each other gender;

(d) reference to day or days without further qualification means calendar days;

(e) reference to any time means New York, New York time;

(f) the term “or” is not exclusive;

(g) reference to the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(h) reference to any agreement (including any Transaction Document), document or instrument means such agreement, document or instrument as amended, modified, waived, supplemented, restated or replaced and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Transaction Documents, and reference to any promissory note includes any promissory note that is an extension or renewal thereof or a substitute or replacement therefor;

(i) reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any Section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such Section or other provision;

(j) reference to any Event of Default shall not include any Event of Default that has been expressly waived in writing in accordance with the terms of this Agreement; and

(k) where any formulation requires the determination of (i) the greater or greatest of a series of options and two of the available options yield the same result (which result is greater than the result(s) yielded by the other options, if any), then such shared result shall be the result used for such determination, (ii) the lesser or least of a series of options and two of the available options yield the same result (which result is less than the result(s) yielded by the other options, if any), then such shared result shall be the result used for such determination, (iii) the later or latest of a series of options and two of the available options yield the same result (which result is later than the result(s) yielded by the other options, if any), then such shared result shall be the result used for such determination, and (iv) the earlier or earliest of a series of options and two of the available options yield the same result (which result is earlier than the result(s) yielded by the other options, if any), then such shared result shall be the result used for such determination.

ARTICLE II.

THE FACILITY

SECTION 2.01 Revolving Note and Advances.

(a) Revolving Note. The Borrower has heretofore delivered or shall, on the date hereof (and on the terms and subject to the conditions hereinafter set forth), deliver, to each Lender Agent so requesting, at the address set forth in Section 12.02 of this Agreement, and on the effective date of any Joinder Supplement, to each additional Lender Agent, at the address set forth in the applicable Joinder Supplement, a duly executed Revolving Note (the “Revolving Note”) to the extent requested by such Lender Agent, in substantially the form of Exhibit H, in an aggregate face amount equal to the applicable Lender Group’s Group Advance Limit as of the Closing Date or the effective date of any Joinder Supplement, as applicable, and otherwise duly completed. Interest shall accrue on the Revolving Note, and the Revolving Note shall be payable, as described herein.

(b) Advances. On the terms and conditions hereinafter set forth, the Borrower may at its option, by delivery of a Notice of Borrowing to the Administrative Agent and each Lender Agent, from time to time on any Business Day from the Closing Date until the end of the Revolving Period (but in no event more than 2 times per calendar week), request that the Lenders make Advances to it in an amount which after giving effect to such Advances, would not cause the aggregate Advances Outstanding to exceed the Maximum Availability on such date; provided that with respect to an Advance proposed to be funded in connection with the addition of a Loan Asset to the Collateral Portfolio, such Advance resulted in, or results in, Collateral Quality Improvement, determined as of the CQI Advance Determination Date. Such Advances shall be used for the purposes contemplated in Section 5.02(h) hereof. Upon receipt of such Notice of Borrowing, the Lender Agent for each Lender Group containing one or more Conduit Lenders shall notify the Conduit Lenders in its Lender Group of the requested Advance, and such Conduit Lenders may, in their sole discretion, agree or decline to make the Advance. If any Conduit Lender declines to make all or any part of a proposed Advance, the Lender Agent for such Conduit Lender shall so notify the Liquidity Banks in its Lender Group and the applicable portion of the Advance shall be made by such Liquidity Banks in accordance with their ratable shares of the Group Advance Limit for their Lender Group. Under no circumstances shall any Conduit Lender make any Advance or shall any Liquidity Bank or any Institutional Lender be required to make any Advance if after giving effect to such Advance and the addition to the Collateral Portfolio of the Eligible Loan Assets being acquired by the Borrower using the proceeds of such Advance, (i) an Event of Default has occurred and is continuing or would result therefrom or an Unmatured Event of Default exists or would result therefrom or (ii) the aggregate Advances Outstanding would exceed the Maximum Availability. Notwithstanding anything contained in this Section 2.01 or elsewhere in this Agreement to the contrary, (A) no Liquidity Bank shall be obligated to make any Advance in an amount that would, after giving effect to such Advance, exceed such Liquidity Bank’s Commitment less the sum of (x) the aggregate outstanding amount of any Advances funded by such Liquidity Bank under such Liquidity Bank’s Liquidity

Agreement plus (y) such Liquidity Bank’s ratable share of the aggregate outstanding Advances made by the Conduit Lenders in such Liquidity Bank’s Lender Group (whether or not any portion thereof has been assigned under a Liquidity Agreement), (B) no Institutional Lender shall be obligated to make any Advance in an amount that would, after giving effect to such Advance, exceed such Institutional Lender’s Commitment less the aggregate outstanding amount of any Advances funded by such Institutional Lender, (C) no Conduit Lender shall make any Advance in an amount that would, after giving effect to such Advance, result in the aggregate Advances then funded by all of the Conduit Lenders in a Lender Group exceeding the Group Advance Limit for such Lender Group then in effect and (D) no Conduit Lender shall make any Advance and no Liquidity Bank or Institutional Lender shall be required to make any Advance if after giving effect to such Advance, the aggregate amount of Advances Outstanding would exceed the Maximum Availability. Each Advance to be made hereunder shall be made ratably among the Lender Groups in accordance with their Group Advance Limits.

(c) Notations on Revolving Note. Each Lender Agent is hereby authorized to enter on a schedule attached to the Revolving Note with respect to each Lender in such Lender Agent’s Lender Group a notation (which may be computer generated) with respect to each Advance under the Revolving Note made by the applicable Lender of: (i) the date and principal amount thereof, and (ii) each repayment of principal thereof, and any such recordation, absent manifest error, shall constitute prima facie evidence of the accuracy of the information so recorded. The failure of any Lender Agent to make any such notation on the schedule attached to any Revolving Note shall not limit or otherwise affect the obligation of the Borrower to repay the Advances in accordance with their respective terms as set forth herein.

SECTION 2.02 Procedure for Advances.

(a) On any Business Day during the Revolving Period, the Borrower may request that the Lenders make Advances, subject to and in accordance with the terms and conditions of Sections 2.01 and 2.02 and subject to the provisions of Article III hereof.

(b) Each Advance shall be made upon delivery of an irrevocable request for an Advance from the Borrower to the Administrative Agent and each Lender Agent, with a copy to the Collateral Agent, the Collateral Administrator and the Collateral Custodian, no later than 2:00 p.m. on the Business Day immediately prior to the proposed date of such Advance (which shall be a Business Day) or, with respect to an Advance related to a Qualifying Revolving Loan, and no more than 5 times per calendar month, no later than 10:00 a.m. on the proposed date of such Advance (which shall be a Business Day), or such shorter notice period as may be agreed upon by the Borrower, the Administrative Agent and the Lenders, in the form of a Notice of Borrowing. Each Notice of Borrowing shall include a duly completed Borrowing Base Certificate (updated to the date such Advance is requested and giving pro forma effect to the Advance requested and the use of the proceeds thereof), and shall specify:

(i) the aggregate amount of such Advance, which amount shall not cause the Advances Outstanding to exceed the Borrowing Base; provided that the amount of such Advance must be at least equal to $500,000;

(ii) the proposed date of such Advance and, if such Advance is to be a Fixed LIBOR Advance, the related Fixed Period (it being understood that if notice of such Advance is not provided at least two Business Days prior to the proposed Cut-Off Date, then such Advance shall be a Daily LIBOR Advance for two Business Days following which the Advance shall convert to a Fixed LIBOR Advance);

(iii) with respect to an Advance proposed to be funded in connection with the Pledge of a Loan Asset, a written certification of the Servicer demonstrating that such Advance resulted in, or results in, Collateral Quality Improvement, determined as of the CQI Advance Determination Date; and

(iv) a representation that all conditions precedent for an Advance described in Article III hereof have been satisfied.

No later than 1:00 p.m. on the date of each Advance that was requested at least one Business Day prior, and no later than 2:00 p.m. on the date of each Advance that was requested on the same Business Day as such Advance, upon satisfaction of the applicable conditions set forth in Article III, each Conduit Lender may, or the related Liquidity Banks, as applicable, and the Institutional Lenders shall, in accordance with instructions received by the Lender Agent for such Lenders from the Borrower, make available to the Borrower, in same day funds, an amount equal to such Lender’s ratable share of such Advance, by payment into the account which the Borrower has designated in writing.

(c) The Advances shall bear interest at the Yield Rate.

(d) Subject to Section 2.18 and the other terms, conditions, provisions and limitations set forth herein, the Borrower may borrow, repay or prepay and reborrow Advances without any penalty, fee or premium on and after the Closing Date and prior to the end of the Revolving Period.

(e) A determination by the Administrative Agent or any Lender Agent of the existence of any Eurodollar Disruption Event (any such determination to be communicated to the Borrower by written notice from the Administrative Agent or such Lender Agent promptly after the Administrative Agent or such Lender Agent learns of such event), or of the effect of any Eurodollar Disruption Event on its making or maintaining Advances at LIBOR, shall be conclusive absent manifest error.

(f) The obligation of each Liquidity Bank and Institutional Lender to remit its Pro Rata Share of any Advance shall be several from that of each other Liquidity Bank and Institutional Lender and the failure of any Liquidity Bank or Institutional Lender to so make such amount available to the Borrower shall not relieve any other Liquidity Bank or Institutional Lender of its obligation hereunder.

SECTION 2.03 Determination of Yield; Conversions of Advances; Limitations on Fixed LIBOR Advances.

(a) The Administrative Agent (and the Lender Agents with respect to the Conduit Lenders in their respective Lender Groups) shall determine the Yield for the Advances (including unpaid Yield related thereto, if any, due and payable on a prior Payment Date) to be paid by the Borrower on each Payment Date for the related Remittance Period and shall advise the Servicer thereof no later than the Business Day prior to the Reporting Date.

(b) The Borrower may elect from time to time to convert Fixed LIBOR Advances to Daily LIBOR Advances by giving the Administrative Agent, the Collateral Administrator and Lender Agents prior irrevocable notice of such election no later than 2:00 p.m. on the Business Day two Business Days prior to the proposed conversion date; provided that any such conversion of Fixed LIBOR Advances may only be made on the last day of a Fixed Period with respect thereto. The Borrower may elect from time to time to convert Daily LIBOR Advances to Fixed LIBOR Advances by giving the Administrative Agent and the Lender Agents prior irrevocable notice of such election no later than 2:00 p.m. on the second Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Fixed Period therefor); provided that no Daily LIBOR Advances may be converted into Fixed LIBOR Advances after the earliest to occur of an Event of Default, an Unmatured Event of Default or the Final Maturity Date.

(c) Any Fixed LIBOR Advance may be continued in whole or in part (including by combining with other Fixed LIBOR Advances that have Fixed Periods expiring on the same date or with Daily LIBOR Advances) upon the expiration of the then current Fixed Period with respect thereto by the Borrower giving prior irrevocable notice to the Administrative Agent and Lender Agents not later than 2:00 p.m. on the date that is two Business Days prior to the last day of the then current Fixed Period setting forth the length of the next Fixed Period to be applicable to such Fixed LIBOR Advance; provided that no Fixed LIBOR Advance may be continued after the earliest to occur of an Event of Default, an Unmatured Event of Default or the Final Maturity Date; provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso, such Advance shall be automatically converted to a Daily LIBOR Advance on the last day of such then expiring Fixed Period.

(d) Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Fixed LIBOR Advances and all selections of Fixed Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of Fixed LIBOR Advances allocated to each Fixed Period shall be equal to $10,000,000 or an integral multiple of $1,000,000 in excess thereof and (b) no more than ten Fixed Periods shall be outstanding at any one time.

SECTION 2.04 Remittance Procedures. On each Payment Date, the Servicer, as agent for the Administrative Agent and the Lender Agents, shall instruct the Collateral Agent (and the Collateral Agent shall instruct the Account Bank) and, if the Servicer fails to do so, the Administrative Agent may instruct the Collateral Agent (and the Collateral Agent shall instruct the Account Bank), to apply funds on deposit in the Collection Account as described in this Section 2.04; provided that, at any time after delivery of Notice of Exclusive Control, the Administrative Agent shall instruct the Collateral Agent (and the Collateral Agent shall instruct the Account Bank) to apply funds on deposit in the Collection Account as described in this Section 2.04.

(a) Interest Payments Prior to the Commitment Termination Date. Prior to the occurrence of the Commitment Termination Date, the Collateral Agent shall (as directed pursuant to the first paragraph of this Section 2.04) instruct the Account Bank to transfer Interest Collections held by the Account Bank in the Collection Account, in accordance with the Servicing Report, to the following Persons in the following amounts, calculated as of the most recent Determination Date, in the following order and priority:

(i) first, to the Administrative Agent for distribution to the Collateral Agent, the Collateral Custodian, the Backup Servicer, the Collateral Administrator and the Account Bank, payment in full of all accrued fees and expenses (including Backup Servicer Succession Expenses) due hereunder and under the Fee Letters; provided that fees and expenses paid pursuant to this clause first for the twelve month period ending on such date shall not exceed the Senior Fee Limit;

(ii) second, to the Servicer, in payment in full of the accrued Senior Servicing Fees (to the extent not waived);

(iii) third, (1) if no Default Period is in effect, to the Administrative Agent for distribution to each Lender Agent for the account of the applicable Lender, pro rata, in accordance with the amounts due under this clause third, all Yield accrued and unpaid as of the last day of the related Remittance Period, and (2) if a Default Period is in effect, to the Administrative Agent for distribution to each Lender Agent for the account of the applicable Lender, in accordance with the Adjusted Pro Rata Shares and in accordance with the amounts due under this clause third, all Yield accrued and unpaid as of the last day of the related Remittance Period to Lenders constituting part of a Non-Defaulting Lender Group;

(iv) fourth, to the Administrative Agent for distribution to each Lender Agent for the account of the applicable Lender (other than any Defaulting Lender), pro rata, in accordance with the amounts due under this clause fourth, the Undrawn Fee that is accrued and unpaid as of the last day of the related Remittance Period;

(v) fifth, if a Default Period is in effect, to the Administrative Agent for distribution to each Lender Agent for the account of the applicable Lender pro rata with respect to each applicable Defaulting Lender, all Yield accrued and unpaid as of the last day of the related Remittance Period to such Defaulting Lenders;

(vi) sixth, to the Administrative Agent for distribution to each Lender Agent for the account of the applicable Lender, all accrued and unpaid fees, expenses (including attorneys’ fees, costs and expenses) and indemnity amounts payable by the Borrower to the Administrative Agent, any Lender Agent or any Lender under the Transaction Documents;

(vii) seventh, (1) if no Default Period is in effect, to the Administrative Agent for distribution to each Lender Agent for the account of the applicable Lender, pro rata, to pay the Advances Outstanding to the extent required to satisfy any outstanding Borrowing Base Deficiency, and (2) if a Default Period is in effect, to the Administrative Agent (x) first, for distribution to each Lender Agent for the account of the applicable Lender, in accordance with the Adjusted Pro Rata Shares and to pay the Advances Outstanding to the extent required to satisfy any outstanding Borrowing Base Deficiency, and (y) second, if all Advances Outstanding of all Non-Defaulting Lenders are reduced to zero, to each Lender Agent of a Defaulting Lender Group for the account of the applicable Lender (including any Defaulting Lender), pro rata, to pay the Advances Outstanding to the extent required to satisfy any outstanding Borrowing Base Deficiency;

(viii) eighth, to the Servicer, in payment in full of the accrued Subordinate Servicing Fees, including any unpaid Subordinate Servicing Fees with respect to any prior Remittance Period (to the extent not waived);

(ix) ninth, to the Administrative Agent for the benefit of the Collateral Agent, Collateral Custodian, Backup Servicer, the Collateral Administrator and Account Bank in payment in full of all accrued fees and expenses (including Backup Servicer Succession Expenses) or other amounts due hereunder and under the Fee Letters to the extent not previously paid (including to the extent of any such fees and expenses in excess of the Senior Fee Limit and not paid pursuant to clause first above);

(x) tenth, to the Administrative Agent for distribution to each Lender Agent for the account of the applicable Lender, to pay the Advances Outstanding in connection with any complete refinancing or termination of this Agreement in accordance with Section 2.18(d);

(xi) eleventh, to the Administrative Agent for distribution to each Lender Agent for the account of the applicable Lender or any other Person making claim for a payment pursuant to the terms hereof, to pay any other amounts due and payable to such Persons (other than with respect to the repayment of Advances) under this Agreement and the other Transaction Documents;

(xii) twelfth, to the Servicer, in respect of all reasonable expenses (except allocated overhead) incurred in connection with the performance of its duties hereunder; and

(xiii) thirteenth, during any Release Period, to the Borrower, any remaining amounts.

(b) Principal Payments Prior to the Commitment Termination Date. Prior to the Commitment Termination Date, the Collateral Agent shall (as directed pursuant to the first paragraph of this Section 2.04) instruct the Account Bank to transfer Principal Collections held by the Account Bank in the Collection Account, in accordance with the Servicing Report, to the following Persons in the following amounts, calculated as of the most recent Determination Date, in the following order and priority:

(i) first, to the Administrative Agent for distribution to the appropriate Person to pay amounts due under Section 2.04(a)(i) to the extent not paid thereunder;

(ii) second, to the Servicer, in payment in full of the accrued Senior Servicing Fees due under Section 2.04(a)(ii) to the extent not paid thereunder;

(iii) third, to the Administrative Agent for distribution to each Lender Agent for the account of the applicable Lender to pay amounts due under Section 2.04(a)(iii) through (viii) (including, without limitation, any Borrowing Base Deficiency under clause (vii)) to the extent not paid thereunder;

(iv) fourth, to the Administrative Agent for distribution to the Collateral Agent, the Collateral Custodian, the Backup Servicer and the Account Bank, payment in full of all accrued fees and expenses (including Backup Servicer Succession Expenses) due hereunder and under the Fee Letters to the extent not previously paid;

(v) fifth, to the Administrative Agent and each Lender Agent (for the account of the applicable Lender) to pay any other amounts due and payable to such Persons (other than with respect to the repayment of Advances) under this Agreement and the other Transaction Documents to the extent not paid thereunder;

(vi) sixth, to the Servicer, in respect of all reasonable expenses (except allocated overhead) incurred in connection with the performance of its duties hereunder to the extent not paid thereunder; and

(vii) seventh, during any Release Period, to the Borrower, any remaining amounts.

(c) Payment Date Transfers Upon the Occurrence of the Commitment Termination Date. Upon the occurrence of the Commitment Termination Date or, in any case, after the declaration, or automatic occurrence, of the Final Maturity Date, the Collateral Agent shall (as directed pursuant to the first paragraph of this Section 2.04) instruct the Account Bank to transfer collected funds held by the Account Bank in the Collection Account, in accordance with the Servicing Report, to the following Persons in the following amounts, calculated as of the most recent Determination Date, in the following order and priority:

(i) first, to the Administrative Agent for distribution to the Collateral Agent, the Collateral Custodian, the Backup Servicer, the Collateral Administrator and the Account Bank, payment in full of all accrued fees and expenses (including Backup Servicer Succession Expenses and Collateral Agent Expenses) due hereunder, and amounts due under the Fee Letters;

(ii) second, to the Servicer, in payment in full of the accrued Senior Servicing Fees (to the extent not waived);

(iii) third, to the Administrative Agent for distribution to each Lender Agent for the account of the applicable Lender, pro rata, in accordance with the amounts due under this clause third, all Yield and the Undrawn Fee accrued and unpaid as of the last day of the related Remittance Period;

(iv) fourth, to the Administrative Agent for distribution to each Lender Agent for the account of the applicable Lender, all accrued and unpaid fees, expenses (including attorneys’ fees, costs and expenses) and indemnity amounts payable by the Borrower to the Administrative Agent, any Lender Agent or any Lender under the Transaction Documents;

(v) fifth, to the Administrative Agent for distribution to each Lender Agent for the account of the applicable Lender, pro rata, to pay the Advances Outstanding until paid in full;

(vi) sixth, to the Administrative Agent for the benefit of the Collateral Agent, Collateral Custodian, Backup Servicer and Account Bank in payment in full of all accrued expenses or other amounts due to the extent not previously paid;

(vii) seventh, to the Servicer, in payment of the accrued Subordinate Servicing Fees (to the extent not waived) and all reasonable expenses (except allocated overhead) incurred in connection with the performance of its duties hereunder;

(viii) eighth, to the Administrative Agent and each Lender Agent (for the account of the applicable Lender) to pay any other amounts due and payable to such Persons (other than with respect to the repayment of Advances) under this Agreement and the other Transaction Documents; and

(ix) ninth, to the Borrower, any remaining amounts.

(d) Insufficiency of Funds. The parties hereby agree that if the funds on deposit in the Collection Account are insufficient to pay any amounts due and payable on a Payment Date or otherwise, the Borrower shall nevertheless remain responsible for, and shall pay when due, all amounts payable under this Agreement and the other Transaction Documents in accordance with the terms of this Agreement and the other Transaction Documents, together with interest accrued as set forth in Section 2.08(a), from the Payment Date when due and unpaid hereunder.

SECTION 2.05 Instructions to the Collateral Agent and the Account Bank. All instructions and directions given to the Collateral Agent or the Account Bank by the Servicer, the Borrower or the Administrative Agent pursuant to Section 2.04 shall be in writing (including instructions and directions transmitted to the Collateral Agent or the Account Bank by telecopy or e-mail), and such written instructions and directions shall be delivered with a written certification that such instructions and directions are in compliance with the provisions of Section 2.04. The Servicer and the Borrower shall transmit to the Administrative Agent by telecopy or e-mail a copy of all instructions and directions given to the Collateral Agent or the Account Bank by such party pursuant to Section 2.04 substantially currently with the delivery thereof. The Administrative Agent shall transmit to the Servicer and the Borrower by telecopy or e-mail a copy of all instructions and directions given to the Collateral Agent or the Account Bank by the Administrative Agent, pursuant to Section 2.04 substantially currently with the delivery thereof. If either the Administrative Agent or Collateral Agent disagrees with the computation of any amounts to be paid or deposited by the Borrower or the Servicer under Section 2.04 or otherwise pursuant to this Agreement, or upon their respective instructions, it shall so notify the Borrower, the Servicer and the Collateral Agent in writing and in reasonable detail to identify the specific disagreement. If such disagreement cannot be resolved within two Business Days, the determination of the Administrative Agent as to such amounts shall be conclusive and binding on the parties hereto absent manifest error. In the event the Collateral Agent or the Account Bank receives instructions from the Servicer or the Borrower which conflict with any instructions received by the Administrative Agent, the Collateral Agent or the Account Bank, as applicable, (i) shall rely on and follow the instructions given by the Administrative Agent, and (ii) shall promptly notify the Borrower, the Servicer and the Administrative Agent of such conflicting instructions.

SECTION 2.06 Borrowing Base Deficiency Payments.

(a) In addition to any other obligation of the Borrower to cure any Borrowing Base Deficiency pursuant to the terms of this Agreement, if, on any day prior to the Collection Date, any Borrowing Base Deficiency exists, then the Borrower may eliminate such Borrowing Base Deficiency in its entirety by effecting one or more (or any combination thereof) of the following actions in order to eliminate such Borrowing Base Deficiency as of such date of determination: (i) deposit cash in United States dollars into the Principal Collection Subaccount, (ii) repay Advances (together with any Breakage Fees and all accrued and unpaid costs and expenses of the Administrative Agent, the Lender Agents and the Lenders, in each case in respect of the amount so prepaid), (iii) sell Eligible Loan Assets in accordance with Section 2.07, or (iv) during the Revolving Period, Pledge additional Eligible Loan Assets.

(b) No later than 2:00 p.m. on the Business Day prior to the proposed repayment of Advances or Pledge of additional Eligible Loan Assets pursuant to Section 2.06(a), the Borrower (or the Servicer on its behalf) shall deliver (i) to the Administrative Agent and Lender Agents (with a copy to the Collateral Agent, the Collateral Administrator and the Collateral Custodian), notice of such repayment or Pledge and a duly completed Borrowing Base Certificate, updated to the date such repayment or Pledge is being made and giving pro forma effect to such repayment or Pledge, and (ii) to the Administrative Agent, if applicable, a description of any Eligible Loan Asset and each Obligor of such Eligible Loan Asset to be Pledged and added to the updated Loan Asset Schedule. Any notice pertaining to any repayment or any Pledge pursuant to this Section 2.06 shall be irrevocable.

(c) Until such time as any Borrowing Base Deficiency has been cured in full and no other Event of Default or Unmatured Event of Default has occurred and is continuing, the Borrower shall not request the right to transfer (by sale, dividend, distribution or otherwise), and the Administrative Agent and Collateral Agent shall not grant the release of Lien or the transfer of any Eligible Loan Asset from the Collateral Portfolio.

SECTION 2.07 Substitution and Sale of Loan Assets; Affiliate Transactions.

(a) Substitutions. The Borrower may, with the consent of the Administrative Agent in its sole discretion, replace any Loan Asset (a “Substitution”) so long as (i) such Substitution results in Collateral Quality Improvement, and (ii) no Event of Default has occurred and is continuing, or would result from such Substitution, and no event has occurred and is continuing, or would result from such Substitution, which constitutes an Unmatured Event of Default or a Borrowing Base Deficiency; provided that the Borrower may effect a Substitution as necessary to cure a Borrowing Base Deficiency and any related Unmatured Event of Default arising therefrom; and (iii) simultaneously therewith, the Borrower Pledges (in accordance with all of the terms and provisions contained herein) a Substitute Eligible Loan Asset. The Administrative Agent shall use all commercially reasonable efforts to respond to any approval request in a timely manner.

(b) Discretionary Sales. The Borrower may sell Loan Assets from time to time, without the consent of the Administrative Agent to Persons including the Transferor or its Affiliates (a “Discretionary Sale”); so long as (i) the purchase price in cash deposited in the Collection Account with respect to such Discretionary Sale is at least equal to the Outstanding Loan Balance and otherwise complies with the pricing requirements set forth in clause (f) below, (ii) 100% of the net proceeds of such Discretionary Sale shall be deposited into the Collection Account to be disbursed in accordance with Section 2.04 hereof, (iii) such Discretionary Sale results in Collateral Quality Improvement, and (iv) no event has occurred and is continuing, or would result from such Discretionary Sale, which constitutes an Event of Default and no event has occurred and is continuing, or would result from such Discretionary Sale, which constitutes an Unmatured Event of Default or a Borrowing Base Deficiency; provided that the Borrower may effectuate a Discretionary Sale as necessary to cure in full (simultaneously with the application of the amounts deposited under clauses (i) and (ii) above and any substitution under Section 2.07(a)) a Borrowing Base Deficiency and any Unmatured Event of Default arising therefrom so long as such Loan Asset is sold for an amount at least equal to the Outstanding Loan Balance.

(c) Optional Sales. The Borrower may on any Optional Sale Date, prepay all or portion of the Advances Outstanding in connection with the sale of all or a portion of the Loan Assets in connection with a Permitted Securitization or a Permitted Refinancing (each, an “Optional Sale”), without the consent of the Administrative Agent; so long as (i) the Borrower shall have provided to the Administrative Agent (with a copy to the Collateral Agent, the Collateral Administrator and the Collateral Custodian) not more than 45 days’ and at least 10 days’ prior written notice of its intent to effect an Optional Sale on the Optional Sale Date, (ii) the purchase price in cash deposited in the Collection Account with respect to the Optional Sale is at least equal to the aggregate Outstanding Loan Balance of the Loan Assets being sold and purchased in connection therewith, and otherwise complies with the pricing requirements set forth in clause (f) below, (iii) 100% of the net proceeds of such Optional Sale shall be deposited into the Collection Account to be disbursed in accordance with Section 2.04 hereof, and (iv) no event has occurred and is continuing, or would result from such Optional Sale, which constitutes an Event of Default and no event has occurred and is continuing, or would result from such Optional Sale, which constitutes an Unmatured Event of Default or a Borrowing Base Deficiency.

(d) Loan Asset Dividend; URC Loan Asset Dividend.

(i) The Borrower may, on any Loan Asset Dividend Date, distribute by dividend to its member a portion of the Loan Assets (each, a “Loan Asset Dividend”), without the consent of the Administrative Agent; so long as (A) the Borrower shall have provided to the Administrative Agent (with a copy to the Collateral Agent, the Collateral Administrator and the Collateral Custodian) not more than 45 days’ and at least 10 days’ prior written notice of its intent to effect a Loan Asset Dividend on the Loan Asset Dividend Date, (B) no event has occurred and is continuing, or would result from such Loan Asset Dividend, which constitutes an Event of Default and no event has occurred and is continuing, or would result from such Loan Asset Dividend, which constitutes an Unmatured Event of Default or a Borrowing Base Deficiency, and (C) not more than five days’ and at least two days’ prior to the related Loan Asset Dividend Date the Borrower and the Servicer shall have delivered to the Administrative Agent a written certificate (a “Loan Asset Dividend Certificate”) that (x) lists all Loan Assets to be subject to the Loan Asset Dividend, and (y) certifies on a pro forma basis as of the Loan Asset Dividend Date that such Loan Asset Dividend (after giving effect thereto) results in Collateral Quality Improvement.

(ii) The Borrower may either (x) if the Commitment Termination Date occurs before the date that is 10 Business Days before the Scheduled Commitment Termination Date, during the 10 Business Day period following the occurrence of the Commitment Termination Date or, (y) if the Commitment Termination Date occurs on or after the date that is 10 Business Days before the Scheduled Commitment Termination Date, during the 10 Business Day period prior to the Scheduled Commitment Termination Date, make a one-time distribution by dividend to its member of all or any Loan Assets with Unfunded Revolving Commitments (the “URC Loan Asset Dividend”), without the consent of the Administrative Agent; so long as (A) the Borrower shall have provided to the Administrative Agent (with a copy to the Collateral Agent, the Collateral Administrator and the Collateral Custodian) at least two Business Days’ prior written notice of its intent to effect an URC Loan Asset Dividend, (B) no event has occurred and is continuing, or would result from such URC Loan Asset Dividend, which constitutes an Event of Default and no event has occurred and is continuing, or would result from such URC Loan Asset Dividend, which constitutes an Unmatured Event of Default or a Borrowing Base Deficiency, and (C) at least two Business Days’ prior to the URC Loan Asset Dividend, the Borrower and the Servicer shall have delivered to the Administrative Agent a written certificate that lists all Loan Assets to be subject to the URC Loan Asset Dividend. The Borrower and the Servicer (on behalf of the Borrower) shall pay the reasonable legal fees and expenses of the Administrative Agent, the Collateral Agent, the Collateral Custodian and the Collateral Administrator in connection with any URC Loan Asset Dividend (including, but not limited to, expenses incurred in connection with the release of the Lien of the Collateral Agent, on behalf of the Secured Parties, and any other party having an interest in the Loan Asset in connection with dividend).

(e) Purchase or Substitution of Warranty Loan Assets. If on any day a Loan Asset is (or becomes) a Warranty Loan Asset, subject to the proviso below, no later than 10 days following the earlier of knowledge by the Borrower or the Servicer of such Loan Asset becoming a Warranty Loan Asset or receipt by the Borrower from the Administrative Agent or the Servicer of written notice thereof, the Borrower (or the Servicer on the Borrower’s behalf) shall either:

(i) make a deposit to the Collection Account (for allocation pursuant to Section 2.04) in immediately available funds in an amount equal to (x) the Advance Date Assigned Value multiplied by the principal amount then outstanding of such Loan Asset, plus on such amount interest from the Cut-Off Date at the Yield Rate, and (y) any expenses or fees with respect to such Loan Asset and costs and damages incurred by the Administrative Agent, any Lender Agent or any Lender in connection with any violation by such Loan Asset of any predatory or abusive lending law which is an Applicable Law (a notification regarding the amount of such expenses or fees to be provided by the Administrative Agent to the Borrower); provided that the Administrative Agent shall have the right to determine whether the amount so deposited is sufficient to satisfy the foregoing requirements; or

(ii) with the prior written consent of the Administrative Agent, in its sole discretion, substitute for such Warranty Loan Asset a Substitute Eligible Loan Asset;

provided, that so long as (i) no Event of Default, Unmatured Event of Default or CQT Non-Qualification Period is continuing or would result therefrom, (ii) the Commitment Termination Date has not occurred and is not scheduled or anticipated to occur within the later of (A) 30 days from the related Cut-Off Date or (B) 10 days from the date on which a Responsible Officer of the Borrower or the Servicer had knowledge of such Loan Asset being or becoming a Warranty Loan Asset (a “Cure Date”), (iii) the Servicer believes in good faith that such breach of representation or warranty is capable of being rectified prior to the relevant Cure Date, and (iv) the Servicer delivers a written notice to the Administrative Agent setting forth that a breach of one or more representations or warranties relating to a Loan Asset existed as of its related Cut-Off Date (and describing such breach), and that the Servicer is actively seeking to rectify such breach prior to the relevant Cure Date, then (x) the Servicer shall not be required to take the actions set forth in clauses (i) or (ii) above until the relevant Cure Date therefor, and (y) if, prior to such Cure Date the Servicer and the Borrower each certifies to the Administrative Agent that all breaches of representations or warranties that resulted in the occurrence of a Warranty Event have been cured in full, then such Loan Asset shall no longer be considered a “Warranty Loan Asset” hereunder; provided, that until such time, such Loan Asset shall not constitute an Eligible Loan Asset.

(f) Release of Lien. Upon confirmation by the Administrative Agent and Collateral Agent, as the case may be, of:

(i) the delivery by the Borrower of a Substitute Eligible Loan Asset pursuant to a Substitution under Section 2.07(a) and the fulfillment of the other terms and conditions set forth in Section 2.07(a), (g), (h) and (i);

(ii) the deposit of the purchase price in cash into the Collection Account pursuant to a Discretionary Sale set forth in Section 2.07(b) and the fulfillment of the other terms and conditions set forth in Section 2.07(b), (g), (h) and (i);

(iii) the deposit of the purchase price in cash into the Collection Account pursuant to an Optional Sale set forth in Section 2.07(c) and the fulfillment of the other terms and conditions set forth in Section 2.07(c), (g), (h) and (i);

(iv) the deposit of the amounts set forth in Section 2.07(e)(i) in cash into the Collection Account or the delivery by the Borrower of a Substitute Eligible Loan Asset for each Warranty Loan Asset under Section 2.07(e)(ii) and the fulfillment of the other terms and conditions set forth in Section 2.07(e), (g), (h) and (i);

(v) the recordation of the dividend of Loan Assets subject to the Loan Asset Dividend on the books and records of the Borrower and the fulfillment of the other terms and conditions set forth in Section 2.07(d)(i), (g), (h) and (i);

(vi) the recordation of the dividend of Loan Assets subject to the URC Loan Asset Dividend on the books and records of the Borrower and the fulfillment of the other terms and conditions set forth in Section 2.07(d)(ii);

(such date of fulfillment, a “Release Date”),

then, the Warranty Loan Asset, or the Loan Assets and related Portfolio Assets subject of the Substitution, Discretionary Sale, Optional Sale, Loan Asset Dividend or URC Loan Asset Dividend, as the case may be, shall be removed from the Collateral Portfolio and, as applicable, the Substitute Eligible Loan Asset and related Portfolio Assets shall be included in the Collateral Portfolio. Subject to compliance by the Borrower with the immediately prior sentence, on the Release Date of each subject Loan Asset or Warranty Loan Asset, as the case may be, the Collateral Agent, for the benefit of the Secured Parties, shall automatically and without further action be deemed to release to the Borrower, without recourse, representation or warranty of any kind or nature, all the right, title and interest and any Lien of the Collateral Agent, for the benefit of the Secured Parties in, to and under the Loan Asset subject of the Substitution, Discretionary Sale, Optional Sale, Loan Asset Dividend, URC Loan Asset Dividend or the Warranty Loan Asset under this Section 2.07 and any related Portfolio Assets and all future monies due or to become due with respect thereto.

(g) Conditions to Sales, Substitutions, Repurchases and Loan Asset Dividend. Any Substitution, Discretionary Sale, Optional Sale or Loan Asset Dividend, or transfer of a Warranty Loan Asset effected pursuant to Sections 2.07(a), (b), (c), (d)(i) or (e) shall be subject to the satisfaction of the following conditions (as certified in writing to the Administrative Agent and Collateral Agent by the Borrower):

(i) the Borrower shall deliver a Borrowing Base Certificate to the Administrative Agent in connection with (and reflecting) such sale, substitution or repurchase;

(ii) the Borrower shall deliver a list of all Loan Assets to be sold, substituted, repurchased or subject to dividend;

(iii) no selection procedures adverse to the interests of the Administrative Agent, the Lender Agents or the Lenders were utilized by the Borrower in the selection of the Loan Assets to be sold, repurchased, substituted or subject to dividend;

(iv) except with respect to (x) an Optional Sale requiring the additional notice set forth in Section 2.07(c) and (y) a Loan Asset Dividend requiring the additional notice set forth in Section 2.07(d)(i), the Borrower shall give two Business Day’s notice of such sale, substitution or repurchase;

(v) the Borrower shall notify the Administrative Agent of any amount to be deposited into the Collection Account in connection with any sale, substitution or repurchase;

(vi) the representations and warranties contained in Sections 4.01, 4.02 and 4.03 hereof shall continue to be correct in all material respects, except to the extent relating to an earlier date;

(vii) any repayment of Advances Outstanding in connection with any sale, substitution or repurchase of Loan Assets hereunder shall comply with the requirements set forth in Section 2.18;

(viii) with respect to any Warranty Loan Asset, the Borrower shall have made a claim under Section 6.1 of the Contribution Agreement for a repurchase therefor;

(ix) except with respect to a transfer of a Warranty Loan Asset, such Substitution, Discretionary Sale, Optional Sale or Loan Asset Dividend, as the case may be, results in Collateral Quality Improvement ;

(x) the Borrower and the Servicer (on behalf of the Borrower) shall pay the reasonable legal fees and expenses of the Administrative Agent, the Collateral Agent, the Account Bank, the Collateral Administrator and the Collateral Custodian in connection with any such sale, substitution, repurchase or dividend (including, but not limited to, expenses incurred in connection with the release of the Lien of the Collateral Agent, on behalf of the Secured Parties, and any other party having an interest in the Loan Asset in connection with such sale, substitution, repurchase or dividend);

(xi) with respect to a proposed Loan Asset Dividend, the Borrower and the Servicer shall have delivered, not more than five days’ and at least 2 days’ prior to the related Loan Asset Dividend Date, a Loan Asset Dividend Certificate; and

(xii) with respect to a proposed Loan Asset Dividend, following the effectuation thereof as of the Loan Asset Dividend Date, the Administrative Agent shall be satisfied that such Loan Asset Dividend results in Collateral Quality Improvement.

(h) Affiliate Transactions. Notwithstanding anything to the contrary set forth herein or in any other Transaction Document, neither the Transferor nor any Affiliate thereof shall reacquire from the Borrower and the Borrower shall not transfer to the Transferor or any Affiliate of the Transferor, and neither the Transferor nor any of its Affiliates will have a right or ability to purchase, any Loan Asset unless (i) such transfer is pursuant to the terms of the Contribution Agreement applicable to Warranty Loan Assets, or on an arms’ length basis and (other than in the case of a Loan Asset Dividend or an URC Loan Asset Dividend) for an acquisition price in cash equal to the greater of (x) the Outstanding Loan Balance, and (y) the fair market value, of such Loan Asset, (ii) such transfer is pursuant to (and in compliance with the terms, conditions and requirements set forth in) Section 2.07 hereof, and (iii) to the extent any Loan Asset is sold for less than the Outstanding Loan Balance thereof in cash, the prior written consent of the Administrative Agent has been obtained.

(i) Limitations on Repurchases and Substitutions.

(i) The Outstanding Principal Balance of all Loan Assets (other than Warranty Loan Assets) sold to the Transferor or any Affiliate thereof pursuant to Section 2.07(b) or substituted pursuant to Section 2.07(a) during the 12-month period immediately preceding the proposed date of sale or substitution (or such lesser number of months as shall have elapsed as of such date) does not exceed 20% of the highest aggregate Outstanding Principal Balance of any month during such 12-month period (or such lesser number of months as shall have elapsed as of such date).

(ii) The Outstanding Principal Balance of all Loan Assets subject to clause (i) or (iii) of the definition of “Assigned Value Adjustment Event” (other than Warranty Loan Assets) sold or transferred to the Transferor (or any Affiliate thereof) or substituted pursuant to Section 2.07(a) during the 12-month period immediately preceding the proposed date of sale or substitution (or such lesser number of months as shall have elapsed as of such date) does not exceed 10% of the highest aggregate Outstanding Principal Balance of any month during such 12-month period (or such lesser number of months as shall have elapsed as of such date).

(iii) True Contribution. Notwithstanding anything in this Section 2.07, the Borrower shall not, and the Servicer shall not on the Borrower’s behalf, purchase, sell or substitute any Loan Asset in contravention with the assumptions set forth in the legal opinion of (i) Latham & Watkins LLP, as special counsel to the Borrower, issued in connection with the Transaction Documents and relating to the issues of substantive consolidation and “true contribution” of the Loan Assets, and (ii) Richards, Layton & Finger, P.A., as special counsel to the Borrower, issued in connection with the Transaction Documents and relating to the issue of “true contribution” of the Loan Assets.

SECTION 2.08 Payments and Computations, Etc.

(a) All amounts to be paid or deposited by the Borrower or the Servicer hereunder shall be paid or deposited in accordance with the terms hereof so that funds are received by the Lenders no later than 1:00 p.m. on the day when due in lawful money of the United States (including, with respect to Foreign Currency Loan Assets, pursuant to Hedging Agreements) in immediately available funds to the Collection Account or such other account as is designated by the Administrative Agent. The Borrower or the Servicer, as applicable, shall, to the extent permitted by law, pay to the Secured Parties interest on all amounts not paid or deposited when due to any of the Secured Parties hereunder at 2.25% per annum above the Base Rate (other than with respect to any Advances outstanding, which shall accrue at the Yield Rate), payable on demand, from the date of such nonpayment until such amount is paid in full (as well after as before judgment); provided that such interest rate shall not at any time exceed the maximum rate permitted by Applicable Law. Any Obligation hereunder shall not be reduced by any distribution of any portion of Available Collections if at any time such distribution is rescinded or required to be returned by any Lender to the Borrower or any other Person for any reason. All computations of interest and all computations of Yield and other fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed, other than calculations with respect to the Base Rate, which shall be based on a year consisting of 365 or 366 days, as applicable.

(b) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of Yield or any fee payable hereunder, as the case may be.

(c) If any Advance requested by the Borrower and approved by the Administrative Agent and the Lender Agents pursuant to Section 2.02 is not for any reason whatsoever, except as a result of the gross negligence or willful misconduct of, or failure to fund such Advance on the part of, the Lenders, the Administrative Agent or an Affiliate thereof as determined in a final decision by a court of competent jurisdiction, made or effectuated, as the case may be, on the date specified therefor, the Borrower shall indemnify such Lender against any loss, cost or expense incurred by such Lender related thereto (other than any such loss, cost or expense solely due to the gross negligence or willful misconduct or failure to fund such Advance on the part of the Lenders, the Administrative Agent or an Affiliate thereof as determined in a final decision by a court of competent jurisdiction), including, without limitation, any loss (including cost of funds and reasonable out-of-pocket expenses but excluding lost profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund Advances or maintain the Advances. Any such Lender shall provide to the Borrower documentation setting forth the amounts of any loss, cost or expense referred to in the previous sentence, such documentation to be conclusive absent manifest error.

SECTION 2.09 Undrawn Fee. The Borrower shall pay, in accordance with Section 2.04, pro rata to each Lender (either directly or through the applicable Lender Agent), an undrawn fee (the “Undrawn Fee”) payable in arrears for each Remittance Period, equal to the sum of the products for each day during such Remittance Period of (i) one divided by 360, (ii) the applicable Undrawn Fee Rate on such day, and (iii) the Undrawn Fee Calculation Basis on such day minus the Advances Outstanding on such day (the amount set forth in this clause (iii), the “Unused Portion”).

SECTION 2.10 Increased Costs; Capital Adequacy.

(a) If, due to either (i) the introduction of or any change that becomes effective following the date hereof (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation, administration or application following the date hereof of any Applicable Law (including, without limitation, any law or regulation resulting in any interest payments paid to any Lender under this Agreement being subject to any Tax, except for Indemnified Taxes and Excluded Taxes), in each case whether foreign or domestic, including under Basel III (including, without limitation, in connection with the calculation of the “liquidity coverage ratio” thereunder) or Dodd-Frank, or (ii) the compliance with any guideline or request following the date hereof from any central bank or other Governmental Authority (whether or not having the force of law), including under Basel III (including, without limitation, in connection with the calculation of the “liquidity coverage ratio” thereunder) or Dodd-Frank, there shall be any increase in the cost to the Administrative Agent, any Lender, any Lender Agent, any Liquidity Bank or any Affiliate, participant, successor or assign thereof (each of which shall be an “Affected Party”) of agreeing to make or making, funding or maintaining any Advance (or any reduction of the amount of any payment (whether of principal, interest, fee, compensation or otherwise) to any Affected Party hereunder), as the case may be, or there shall be any reduction in the amount of any sum received or receivable by an Affected Party under this Agreement, under any other Transaction Document or any Liquidity Agreement, the Borrower shall, from time to time, after written demand by the Administrative Agent (which demand shall be accompanied by a statement setting forth in reasonable detail the basis for such demand), on behalf of such Affected Party, pay to the Administrative Agent, on behalf of such Affected Party, additional amounts sufficient to compensate such Affected Party for such increased costs or reduced payments within 10 days after such demand; provided that the amounts payable under this Section 2.10 shall be without duplication of amounts payable under Section 2.11 and shall not include any Excluded Taxes.

(b) If either (i) the introduction of or any change that becomes effective following the date hereof in or in the interpretation, administration or application following the date hereof of any law, guideline, rule or regulation, directive or request or (ii) the compliance by any Affected Party with any law, guideline, rule, regulation, directive or request following the date hereof, from any central bank, any Governmental Authority or agency, including, without limitation, compliance by an Affected Party with any request or directive regarding capital adequacy, including under Basel III (including, without limitation, in connection with the calculation of the “liquidity coverage ratio” thereunder) or Dodd-Frank, has or would have the effect of reducing the rate of return on the capital of any Affected Party, as a consequence of its obligations hereunder or any related document or arising in connection herewith or therewith to a level below that which any such Affected Party could have achieved but for such introduction, change or compliance (taking into consideration the policies of such Affected Party with respect to capital adequacy), by an amount deemed by such Affected Party to be material, then, from time to time, after demand by such Affected Party (which demand shall be accompanied by a statement setting forth in reasonable detail the basis for such demand and certifying that such demand is being made as a general policy of such Affected Party in the majority of similar transactions in which such claim had or would have an impact on such Affected Party’s rate of return, capital requirements or other economic loss), the Borrower shall pay the Administrative Agent on behalf of such Affected Party such additional amounts as will compensate such Affected Party for such reduction. For the avoidance of doubt, any increase in cost or reduction in Yield with respect to any Affected Party caused by regulatory capital allocation adjustments due to FAS 166, 167 and subsequent statements and interpretations shall constitute a circumstance on which such Affected Party may base a claim for reimbursement under this Section 2.10.

(c) If as a result of any event or circumstance similar to those described in clause (a) or (b) of this Section 2.10, (i) any Affected Party is required to compensate a bank or other financial institution providing liquidity support, credit enhancement or other similar support to such Affected Party in connection with this Agreement or the funding or maintenance of Advances hereunder, then within ten days after demand by such Affected Party, the Borrower shall pay to such Affected Party such additional amount or amounts as may be necessary to reimburse such Affected Party for any amounts payable or paid by it, or (ii) the Administrative Agent (whether in its own judgment or, if Citibank is no longer serving as Administrative Agent, at the request of the Majority Lenders) deems it necessary or appropriate to obtain a credit rating on the Revolving Notes, the Borrower shall (x) provide (as promptly as possible and in any event no later than 60 days following receipt by the Borrower of such reasonable request) at least one Rating Agency designated by the Administrative Agent with all information and documents reasonably requested by such Rating Agency (to the extent such information or documents are in the possession of or reasonably available to the Borrower) and otherwise cooperate with such Rating Agency’s review of the Transaction Documents and transactions contemplated hereby, and (y) pay the costs and expenses of such Rating Agency in respect of the rating of the Revolving Notes.

(d) For avoidance of doubt, in connection with the interpretation of clause (a) and (b) of this Section 2.10, any regulatory changes, rules, guidelines or directives under or issued in connection with Basel III (including, without limitation, in connection with the calculation of the “liquidity coverage ratio” thereunder) or Dodd-Frank will be considered as a “change” hereunder, and will not be treated as having been adopted or having come into effect before the date hereof.

(e) In determining any amount provided for in this Section 2.10, the Affected Party may use any reasonable averaging and attribution methods. The Administrative Agent, on behalf of any Affected Party making a claim under this Section 2.10, shall submit to the Borrower a certificate setting forth in reasonable detail the basis for and the computations of such additional or increased costs, which certificate shall be conclusive absent manifest error.

(f) Failure or delay on the part of any Affected Party to demand compensation pursuant to this Section 2.10 shall not constitute a waiver of such Affected Party’s right to demand or receive such compensation.

SECTION 2.11 Taxes.

(a) All payments made by an Obligor in respect of a Loan Asset and all payments made by the Borrower or made by the Servicer on behalf of the Borrower under this Agreement will be made free and clear of and without deduction or withholding for or on account of any Taxes. If any Taxes are required to be withheld from any amounts payable to any Indemnified Party, then the amount payable to such Person will be increased (the amount of such increase, the “Additional Amount”) such that every net payment made under this Agreement after withholding for or on account of any Taxes (including, without limitation, any Taxes on such increase) is not less than the amount that would have been paid had no such deduction or withholding been made. The foregoing obligation to pay Additional Amounts with respect to payments required to be made by the Borrower or Servicer under this Agreement will not, however, apply with respect to Excluded Taxes, and no Borrower or Servicer shall have an obligation to indemnify any Lender for Excluded Taxes.

(b) The Borrower will indemnify from funds available to it pursuant to Section 2.04 (and to the extent the funds available for indemnification provided by the Borrower are insufficient the Servicer, on behalf of the Borrower, will indemnify) each Indemnified Party for the full amount of Taxes payable by such Person in respect of Additional Amounts and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. All payments in respect of this indemnification shall be made within 10 days from the date a written invoice therefor is delivered to the Borrower.

(c) Within 30 days after the date of any payment by the Borrower or by the Servicer on behalf of the Borrower of any Taxes, the Borrower or the Servicer, as applicable, will furnish to the Administrative Agent and the Lender Agents at the applicable address set forth on this Agreement, appropriate evidence of payment thereof.

(d) Each Lender (including any assignee thereof) that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Servicer two copies of either U.S. Internal Revenue Service Form W-8BEN (claiming the benefits of an applicable tax treaty), W-8IMY, W-8EXP or W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest” a statement substantially in the form of Exhibit R to the effect that such Lender is eligible for an exemption from withholding of U.S. taxes under Section 871(h) or 881(c) of the Code and a Form W-8BEN, or any subsequent versions thereof or successors thereto, in every case with any required attachments and properly completed and duly executed and claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement. In addition, each Lender (including any assignee thereof) that is not a Non-U.S. Lender shall deliver to the Borrower and the Servicer two copies of U.S. Internal Revenue Service Form W-9, properly completed and duly executed and claiming complete exemption, or shall otherwise establish an exemption, from U.S. backup withholding. Such forms shall be delivered by each Lender on or before the date it becomes a party to this Agreement. In addition, each Lender shall deliver such forms promptly upon receiving notice of the obsolescence, expiration or invalidity of any form previously delivered by such Lender. Each Lender shall promptly notify the Borrower and the Servicer at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower or the Servicer (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Lender shall not be required to deliver any form pursuant to this paragraph that such Lender is not legally able to deliver.

(e) A Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower and the Servicer, at the time or times prescribed by applicable law and reasonably requested by the Borrower or the Servicer, such properly completed and executed documentation or information prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate (or otherwise permit the Borrower and the Servicer to determine the applicable rate of withholding), provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s reasonable judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(f) If any Lender determines, in its reasonable discretion, that it has received a refund of any Taxes for which it was indemnified by the Borrower pursuant to this Section 2.11 or with respect to which the Borrower or the Servicer has paid Additional Amounts pursuant to this Section 2.11 or Section 2.10, it shall pay to the Borrower or the Servicer, as applicable, an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower or the Servicer under this Section 2.11 or Section 2.10 with respect to the Taxes or Additional Amounts giving rise to such refund), net of all reasonable out-of-pocket expenses (including additional Taxes, if any) of such Lender, as the case may be, incurred in obtaining such refund, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund)

(g) Without prejudice to the survival of any other agreement of the Borrower and the Servicer hereunder, the agreements and obligations of the Borrower and the Servicer contained in this Section 2.11 shall survive the termination of this Agreement.

SECTION 2.12 Collateral Assignment of Agreements. The Borrower hereby collaterally assigns to the Collateral Agent, for the benefit of the Secured Parties, all of the Borrower’s right and title to and interest in, to and under (but not any obligations under) the Contribution Agreement (and any UCC financing statements filed under or in connection therewith), the Loan Agreements related to each Loan Asset, all other agreements, documents and instruments evidencing, securing or guarantying any Loan Asset and all other agreements, documents and instruments related to any of the foregoing but excluding any Excluded Amounts or Retained Interest (the “Assigned Documents”). In furtherance and not in limitation of the foregoing, the Borrower hereby collaterally assigns to the Collateral Agent, for the benefit of the Secured Parties, its right to indemnification under Article IX of the Contribution Agreement. The Borrower confirms that until the Collection Date the Collateral Agent (at the direction of the Administrative Agent) on behalf of the Secured Parties shall have the sole right to enforce the Borrower’s rights and remedies under the Contribution Agreement and any UCC financing statements filed under or in connection therewith for the benefit of the Secured Parties. The parties hereto agree that such collateral assignment to the Collateral Agent, for the benefit of the Secured Parties, shall terminate upon the Collection Date.

SECTION 2.13 Grant of a Security Interest. To secure the prompt, complete and indefeasible payment in full when due, whether by lapse of time, acceleration or otherwise, of the Obligations and the performance by the Borrower of all of the covenants and obligations to be performed by it pursuant to this Agreement and each other Transaction Document, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent, the Borrower hereby (a) collaterally assigns and pledges to the Collateral Agent, on behalf of the Secured Parties, and (b) grants a security interest to the Collateral Agent, on behalf of the Secured Parties, in all of the Borrower’s right, title and interest in, to and under (but none of the obligations under) all of the Collateral Portfolio, whether now existing or hereafter arising or acquired by the Borrower, and wherever the same may be located. For the avoidance of doubt, the Collateral Portfolio shall not include any Excluded Amounts, and the Borrower does not hereby assign, pledge or grant a security interest in any such amounts. Anything herein to the contrary notwithstanding, (a) the Borrower shall remain liable under the Collateral Portfolio to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Collateral Agent, for the benefit of the Secured Parties, of any of its rights in the Collateral Portfolio shall not release the Borrower from any of its duties or obligations under the Collateral Portfolio, and (c) none of the Administrative Agent, the Collateral Agent, any Lender (nor its successors and assigns), any Lender Agent, any Liquidity Bank nor any Secured Party shall have any obligations or liability under the Collateral Portfolio by reason of this Agreement, nor shall the Administrative Agent, the Collateral Agent, any Lender (nor its successors and assigns), any Lender Agent, any Liquidity Bank nor any Secured Party be obligated to perform any of the obligations or duties of the Borrower thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

SECTION 2.14 Evidence of Debt. The Administrative Agent shall maintain, solely for this purpose as the agent of the Borrower, at its address referred to in Section 12.02 a copy of each assignment and acceptance agreement and participation agreement delivered to and accepted by it and a register for the recordation of the names and addresses and interests of the Lenders (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent, each Lender and each Lender Agent shall treat each person whose name is recorded in the Register as a Lender under this Agreement for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender Agent at any reasonable time and from time to time upon reasonable prior notice. If a Lender sells a participation, the Administrative Agent shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loan or other obligations under the Transaction Documents (the “Participant Register”); provided that the Administrative Agent shall have no obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans or its other obligations under any Transaction Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive and binding for all purposes, absent manifest error, and the Administrative Agent shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

SECTION 2.15 Survival of Representations and Warranties. It is understood and agreed that the representations and warranties set forth in Sections 4.01, 4.02 and 4.03 are made and are true and correct on the date of this Agreement and on each Cut-Off Date unless such representations and warranties are made as of a specific date.

SECTION 2.16 Release of Loan Assets.

(a) The Borrower may obtain the release of (i) any Loan Asset (and the related Portfolio Assets pertaining thereto) removed from the Collateral Portfolio pursuant to a Loan Asset Dividend or an URC Loan Asset Dividend or sold or substituted in accordance with the applicable provisions of Section 2.07 and any Portfolio Assets pertaining to such Loan Asset and (ii) any Loan Asset or any other asset in the Collateral Portfolio that expires by its terms and all amounts in respect thereof have been paid in full by the related Obligor and deposited in the Collection Account. The Collateral Agent, for the benefit of the Secured Parties, shall at the sole expense of the Borrower and at the direction of the Administrative Agent, execute such documents and instruments of release as may be prepared by the Servicer on behalf of the Borrower, give notice of such release to the Collateral Custodian (in the form of Exhibit M) (unless the Collateral Custodian and Collateral Agent are the same Person) and take other such actions as shall reasonably be requested by the Borrower to effect such release of the Lien created pursuant to this Agreement. Upon receiving such notification by the Collateral Agent as described in the immediately preceding sentence, if applicable, the Collateral Custodian shall deliver the Required Loan Documents to the Borrower.

(b) Promptly after the Collection Date has occurred, the Collateral Agent (and to the extent that the Borrower identifies Liens held by such Persons, any Lender, Lender Agent or the Administrative Agent), at the direction of the Administrative Agent shall release to the Borrower, for no consideration but at the sole expense of the Borrower, its remaining interests in the Portfolio Assets, free and clear of any Lien resulting solely from an act by the Collateral Agent (and to the extent that the Borrower identifies Liens held by such Persons, any Lender, Lender Agent or the Administrative Agent), but without any other representation or warranty, express or implied, by or recourse against the Collateral Agent, any Lender, any Lender Agent or the Administrative Agent.

SECTION 2.17 Treatment of Amounts Deposited by the Borrower. Amounts deposited by the Borrower in the Collection Account pursuant to Section 2.07 on account of Loan Assets shall be treated as payments of Principal Collections or Interest Collections, as applicable, on Loan Assets hereunder.

SECTION 2.18 Mandatory and Voluntary Prepayments; Termination.

(a) On each of the 4th, 8th, 9th, 10th and 11th Payment Dates following the Scheduled Commitment Termination Date and on the Scheduled Maturity Date, the Borrower shall reduce the Advances Outstanding by depositing in the Collection Account an amount equal to the Amortization Principal Reduction Amount applicable to each such Payment Date.

(b) Except as expressly permitted or required herein, including, without limitation, any repayment necessary to cure a Borrowing Base Deficiency, Advances may only be prepaid in whole or in part at the option of the Borrower at any time by delivering a Notice of Reduction (which notice shall include a Borrowing Base Certificate) to the Administrative Agent, the Collateral Agent and the Lender Agents at least three Business Days prior to such reduction. Upon any prepayment, the Borrower shall also pay in full any Breakage Fees (solely to the extent such prepayment occurs on any day other than a Payment Date) and other accrued and unpaid costs and expenses of Administrative Agent, the Lender Agents and Lenders related to such prepayment; provided that no reduction in Advances Outstanding shall be given effect unless (i) sufficient funds have been remitted to pay all such amounts in full, as determined by the Administrative Agent, in its sole discretion and (ii) no event has occurred or would result from such prepayment which would constitute an Event of Default or an Unmatured Event of Default. The Administrative Agent shall apply amounts received from the Borrower pursuant to this Section 2.18(b) to the payment of any Breakage Fees and to the pro rata reduction of the Advances Outstanding. Any notice relating to any repayment pursuant to this Section 2.18(b) shall be irrevocable.

(c) The Borrower may, at its option, permanently reduce the Aggregate Commitments hereunder upon not less than 15 Business Days’ prior written notice to the Administrative Agent and the Lender Agents, subject to the payment of any Borrowing Base Deficiency resulting from such permanent reduction, together with accrued and unpaid Yield and Breakage Fees (if any) relating thereto, all accrued and unpaid costs and expenses of the Administrative Agent, the Lender Agents and Lenders, pro rata to each Lender Agent (for the account of the applicable Lender); provided, in no event shall the Borrower have the right under this Section 2.18(c) to permanently reduce Aggregate Commitments below $87,500,000 without the prior written consent of the Majority Lenders. Upon the effectuation of any reduction in Aggregate Commitments in accordance with this Section 2.18(c), the Administrative Agent shall distribute to each Lender Agent a revised Annex A indicating the pro rata reduction of each Liquidity Bank’s and Institutional Lender’s Commitment effectuated under this Section 2.18(c) (unless a non-pro rata allocation is otherwise agreed to in writing by any Liquidity Bank or Institutional Lender in its sole discretion).

(d) The Borrower may, at its option, terminate this Agreement and the other Transaction Documents upon 15 Business Days’ prior written notice to the Administrative Agent and the Lender Agents and upon payment in full of all outstanding Advances; all accrued and unpaid Yield; any Breakage Fees; all accrued and unpaid costs and expenses of the Administrative Agent, the Lender Agents and Lenders and payment of all other Obligations (other than unmatured contingent indemnification obligations). Any termination of this Agreement shall be subject to Section 12.05.

SECTION 2.19 Collections and Allocations.

(a) The Servicer shall direct any agent or administrative agent for any Loan Asset to remit all cash Collections with respect to such Loan Asset, and, if applicable, to direct the Obligor with respect to such Loan Asset to remit all cash Collections with respect to such Loan Asset directly to the Collection Account and all other Collections as directed by the Collateral Agent. The Borrower and the Servicer shall take commercially reasonable steps to ensure that only funds constituting cash Collections relating to Loan Assets shall be deposited into the Collection Account

(b) The Servicer shall promptly identify any Collections received as being on account of Interest Collections, Principal Collections or other Available Collections and shall transfer, or cause to be transferred, all Available Collections received directly by it to the Collection Account by the close of business two Business Days after such Collections are received. Upon the transfer of Available Collections to the Collection Account, the Servicer shall segregate Principal Collections and Interest Collections and direct the Account Bank to transfer the same to the Principal Collection Subaccount and the Interest Collection Subaccount, respectively. The Servicer shall further include a statement as to the amount of Principal Collections and Interest Collections on deposit in the Principal Collection Subaccount and the Interest Collection Subaccount on each Reporting Date in the Servicing Report delivered pursuant to Section 6.08(b).

(c) On the Cut-Off Date with respect to any Loan Asset, the Servicer will deposit into the Collection Account all Available Collections received in respect of Eligible Loan Assets being transferred to and included as part of the Collateral Portfolio on such date.

(d) With the prior written consent of the Administrative Agent (a copy of which will be provided by the Servicer to the Collateral Agent and the Account Bank), (i) prior to any Notice of Exclusive Control, the Servicer may withdraw from the Collection Account any deposits thereto constituting Excluded Amounts, or (ii) from and after any Notice of Exclusive Control, the Servicer may request the Administrative Agent to, and the Administrative Agent shall, withdraw from the Collection Account and deliver to the Servicer any deposits thereto constituting Excluded Amounts, in each case, if the Servicer has, prior to such withdrawal and consent or request and consent, as applicable, delivered to the Administrative Agent and each Lender Agent a report setting forth the calculation of such Excluded Amounts in form and substance reasonably satisfactory to the Administrative Agent and each Lender Agent.

(e) Prior to any Notice of Exclusive Control, the Servicer shall, pursuant to written instruction (which may be in the form of standing instructions), direct the Collateral Agent (and the Collateral Agent shall direct the Account Bank) to invest, or cause the investment of, funds on deposit in the Collection Account in Permitted Investments, from the date of this Agreement until the Collection Date. Absent any such written instruction, such funds shall not be invested. A Permitted Investment acquired with funds deposited in the Collection Account shall mature not later than the Business Day immediately preceding any Payment Date, and shall not be sold or disposed of prior to its maturity, unless the Servicer determines in its good faith commercial judgment that there is substantial risk of material deterioration of such Permitted Investment. All such Permitted Investments shall be registered in the name of the Account Bank or its nominee for the benefit of the Administrative Agent or Collateral Agent, and otherwise comply with assumptions of the legal opinions of Latham & Watkins LLP and Richards, Layton & Finger, P.A., each dated the Closing Date and delivered in connection with this Agreement; provided that compliance shall be the responsibility of the Borrower and the Servicer and not the Collateral Agent and Account Bank. All income and gain realized from any such investment, as well as any interest earned on deposits in the Collection Account shall be distributed in accordance with the provisions of Article II hereof. In the event the Borrower or Servicer direct the funds to be invested in investments which are not Permitted Investments, the Borrower shall deposit in the Collection Account (with respect to investments made hereunder of funds held therein), as the case may be, an amount equal to the amount of any actual loss incurred, in respect of any such investment, immediately upon realization of such loss. None of the Account Bank, the Collateral Agent, the Administrative Agent, any Lender Agent or any Lender shall be liable for the amount of any loss incurred, in respect of any investment, or lack of investment, of funds held in the Collection Account, other than with respect to fraud or their own gross negligence or willful misconduct as determined in a final decision by a court of competent jurisdiction. The parties hereto acknowledge that the Collateral Agent or the Account Bank or any of their respective Affiliates may receive compensation with respect to the Permitted Investments.

(f) Until the Collection Date, neither the Borrower nor the Servicer shall have any rights of direction or withdrawal, with respect to amounts held in the Collection Account, except to the extent explicitly set forth in Section 2.04, this Section 2.19, and Section 2.20.

SECTION 2.20 Reinvestment of Principal Collections.

On the terms and conditions hereinafter set forth as certified in writing to the Collateral Agent, the Administrative Agent and the Lender Agents, prior to the end of the Revolving Period, the Servicer may, to the extent of any Principal Collections on deposit in the Principal Collection Subaccount:

(a) withdraw such funds for the purpose of reinvesting in additional Eligible Loan Assets to be Pledged hereunder; provided that the following conditions are satisfied:

(i) all conditions precedent set forth in Section 3.04 have been satisfied;

(ii) no Servicer Termination Event or Event of Default has occurred and is continuing, or would result from such withdrawal and reinvestment, and no Unmatured Event of Default or Borrowing Base Deficiency exists or would result from such withdrawal and reinvestment;

(iii) the representations and warranties contained in Sections 4.01, 4.02 and 4.03 hereof shall continue to be correct in all material respects, except to the extent relating to an earlier date;

(iv) the Servicer provides same day written notice to the Administrative Agent and the Collateral Agent by facsimile or email (to be received no later than 1:00 p.m. on such day) of the request to withdraw Principal Collections and the amount of such request;

(v) the notice required in clause (iv) above shall be accompanied by a Disbursement Request and a Borrowing Base Certificate, each executed by the Borrower and a Responsible Officer of the Servicer; and

(vi) the Collateral Agent provides to the Administrative Agent by facsimile (to be received no later than 1:30 p.m. on that same day) a statement reflecting the total amount on deposit as of the opening of business on such day in the Principal Collection Subaccount; or

(b) withdraw such funds for the purpose of making payments in respect of the Advances Outstanding at such time in accordance with and subject to the terms of Section 2.18.

Upon the satisfaction of the applicable conditions set forth in this Section 2.20 (as certified by the Borrower to the Account Bank, Collateral Agent and the Administrative Agent), the Collateral Agent shall direct the Account Bank to release funds from the Principal Collection Subaccount to the Servicer, and the Account Bank shall release such funds as directed, in an amount not to exceed the lesser of (A) the amount requested by the Servicer and (B) the amount on deposit in the Principal Collection Subaccount on such day.

SECTION 2.21 Extension of Scheduled Commitment Termination Date. The Borrower may, within 60 days but not less than 45 days prior to the Scheduled Commitment Termination Date, make a request to extend the date set forth in the definition of “Scheduled Commitment Termination Date” for an additional period of one year. The Scheduled Commitment Termination Date may be extended by one year by mutual agreement among the Administrative Agent, each Lender, the Borrower, the Servicer and each of the other parties hereto and in conformance with Section 12.01(b) (such extension, the “Initial Extension”). Following such Initial Extension, the Borrower may, within 60 days but not less than

45 days prior to the Scheduled Commitment Termination Date (as revised by the Initial Extension), make a request to extend the date set forth in the definition of “Scheduled Commitment Termination Date” (as revised by the Initial Extension) for an additional period of one year. The Scheduled Commitment Termination Date (as revised by the Initial Extension) may be extended by one year upon the mutual agreement among the Administrative Agent, each Lender, the Borrower, the Servicer and each of the other parties hereto and in conformance with Section 12.01(b) (such extension, the “Second Extension”). The effectiveness of either the Initial Extension or the Second Extension shall be conditioned upon the payment in immediately available funds of an additional fee to be agreed among the Administrative Agent, each Lender, the Borrower, the Servicer and each of the other parties hereto. The Borrower confirms that each other party hereto, in their sole and absolute discretion, without regard to the value or performance of the Loan Assets or any other factor, may elect not to extend the Scheduled Commitment Termination Date.

In connection with the Initial Extension or the Second Extension, unless the parties expressly indicate to the contrary, the Scheduled Maturity Date shall be automatically extended by the same extension period, in conformance with Section 12.01(b).

SECTION 2.22 Defaulting Lenders. If any Liquidity Bank or Institutional Lender becomes a Defaulting Lender, then the provisions of this Section 2.22 will apply to the applicable Defaulting Lender Group until the Default Period has ended, to the extent permitted by Applicable Law:

(a) Each such Defaulting Lender’s right to approve or disapprove any amendment, waiver, or consent with respect to this Agreement shall be restricted as set forth in the definition of Majority Lenders, Required Lenders and Section 12.01.

(b) Until such time as the Default Excess of any such Defaulting Lender Group has been reduced to zero, any prepayment of the aggregate Advances outstanding will be applied to the Advances of the Non-Defaulting Lender Groups in accordance with Section 2.04(a) and (b) in accordance with the Adjusted Pro Rata Shares.

(c) The amount of each such Defaulting Lender’s Commitment and Advances will be excluded for purposes of calculating the Undrawn Fee, and each such Defaulting Lender will not be entitled to receive any Undrawn Fee in connection with such Defaulting Lender’s Commitment for any Default Period relating to such Defaulting Lender.

(d) All or any part of each such Defaulting Lender’s participation in Advances will be reallocated among the Non-Defaulting Lender Groups in accordance with their respective Adjusted Pro Rata Shares, but only to the extent that (i) the conditions set forth in Section 3.02 are satisfied at the time of such reallocation (and, unless the Borrower has otherwise notified the Administrative Agent at such time, the Borrower will be deemed to have represented and warranted that such conditions are satisfied at such time); and (ii) such reallocation does not cause the aggregate Advances of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. No such reallocation will constitute a waiver or release of any claim of any party under this Agreement against a Defaulting Lender arising from that Lender’s having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(e) If each of the Administrative Agent, the Servicer and the Borrower agree that a Defaulting Lender has adequately remedied all matters that resulted in it becoming a Defaulting Lender,

then the Advances of the Lender Groups will be readjusted to reflect the inclusion of such Defaulting Lender’s Commitment and on such date such Defaulting Lender shall purchase at par so much of the Advances of the other Lender Groups or take such other actions as the Administrative Agent determines to be necessary to cause the aggregate Advances outstanding to be held by the Lender Groups in accordance with their respective Commitments and Pro Rata Shares (without giving effect to Section 2.22(d)), whereupon such Lender will cease to be a Defaulting Lender; provided that notwithstanding Section 2.18(b), the Borrower shall not be liable for any Breakage Fees that may be incurred in connection with such readjustment of Advances.

(f) No amount of the Commitment of any Liquidity Bank or Institutional Lender will be increased or otherwise affected by, and, except as otherwise expressly provided in this Section 2.22, performance by the Borrower of its obligations under this Agreement and the other Transaction Documents will not be excused or otherwise modified as a result of, any Funding Default or the operation of this Section 2.22. The rights and remedies against a Defaulting Lender under this Section 2.22 are in addition to other rights and remedies that the Borrower may have against such Defaulting Lender with respect to any Funding Default and that the Administrative Agent or any Lender, Lender Agent or Lender Group may have against such Defaulting Lender with respect to any Funding Default.

ARTICLE III.

CONDITIONS PRECEDENT

SECTION 3.01 Conditions Precedent to Effectiveness.

(a) This Agreement shall be effective upon, and no Lender shall be obligated to make any Advance hereunder from and after the Closing Date, nor shall any Lender, the Collateral Custodian, the Account Bank, the Backup Servicer, the Collateral Administrator or the Administrative Agent be obligated to take, fulfill or perform any other action hereunder, until, the satisfaction of the following conditions precedent, as determined in the sole discretion of, or waived in writing by, the Administrative Agent and the Lead Arranger:

(i) this Agreement, each Liquidity Agreement, each Hedging Agreement, each collateral assignment agreement (including, without limitation, the assignment of the Contribution Agreement) and all other Transaction Documents and all other agreements and opinions of counsel listed on Schedule I hereto or counterparts hereof or thereof shall have been duly executed by, and delivered to, the parties hereto and thereto and the Administrative Agent shall have received such other documents, instruments, agreements and legal opinions as any Lender Agent shall reasonably request in connection with the transactions contemplated by this Agreement, on or prior to the Closing Date, each in form and substance reasonably satisfactory to the Administrative Agent;

(ii) all reasonable up-front expenses and fees (including legal fees, any fees required under the Fee Letters) that are invoiced at or prior to the Closing Date shall have been paid in full;

(iii) all other acts and conditions (including, without limitation, the obtaining of any necessary consents and regulatory approvals and the making of any required filings, recordings or registrations) required to be done and performed and to have happened prior to the execution, delivery and performance of this Agreement and all related Transaction Documents and to constitute the same legal, valid and binding obligations, enforceable in accordance with their respective terms, shall have been done and performed and shall have occurred in due and strict compliance with all Applicable Law;

(iv) in the reasonable judgment of the Administrative Agent, there has not been any change after the date hereof in Applicable Law which adversely affects any Lender’s or the Administrative Agent’s ability to enter into the transactions contemplated by the Transaction Documents or any Material Adverse Effect or material disruption in the financial, banking or commercial loan or capital markets generally;

(v) any and all information submitted to the Administrative Agent by the Borrower, the Transferor, the Servicer, NFIM or any of their Affiliates is true, accurate, complete in all material respects and not misleading in any material respect;

(vi) the representations and warranties contained in Sections 4.01, 4.02 and 4.03 are true and correct in all material respects, and there exists no breach of any covenant on and as of the Closing Date (other than any representation and warranty that is made as of a specific date);

(vii) NF has received an aggregate amount equal to or exceeding $75,000,000 in (x) net cash proceeds, plus (y) Unpledged Capital Commitments pursuant to one or more equity private placements;

(viii) the Administrative Agent shall have received all documentation and other information requested by the Administrative Agent in its sole discretion or required by regulatory authorities with respect to the Borrower, the Transferor and the Servicer under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act, all in form and substance reasonably satisfactory to the Administrative Agent and each Lender Agent;

(ix) no material adverse change on the business, assets, financial conditions or performance of the Servicer and its subsidiaries, including the Borrower, on a consolidated basis, or any material portion of the initial proposed Eligible Loan Assets has occurred;

(x) the results of Administrative Agent’s legal due diligence relating to the Transferor, the Borrower, the Servicer, the Eligible Loan Assets and the transactions contemplated hereunder are satisfactory to Administrative Agent;

(xi) each applicable Lender Agent shall have received a duly executed copy of its Revolving Note, in a principal amount equal to the Commitment of the related Lender;

(xii) Each Liquidity Bank whose commercial paper is being rated by one or more Rating Agency shall have received, to the extent required under the terms of such CP Lender’s program documents, the written confirmation of each such Rating Agency that the execution and delivery of this Agreement will not result in a withdrawal or downgrading of the then-current rating of such commercial paper by such Rating Agency;

(xiii) The Collection Account (including the Principal Collection Subaccount and Interest Collection Subaccount thereunder) has been established pursuant to the Collection Account Agreement; and

(xiv) the Borrower has a valid ownership interest in the agreed-upon initial pool of Eligible Loan Assets (as set forth in Schedule IV as of the Closing Date).

(b) By its execution and delivery of this Agreement, each of the Borrower and the Servicer hereby certifies that each of the conditions precedent to the effectiveness of this Agreement set forth in this Section 3.01 have been satisfied.

SECTION 3.02 Conditions Precedent to All Advances. Each Advance (including the Initial Advance, except as explicitly set forth below) to the Borrower from the Lenders shall be subject to the further conditions precedent that:

(a) On the related Advance Date of such Advance, the following statements shall be true and correct, and the Borrower by accepting any amount of such Advance shall be deemed to have certified that:

(i) the Servicer (on behalf of the Borrower) shall have delivered to the Administrative Agent and each Lender Agent (with a copy to the Collateral Custodian, the Collateral Administrator and the Collateral Agent), no later than 2:00 p.m. on the Business Day immediately prior to the date of such Advance or, if permitted pursuant to Section 2.02(b), has been requested no later than 10:00 a.m. on the date of such Advance: (A) a Notice of Borrowing, and (B) a Borrowing Base Certificate;

(ii) if the Advance is in connection with the Pledge of an Eligible Loan Asset, the Borrower shall have delivered to the Collateral Custodian (with a copy to the Administrative Agent, Collateral Administrator and Backup Servicer), no later than 2:00 p.m. one Business Day prior to the related Advance Date, (w) a Loan Asset Schedule, (x) a Loan Assignment in the form of Exhibit A to the Contribution Agreement (including Schedule I thereto) and containing such additional information as may be reasonably requested by the Administrative Agent; and (y) a faxed or e-mailed copy of the duly executed original promissory notes of the Loan Assets (and, in the case of any Noteless Loan Asset, a fully executed assignment agreement) and (z) if any Loan Assets are closed in escrow, a certificate (in the form of Exhibit J) from the closing attorneys of such Loan Assets certifying the possession of the Required Loan Documents; provided that, notwithstanding the foregoing, the Borrower shall cause the Loan Asset Checklist and the Required Loan Documents to be in the possession of the Collateral Custodian and the Backup Servicer within five Business Days of any related Advance Date as to any Loan Assets;

(iii) the representations and warranties contained in Sections 4.01, 4.02 and 4.03 are true and correct in all material respects, and there exists no breach of any covenant before and after giving effect to the Advance to take place on such Advance Date and to the application of proceeds therefrom, on and as of such day as though made on and as of such date (other than any representation and warranty that is made as of a specific date);

(iv) on and as of such Advance Date, after giving effect to such Advance and the addition to the Collateral Portfolio of the Eligible Loan Assets being acquired by the Borrower using the proceeds of such Advance, the Advances Outstanding does not exceed the Borrowing Base;

(v) no Event of Default or Unmatured Event of Default has occurred and is continuing, or would result from such Advance or application of proceeds therefrom;

(vi) no Borrowing Base Deficiency exists or would result from such Advance;

(vii) no event has occurred and is continuing, or would result from such Advance, which constitutes a Servicer Termination Event or any event which, if it continues uncured, will, with notice or lapse of time, constitute a Servicer Termination Event;

(viii) since the Closing Date, no material adverse change has occurred in the ability of the Servicer, the Transferor or the Borrower to perform their respective obligations under any Transaction Document;

(ix) no Liens exist in respect of Taxes which are prior to the lien of the Collateral Agent on the Eligible Loan Assets to be Pledged on such Advance Date; and

(x) all terms and conditions of the Contribution Agreement required to be satisfied in connection with the assignment of each Eligible Loan Asset being Pledged hereunder on such Advance Date (and the Portfolio Assets related thereto), including, without limitation, the perfection of the Borrower’s interests therein, shall have been satisfied in full, and all filings (including, without limitation, UCC filings) required to be made by any Person and all actions required to be taken or performed by any Person in any jurisdiction to give the Collateral Agent, for the benefit of the Secured Parties, a first priority perfected security interest (subject only to Permitted Liens) in such Eligible Loan Assets and the Portfolio Assets related thereto and the proceeds thereof shall have been made, taken or performed.

(b) On or prior to such applicable Advance Date, the Servicer shall have provided to the Administrative Agent (which may be provided electronically) the Loan Asset Schedule set forth on Schedule IV with respect to each of the Eligible Loan Assets identified in the applicable Loan Asset Schedule for inclusion in the Collateral Portfolio on the applicable Advance Date.

(c) No Applicable Law shall prohibit, and no order, judgment or decree of any federal, State or local court or governmental body, agency or instrumentality shall prohibit or enjoin, the making of such Advances by any Lender or the proposed Pledge of Eligible Loan Assets in accordance with the provisions hereof.

(d) Neither the Commitment Termination Date nor the Final Maturity Date shall have occurred.

(e) The Borrower shall have paid all reasonable fees then required to be paid, including all fees required hereunder and under the applicable Fee Letters and shall have reimbursed the Lenders, the Administrative Agent, each Lender Agent, the Collateral Custodian, the Collateral Administrator, the Account Bank and the Collateral Agent for all invoiced fees, costs and expenses of closing the transactions contemplated hereunder and under the other Transaction Documents, including the reasonable attorney fees of outside counsel and any other legal and document preparation costs incurred by the Lenders, the Administrative Agent and each Lender Agent.

(f) On or prior to such Advance, the Minimum Credit Enhancement shall have been established.

The failure of the Borrower to satisfy any of the foregoing conditions precedent in respect of any Advance shall give rise to a right of the Administrative Agent and the applicable Lender Agent, which right may be exercised at any time on the demand of the applicable Lender Agent, to rescind the related Advance and direct the Borrower to pay to the applicable Lender Agent for the benefit of the applicable Lender an amount equal to the Advances made during any such time that any of the foregoing conditions precedent were not satisfied or waived in writing.

SECTION 3.03 Advances Do Not Constitute a Waiver. No Advance made hereunder shall constitute a waiver of any condition to any Lender’s obligation to make such an Advance unless such waiver is in writing and executed by such Lender.

SECTION 3.04 Conditions to Pledges of Loan Assets. Each Pledge of an additional Eligible Loan Asset pursuant to Section 2.06, a Substitute Eligible Loan Asset pursuant to Section 2.07(a) or (e), an additional Eligible Loan Asset pursuant to Section 2.20 or any other Pledge of a Loan Asset hereunder shall be subject to the further conditions precedent that (as certified to the Collateral Agent by the Borrower):

(a) the Servicer (on behalf of the Borrower) shall have delivered to the Administrative Agent and each Lender Agent (with a copy to the Collateral Custodian, the Collateral Administrator and the Collateral Agent) no later than 2:00 p.m. on the date that is one Business Day prior to the related Cut-Off Date: (A) a Borrowing Base Certificate, (B) a Loan Asset Schedule and (C) a Loan Assignment in the form of Exhibit A to the Contribution Agreement (including Schedule I thereto) and containing such additional information as may be reasonably requested by the Administrative Agent;

(b) the Borrower shall have delivered to the Collateral Custodian (with a copy to the Administrative Agent and the Backup Servicer), no later than 2:00 p.m. one Business Day prior to the related Cut-Off Date, a faxed or e-mailed copy of the duly executed original promissory notes of the Loan Assets (and, in the case of any Noteless Loan Asset, a fully executed assignment agreement) and if any Loan Assets are closed in escrow, a certificate (in the form of Exhibit J) from the closing attorneys of such Loan Assets certifying the possession of the Required Loan Documents; provided that, notwithstanding the foregoing, the Borrower shall cause the Loan Asset Checklist and the Required Loan Documents to be in the possession of the Collateral Custodian and the Backup Servicer within five Business Days of any related Cut-Off Date as to any Loan Assets;

(c) no Liens exist in respect of Taxes which are prior to the lien of the Collateral Agent on the Eligible Loan Assets to be Pledged on such Cut-Off Date;

(d) all terms and conditions of the Contribution Agreement required to be satisfied in connection with the assignment of each Eligible Loan Asset being Pledged hereunder on such Cut-Off Date (and the Portfolio Assets related thereto), including, without limitation, the perfection of the Borrower’s interests therein, shall have been satisfied in full, and all filings (including, without limitation, UCC filings) required to be made by any Person and all actions required to be taken or performed by any Person in any jurisdiction to give the Collateral Agent, for the benefit of the Secured Parties, a first priority perfected security interest (subject only to Permitted Liens) in such Eligible Loan Assets and the Portfolio Assets related thereto and the proceeds thereof shall have been made, taken or performed;

(e) no Event of Default or Unmatured Event of Default exists, or would result from such Pledge (other than, with respect to any Pledge of an Eligible Loan Asset necessary to cure a Borrowing Base Deficiency in accordance with Section 2.06 or Section 2.07, an Unmatured Event of Default arising solely pursuant to such Borrowing Base Deficiency and being cured as a result of such Pledge); and

(f) the representations and warranties contained in Sections 4.01, 4.02 and 4.03 are true and correct in all material respects, and there exists no breach of any covenant contained in Sections 5.01, 5.02, 5.03, 5.04 and 5.05 before and after giving effect to the Pledge to take place on such Cut-Off Date, on and as of such day as though made on and as of such date (other than any representation and warranty that is made as of a specific date).

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

SECTION 4.01 Representations and Warranties of the Borrower. The Borrower hereby represents and warrants, as of the Closing Date, as of each applicable Cut-Off Date, as of each applicable Advance Date, as of each Reporting Date and as of each other date provided under this Agreement or the other Transaction Documents on which such representations and warranties are required to be (or deemed to be) made (unless a specific date is specified below):

(a) Organization, Good Standing and Due Qualification. The Borrower is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite limited liability company power and authority necessary to own the Loan Assets and the Collateral Portfolio and to conduct its business as such business is presently conducted and to enter into and perform its obligations pursuant to this Agreement. The Borrower is duly qualified to do business as a limited liability company, and has obtained all licenses and approvals under the laws of the States of Delaware and New York, and in all other jurisdictions, in each case, necessary to own its assets and to transact the business in which it is engaged, and is duly qualified, and in good standing under the laws of the States of Delaware and New York, and in each other jurisdiction where the transaction of such business or its ownership of the Loan Assets and the Collateral Portfolio and the conduct of its business requires such qualification where the failure to obtain such qualification, licenses or approvals could reasonably be expected to result in a Material Adverse Effect.

(b) Power and Authority; Due Authorization; Execution and Delivery. The Borrower (i) has the power, authority and legal right to (x) execute and deliver this Agreement and the other Transaction Documents to which it is a party and (y) perform and carry out the terms of this Agreement and the other Transaction Documents to which it is a party and the transactions contemplated thereby, and (ii) has taken all necessary action to (x) authorize the execution, delivery and performance of this Agreement and each of the other Transaction Documents to which it is a party and (y) grant to the Collateral Agent, for the benefit of the Secured Parties, a first priority perfected security interest in the Collateral Portfolio on the terms and conditions of this Agreement, subject only to Permitted Liens. This Agreement and each other Transaction Document to which the Borrower is a party have been duly executed and delivered by the Borrower.

(c) Binding Obligation. This Agreement and each of the other Transaction Documents to which the Borrower is a party constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with their respective terms, except as the enforceability hereof and thereof may be limited by Bankruptcy Laws and by general principles of equity.

(d) All Consents Required. No consent of any other party and no consent, license, approval or authorization of, or registration or declaration with, any Governmental Authority, bureau or agency is required in connection with the execution, delivery or performance by the Borrower of this Agreement or any Transaction Document to which it is a party or the validity or enforceability of this Agreement or any such Transaction Document or the Loan Assets or the transfer of an ownership interest or security interest in such Loan Assets, other than such as have been met or obtained and are in full force and effect.

(e) No Violation. The execution, delivery and performance of this Agreement and all other agreements and instruments executed and delivered or to be executed and delivered pursuant hereto or thereto in connection with the Pledge of the Collateral Portfolio will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Borrower’s certificate of formation or limited liability company agreement, (ii) result in the creation or imposition of any Lien on the Collateral Portfolio other than Permitted Liens, (iii) violate any Applicable Law in any material respect, or (iv) violate any contract or other agreement to which the Borrower is a party or by which the Borrower or any property or assets of the Borrower may be bound.

(f) No Proceedings. There is no litigation, proceeding or investigation pending or, to the knowledge of the Borrower, threatened against the Borrower or any properties of the Borrower, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document to which the Borrower is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document to which the Borrower is a party or (iii) seeking any determination or ruling that could reasonably be expected to have a Material Adverse Effect.

(g) Selection Procedures. In selecting the Loan Assets to be Pledged pursuant to this Agreement, no selection procedures have been employed by the Borrower or any Affiliate of the Borrower (including the Transferor and the Servicer) which are intended to be adverse to the interests of the Lenders.

(h) Bulk Sales. The grant of the security interest in the Collateral Portfolio by the Borrower to the Collateral Agent, for the benefit of the Secured Parties, pursuant to this Agreement, and the execution, delivery and performance of this Agreement, is in the ordinary course of business for the Borrower and is not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction.

(i) No Liens. The Collateral Portfolio is owned by the Borrower free and clear of any Liens except for Permitted Liens as provided herein. No effective financing statement or other instrument similar in effect covering any Collateral Portfolio is on file in any recording office except such as may be filed in favor of the Administrative Agent, for the benefit of the Secured Parties, relating to this Agreement or reflecting the transfer of the Collateral Portfolio from the Transferor to the Borrower.

(j) Pledge of Collateral Portfolio. Except as otherwise expressly permitted by the terms of this Agreement, no item of Collateral Portfolio has been sold, transferred, assigned or pledged by the Borrower to any Person, other than as contemplated by Article II and the Pledge of such Collateral Portfolio to the Collateral Agent, for the benefit of the Secured Parties, pursuant to the terms of this Agreement.

(k) Indebtedness. The Borrower has no Indebtedness or other indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than Indebtedness incurred under the terms of the Transaction Documents or ordinary course business expenses incurred in the ordinary course of business pursuant to the transactions contemplated hereunder and under the other Transaction Documents.

(l) Sole Purpose. The Borrower has been formed solely for the purpose of engaging in transactions contemplated by this Agreement, and has not engaged in any business activity other than the negotiation, execution and to the extent applicable, performance of this Agreement and the transactions contemplated by the Transaction Documents. The Borrower is not party to any agreements other than the applicable Transaction Documents to which it is a party and the Required Loan Documents in respect of which the Borrower is a lender.

(m) Separate Entity. The Borrower is operated as an entity with assets and liabilities distinct from those of the Transferor and NFIM, and any Affiliates thereof, and the Borrower hereby acknowledges that the Administrative Agent and the Lenders are entering into the transactions contemplated by this Agreement in reliance upon the Borrower’s identity as a separate legal entity from, the Transferor and NFIM, and from each such other Affiliate of the Transferor and NFIM.

(n) No Injunctions. No injunction, writ, restraining order or other order of any nature adversely affects the Borrower’s performance of its obligations under this Agreement or any Transaction Document to which the Borrower is a party.

(o) Taxes. The Borrower has filed or caused to be filed (on a consolidated basis or otherwise) on a timely basis all material tax returns (including, without limitation, all foreign, federal, state, local and other tax returns) required to be filed by it (subject to any extensions to file properly obtained by the same) and is not liable for Taxes payable by any other Person. The Borrower has paid or made adequate provisions for the payment of all material Taxes, assessments and other governmental charges made against it or any of its property except for those Taxes being contested in good faith by appropriate proceedings and in respect of which it has established proper reserves in accordance with GAAP on its books. No Tax lien or similar adverse claim has been filed, and no claim is being asserted, with respect to any such Tax, assessment or other governmental charge. Any Taxes, fees and other governmental charges due and payable by the Borrower, as applicable, in connection with the execution and delivery of this Agreement and the other Transaction Documents and the transactions contemplated hereby or thereby have been paid or shall have been paid if and when due.

(p) Location. The Borrower’s location (within the meaning of Article 9 of the UCC) is Delaware. The chief executive office of the Borrower (and the location of the Borrower’s records regarding the Collateral Portfolio (other than those delivered to the Collateral Custodian)) is located at the address set forth under its name in Section 12.02 (or at such other address as shall be designated by such party in a written notice to the other parties hereto).

(q) Tradenames. Except as permitted hereunder, the Borrower’s legal name is as set forth in this Agreement. Except as permitted hereunder, the Borrower has not changed its name since its formation; does not have tradenames, fictitious names, assumed names or “doing business as” names other than as disclosed on Schedule II hereto (as such schedule may be updated from time to time by the Administrative Agent upon receipt of a notice delivered to the Administrative Agent pursuant to Section 5.02(p)); the Borrower’s only jurisdiction of formation is Delaware, and, except as permitted hereunder, the Borrower has not changed its jurisdiction of formation.

(r) Solvency. The Borrower is not the subject of any Bankruptcy Proceedings or Bankruptcy Event. The Borrower is Solvent, and the transactions under this Agreement and any other Transaction Document to which the Borrower is a party do not and will not render the Borrower not Solvent. The Borrower is paying its debts as they become due; and the Borrower, after giving effect to the transactions contemplated hereby, will have adequate capital to conduct its business.

(s) No Subsidiaries. The Borrower has no Subsidiaries.

(t) Value Given. The Borrower has given fair consideration and reasonably equivalent value to the Transferor in exchange for the purchase of each of the Loan Assets (or any number of them) from the Transferor pursuant to the Contribution Agreement. No such transfer has been made for or on account of an antecedent debt owed by the Borrower to the Transferor and no such transfer is or may be voidable or subject to avoidance under any section of the Bankruptcy Code.

(u) Reports Accurate. All information relating to the Borrower and prepared or supplied by the Borrower or the Servicer and contained in the Servicer’s Certificates or Servicing Reports, Notices of Borrowing, Borrowing Base Certificates and other written or electronic information, exhibits, financial statements, documents, books, records or reports furnished by the Borrower to the Administrative Agent, the Collateral Agent or the Collateral Custodian in connection with this Agreement are, as of their date, accurate, true and correct in all material respects, and no such document or certificate contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein not misleading; provided that, solely with respect to written or electronic information furnished by the Borrower that was provided to the Borrower from an Obligor with respect to a Loan Asset, such information need only be accurate, true and correct in all material respects to the knowledge of the Borrower; provided, further, that the foregoing proviso shall not apply to any information presented in a Servicer’s Certificate, Servicing Report, Notice of Borrowing or Borrowing Base Certificate.

(v) Exchange Act Compliance; Regulations T, U and X. None of the transactions contemplated herein or in the other Transaction Documents (including, without limitation, the use of Proceeds from the sale of the Collateral Portfolio) will violate or result in a violation of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. The Borrower does not own or intend to carry or purchase, and no proceeds from the Advances will be used to carry or purchase, any “margin stock” within the meaning of Regulation U or to extend “purpose credit” within the meaning of Regulation U.

(w) No Adverse Agreements. There are no agreements in effect adversely affecting the rights of the Borrower to make, or cause to be made, the grant of the security interest in the Collateral Portfolio contemplated by Section 2.13.

(x) Event of Default/Unmatured Event of Default. No event has occurred which constitutes an Event of Default, and no event has occurred and is continuing which constitutes an Unmatured Event of Default (other than any Event of Default or Unmatured Event of Default which has previously been disclosed to the Administrative Agent as such).

(y) Servicing Standard. Each of the Loan Assets was underwritten or acquired and is being serviced in conformance with the Servicing Standard established under the Risk and Collection Policies and the standard underwriting, credit, collection, operating and reporting procedures and systems of the Servicer or the Transferor.

(z) ERISA. The present value of all vested benefits under each “employee pension benefit plan” as such term is defined in Section 3(2) of ERISA, other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate of the Borrower or to which the Borrower or any ERISA Affiliate of the Borrower contributes or has an obligation to contribute, or has any liability (each, a “Pension Plan”), does not exceed by a material amount the value of the assets of the Pension Plan allocable to such vested benefits (based on the value of such assets as of the last annual valuation date for the Pension Plan) determined in accordance with the assumptions used for funding such Pension Plan pursuant to Sections 412 and 430 of the Code for the applicable plan year. No prohibited transactions (within the meaning of ERISA Section 406(a) or (b) or Code Section 4975, for which an exemption is not available or has not previously been obtained from the United States Department of Labor), failure by the Borrower to meet the minimum funding standard set forth in Section 302(a) of ERISA and Section 412(a) of the Code, withdrawal by the Borrower or any ERISA Affiliate of the Borrower from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), or Reportable Events have occurred with respect to any Pension Plan, which either individually or in the aggregate is reasonably expect to result in a material liability to the Borrower. No notice of intent to terminate a Pension Plan has been filed by the plan administrator under Section 4041 of ERISA, nor has any Pension Plan been terminated under Section 4041 of ERISA, in either event, that is reasonably expected to result in a material liability to the Borrower. The Pension Benefit Guaranty Corporation has not instituted proceedings to terminate or appointed a trustee to administer a Pension Plan under Section 4042 of ERISA, and no event has occurred or condition exists which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan.

(aa) Allocation of Charges. There is no agreement or understanding between the Servicer and the Borrower (other than as expressly set forth herein or as consented to by the Administrative Agent), providing for the allocation or sharing of obligations to make payments or otherwise in respect of any taxes, fees, assessments or other governmental charges; provided that it is understood and acknowledged that the Borrower will be consolidated with the Servicer for tax purposes.

(bb) Broker-Dealer. The Borrower is not a broker-dealer or subject to the Securities Investor Protection Act of 1970, as amended.

(cc) Instructions to Obligors. The Collection Account is the only account to which Obligors have been instructed by the Borrower, or the Servicer on the Borrower’s behalf, to send Principal Collections and Interest Collections on the Collateral Portfolio. The Borrower has not granted any Person other than the Collateral Agent, on behalf of the Secured Parties, an interest in the Collection Account.

(dd) Contribution Agreement. The Contribution Agreement and the Loan Assignment contemplated therein are the only agreements pursuant to which the Borrower acquires the Collateral Portfolio (other than with respect to a Loan Asset that is a loan or loan participation originated by Borrower). The Borrower accounts for the transfers of Loan Assets under the Contribution Agreement as contributions of such Loan Assets in its books, records and financial statements (although the financial statements of the Borrower and NF may be consolidated), in each case consistent with GAAP.

(ee) Investment Company Act. Neither the Borrower nor NF is required to register as an “investment company” under the provisions of the 1940 Act; provided, that NF is regulated as a “business development company” under the 1940 Act.

(ff) Compliance with Applicable Law. The Borrower has complied in all material respects with all Applicable Law to which it may be subject, and no item of the Collateral Portfolio contravenes any Applicable Law (including, without limitation, all applicable predatory and abusive lending laws, laws, rules and regulations relating to licensing, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy).

(gg) Collections. The Borrower acknowledges that all Available Collections received by it or its Affiliates with respect to the Collateral Portfolio transferred or Pledged hereunder are held and shall be held in trust for the benefit of the Collateral Agent, on behalf of the Secured Parties, until deposited into the Collection Account within two Business Days after receipt as required herein.

(hh) Set-Off, etc. No Loan Asset has been compromised, adjusted, extended, satisfied, subordinated, rescinded, set-off or modified by the Borrower, the Transferor or the Obligor thereof, and no Collateral Portfolio is subject to compromise, adjustment, extension, satisfaction, subordination, rescission, set-off, counterclaim, defense, abatement, suspension, deferment, deduction, reduction, termination or modification, whether arising out of transactions concerning the Collateral Portfolio or otherwise, by the Borrower, the Transferor or the Obligor with respect thereto, except, in each case, for amendments, extensions and modifications, if any, to such Collateral Portfolio otherwise permitted pursuant to Section 6.04(a) of this Agreement and in accordance with the Risk and Collection Policies and the Servicing Standard.

(ii) Full Payment. As of the applicable Cut-Off Date thereof, the Borrower has no knowledge of any fact which should lead it to expect that any Loan Asset will not be paid in full.

(jj) Environmental. With respect to each item of Underlying Collateral as of the applicable Cut-Off Date for the Loan Asset related to such Underlying Collateral, to the actual knowledge of a Responsible Officer of the Borrower: (a) the related Obligor’s operations comply in all material respects with all applicable Environmental Laws; (b) none of the related Obligor’s operations is the subject of a Federal or state investigation evaluating whether any remedial action, involving expenditures, is needed to respond to a release of any Hazardous Materials into the environment; and (c) the related Obligor does not have any material contingent liability in connection with any release of any Hazardous Materials into the environment. As of the applicable Cut-Off Date for the Loan Asset related to such Underlying Collateral, none of the Borrower, the Transferor nor the Servicer has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Underlying Collateral, nor does any such Person have knowledge or reason to believe that any such notice will be received or is being threatened.

(kk) USA PATRIOT Act. Neither the Borrower nor any Affiliate of the Borrower is (i) a country, territory, organization, person or entity named on an Office of Foreign Asset Control (OFAC) list; (ii) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a “Non-Cooperative Jurisdiction” by the Financial Action Task Force on Money

Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (iii) a “Foreign Shell Bank” within the meaning of the USA PATRIOT Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (iv) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Sections 311 or 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns.

(ll) Confirmation. The Borrower has received a letter in writing (which letters have been provided to the Administrative Agent for the benefit of the Secured Parties, who are intended third party beneficiaries thereunder) from NF and NFIM stating that such Persons, to the fullest extent of their control and voting rights, will not suffer or permit the Borrower to file a voluntary bankruptcy petition under the Bankruptcy Code, except to the extent that any action precluding or otherwise allowing such petition would be in breach of its fiduciary obligations.

(mm) Accuracy of Representations and Warranties. Each representation or warranty by the Borrower contained herein or in any certificate or other document furnished by the Borrower pursuant hereto or in connection herewith is true and correct in all material respects.

(nn) Reaffirmation of Representations and Warranties. On each day that any Advance is made hereunder, the Borrower shall be deemed to have certified that all representations and warranties described in Section 4.01 and Section 4.02 are correct in all material respects on and as of such day as though made on and as of such day, except for any such representations or warranties which are made as of a specific date.

(oo) Security Interest.

(i) This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Borrower’s rights in the Collateral Portfolio in favor of the Collateral Agent, on behalf of the Secured Parties, which security interest is prior to all other Liens (except for Permitted Liens), and is enforceable as such against creditors of and purchasers from the Borrower;

(ii) the Collateral Portfolio is comprised of “instruments”, “financial assets”, “security entitlements”, “general intangibles”, “chattel paper”, “accounts”, “certificated securities”, “uncertificated securities”, “securities accounts”, “deposit accounts”, “supporting obligations” or “insurance” (each as defined in the applicable UCC) and the proceeds of the foregoing or real property or such other category of collateral under the applicable UCC as to which the Borrower has complied with its obligations under this Section 4.01(oo);

(iii) with respect to Collateral Portfolio that constitute “financial assets”:

a. all of such financial assets (other than financial assets covered by subparagraphs (x), (xi), (xiii) or (xiv) of this Section 4.01(oo)) have been credited to the Collection Account and the securities intermediary for the Collection Account has agreed to treat all assets credited to the Collection Account as “financial assets” within the meaning of the applicable UCC; and

b. the Collection Account is not in the name of any Person other than the Borrower, subject to the lien of the Collateral Agent, for the benefit of the Secured

Parties. The securities intermediary of the Collection Account which is a “securities account” under the UCC has agreed to comply with the entitlement orders and instructions of the Borrower, the Servicer and the Collateral Agent (acting at the direction of the Administrative Agent) in accordance with the Transaction Documents, including causing cash to be invested in Permitted Investments; provided that, upon the delivery of a Notice of Exclusive Control by the Collateral Agent (acting at the direction of the Administrative Agent), the securities intermediary has agreed to only follow the entitlement orders and instructions of the Collateral Agent, on behalf of the Secured Parties, including with respect to the investment of cash in Permitted Investments.

(iv) the Collection Account constitutes a “securities account” as defined in the applicable UCC;

(v) the Borrower, the Account Bank and the Collateral Agent, on behalf of the Secured Parties, have entered into the Collection Account Agreement; and the Collection Account Agreement, together with this Agreement, grants to the Collateral Agent, for the benefit of the Secured Parties, a first priority perfected security interest in the Collection Account;

(vi) the Borrower owns and has good and marketable title to (or with respect to assets securing any Loan Assets, a valid security interest in) the Collateral Portfolio free and clear of any Lien (other than Permitted Liens) of any Person;

(vii) the Borrower has received all consents and approvals required by the terms of any Loan Asset to the granting of a security interest in the Loan Assets hereunder to the Collateral Agent, on behalf of the Secured Parties;

(viii) the Borrower has caused the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in the Collateral Portfolio and that portion of the Loan Assets in which a security interest may be perfected by filing granted to the Collateral Agent, on behalf of the Secured Parties, under this Agreement; provided that filings in respect of real property shall not be required;

(ix) other than as expressly permitted by the terms of this Agreement and the security interest granted to the Collateral Agent, on behalf of the Secured Parties, pursuant to this Agreement, the Borrower has not pledged, assigned, sold, granted a security interest in or otherwise conveyed any of the Collateral Portfolio. The Borrower has not authorized the filing of and is not aware of any financing statements against the Borrower that include a description of collateral covering the Collateral Portfolio other than any financing statement (A) relating to the security interests granted to the Borrower under the Contribution Agreement, (B) that has been terminated or fully and validly assigned to the Collateral Agent on or prior to the date hereof, or (C) reflecting the transfer of assets on a Release Date pursuant to (and simultaneously with or subsequent to) the consummation of any transaction contemplated under (and in compliance with the conditions set forth in) Section 2.07. The Borrower is not aware of the filing of any judgment or Tax lien filings against the Borrower;

(x) all original executed copies of each underlying promissory note or copies of each Loan Asset Register, as applicable, that constitute or evidence each Loan Asset has been, or subject to the delivery requirements contained herein, will be delivered to the Collateral Custodian;

(xi) other than in the case of Noteless Loan Assets, the Borrower has received, or subject to the delivery requirements contained herein will receive, a written acknowledgment from the Collateral Custodian that the Collateral Custodian, as the bailee of the Collateral Agent, is holding the underlying promissory notes that constitute or evidence the Loan Assets solely on behalf of and for the Collateral Agent, for the benefit of the Secured Parties;

(xii) none of the underlying promissory notes, or Loan Asset Registers, as applicable, that constitute or evidence the Loan Assets has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Collateral Agent, on behalf of the Secured Parties;

(xiii) with respect to any Collateral Portfolio that constitutes a “certificated security,” unless credited to the Collection Account and in the control of the Account Bank, such certificated security has been delivered to the Collateral Custodian, on behalf of the Secured Parties and, if in registered form, has been specially Indorsed to the Collateral Agent, for the benefit of the Secured Parties, or in blank by an effective Indorsement or has been registered in the name of the Collateral Agent, for the benefit of the Secured Parties, upon original issue or registration of transfer by the Borrower of such certificated security; and

(xiv) with respect to any Collateral Portfolio that constitutes an “uncertificated security”, unless credited to the Collection Account and in the control of the Account Bank, the Borrower shall cause the issuer of such uncertificated security to register the Collateral Agent, on behalf of the Secured Parties, as the registered owner of such uncertificated security, or enter into a control agreement granting a perfected first Lien in such uncertificated security in a manner acceptable to the Collateral Agent and the Administrative Agent.

SECTION 4.02 Representations and Warranties of the Borrower Relating to the Agreement and the Collateral Portfolio. The Borrower (and the Servicer, with respect to clauses (b)(ii) below) hereby represent and warrant, as of the Closing Date, as of each applicable Cut-Off Date, as of each applicable Advance Date, as of each Reporting Date and any date which Loan Assets are Pledged hereunder and as of each other date provided under this Agreement or the other Transaction Documents on which such representations and warranties are required to be (or deemed to be) made:

(a) Valid Transfer and Security Interest. This Agreement constitutes a grant of a security interest in all of the Collateral Portfolio to the Collateral Agent, for the benefit of the Secured Parties, which upon the delivery of the Required Loan Documents to the Collateral Custodian, the crediting of Loan Assets to the Collection Account and the filing of the financing statements, shall be a valid and first priority perfected security interest in the Loan Assets forming a part of the Collateral Portfolio and in that portion of the Loan Assets in which a security interest may be perfected by filing a UCC financing statement subject only to Permitted Liens. Neither the Borrower nor any Person claiming through or under Borrower shall have any claim to or interest in the Collection Account and, if this Agreement constitutes the grant of a security interest in such property, except for the interest of the Borrower in such property as a debtor for purposes of the UCC. The Collection Account Agreement, together with this Agreement, grants to the Collateral Agent for the benefit of the Secured Parties a first priority perfected security interest in the Collection Account.

(b) Eligibility of Collateral Portfolio. (i) The Loan Asset Schedule and the information contained in each Notice of Borrowing is an accurate and complete listing of all the Loan Assets contained in the Collateral Portfolio as of the related Cut-Off Date and the information contained therein with respect to the identity of such item of Collateral Portfolio and the amounts owing thereunder is true and correct as of the related Cut-Off Date, (ii) each Loan Asset designated on any Borrowing Base Certificate as an Eligible Loan Asset and each Loan Asset included as an Eligible Loan Asset in any calculation of Borrowing Base or Borrowing Base Deficiency is an Eligible Loan Asset and (iii) with respect to each item of Collateral Portfolio, all consents, licenses, approvals or authorizations of or registrations or declarations of any Governmental Authority or any Person required to be obtained, effected or given by the Borrower in connection with the grant of a security interest in each item of Collateral Portfolio to the Collateral Agent, for the benefit of the Secured Parties, have been duly obtained, effected or given and are in full force and effect. For the avoidance of doubt, any inaccurate representation that a Loan Asset is an Eligible Loan Asset hereunder or under the Contribution Agreement shall not constitute an Event of Default if the Borrower complies with Section 2.07(e) hereunder and the Transferor complies with Section 6.1 of the Contribution Agreement (subject to the grace period set forth in such provisions); provided that any such Loan Asset will not be included in the calculation of the Borrowing Base during such grace period.

(c) No Fraud. Each Loan Asset was originated without any fraud or misrepresentation by the Transferor or the Borrower or, to the best of the Borrower’s knowledge, on the part of the Obligor.

SECTION 4.03 Representations and Warranties of the Servicer. The Servicer hereby represents and warrants, as of the Closing Date, as of each applicable Cut-Off Date, as of each applicable Advance Date, as of each Reporting Date and as of each other date provided under this Agreement or the other Transaction Documents on which such representations and warranties are required to be (or deemed to be) made (unless a specific date is specified below):

(a) Organization and Good Standing. The Servicer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland (except as such jurisdiction is changed as permitted hereunder), with all requisite corporate power and authority necessary to own or lease its properties and to conduct its business as such business is presently conducted and to enter into and perform its obligations pursuant to this Agreement.

(b) Due Qualification. The Servicer is duly qualified to do business as a corporation, and has obtained all necessary licenses and approvals in the State of New York and in all other jurisdictions in which the ownership or lease of its property and the conduct of its business requires such qualification, licenses or approvals, except where the failure to obtain such qualification, licenses or approvals could reasonably be expected to result in a Material Adverse Effect.

(c) Power and Authority; Due Authorization; Execution and Delivery. The Servicer (i) has all necessary power, authority and legal right to (x) execute and deliver this Agreement and the other Transaction Documents to which it is a party and (y) carry out the terms of this Agreement and the other Transaction Documents to which it is a party, and (ii) has duly authorized by all necessary corporate action the execution, delivery and performance of this Agreement and each of the other Transaction Documents to which it is a party. This Agreement and each other Transaction Document to which the Servicer is a party have been duly executed and delivered by the Servicer.

(d) Binding Obligation. This Agreement and each of the other Transaction Documents to which the Servicer is a party constitutes a legal, valid and binding obligation of the Servicer, enforceable against the Servicer in accordance with their respective terms, except as the enforceability hereof and thereof may be limited by Bankruptcy Laws and by general principles of equity.

(e) No Violation. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the fulfillment of the terms hereof and thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Servicer’s articles of incorporation or by-laws, (ii) result in the creation or imposition of any Lien upon any of the Servicer’s properties pursuant to the terms of any such contractual obligation, other than this Agreement, (iii) violate any Applicable Law in any material respect or (iv) violate any material contract or other material agreement to which the Servicer is a party or by which the Servicer or any property or assets of the Servicer may be bound.

(f) No Proceedings. There is no litigation, proceeding or investigation pending or, to the knowledge of the Servicer, threatened against the Servicer or any properties of the Servicer, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document to which the Servicer is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document to which the Servicer is a party or (iii) seeking any determination or ruling that could reasonably be expected to have a Material Adverse Effect.

(g) All Consents Required. No consent of any other party and no consent, license, approval or authorization of, or registration or declaration with, any Governmental Authority, bureau or agency is required in connection with the execution, delivery or performance by the Servicer of this Agreement or any other Transaction Document to which it is a party or the validity or enforceability of this Agreement or any such Transaction Document or the Loan Assets or the transfer of an ownership interest or security interest in such Loan Assets, other than such as have been met or obtained and are in full force and effect.

(h) Reports Accurate. All Servicer’s Certificates, Servicing Reports (with respect to information prepared or supplied by the Borrower or the Servicer), Notices of Borrowing, Borrowing Base Certificates and other written or electronic information, exhibits, financial statements, documents, books, records or reports furnished by the Servicer to the Administrative Agent, the Collateral Agent or the Collateral Custodian in connection with this Agreement are, as of their date, accurate, true and correct in all material respects, and no such document or certificate contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein not misleading; provided¸ that solely with respect to written or electronic information furnished by the Servicer that was provided to the Servicer from an Obligor with respect to a Loan Asset, such information is accurate, true and correct in all material respects to the best knowledge of the Servicer. Each Loan Asset designated on any Servicing Report as an Eligible Loan Asset and each Loan Asset included as an Eligible Loan Asset in any calculation of Borrowing Base or Borrowing Base Deficiency in any Servicing Report is an Eligible Loan Asset.

(i) Servicing Standard. The Servicer has complied in all material respects with the Risk and Collection Policies and the Servicing Standard with regard to the servicing of the Loan Assets.

(j) Collections. The Servicer acknowledges that all Available Collections received by it or its Affiliates with respect to the Collateral Portfolio transferred or Pledged hereunder are held and shall be held in trust for the benefit of the Collateral Agent, on behalf of the Secured Parties, until deposited into the Collection Account as promptly as possible and in any event within two Business Days from receipt as required herein.

(k) Bulk Sales. The execution, delivery and performance of this Agreement is in the ordinary course of business for the Servicer and is not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction.

(l) Solvency. The Servicer is Solvent and not the subject of any Bankruptcy Proceedings or Bankruptcy Event. The transactions under this Agreement and any other Transaction Document to which the Servicer is a party do not and will not render the Servicer not Solvent.

(m) Taxes. The Servicer has filed or caused to be filed (on a consolidated basis or otherwise) on a timely basis all material tax returns (including, without limitation, all foreign, federal, state, local and other tax returns) required to be filed by it (subject to any extensions to file properly obtained by the same). The Servicer has paid or made adequate provisions for the payment of all material Taxes, assessments and other governmental charges due made against it or any of its property except for those Taxes being contested in good faith by appropriate proceedings and in respect of which it has established proper reserves in accordance with GAAP on the books of the Servicer. No Tax lien or similar adverse claim has been filed and, to the Servicer’s knowledge, no claim is being asserted, with respect to any material Tax, assessment or other governmental charge.

(n) Exchange Act Compliance; Regulations T, U and X. None of the transactions contemplated herein or the other Transaction Documents (including, without limitation, the use of the Proceeds from the sale of the Collateral Portfolio) will violate or result in a violation of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II.

(o) Security Interest. The Servicer has taken and will take all steps necessary to ensure that the Borrower has granted and will maintain a security interest (as defined in the UCC) to the Collateral Agent, for the benefit of the Secured Parties, in the Collateral Portfolio, which is enforceable in accordance with Applicable Law upon execution and delivery of this Agreement prior to all other Liens other than Permitted Liens. Upon the filing of UCC-1 financing statements naming the Collateral Agent as secured party and the Borrower as debtor, the Collateral Agent, for the benefit of the Secured Parties, shall have a valid and first priority perfected security interest in the Loan Assets and that portion of the Collateral Portfolio in which a security interest may be perfected by filing a UCC financing statement (except for any Permitted Liens). All filings (including, without limitation, such UCC filings) as are necessary for the perfection of the Secured Parties’ security interest in the Loan Assets and that portion of the Collateral Portfolio in which a security interest may be perfected by filing have been (or prior to the applicable Advance will be) made.

(p) ERISA. The present value of all vested benefits under each “employee pension benefit plan” as such term is defined in Section 3(2) of ERISA, other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Servicer or any ERISA Affiliate of the Servicer or to which the Servicer or any ERISA Affiliate of the Servicer contributes or has an obligation to contribute, or has any liability (each, a “Servicer Pension Plan”) does not exceed by a material amount the value of the assets of the Servicer Pension Plan allocable to such vested benefits (based on the value of such assets as of the last annual valuation date for the Servicer Pension Plan) determined in accordance with the assumptions used for funding such Servicer Pension Plan pursuant to Sections 412 and 430 of the Code for the applicable plan year. No prohibited transactions (within the meaning of ERISA Section 406(a) or (b) or Code Section 4975, for which an exemption is not available or has not previously been obtained from the United States Department of Labor), failure by the Servicer to meet the minimum funding standard set forth in Section 302(a) of ERISA and Section 412(a) of the Code, withdrawal by the Servicer or any ERISA Affiliate of the Servicer from a Servicer Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, or Reportable Events have occurred with respect to any Servicer Pension Plan which either individually or in the aggregate is reasonably expected to result in a material liability to the Servicer. No notice of intent to terminate a Servicer Pension Plan has been filed by the plan administrator under Section 4041 of ERISA, nor has any Servicer Pension Plan been terminated under Section 4041 of ERISA, in either event, that is reasonably expected to result in a material liability to the Servicer. The Pension Benefit Guaranty Corporation has not instituted proceedings to terminate or appointed a trustee to administer a Servicer Pension Plan under Section 4042 of ERISA, and no event has occurred or condition exists which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Servicer Pension Plan.

(q) USA PATRIOT Act. Neither the Servicer nor any Affiliate of the Servicer is (i) a country, territory, organization, person or entity named on an Office of Foreign Asset Control (OFAC) list; (ii) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a “Non-Cooperative Jurisdiction” by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (iii) a “Foreign Shell Bank” within the meaning of the USA PATRIOT Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (iv) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Sections 311 or 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns.

(r) Environmental. With respect to each item of Underlying Collateral as of the applicable Cut-Off Date for the Loan Asset related to such Underlying Collateral, to the actual knowledge of a Responsible Officer of the Servicer: (a) the related Obligor’s operations comply in all material respects with all applicable Environmental Laws; (b) none of the related Obligor’s operations is the subject of a Federal or state investigation evaluating whether any remedial action, involving expenditures, is needed to respond to a release of any Hazardous Materials into the environment; and (c) the related Obligor does not have any material contingent liability in connection with any release of any Hazardous Materials into the environment. As of the applicable Cut-Off Date for the Loan Asset related to such Underlying Collateral, none of the Borrower, the Transferor nor the Servicer has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Underlying Collateral, nor does any such Person have knowledge or reason to believe that any such notice will be received or is being threatened.

(s) No Injunctions. No injunction, writ, restraining order or other order of any nature adversely affects the Servicer’s performance of its obligations under this Agreement or any Transaction Document to which the Servicer is a party.

(t) Instructions to Obligors. The Collection Account is the only account to which Obligors have been instructed by the Servicer on the Borrower’s behalf to send Principal Collections and Interest Collections on the Collateral Portfolio. The Servicer has not granted any Person other than the Collateral Agent, on behalf of the Secured Parties, an interest in the Collection Account

(u) Allocation of Charges. There is no agreement or understanding between the Servicer and the Borrower (other than as expressly set forth herein or as consented to by the Administrative Agent), providing for the allocation or sharing of obligations to make payments or otherwise in respect of any taxes, fees, assessments or other governmental charges; provided that it is understood and acknowledged that the Borrower will be consolidated with the Servicer for tax purposes.

(v) Servicer Termination Event. No event has occurred which constitutes a Servicer Termination Event (other than any Servicer Termination Event which has previously been disclosed to the Administrative Agent as such).

(w) Broker-Dealer. The Servicer is not a broker-dealer or subject to the Securities Investor Protection Act of 1970, as amended.

(x) Compliance with Applicable Law. The Servicer has complied in all material respects with all Applicable Law to which it may be subject, and no item in the Collateral Portfolio contravenes in any respect any Applicable Law (including, without limitation, all applicable predatory and abusive lending laws, laws, rules and regulations relating to licensing, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy).

(y) Liquidity. At all times following the earlier of (x) the date that is 10 Business Days after the occurrence of the Commitment Termination Date or (y) the commencement of the Amortization Period, the Servicer maintains (i) Unrestricted Cash plus (ii) Unpledged Capital Commitments in an aggregate amount equal to or greater than the amount of the Unfunded Revolving Commitments, if any, then in effect.

SECTION 4.04 Representations and Warranties of each Lender. Each Lender hereby individually represents and warrants, as to itself, that it, acting for its own account, in the aggregate owns and invests on a discretionary basis, not less than $25,000,000 in investments. Notwithstanding any provision herein to the contrary, the parties hereto intend that the Advances made hereunder shall constitute a “loan” and not a “security” for purposes of Section 8-102(15) of the UCC.

SECTION 4.05 Representations and Warranties of the Collateral Custodian. The Collateral Custodian in its individual capacity and as the Collateral Custodian represents and warrants as follows:

(a) Organization; Power and Authority. It is a duly organized and validly existing national banking association in good standing under the laws of the United States. It has full corporate power, authority and legal right to execute, deliver and perform its obligations as Collateral Custodian under this Agreement.

(b) Due Authorization. The execution and delivery of this Agreement and the consummation of the transactions provided for herein have been duly authorized by all necessary association action on its part, either in its individual capacity or as Collateral Custodian, as the case may be.

(c) No Conflict. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with, result in any breach of its articles of incorporation or bylaws or any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under any indenture, contract, agreement, mortgage, deed of trust, or other instrument to which the Collateral Custodian is a party or by which it or any of its property is bound.

(d) No Violation. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with or violate, in any respect, any Applicable Law.

(e) All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or Governmental Authority applicable to the Collateral Custodian, required in connection with the execution and delivery of this Agreement, the performance by the Collateral Custodian of the transactions contemplated hereby and the fulfillment by the Collateral Custodian of the terms hereof have been obtained.

(f) Validity, Etc. The Agreement constitutes the legal, valid and binding obligation of the Collateral Custodian, enforceable against the Collateral Custodian in accordance with its terms, except as such enforceability may be limited by applicable Bankruptcy Laws and general principles of equity.

SECTION 4.06 Representations and Warranties of the Backup Servicer. The Backup Servicer in its individual capacity and as Collateral Custodian represents and warrants as follows:

(a) Organization; Power and Authority. It is a duly organized and validly existing national banking association in good standing under the laws of the United States. It has full corporate power, authority and legal right to execute, deliver and perform its obligations as Backup Servicer under this Agreement.

(b) Due Authorization. The execution and delivery of this Agreement and the consummation of the transactions provided for herein have been duly authorized by all necessary association action on its part, either in its individual capacity or as Backup Servicer, as the case may be.

(c) No Conflict. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with, result in any breach of its articles of incorporation or bylaws or any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under any indenture, contract, agreement, mortgage, deed of trust, or other instrument to which the Backup Servicer is a party or by which it or any of its property is bound.

(d) No Violation. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with or violate, in any respect, any Applicable Law.

(e) All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or Governmental Authority applicable to the Backup Servicer, required in connection with the execution and delivery of this Agreement, the performance by the Backup Servicer of the transactions contemplated hereby and the fulfillment by the Backup Servicer of the terms hereof have been obtained.

(f) Validity, Etc. The Agreement constitutes the legal, valid and binding obligation of the Collateral Custodian, enforceable against the Backup Servicer in accordance with its terms, except as such enforceability may be limited by applicable Bankruptcy Laws and general principles of equity (whether considered in a suit at law or in equity).

ARTICLE V.

GENERAL COVENANTS

SECTION 5.01 Affirmative Covenants of the Borrower.

From the Closing Date until the Collection Date:

(a) Organizational Procedures and Scope of Business. The Borrower will observe all organizational procedures required by its certificate of formation, limited liability company agreement and the laws of its jurisdiction of formation. Without limiting the foregoing, the Borrower will limit the scope of its business to: (i) the acquisition of Eligible Loan Assets and the ownership and management of the Portfolio Assets and the related assets in the Collateral Portfolio; (ii) the sale, transfer or other disposition of Loan Assets as and when permitted under the Transaction Documents; (iii) entering into and performing under the Transaction Documents; (iv) consenting or withholding consent as to proposed amendments, waivers and other modifications of the Loan Agreements to the extent not in conflict with the terms of this Agreement or any other Transaction Document; (v) exercising any rights (including but not limited to voting rights and rights arising in connection with a Bankruptcy Event with respect to an Obligor or the consensual or non-judicial restructuring of the debt or equity of an Obligor) or remedies in connection with the Loan Assets and participating in the committees (official or otherwise) or other groups formed by creditors of an Obligor to the extent not in conflict with the terms of this Agreement or any other Transaction Document; and (vi) to engage in any activity and to exercise any powers permitted to limited liability companies under the laws of the State of Delaware that are related to the foregoing and necessary, convenient or advisable to accomplish the foregoing.

(b) Special Purpose Entity Requirements. The Borrower will at all times: (i) maintain at least one Independent Director; (ii) maintain its own separate books and records and bank accounts; (iii) hold itself out to the public and all other Persons as a legal entity separate from the Transferor and any other Person (although, in connection with certain advertising, filings and marketing, the Borrower may be identified as a Subsidiary of NF); (iv) have a Board of Directors separate from that of the Transferor and any other Person; (v) file its own tax returns, if any, as may be required under Applicable Law, to the extent it is (1) not part of a consolidated group filing a consolidated return or returns or (2) not treated as a division or disregarded entity for Tax purposes of another taxpayer, and pay any Taxes so required to be paid under Applicable Law in accordance with the terms of this Agreement; (vi) not commingle its assets with assets of any other Person; (vii) conduct its business in its own name and strictly comply with all organizational formalities to maintain its separate existence (although, in connection with certain advertising, filings and marketing, the Borrower may be identified as a Subsidiary of NF); (viii) maintain separate financial statements, except to the extent that the Borrower’s financial and operating results are consolidated with those of NF in consolidated financial statements; (ix) pay its own liabilities only out of its own funds; (x) maintain an arm’s-length relationship with its Affiliates and the Transferor; (xi) pay the salaries of its own employees, if any; (xii) not hold out its credit or assets as being available to satisfy the obligations of others; (xiii) allocate fairly and reasonably any overhead for shared office space; (xiv) to the extent used, use separate stationery, invoices and checks (although, in connection with certain advertising and marketing, the Borrower may be identified as a

Subsidiary of NF); (xv) except as expressly permitted by this Agreement, not pledge its assets as security for the obligations of any other Person; (xvi) correct any known misunderstanding regarding its separate identity; (xvii) maintain adequate capital in light of its contemplated business purpose, transactions and liabilities and pay its operating expenses and liabilities from its own assets; (xviii) cause its Board of Directors to meet at least annually or act pursuant to written consent and keep minutes of such meetings and actions and observe in all material respects all other Delaware limited liability company formalities; (xix) not acquire the obligations or any securities of its Affiliates; and (xx) cause the directors, officers, agents and other representatives of the Borrower to act at all times with respect to the Borrower consistently and in furtherance of the foregoing and in the best interests of the Borrower. Where necessary, the Borrower will obtain proper authorization from its members for limited liability company action.

(c) Preservation of Company Existence. The Borrower will preserve and maintain its limited liability company existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain in good standing as a limited liability company under the laws of its jurisdiction of formation, and will promptly obtain and thereafter maintain qualifications to do business as a foreign limited liability company in any other state in which it does business and in which it is required to so qualify under Applicable Law.

(d) Compliance with Legal Opinions. The Borrower shall take all other actions necessary to maintain the accuracy of the factual assumptions set forth in the legal opinions of Latham & Watkins LLP and Richards, Layton & Finger, P.A., each as special counsel to the Borrower and issued in connection with the Transaction Documents and relating to the issues of substantive consolidation and “true contribution” of the Loan Assets.

(e) Deposit of Collections. The Borrower shall promptly (but in no event later than two Business Days after receipt) deposit or cause to be deposited into the Collection Account any and all Available Collections received by the Borrower, the Servicer or any of their Affiliates.

(f) Disclosure of Purchase Price. The Borrower shall disclose to the Administrative Agent the purchase price for each Loan Asset proposed to be transferred to the Borrower pursuant to the terms of the Contribution Agreement.

(g) Compliance With Loan Agreements. The Borrower will act in conformity with all material terms and conditions of the Loan Agreements and Required Loan Documents.

(h) Obligor Defaults and Bankruptcy Events. The Borrower shall give, or shall cause the Servicer to give, notice to the Administrative Agent within five Business Days of the Borrower’s, the Transferor’s or the Servicer’s actual knowledge of the occurrence of any default by an Obligor under any Loan Asset, including any payment default or Bankruptcy Event with respect to any Obligor under any Loan Asset.

(i) Required Loan Documents. The Borrower shall deliver to the Collateral Custodian and the Backup Servicer a copy of the Required Loan Documents and the Loan Asset Checklist pertaining to each Loan Asset within five Business Days of the Cut-Off Date pertaining to such Loan Asset.

(j) Taxes. The Borrower will file or cause to be filed its tax returns and pay any and all Taxes imposed on it or its property as required by the Transaction Documents (except as contemplated in Section 4.01(o)).

(k) Notice of Event of Default. The Borrower shall notify the Administrative Agent (with a copy to the Collateral Agent and each Lender Agent) with prompt (and in any event within two Business Days) written notice of the occurrence of each Event of Default of which the Borrower has knowledge or has received notice. In addition, no later than two Business Days following the Borrower’s knowledge or notice of the occurrence of any Event of Default, the Borrower will provide to the Administrative Agent (with a copy to the Collateral Agent and each Lender Agent) a written statement of a Responsible Officer of the Borrower setting forth the details of such event and the action that the Borrower proposes to take with respect thereto.

(l) Notice of Material Events. The Borrower shall promptly notify the Administrative Agent (with a copy to the Collateral Agent and each Lender Agent) of any event or other circumstance that is reasonably likely to have a Material Adverse Effect.

(m) Notice of Income Tax Liability. The Borrower shall furnish to the Administrative Agent telephonic or facsimile notice within 10 Business Days (confirmed in writing within five Business Days thereafter) of the receipt of revenue agent reports or other written proposals, determinations or assessments of the Internal Revenue Service or any other taxing authority which propose, determine or otherwise set forth positive adjustments (i) to the Tax liability of NF or any “affiliated group” (within the meaning of Section 1504(a)(1) of the Code) of which NF is a member in an amount equal to or greater than $10,000,000 in the aggregate, or (ii) to the Tax liability of the Borrower itself in an amount equal to or greater than $500,000 in the aggregate. Any such notice shall specify the nature of the items giving rise to such adjustments and the amounts thereof.

(n) Notice of Auditors’ Management Letters. The Borrower shall promptly notify the Administrative Agent (with a copy to the Collateral Agent and each Lender Agent) after the receipt of any auditors’ management letters received by the Borrower or by its accountants.

(o) Notice of Breaches of Representations and Warranties under this Agreement. The Borrower shall, upon receipt of notice or discovery thereof, promptly notify the Administrative Agent (with a copy to the Collateral Agent and each Lender Agent) if any representation or warranty set forth in Section 4.01 or Section 4.02 was incorrect at the time it was given or deemed to have been given and at the same time deliver to the Administrative Agent (with a copy to the Collateral Agent and each Lender Agent) a written notice setting forth in reasonable detail the nature of such facts and circumstances. In particular, but without limiting the foregoing, the Borrower shall notify the Administrative Agent (with a copy to the Collateral Agent and each Lender Agent) in the manner set forth in the preceding sentence before any Cut-Off Date of any facts or circumstances within the knowledge of the Borrower which would render any of the said representations and warranties untrue at the date when such representations and warranties were made or deemed to have been made.

(p) Notice of Breaches of Representations and Warranties under the Contribution Agreement. The Borrower confirms and agrees that the Borrower will, upon receipt of notice or discovery thereof, promptly send to the Administrative Agent (with a copy to the Collateral Agent and each Lender Agent) a notice of (i) any breach of any representation, warranty, agreement or covenant under the Contribution Agreement or (ii) any event or occurrence that, upon notice, or upon the passage of time or both, would constitute such a breach.

(q) Notice of Proceedings. The Borrower shall notify the Administrative Agent (with a copy to the Collateral Agent and each Lender Agent), as soon as possible and in any event within three

Business Days, after the Borrower receives notice or obtains knowledge thereof, of any settlement of, material judgment (including a material judgment with respect to the liability phase of a bifurcated trial) in or commencement of any material labor controversy, material litigation, material action, material suit or material proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Collateral Portfolio, the Transaction Documents, the Collateral Agent’s, for the benefit of the Secured Parties, interest in the Collateral Portfolio, or the Borrower, the Servicer, the Transferor or any of their Affiliates. For purposes of this Section 5.01(p), (i) any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Collateral Portfolio, the Transaction Documents, the Collateral Agent’s, for the benefit of the Secured Parties, interest in the Collateral Portfolio, or the Borrower in excess of $500,000 shall be deemed to be material and (ii) any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Servicer, the Transferor or any of their Affiliates (other than the Borrower) in excess of $12,500,000 shall be deemed to be material.

(r) Notice of ERISA Reportable Events. The Borrower shall promptly notify the Administrative Agent after receiving notice of the occurrence of any Reportable Event with respect to any Pension Plan (except as would not reasonably be expected to result in a Material Adverse Effect) and provide the Administrative Agent with a copy of such notice.

(s) Notice of Accounting Changes. As soon as possible and in any event within three Business Days after the effective date thereof, the Borrower will provide to the Administrative Agent notice of any change in the accounting policies of the Borrower (other than changes that have an immaterial impact on the financial statements of the Borrower).

(t) Additional Documents. The Borrower shall provide the Administrative Agent with copies of such documents as the Administrative Agent may reasonably request evidencing the truthfulness of the representations set forth in this Agreement.

(u) Protection of Security Interest. With respect to the Collateral Portfolio acquired by the Borrower, the Borrower will (i) acquire such Collateral Portfolio pursuant to and in accordance with the terms of the Contribution Agreement, (ii) at the expense of the Servicer, on behalf of the Borrower take all action necessary to perfect, protect and more fully evidence the Borrower’s ownership of such Collateral Portfolio free and clear of any Lien other than the Lien created hereunder and Permitted Liens, including, without limitation, (a) with respect to the Loan Assets and that portion of the Collateral Portfolio in which a security interest may be perfected by filing, filing and maintaining (at the expense of the Servicer, on behalf of the Borrower) effective financing statements against the Transferor in all necessary or appropriate filing offices, (including any amendments thereto or assignments thereof) and filing continuation statements, amendments or assignments with respect thereto in such filing offices, (including any amendments thereto or assignments thereof) and (b) executing or causing to be executed such other instruments or notices as may be necessary or appropriate, (iii) at the expense of the Servicer, on behalf of the Borrower, take all action necessary to cause a valid, subsisting and enforceable first priority perfected security interest, subject only to Permitted Liens, to exist in favor of the Collateral Agent (for the benefit of the Secured Parties) in the Borrower’s interests in all of the Collateral Portfolio being Pledged hereunder including the filing of a UCC financing statement in the applicable jurisdiction adequately describing the Collateral Portfolio (which may include an “all asset” filing), and naming the Borrower as debtor and the Collateral Agent as the secured party, and filing continuation statements, amendments or assignments with respect thereto in such filing offices (including any amendments thereto or assignments thereof), (iv) permit the Administrative Agent or its agents or representatives to visit the offices of the Borrower during normal office hours and, unless a Servicer Termination Event, Default or Event of Default has occurred and is continuing, upon reasonable advance notice, examine and make copies of all documents, books, records and other information concerning the Collateral Portfolio and discuss matters related thereto with any of the officers or employees of the Borrower having knowledge of such matters, and (v) take all additional action that the Administrative Agent or the Collateral Agent may reasonably request to perfect, protect and more fully evidence the respective first priority perfected security interests of the parties to this Agreement in the Collateral Portfolio, or to enable the Administrative Agent or the Collateral Agent to exercise or enforce any of their respective rights hereunder.

(v) Liens. The Borrower will promptly notify the Administrative Agent (with a copy to the Collateral Agent and each Lender Agent) of the existence of any Lien on the Collateral Portfolio (other than Permitted Liens) and the Borrower shall defend the right, title and interest of the Collateral Agent, for the benefit of the Secured Parties, in, to and under the Collateral Portfolio against all claims of third parties.

(w) Other Documents. At any time from time to time upon prior written request of the Administrative Agent, at the sole expense of the Borrower, the Borrower will promptly and duly execute and deliver such further instruments and documents and take such further actions as the Administrative Agent may reasonably request for the purposes of obtaining or preserving the full benefits of this Agreement including the first priority security interest (subject only to Permitted Liens) granted hereunder and of the rights and powers herein granted (including, among other things, authorizing the filing of such UCC financing statements as the Administrative Agent may reasonably request).

(x) Compliance with Applicable Law. The Borrower shall at all times comply in all material respects with all Applicable Law applicable to Borrower or any of its assets (including, without limitation, Environmental Laws, and all federal securities laws), and Borrower shall do or cause to be done all things necessary to preserve and maintain in full force and effect its legal existence, and all licenses material to its business.

(y) Proper Records. The Borrower shall at all times keep proper books of records and accounts in which full, true and correct entries shall be made of its transactions in accordance with GAAP and, if applicable, set aside on its books from its earning for each fiscal year all such proper reserves in accordance with GAAP. The Borrower shall account for transfers to it from the Transfer of Loan Assets under the Contribution Agreement as contributions of such Loan Assets in its books, records and financial statements (although the financial statements of the Borrower and NF may be consolidated), in each case consistent with GAAP.

(z) Satisfaction of Obligations. The Borrower shall pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves with respect thereto have been provided on the books of the Borrower.

(aa) Performance of Covenants. The Borrower shall observe, perform and satisfy all the material terms, provisions, covenants and conditions required to be observed, performed or satisfied by it, and shall pay when due all costs, fees and expenses required to be paid by it, under the Transaction Documents. The Borrower shall pay and discharge all Taxes, levies, liens and other charges on it or its assets and on the Collateral Portfolio that, in each case, in any manner would create any lien or charge upon the Collateral Portfolio, except for any such Taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP.

(bb) Tax Treatment. The Borrower, the Transferor and the Lenders shall treat the Advances advanced hereunder as indebtedness of the Borrower (or, so long as the Borrower is treated as a disregarded entity for U.S. federal income tax purposes, as indebtedness of the entity of which it is considered to be a part) for U.S. federal income tax purposes and to file any and all tax forms in a manner consistent therewith.

(cc) Maintenance of Records. The Borrower will maintain records with respect to the Collateral Portfolio and the conduct and operation of its business with no less a degree of prudence than if the Collateral Portfolio were held by the Borrower for its own account and will furnish the Administrative Agent, upon the reasonable request by the Administrative Agent, information with respect to the Collateral Portfolio and the conduct and operation of its business.

(dd) Obligor Notification Forms. The Borrower shall furnish the Collateral Agent and the Administrative Agent with an appropriate power of attorney to send (at the Administrative Agent’s discretion on the Collateral Agent’s behalf, after the occurrence and during the continuance of an Event of Default or the Facility Maturity Date) Obligor notification forms to give notice to the Obligors of the Collateral Agent’s interest in the Collateral Portfolio and the obligation to make payments as directed by the Administrative Agent on the Collateral Agent’s behalf.

(ee) Officer’s Certificate. On each anniversary of the date of this Agreement, the Borrower shall deliver an Officer’s Certificate, in form and substance acceptable to the Administrative Agent, providing (i) a certification, based upon a review and summary of UCC search results, that there is no other interest in the Collateral Portfolio perfected by filing of a UCC financing statement other than in favor of the Collateral Agent and (ii) a certification, based upon a review and summary of tax and judgment lien searches satisfactory to the Administrative Agent, that there is no other interest in the Collateral Portfolio based on any tax or judgment lien.

(ff) Continuation Statements. The Borrower shall, not earlier than six months and not later than three months prior to the fifth anniversary of the date of filing of the financing statement referred to in Schedule I hereto or any other financing statement filed pursuant to this Agreement or in connection with any Advance hereunder, unless the Collection Date shall have occurred:

(i) authorize and deliver and file or cause to be filed an appropriate continuation statement with respect to such financing statements (and, to the extent that it does not make such a filing, the Collateral Agent hereby authorizes the Borrower to file such continuation statements); and

(ii) deliver or cause to be delivered to the Collateral Agent and the Administrative Agent an opinion of the counsel for the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, confirming and updating the opinion delivered pursuant to Schedule I with respect to perfection and otherwise to the effect that the security interest hereunder continues to be an enforceable and perfected security interest, subject to no other Liens of record except as provided herein or otherwise permitted hereunder, which opinion may contain usual and customary assumptions, limitations and exceptions.

(gg) Disregarded Entity. The Borrower will be disregarded as an entity separate from its owner pursuant to Treasury Regulation Section 301.7701-3(b), and neither the Borrower nor any other Person on its behalf shall make an election to be, or take any other action that is reasonably likely to result in the Borrower being, treated as other than an entity disregarded from its owner under Treasury Regulation Section 301.7701-3(c).

(hh) Audits. Subject to the proviso hereto, annually (or more frequently as the Administrative Agent, for itself and as agent for the Lenders may require after the occurrence of and during the continuance of an Event of Default) and at the sole cost and expense of the Borrower, during normal office hours and, so long as there exists no Event of Default, upon reasonable prior notice, (i) cause an independent nationally recognized accounting firm or an independent audit and consulting firm specializing in securitization transactions reasonably satisfactory to the Administrative Agent, to enter the premises of the Borrower and any Person to whom the Borrower delegates all or any portion of its duties under any Transaction Document to which it is a party and examine and audit the books, records and accounts of the Borrower and such other Person relating to its business, financial condition and operations (in each case, relating to or impacting the transactions contemplated under the Transaction Documents) and the Borrower’s and such other Person’s performance under the Transaction Documents to which it is a party, (ii) permit such firm to discuss the Borrower’s and such other Person’s affairs and finances (in each case, relating to or impacting the transactions contemplated under the Transaction Documents) with the officers, partners, employees and accountants of any of them, (iii) cause such firm to provide to the Administrative Agent and each Lender Agent, with a report in respect of the foregoing, which shall be in form and scope reasonably satisfactory to the Administrative Agent, and (iv) authorize such firm to discuss such affairs, finances and performance with representatives of the Administrative Agent and Lender Agent and their designees; provided that (x) so long as the Borrower’s financial and operating results are consolidated with those of NF in consolidated financial statements, (y) the Administrative Agent, each Lender Agent, any Liquidity Bank, the Backup Servicer and the Collateral Agent have received all audited consolidated financial statements required to be delivered pursuant to Section 6.08(d) that consolidate the Borrower’s financial and operating results with those of NF, and (z) there exists no Event of Default, the Administrative Agent and each Lender Agent agree that they will not request, commence or cause an audit and examination of the Borrower pursuant to this Section 5.01(hh).

(ii) Access to Records. Annually (or more frequently as the Administrative Agent, for itself and as agent for the Lenders may require after the occurrence of and during the continuance of a Default or an Event of Default) permit the Administrative Agent, the Lender Agents or any Person designated by the Administrative Agent or the Lender Agents, and at the sole cost and expense of the Borrower, to, during normal hours and unless a Servicer Termination Event, Default or Event of Default has occurred and is continuing upon reasonable advance notice, visit and inspect at reasonable intervals its and any Person to which it delegates any of its duties under the Transaction Documents to which it is a party books, records and accounts relating to its business, financial condition, operations and assets (in each case, relating to or impacting the transactions contemplated under the Transaction Documents) and its performance under the Transaction Documents to which it is a party and to discuss the foregoing with its and such Person’s officers, partners, employees and accountants, all as often as the Administrative Agent or the Lender Agents, as the case may be, may reasonably request; provided, that, the Administrative Agent and the Lender Agents shall use all reasonable efforts to coordinate their inspections; provided, however, that if under the terms of any agreement with any Person which is not an Affiliate of the Borrower or the Transferor to whom the Borrower has delegated any of its duties under any Transaction Document, only the Borrower or the Transferor, as the case may be, is permitted to visit and inspect such Person’s books, records and accounts, it shall at the request of the Administrative Agent or any Lender Agent, exercise or cause the Transferor or the Borrower, as the case may be, to exercise the rights specified in this Section 5.01(ii) on behalf of such requesting parties, as frequently as the terms of any such agreement permit, but in no event less frequently than annually.

SECTION 5.02 Negative Covenants of the Borrower.

From the Closing Date until the Collection Date:

(a) Special Purpose Requirements. Except as otherwise permitted by this Agreement, the Borrower shall not (i) guarantee any obligation of any Person, including any Affiliate; (ii) engage, directly or indirectly, in any business, other than the actions to be performed under the Transaction Documents or with respect to the Loan Assets or, in each case, as may be necessary or appropriate in connection therewith; (iii) incur, create or assume any Indebtedness, other than Indebtedness incurred under the Transaction Documents; (iv) make or permit to remain outstanding any loan or advance to, or own or acquire any stock or securities of, any Person, except that the Borrower may invest in those Loan Assets and other investments permitted under the Transaction Documents; (v) become insolvent or fail to pay its debts and liabilities from its assets when due; (vi) create, form or otherwise acquire any Subsidiaries or (vii) release, sell, transfer, convey or assign any Loan Asset unless in accordance with the Transaction Documents.

(b) Requirements for Material Actions. The Borrower shall at all times maintain at least one Independent Director, shall not fail to provide (and at all times the Borrower’s organizational documents shall reflect) that the unanimous consent of all members (including the consent of the Independent Director) is required for the Borrower to (i) dissolve or liquidate, in whole or part, or institute proceedings to be adjudicated bankrupt or insolvent, (ii) institute or consent to the institution of bankruptcy or insolvency proceedings against it, (iii) file a petition seeking or consent to reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, (iv) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the Borrower, (v) make any assignment for the benefit of the Borrower’s creditors, (vi) admit in writing its inability to pay its debts generally as they become due, or (vii) take any action in furtherance of any of the foregoing.

(c) Protection of Title. The Borrower shall not take any action which would directly or indirectly impair or adversely affect Borrower’s title to the Collateral Portfolio.

(d) Transfer Limitations. The Borrower shall not transfer, assign, convey, grant, bargain, sell, set over, deliver or otherwise dispose of, or pledge or hypothecate, directly or indirectly, any interest in the Collateral Portfolio to any person other than the Collateral Agent for the benefit of the Secured Parties, or engage in financing transactions or similar transactions with respect to the Collateral Portfolio with any person other than the Administrative Agent and the Lender Agents, in each case, except as otherwise expressly permitted by the terms of this Agreement.

(e) Liens. The Borrower shall not create, incur or permit to exist any Lien in or on any of the Collateral Portfolio subject to the Lien granted by the Borrower pursuant to this Agreement, other than Permitted Liens.

(f) Organizational Documents. The Borrower shall not modify or terminate any of the organizational or operational documents of the Borrower without the prior written consent of the Administrative Agent.

(g) Merger, Acquisitions, Sales, etc. The Borrower shall not amend its certificate of formation or operating agreement, change its organizational structure, enter into any transaction of merger or consolidation or amalgamation, or asset sale (other than pursuant to Section 2.07), or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) without the prior written consent of the Administrative Agent and the Majority Lenders.

(h) Use of Proceeds. The Borrower shall not use the proceeds of any Advance other than (x) to finance the acquisition by the Borrower of Collateral Portfolio, or (y) to distribute such proceeds to NF (so long as such distribution is permitted pursuant to Section 5.02(m)).

(i) Limited Assets. The Borrower shall not hold or own any assets that are not part of the Collateral Portfolio or powers and rights incidental to the Transaction Documents other than cash, Permitted Investments (made in accordance with this Agreement) and Loan Assets sold, substituted, distributed or repurchased in accordance with the requirements of Sections 2.07.

(j) Tax Treatment. The Borrower shall not elect to be, or take any other action that is reasonably likely to result in the Borrower being, treated as a corporation for U.S. federal income tax purposes and shall take all steps necessary to avoid being treated as a corporation for U. S. federal income tax purposes.

(k) Extension or Amendment of Collateral Portfolio. The Borrower will not, except as otherwise permitted in Section 6.04(a) of this Agreement and in accordance with the Risk and Collection Policies and the Servicing Standard, extend, amend or otherwise modify the terms of any Loan Asset (including the Underlying Collateral).

(l) Contribution Agreement. The Borrower will not amend, modify, waive or terminate any provision of the Contribution Agreement without the prior written consent of the Administrative Agent.

(m) Restricted Junior Payments. Neither the Borrower nor the Servicer shall make any Restricted Junior Payment, except that, (i) so long as no Event of Default or Unmatured Event of Default has occurred or would result therefrom, the Borrower may declare and make distributions to its member on its membership interests that comply with the terms of its operating agreement and Applicable Law; provided, that, without the prior consent of the Administrative Agent in its sole discretion, the Borrower may not make distributions of Loan Assets except as expressly contemplated under Section 2.07, and (ii) following the Commitment Termination Date, the Servicer may withdraw amounts from the Interest Collection Subaccount for the express purpose of declaring and making distributions to its shareholders on their capital stock in an amount certified in writing by the Servicer to the Administrative Agent as being advised by its outside legal counsel or outside accounting firm for NF as being necessary to continue to qualify as a regulated investment company under the 1940 Act and not become subject to income or excise tax under Sections 851 and 855 of the Code.

(n) ERISA Matters. Except as would not reasonably be expected to result in a Material Adverse Effect, the Borrower will not (a) engage, and will exercise its best efforts not to permit any ERISA Affiliate of the Borrower to engage, in any prohibited transaction (within the meaning of ERISA Section 406(a) or (b) or Code Section 4975) for which an exemption is not available or has not previously been obtained from the United States Department of Labor, (b) fail to meet the minimum funding standard set forth in Section 302(a) of ERISA and Section 412(a) of the Code with respect to any Pension Plan, (c) fail to make any payments to a Multiemployer Plan that the Borrower may be required to make under the agreement relating to such Multiemployer Plan or any law pertaining thereto, (d) terminate any Pension Plan so as to result, directly or indirectly in any liability to the Borrower, or (e) permit to exist any occurrence of any Reportable Event with respect to any Pension Plan.

(o) Instructions to Obligors. The Borrower will not make any change, or permit the Servicer to make any change, in its instructions to Obligors regarding payments to be made with respect to the Collateral Portfolio to the Collection Account, unless the Administrative Agent has consented to such change.

(p) Change of Jurisdiction, Location, Names or Location of Loan Asset Files. The Borrower shall not change the jurisdiction of its formation, make any change to its name or use any tradenames, fictitious names, assumed names, “doing business as” names or other names (other than those listed on Schedule II hereto, as such schedule may be revised from time to time to reflect name changes and name usage permitted under the terms of this Section 5.02(p) after compliance with all terms and conditions of this Section 5.02(p) related thereto) unless, prior to the effective date of any such change in the jurisdiction of its formation, name change or use, the Borrower has provided 30 days’ prior written notice to the Administrative Agent of such change and the Borrower has delivered to the Administrative Agent such financing statements as the Administrative Agent may request to reflect such name change or use, together with such Opinions of Counsel and other documents and instruments as the Administrative Agent may request in connection therewith. The Borrower shall not change the location of its principal place of business and chief executive office unless prior to the effective date of any such change of location, the Borrower notifies the Administrative Agent of such change of location in writing. The Borrower shall not move, or consent to the Collateral Custodian or the Servicer moving, the Required Loan Documents and Loan Asset Files from the location thereof on the Closing Date, unless the Borrower has provided 30 days’ prior written notice to the Administrative Agent of such change and the Servicer has provided the Administrative Agent with such Opinions of Counsel and other documents and instruments as the Administrative Agent may request in connection therewith, and the Servicer has provided a certificate to the Administrative Agent together with evidence demonstrating that it has taken all actions required under the UCC of each relevant jurisdiction in order to continue the first priority perfected security interest of the Collateral Agent, for the benefit of the Secured Parties, in the Collateral Portfolio.

(q) Allocation of Charges. There will not be any agreement or understanding between the Servicer and the Borrower (other than as expressly set forth herein or as consented to by the Administrative Agent), providing for the allocation or sharing of obligations to make payments or otherwise in respect of any Taxes, fees, assessments or other governmental charges; provided that it is understood and acknowledged that the Borrower will be consolidated with or treated as a disregarded entity of the Servicer for tax purposes.

SECTION 5.03 Financial Covenants of the Borrower.

(a) Interest Coverage Ratio. At all times, the Interest Coverage Ratio (as set forth in the latest Servicing Report) shall not be less than 125%.

(b) Charged-Off Ratio. At all times following the Ramp-Up Period, the Charged-Off Ratio (as set forth in the latest Servicing Report) shall not exceed 2.75%.

(c) Delinquency Ratio. At all times following the Ramp-Up Period, the Delinquency Ratio (as set forth in the latest Servicing Report) shall not exceed 7.5%.

(d) WARR Test. At all times during the Ramp-Up Period, WARR shall not be less than 45%.

SECTION 5.04 Affirmative Covenants of the Servicer.

From the Closing Date until the Collection Date:

(a) Compliance with Applicable Law. The Servicer will comply in all material respects with all Applicable Law, including those with respect to servicing the Collateral Portfolio or any part thereof.

(b) Preservation of Company Existence. The Servicer will preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing as a corporation in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification could reasonably be expected to have a Material Adverse Effect.

(c) Obligations and Compliance with Collateral Portfolio. The Servicer will duly fulfill and comply with all obligations on the part of the Borrower to be fulfilled or complied with under or in connection with the administration of each item of Collateral Portfolio and will do nothing to impair the rights of the Collateral Agent, for the benefit of the Secured Parties, or of the Secured Parties in, to and under the Collateral Portfolio. It is understood and agreed that the Servicer does not hereby assume any obligations of the Borrower in respect of any Advances or assume any responsibility for the performance by the Borrower of any of its obligations hereunder or under any other agreement executed in connection herewith that would be inconsistent with the limited recourse undertaking of the Servicer, in its capacity as seller, under Section 2.1(e) of the Contribution Agreement.

(d) Keeping of Records and Books of Account.

(i) The Servicer will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Collateral Portfolio in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Collateral Portfolio and the identification of the Collateral Portfolio.

(ii) Subject to the proviso of Section 5.04(u), the Servicer shall permit the Administrative Agent or its agents or representatives to visit the offices of the Servicer during normal hours and unless a Servicer Termination Event, Default or Event of Default has occurred and is continuing upon reasonable advance notice, and examine and make copies of all documents, books, records and other information concerning the Collateral Portfolio and the Servicer’s servicing thereof and discuss matters related thereto with any of the officers or employees of the Servicer having knowledge of such matters.

(iii) The Servicer will on or prior to the date hereof, mark its master data processing records and other books and records relating to the Collateral Portfolio with a legend,

acceptable to the Administrative Agent describing (i) the contribution of the Collateral Portfolio from the Transferor to the Borrower and (ii) the Pledge from the Borrower to the Collateral Agent, for the benefit of the Secured Parties.

(e) Preservation of Security Interest. The Servicer (at its own expense, on behalf of the Borrower) will file such financing and continuation statements and any other documents that may be required by any law or regulation of any Governmental Authority to preserve and protect fully the first priority perfected security interest of the Collateral Agent, for the benefit of the Secured Parties, in, to and under the Loan Assets and that portion of the Collateral Portfolio in which a security interest may be perfected by filing.

(f) Risk and Collection Policies. The Servicer will (i) comply in all material respects with the Risk and Collection Policies and the Servicing Standard in regard to the Collateral Portfolio, and (ii) furnish to the Administrative Agent (with a copy to the Collateral Agent and each Lender Agent), prior to its effective date, prompt written notice of any changes in the Risk and Collection Policies. The Servicer will not agree to or otherwise permit to occur any material change in the Risk and Collection Policies that is adverse to the interests and rights and remedies of the Collateral Agent, the Collateral Custodian, the Backup Servicer, the Account Bank, the Administrative Agent, any Lender, any Lender Agent and the Secured Parties without the prior written consent of the Administrative Agent; provided that, so long as prior written notice thereof is provided to the Administrative Agent, no consent shall be required from the Administrative Agent in connection with (i) any change certified by the Servicer to the Administrative Agent as being not adverse to the interests of any Lender Group (except in an immaterial manner), or (ii) any change mandated by Applicable Law or a Governmental Authority and, if requested by the Administrative Agent at the direction of the Majority Lenders, as evidenced by an Opinion of Counsel to that effect delivered to the Administrative Agent.

(g) Compliance With Loan Agreements. The Servicer will act in conformity with all material terms and conditions of the Loan Agreements and Required Loan Documents.

(h) Notice of Events of Default. The Servicer shall notify the Administrative Agent (with a copy to the Collateral Agent and each Lender Agent) with prompt (and in any event within two Business Days) written notice of the occurrence of each Event of Default of which a Responsible Officer of the Servicer has knowledge or has received notice. In addition, no later than two Business Days following the Servicer’s knowledge or notice of the occurrence of any Event of Default, the Servicer will provide to the Administrative Agent (with a copy to the Collateral Agent and each Lender Agent) a written statement of the chief financial officer or chief accounting officer of the Servicer setting forth the details of such event and the action that the Servicer proposes to take with respect thereto.

(i) Taxes. The Servicer will file its tax returns and pay any and all Taxes imposed on it or its property as required under the Transaction Documents (except as contemplated by Section 4.03(m)).

(j) Other. The Servicer will promptly furnish to the Collateral Agent and the Administrative Agent (with a copy to each Lender Agent) such other information, documents, records or reports respecting the Collateral Portfolio or the condition or operations, financial or otherwise, of the Borrower or the Servicer as the Collateral Agent or the Administrative Agent may from time to time reasonably request in order to protect the interests of the Administrative Agent, the Collateral Agent or Secured Parties under or as contemplated by this Agreement.

(k) Proceedings Related to the Borrower, the Transferor and the Servicer and the Transaction Documents. The Servicer shall notify the Administrative Agent (with a copy to the Collateral Agent and each Lender Agent) as soon as possible and in any event within three Business Days after any executive officer of the Servicer receives notice or obtains knowledge thereof of any settlement of, judgment (including a judgment with respect to the liability phase of a bifurcated trial) in or commencement of any labor controversy, litigation, action, suit or proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that could reasonably be expected to have a Material Adverse Effect on the Borrower, the Transferor or the Servicer (or any of their Affiliates) or the Transaction Documents. For purposes of this Section 5.04(k), (i) any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Transaction Documents or the Borrower in excess of $500,000 shall be deemed to be expected to have such a Material Adverse Effect and (ii) any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Servicer, the Transferor or any of their Affiliates (other than the Borrower) in excess of $12,500,000 shall be deemed to be expected to have such a Material Adverse Effect.

(l) Deposit of Misdirected Collections. The Servicer shall promptly (but in no event later than two Business Days after receipt) deposit or cause to be deposited into the Collection Account any and all Available Collections received by the Borrower, the Servicer or any of their Affiliates.

(m) Loan Asset Register.

(i) The Servicer shall maintain, or cause to be maintained, with respect to each Noteless Loan Asset a register (which may be in physical or electronic form and readily identifiable as the loan asset register) (each, a “Loan Asset Register”) in which it will record, or cause to be recorded, (v) the amount of such Noteless Loan Asset, (w) the amount of any principal or interest due and payable or to become due and payable from the Obligor thereunder, (x) the amount of any sum in respect of such Noteless Loan Asset received from the Obligor, (y) the date of origination of such Noteless Loan Asset and (z) the maturity date of such Noteless Loan Asset.

(ii) At any time a Noteless Loan Asset is included as part of the Collateral Portfolio pursuant to this Agreement, the Servicer shall deliver to the Administrative Agent, the Collateral Agent and the Collateral Custodian a copy of the related Loan Asset Register, together with a certificate of a Responsible Officer of the Servicer (in the form of Exhibit Q) certifying to the accuracy of such Loan Asset Register as of the applicable Cut-Off Date.

(n) Special Purpose Entity Requirements. The Servicer shall take such actions as are necessary to cause the Borrower to be in compliance with the special purpose entity requirements set forth in Sections 5.01(a) and (b) and 5.02(a) and (b).

(o) Notice of Accounting Changes. As soon as possible and in any event within three Business Days after the effective date thereof, the Servicer will provide to the Administrative Agent notice of any material change in the accounting policies of the Servicer.

(p) Proceedings Related to the Collateral Portfolio. The Servicer shall notify the Administrative Agent as soon as possible and in any event within three Business Days after any Responsible Officer of the Servicer receives notice or has actual knowledge of any settlement of, judgment (including a judgment with respect to the liability phase of a bifurcated trial) in or commencement of any labor controversy, litigation, action, suit or proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that could reasonably be expected to have a Material Adverse Effect on the interests of the Collateral Agent or the Secured Parties in, to and under the Collateral Portfolio. For purposes of this Section 5.04(p), any adverse settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Collateral Portfolio or the Collateral Agent’s or the Secured Parties’ interest in the Collateral Portfolio in excess of $1,000,000 or more shall be deemed to be expected to have such a Material Adverse Effect.

(q) Compliance with Legal Opinions. The Servicer shall take all other actions necessary to maintain the accuracy of the factual assumptions set forth in the legal opinions of Latham & Watkins LLP and Richards, Layton & Finger, P.A., each as special counsel to the Servicer, issued in connection with the Transaction Documents and relating to the issues of substantive consolidation and “true contributions” of the Loan Assets.

(r) Instructions to Agents and Obligors. The Servicer shall direct, or shall cause the Transferor to direct, any agent or administrative agent for any Loan Asset to remit all Collections with respect to such Loan Asset, and, if applicable, to direct the Obligor with respect to such Loan Asset to remit all such Collections with respect to such Loan Asset directly to the Collection Account. The Borrower and the Servicer shall take commercially reasonable steps to ensure, and shall cause the Transferor to take commercially reasonable steps to ensure, that only funds constituting Collections relating to Loan Assets shall be deposited into the Collection Account.

(s) Capacity as Servicer. The Servicer will ensure that, at all times when it is dealing with or in connection with the Loan Assets in its capacity as Servicer, it holds itself out as Servicer, and not in any other capacity.

(t) Notice of Breaches of Representations and Warranties under the Contribution Agreement. The Servicer confirms and agrees that the Servicer will, upon receipt of notice or discovery thereof, promptly send to the Administrative Agent (with a copy to the Collateral Agent and each Lender Agent) a notice of (i) any breach of any representation, warranty, agreement or covenant under the Contribution Agreement or (ii) any event or occurrence that, upon notice, or upon the passage of time or both, would constitute such a breach, in each case, promptly upon learning thereof.

(u) Audits. Prior to the Closing Date and periodically thereafter, the Servicer, at its sole cost and expense, shall allow the Administrative Agent and the Lender Agents, or their respective agents or representatives (during normal office hours and upon reasonable advance notice) to (i) review the Servicer’s books and records relating to, and collection and administration of, the Collateral Portfolio in order to assess compliance by the Servicer with the Servicing Standard, as well as with the Transaction Documents and to conduct an audit of the Collateral Portfolio and Required Loan Documents in conjunction with such a review, (ii) to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of the Borrower or Servicer, as the case may be, and relating to the Collateral Portfolio, and (iii) to visit the offices and properties of the Borrower or Servicer, as the case may be, during normal hours and unless a Servicer Termination Event, Default or Event of Default has occurred and is continuing upon reasonable advance notice for the purpose of examining such materials described in clause (ii) above, and to discuss matters relating to the Collateral Portfolio and Required Loan Documents or the Borrowers or Servicers performance under the Transaction Documents with any of the officers or employees of the Borrower or Servicer, as the case may be, having knowledge of such matters; provided, that so long as no Servicer Termination Event or Event of Default has occurred and is continuing, (i) the Administrative Agent and the Lender Agents shall use all reasonable efforts to (A) coordinate their inspections as a single group, (B) coordinate any inspection under this Section 5.04(u) with any audit and examination of the Borrower undertaken pursuant to Section 5.01(hh) and (C) if the Servicer provides reasonable advance notice in writing to the Administrative Agent and each Lender Agent of the details of the annual audit of the Servicer being undertaken for the purposes of the Servicer’s preparation of its consolidated audited financial statements required to be delivered pursuant to Section 6.08(d), coordinate their inspections under this Section 5.04(u) with such annual audit, and (ii) the Servicer shall be responsible for the costs and expenses of no more than one on-site visit in any 12-month period. The rights of the Administrative Agent and the Lender Agents pursuant to this Section 5.04(u) and the inspections referenced herein are in addition to, and not in replacement of, any audit and examination pursuant to Section 5.01(hh). Nothing herein shall be read to limit the Borrower’s obligation to comply with the inspection requirements set forth in Section 5.01(ii).

(v) Notice of Breaches of Representations and Warranties under this Agreement. The Servicer shall, upon receipt of notice or discovery thereof, promptly notify the Administrative Agent (with a copy to the Collateral Agent and each Lender Agent) if any representation or warranty set forth in Section 4.03 was incorrect at the time it was given or deemed to have been given and at the same time deliver to the Collateral Agent and the Administrative Agent (with a copy to each Lender Agent) a written notice setting forth in reasonable detail the nature of such facts and circumstances. In particular, but without limiting the foregoing, the Servicer shall notify the Administrative Agent (with a copy to the Collateral Agent and each Lender Agent) in the manner set forth in the preceding sentence before any Cut-Off Date of any facts or circumstances within the knowledge of the Servicer which would render any of the said representations and warranties untrue at the date when such representations and warranties were made or deemed to have been made.

(w) Insurance Policies. The Servicer has caused, and will cause, to be performed any and all acts reasonably required to be performed to preserve the rights and remedies of the Collateral Agent and the Secured Parties in any Insurance Policies applicable to Loan Assets (to the extent the Servicer or an Affiliate of the Servicer is the agent or servicer under the applicable Loan Agreement) including, without limitation, in each case, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of co-insured, joint loss payee and mortgagee rights in favor of the Collateral Agent and the Secured Parties; provided that, unless the Borrower is the sole lender under such Loan Agreement, the Servicer shall only take such actions that are customarily taken by or on behalf of a lender in a syndicated loan facility to preserve the rights of such lender.

(x) Disregarded Entity. The Servicer shall cause the Borrower to be disregarded as an entity separate from its owner pursuant to Treasury Regulation Section 301.7701-3(b) and shall cause that neither the Borrower nor any other Person on its behalf shall make an election to be, or take any other action that is reasonably likely to result in the Borrower being, treated as other than an entity disregarded from its owner under Treasury Regulation Section 301.7701-3(c).

SECTION 5.05 Negative Covenants of the Servicer.

From the Closing Date until the Collection Date:

(a) Mergers, Acquisition, Sales, etc. The Servicer will not consolidate with or merge into any other Person or convey or transfer its properties and assets substantially as an entirety to any Person, unless the Servicer is the surviving entity and unless:

(i) the Servicer has delivered to the Administrative Agent an Officer’s Certificate and an Opinion of Counsel each stating that any such consolidation, merger, conveyance or transfer and any supplemental agreement executed in connection therewith comply with this Section 5.05 and that all conditions precedent herein provided for relating to such transaction have been complied with and, in the case of the Opinion of Counsel, that such supplemental agreement is legal, valid and binding with respect to the Servicer and such other matters as the Administrative Agent may reasonably request;

(ii) the Servicer shall have delivered notice of such consolidation, merger, conveyance or transfer to the Administrative Agent; and

(iii) after giving effect thereto, no Event of Default or Servicer Termination Event or event that with notice or lapse of time would constitute either an Event of Default or a Servicer Termination Event shall have occurred.

(b) Change of Jurisdiction, Location, Names or Location of Loan Asset Files. The Servicer shall not change the jurisdiction of its incorporation, make any change to its corporate name, change the location of its principal place of business and chief executive office unless prior to the effective date of any such change of location, the Servicer shall have provided not less than 30 days’ prior written notice to the Administrative Agent of such change of location. The Servicer shall not change the offices where it keeps records concerning the Collateral Portfolio from the address set forth under its name in Section 12.02, or move, or consent to the Collateral Custodian moving, the Required Loan Documents and Loan Asset Files from the location thereof on the Closing Date, unless the Servicer shall have provided not less than 30 days’ prior written notice to the Administrative Agent of such change of location and the Servicer shall have provided the Administrative Agent with such Opinions of Counsel and other documents and instruments as the Administrative Agent may request in connection therewith, and the Servicer has provided a certificate to the Administrative Agent together with evidence demonstrating that it has taken all actions required under the UCC of each relevant jurisdiction in order to continue the first priority perfected security interest of the Collateral Agent, for the benefit of the Secured Parties, in the Collateral Portfolio.

(c) Change in Payment Instructions to Obligors. The Servicer will not make any change in its instructions to Obligors regarding payments to be made with respect to the Collateral Portfolio exclusively to the Collection Account (other than new direction letters in connection with any change to the Collateral Account), except to another account subject to the “control” (as such term is defined under Section 9-102 of the UCC) of the Collateral Agent and the Administrative Agent has consented to such change.

(d) Liens. The Servicer shall not pledge, create, incur or permit to exist any Lien in or on any unfunded capital commitments of shareholders of NF, including without limitation, any pledge of a shareholder’s note or similar instrument relating thereto, except for (i) Liens expressly consented to by the Administrative Agent in its sole reasonable discretion, (ii) tax-related Permitted Liens, and (iii) a pledge by NF of the capital commitments of its shareholders to a lender to secure the obligations of NF under a subscription line working capital credit facility in form and substance reasonably satisfactory to the Administrative Agent, where the maximum indebtedness possible under such credit facility does not exceed an amount equal to 3.33% of the undrawn capital commitments pledged as collateral therefor.

(e) Extension or Amendment of Loan Assets. The Servicer will not, except as otherwise permitted in Section 6.04(a), extend, amend or otherwise modify the terms of any Loan Asset (including the Underlying Collateral).

(f) Allocation of Charges. There will not be any agreement or understanding between the Servicer and the Borrower (other than as expressly set forth herein or as consented to by the Administrative Agent), providing for the allocation or sharing of obligations to make payments or otherwise in respect of any Taxes, fees, assessments or other governmental charges; provided that it is understood and acknowledged that the Borrower will be consolidated with or treated as a disregarded entity of the Servicer for tax purposes.

SECTION 5.06 Affirmative Covenants of the Collateral Custodian.

From the Closing Date until the Collection Date:

(a) Compliance with Applicable Law. The Collateral Custodian will comply in all material respects with all Applicable Law.

(b) Preservation of Existence. The Collateral Custodian will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation and qualify and remain qualified in good standing in each jurisdiction where failure to preserve and maintain such existence, rights, franchises, privileges and qualification could reasonably be expected to have a Material Adverse Effect.

(c) Location of Required Loan Documents. Subject to Article XIII of this Agreement, the Required Loan Documents shall remain at all times in the possession of the Collateral Custodian at the address set forth under its name in Section 12.02 unless notice of a different address is given in accordance with the terms hereof or unless the Administrative Agent agrees to allow certain Required Loan Documents to be released to the Servicer on a temporary basis in accordance with the terms hereof, except as such Required Loan Documents may be released pursuant to the terms of this Agreement.

SECTION 5.07 Negative Covenants of the Collateral Custodian.

From the Closing Date until the Collection Date:

(a) Required Loan Documents. The Collateral Custodian will not dispose of any documents constituting the Required Loan Documents in any manner that is inconsistent with the performance of its obligations as the Collateral Custodian pursuant to this Agreement and will not dispose of any Collateral Portfolio except as contemplated by this Agreement.

SECTION 5.08 Affirmative Covenants of the Backup Servicer.

From the Closing Date until the Collection Date:

(a) Compliance with Applicable Law. The Backup Servicer will comply in all material respects with all Applicable Law.

(b) Preservation of Existence. The Backup Servicer will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation and qualify and remain qualified in good standing in each jurisdiction where failure to preserve and maintain such existence, rights, franchises, privileges and qualification could reasonably be expected to have a Material Adverse Effect.

SECTION 5.09 Negative Covenants of the Backup Servicer.

From the Closing Date until the Collection Date:

(a) Required Loan Documents. The Backup Servicer will not dispose of any documents constituting the Required Loan Documents in any manner that is inconsistent with the performance of its obligations as the Backup Servicer pursuant to this Agreement and will not dispose of any Collateral Portfolio except as contemplated by this Agreement.

(b) No Changes in Backup Servicer Fees. The Backup Servicer will not make any changes to the Backup Servicer Fees without the prior written approval of the Administrative Agent and the Borrower.

SECTION 5.10 Affirmative Covenants of the Account Bank.

From the Closing Date until the Collection Date:

(a) Compliance with Applicable Law. The Account Bank will comply in all material respects with all Applicable Law.

(b) Preservation of Existence. The Account Bank will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation and qualify and remain qualified in good standing in each jurisdiction where failure to preserve and maintain such existence, rights, franchises, privileges and qualification could reasonably be expected to have a Material Adverse Effect.

SECTION 5.11 Affirmative Covenants of the Collateral Administrator.

From the Closing Date until the Collection Date:

(a) Compliance with Applicable Law. The Collateral Administrator will comply in all material respects with all Applicable Law.

(b) Preservation of Existence. The Collateral Administrator will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation and qualify and remain qualified in good standing in each jurisdiction where failure to preserve and maintain such existence, rights, franchises, privileges and qualification could reasonably be expected to have a Material Adverse Effect.

ARTICLE VI.

ADMINISTRATION AND SERVICING OF CONTRACTS

SECTION 6.01 Appointment and Designation of the Servicer.

(a) Initial Servicer. The Borrower, each Lender Agent and the Administrative Agent hereby appoint NF, pursuant to the terms and conditions of this Agreement, as Servicer, with the authority to service, administer and exercise rights and remedies, on behalf of the Borrower, in respect of the Collateral Portfolio. NF hereby accepts such appointment and agrees to perform the duties and responsibilities of the Servicer pursuant to the terms hereof until such time as it receives a Servicer Termination Notice from the Administrative Agent. The Servicer and the Borrower hereby acknowledge that the Administrative Agent and the Secured Parties are third party beneficiaries of the obligations undertaken by the Servicer hereunder.

(b) Servicer Termination Notice. The Borrower, the Servicer, each Lender Agent, and the Administrative Agent hereby agree that, upon the occurrence of a Servicer Termination Event, the Administrative Agent, by written notice to the Servicer (with a copy to the Collateral Agent and the Backup Servicer) (a “Servicer Termination Notice”), may (and shall, upon the direction of the Majority Lenders) terminate all of the rights, obligations, power and authority of the Servicer under this Agreement. On and after the receipt by the Servicer of a Servicer Termination Notice pursuant to this Section 6.01(b), the Servicer shall continue to perform all servicing functions under this Agreement until the date specified in the Servicer Termination Notice or otherwise specified by the Administrative Agent in writing or, if no such date is specified in such Servicer Termination Notice or otherwise specified by the Administrative Agent, until a date mutually agreed upon by the Servicer and the Administrative Agent and shall be entitled to receive, to the extent of funds available therefor pursuant to Section 2.04, the Servicing Fees therefor accrued until such date. After such date, the Servicer agrees that it will terminate its activities as Servicer hereunder in a manner that the Administrative Agent believes will facilitate the transition of the performance of such activities to a successor Servicer, and the successor Servicer shall assume each and all of the Servicer’s obligations to service and administer the Collateral Portfolio, on the terms and subject to the conditions herein set forth, and the Servicer shall use its best efforts to assist the successor Servicer in assuming such obligations.

(c) Appointment of Replacement Servicer. At any time following the delivery of a Servicer Termination Notice, the Administrative Agent may, at its discretion (and shall, upon the direction of the Majority Lenders), (i) appoint the Backup Servicer as Servicer under this Agreement and, in such case, all authority, power, rights and obligations of the Servicer shall pass to and be vested in the Backup Servicer or (ii) appoint a new Servicer (the “Replacement Servicer”), with the consent of the Backup Servicer (which consent shall not be unreasonably withheld), which appointment shall take effect upon the Replacement Servicer accepting such appointment by a written assumption in a form satisfactory to the Administrative Agent in its sole discretion; provided that so long as no Event of Default is then continuing, the Administrative Agent may not propose a Competitor as a Replacement Servicer. Any Replacement Servicer shall be an established financial institution, having a net worth of not less than $50,000,000 and whose regular business includes the servicing of assets similar to the Collateral Portfolio.

(d) Liabilities and Obligations of Replacement Servicer. Upon its appointment, the Backup Servicer (or any Replacement Servicer) shall be the successor in all respects to the Servicer with respect to servicing functions under this Agreement and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Servicer by the terms and provisions hereof, and all references in this Agreement to the Servicer shall be deemed to refer to the Backup Servicer (or the Replacement Servicer); provided that the Backup Servicer (or any Replacement Servicer) shall have (i) no liability with respect to any action performed by the terminated Servicer prior to the date that the Backup Servicer (or the Replacement Servicer) becomes the successor to the Servicer or any claim of a third party based on any alleged action or inaction of the terminated Servicer, (ii) no obligation to perform any advancing obligations, if any, of the Servicer unless it elects to in its sole discretion, (iii) no obligation to pay any Taxes required to be paid by the Servicer (provided that the Backup Servicer shall pay any income Taxes for which it is liable), (iv) no obligation to pay any of the fees and expenses of any other party to the transactions contemplated hereby, and (v) no liability or obligation with respect to any Servicer indemnification obligations of any prior Servicer, including the original Servicer. The indemnification obligations of the Backup Servicer or Replacement Servicer upon becoming a Servicer, are expressly limited to those arising on account of its gross negligence or willful misconduct, or the failure to perform materially in accordance with its duties and obligations set forth in this Agreement. In addition, the Backup Servicer or Replacement Servicer shall have no liability relating to the representations and warranties of the Servicer contained in Section 4.03.

(e) Authority and Power. All authority and power granted to the Servicer under this Agreement shall automatically cease and terminate upon termination of this Agreement and shall pass to and be vested in the Borrower and, without limitation, the Borrower is hereby authorized and empowered to execute and deliver, on behalf of the Servicer, as attorney-in-fact or otherwise, all documents and other instruments, and to do and accomplish all other acts or things necessary or appropriate to effect the purposes of such transfer of servicing rights. The Servicer agrees to cooperate with the Borrower in effecting the termination of the responsibilities and rights of the Servicer to conduct servicing of the Collateral Portfolio.

(f) Subcontracts. The Servicer may, with the prior written consent of the Administrative Agent, subcontract with any other Person for servicing, administering or collecting the Collateral Portfolio; provided that (i) the Servicer shall select any such Person with reasonable care and shall be solely responsible for the fees and expenses payable to any such Person, (ii) the Servicer shall not be relieved of, and shall remain liable for, the performance of the duties and obligations of the Servicer pursuant to the terms hereof without regard to any subcontracting arrangement and (iii) any such subcontract shall be terminable upon the occurrence of a Servicer Termination Event.

(g) Waiver. The Borrower acknowledges that the Administrative Agent or any of its Affiliates may act as the Collateral Agent or the Servicer, and the Borrower waives any and all claims against the Administrative Agent, each Lender Agent, each Lender or any of their respective Affiliates, the Collateral Agent and the Servicer (other than claims relating to such party’s gross negligence or willful misconduct as determined in a final decision by a court of competent jurisdiction) relating in any way to the custodial or collateral administration functions having been performed by the Administrative Agent or any of its Affiliates in accordance with the terms and provisions (including the standard of care) set forth in the Transaction Documents.

SECTION 6.02 Duties of the Servicer.

(a) Duties. The Servicer shall take or cause to be taken all such actions as may be necessary or advisable to service, administer and collect on the Collateral Portfolio from time to time, all in accordance with Applicable Law, the Risk and Collection Policies (if NF is the Servicer) and the Servicing

Standard. Prior to the occurrence of a Servicer Termination Event, but subject to the terms of this Agreement (including, without limitation, Section 6.04), the Servicer has the sole and exclusive authority to make any and all decisions with respect to the Collateral Portfolio and take or refrain from taking any and all actions with respect to the Collateral Portfolio. Without limiting the foregoing, the duties of the Servicer shall include the following:

(i) supervising the Collateral Portfolio, including communicating with Obligors, negotiating and executing amendments, restatements, supplements and other modifications (including, without limitation, in respect of restructuring agreements, prepackaged plans and other documents related to restructuring arrangements), negotiating and providing consents and waivers, enforcing and collecting on the Collateral Portfolio and otherwise managing the Collateral Portfolio on behalf of the Borrower;

(ii) maintaining all necessary servicing records with respect to the Collateral Portfolio and providing such reports to the Administrative Agent and each Lender Agent (with a copy to the Collateral Agent and the Collateral Custodian and the Backup Servicer) in respect of the servicing of the Collateral Portfolio (including information relating to its performance under this Agreement) as may be required hereunder or as the Administrative Agent, the Backup Servicer or any Lender Agent may reasonably request;

(iii) maintaining and implementing administrative and operating procedures (including, without limitation, an ability to recreate servicing records evidencing the Collateral Portfolio in the event of the destruction of the originals thereof) and keeping and maintaining all documents, books, records and other information reasonably necessary or advisable for the collection of the Collateral Portfolio;

(iv) promptly delivering to the Administrative Agent, each Lender Agent, the Collateral Agent, the Account Bank, the Backup Servicer, the Collateral Administrator or the Collateral Custodian, from time to time, such information and servicing records (including information relating to its performance under this Agreement) as the Administrative Agent, each Lender Agent, the Account Bank, the Collateral Custodian, the Backup Servicer, the Collateral Administrator or the Collateral Agent may from time to time reasonably request;

(v) identifying each Loan Asset clearly and unambiguously in its servicing records to reflect that such Loan Asset is owned by the Borrower and that the Borrower is Pledging a security interest therein to the Secured Parties pursuant to this Agreement;

(vi) notifying the Administrative Agent, the Backup Servicer and each Lender Agent of any material action, suit, proceeding, dispute, offset, deduction, defense or counterclaim (1) that is or is threatened to be asserted by an Obligor with respect to any Loan Asset (or portion thereof) of which it has knowledge or has received notice; or (2) that could reasonably be expected to have a Material Adverse Effect;

(vii) notifying the Administrative Agent and each Lender Agent of any change to the Risk and Collection Policies;

(viii) maintaining the perfected first priority security interest of the Collateral Agent, for the benefit of the Secured Parties, in the Collateral Portfolio;

(ix) maintaining the Loan Asset File with respect to Loan Assets included as part of the Collateral Portfolio; provided that, so long as the Servicer is in possession of any Required Loan Documents, the Servicer will hold such Required Loan Documents in a fireproof safe or fireproof file cabinet;

(x) directing the Collateral Agent to make payments pursuant to the terms of the Servicing Report in accordance with Section 2.04;

(xi) directing the sale or substitution of Collateral Portfolio in accordance with Section 2.07;

(xii) providing assistance to the Borrower with respect to the Contribution of and payment for the Loan Assets;

(xiii) instructing the Obligors and the administrative agents on the Loan Assets to make payments directly into the Collection Account established and maintained with the Collateral Agent;

(xiv) delivering the Loan Asset Files and the Loan Asset Schedule to the Collateral Custodian;

(xv) taking all actions necessary in establishing the Advance Date Assigned Value, Updated Assigned Value, and Value Adjusted Assigned Value, including, without limitation, taking all actions necessary (including paying the compensation of the Nationally Recognized Valuation Firms) in establishing and maintaining the Scheduled Valuation Process in accordance with Section 6.02(d) below; and

(xvi) complying with such other duties and responsibilities as may be required of the Servicer by this Agreement.

It is acknowledged and agreed that in circumstances in which a Person other than the Borrower, the Transferor (so long as the Transferor is also the Servicer) or the Servicer acts as lead agent with respect to any Loan Asset, the Servicer shall perform its servicing duties hereunder only to the extent a lender under the related loan syndication Loan Agreements has the right to do so. Notwithstanding anything to the contrary contained herein, it is acknowledged and agreed that the performance by the Servicer of its duties hereunder shall be limited insofar as such performance would conflict with or result in a breach of any of the express terms of the related Loan Agreements; provided that the Servicer shall (a) provide prompt written notice to the Administrative Agent and the Backup Servicer upon becoming aware of such conflict or breach, (b) have determined that there is no other commercially reasonable performance that it could render consistent with the express terms of the Loan Agreements which would result in all or a portion of the servicing duties being performed in accordance with this Agreement, and (c) undertake all commercially reasonable efforts to mitigate the effects of such non-performance including performing as much of the servicing duties as possible and performing such other commercially reasonable or similar duties consistent with the terms of the Loan Agreements.

(b) Notwithstanding anything to the contrary contained herein, the exercise by the Administrative Agent, the Collateral Agent, the Backup Servicer, each Lender Agent and the Secured Parties of their rights hereunder shall not release the Servicer, the Transferor or the Borrower from any of their duties or responsibilities with respect to the Collateral Portfolio. The Secured Parties, the

Administrative Agent, the Backup Servicer, each Lender Agent and the Collateral Agent shall not have any obligation or liability with respect to any Collateral Portfolio, nor shall any of them be obligated to perform any of the obligations of the Servicer hereunder.

(c) Any payment by an Obligor in respect of any indebtedness owed by it to the Transferor or the Borrower shall, except as otherwise specified by such Obligor or otherwise required by contract or law and unless otherwise instructed by the Administrative Agent, be applied as a collection of a payment by such Obligor (starting with the oldest such outstanding payment due) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other obligation of such Obligor.

(d) The Servicer shall establish and maintain an internal valuation protocol as set forth in the template attached hereto as Annex F and obtain valuations for quoted securities and third party valuations for unquoted investments (the “Scheduled Valuation Process”) under which (i) Loan Assets representing approximately 25% of AOLB will be reviewed and an updated Quoted Price will be obtained at the end of each fiscal quarter of the Borrower, and (ii) each Loan Asset will be reviewed and an updated Quoted Price will be obtained at least once annually, all effectuated in a manner consistent with Financial Accounting Standard 157 and consistent with the standards of a publicly traded business development company. The Servicer shall be responsible for all costs and expenses (including the fees and expenses of the Nationally Recognized Valuation Firms) in connection with the Scheduled Valuation Process.

(e) The Servicer may engage subservicers in the performance of its duties and responsibilities set forth in this Agreement, including this Section 6.02; provided, that any such engagement shall not release the Servicer from any of its duties or responsibilities as Servicer set forth hereunder.

SECTION 6.03 Authorization of the Servicer.

(a) Each of the Borrower, the Administrative Agent, each Lender Agent and each Lender hereby authorizes the Servicer (including any successor thereto) to take any and all reasonable steps in its name and on its behalf necessary or desirable in the determination of the Servicer and not inconsistent with the contribution of the Collateral Portfolio by the Transferor to the Borrower under the Contribution Agreement and, thereafter, the Pledge by the Borrower to the Collateral Agent on behalf of the Secured Parties hereunder, to collect all amounts due under any and all Collateral Portfolio, including, without limitation, endorsing any of their names on checks and other instruments representing Interest Collections and Principal Collections, executing and delivering any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Collateral Portfolio and, after the delinquency of any Collateral Portfolio and to the extent permitted under and in compliance with Applicable Law, to commence proceedings with respect to enforcing payment thereof, to the same extent as the Transferor could have done if it had continued to own such Collateral Portfolio. The Transferor, the Borrower and the Collateral Agent on behalf of the Secured Parties shall furnish the Servicer (and any successors thereto) with any powers of attorney and other documents necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties hereunder, and shall cooperate with the Servicer to the fullest extent in order to ensure the collectability of the Collateral Portfolio. In no event shall the Servicer be entitled to make the Secured Parties, the Administrative Agent, the Backup Servicer, the Collateral Agent, any Lender or any Lender Agent a party to any litigation without such party’s express prior written consent, or to make the Borrower a party to any litigation (other than any routine foreclosure or similar collection procedure) without the Administrative Agent’s, the Backup Servicer’s and each Lender Agent’s consent.

(b) After the declaration of the Final Maturity Date, at the direction of the Administrative Agent, the Servicer shall take such action as the Administrative Agent may deem necessary or advisable to enforce collection of the Collateral Portfolio; provided that the Administrative Agent may, at any time that an Event of Default has occurred and is continuing, notify any Obligor with respect to any Collateral Portfolio of the assignment of such Collateral Portfolio to the Collateral Agent on behalf of the Secured Parties and direct that payments of all amounts due or to become due be made directly to the Administrative Agent or any servicer, collection agent or account designated by the Administrative Agent and, upon such notification and at the expense of the Borrower, the Administrative Agent may enforce collection of any such Collateral Portfolio, and adjust, settle or compromise the amount or payment thereof.

SECTION 6.04 Collection of Payments; Accounts.

(a) Collection Efforts, Modification of Collateral Portfolio. The Servicer will use its reasonable best efforts to collect or cause to be collected, all payments called for under the terms and provisions of the Loan Assets included in the Collateral Portfolio as and when the same become due, all in accordance with the Risk and Collection Policies and the Servicing Standard. The Servicer may not waive, modify or otherwise vary any provision of an item of Collateral Portfolio in a manner that would impair the collectability of the Collateral Portfolio or in any manner contrary to the Servicing Standard.

(b) Acceleration. If consistent with the Risk and Collection Policies and the Servicing Standard, the Servicer shall accelerate or vote to accelerate, as applicable, the maturity of all or any Scheduled Payments and other amounts due under any Loan Asset promptly after such Loan Asset becomes defaulted.

(c) Taxes and other Amounts. The Servicer will use its best efforts to collect all payments with respect to amounts due for Taxes, assessments and insurance premiums relating to each Loan Asset to the extent required to be paid to the Borrower for such application under the applicable Loan Agreement and remit such amounts to the appropriate Governmental Authority or insurer as required by the Loan Agreements.

(d) Payments to Collection Account. On or before the applicable Cut-Off Date, the Servicer shall have instructed all Obligors to make all payments in respect of the Collateral Portfolio directly to the Collection Account; provided that the Servicer is not required to so instruct any Obligor which is solely a guarantor or other surety (or an Obligor that is not designated as the “lead borrower” or another such similar term) unless and until the Servicer calls on the related guaranty or secondary obligation.

(e) Collection Account. Each of the parties hereto hereby agrees that (i) the Collection Account is intended to be a “securities account” within the meaning of the UCC and (ii) except as otherwise expressly provided herein and in the Collection Account Agreement, prior to the delivery of a Notice of Exclusive Control, the Borrower (or the Servicer) shall be entitled to exercise the rights that comprise each Financial Asset held in the Collection Account and have the right to direct the disposition of funds in the Collection Account; provided that after the delivery of a Notice of Exclusive Control, such rights shall be exclusively held by the Collateral Agent (acting at the direction of the Administrative

Agent). Each of the parties hereto hereby agrees to cause the Account Bank (or other securities intermediary) that holds any money or other property for the Borrower in the Collection Account to agree with the parties hereto that (A) the Collection Account is a “securities account” within the meaning of the UCC, the cash and other property credited thereto is to be treated as a Financial Asset under Article 8 of the UCC, (B) regardless of any provision in any other agreement, for purposes of the UCC, with respect to the Collection Account, New York shall be deemed to be the Account Bank’s (or other securities intermediary’s) jurisdiction (within the meaning of Section 8-110 of the UCC), and (C) it shall comply with all entitlement orders and all directions to dispose of funds in the Collection Account in each case without further consent of the Borrower. To the extent that the Collection Account is re-characterized as a “deposit account” (within the meaning of Section 9-102(a)(29) of the UCC), New York shall be deemed to be the “bank’s jurisdiction” (within the meaning of Section 9-304(b) of the UCC), the Account Bank shall be the “bank” and the Collateral Agent shall be the bank’s “customer” (within the meaning of Section 9-104 of the UCC). All securities or other property underlying any Financial Assets credited to the Collection Account in the form of securities or instruments shall be registered in the name of the Account Bank or if in the name of the Borrower or the Collateral Agent, Indorsed to the Account Bank, Indorsed in blank, or credited to another securities account maintained in the name of the Account Bank, and in no case will any Financial Asset credited to the Collection Account be registered in the name of the Borrower, payable to the order of the Borrower or specially Indorsed to the Borrower, except to the extent the foregoing have been specially Indorsed to the Account Bank or Indorsed in blank.

(f) Loan Agreements. Notwithstanding any term hereof (or any term of the UCC that might otherwise be construed to be applicable to a “securities intermediary” as defined in the UCC) to the contrary, none of the Collateral Agent, the Account Bank, the Collateral Custodian nor any securities intermediary shall be under any duty or obligation in connection with the acquisition by the Borrower, or the grant by the Borrower to the Collateral Agent, of any Loan Asset in the nature of a loan or a participation in a loan to examine or evaluate the sufficiency of the documents or instruments delivered to it by or on behalf of the Borrower under the related Loan Agreements, or otherwise to examine the Loan Agreements, in order to determine or compel compliance with any applicable requirements of or restrictions on transfer (including without limitation any necessary consents). The Collateral Custodian shall hold any Instrument delivered to it evidencing any Loan Asset granted to the Collateral Agent hereunder as custodial agent for the Collateral Agent in accordance with the terms of this Agreement.

(g) Adjustments. If (i) the Servicer makes a deposit into the Collection Account in respect of an Interest Collection or Principal Collection of a Loan Asset and such Interest Collection or Principal Collection was received by the Servicer in the form of a check that is not honored for any reason or (ii) the Servicer makes a mistake with respect to the amount of any Interest Collection or Principal Collection and deposits an amount that is less than or more than the actual amount of such Interest Collection or Principal Collection, the Servicer shall appropriately adjust the amount subsequently deposited into the Collection Account to reflect such dishonored check or mistake. Any Scheduled Payment in respect of which a dishonored check is received shall be deemed not to have been paid.

Section 6.05 Realization Upon Loan Assets. The Servicer will use reasonable efforts consistent with the Risk and Collection Policies and the Servicing Standard to foreclose upon or repossess, as applicable, or otherwise comparably convert the ownership of any Underlying Collateral relating to a defaulted Loan Asset as to which no satisfactory arrangements can be made for collection of delinquent payments, and may, consistent with the Risk and Collection Policies and the Servicing Standard and exercising its reasonably good faith judgment to maximize value, hold for value, sell or transfer any equity or other securities the Borrower or the Servicer (on behalf of the Borrower) shall have received in connection with a default, workout, restructuring or plan of reorganization with respect to a Loan Asset. The Servicer will comply with the Risk and Collection Policies and the Servicing Standard and Applicable Law in realizing upon such Underlying Collateral, and employ practices and procedures including reasonable efforts consistent with the Risk and Collection Policies and the Servicing Standard to enforce all obligations of Obligors foreclosing upon, repossessing and causing the sale of such Underlying Collateral at public or private sale in circumstances other than those described in the preceding sentence. Without limiting the generality of the foregoing, unless the Administrative Agent has specifically given instruction to the contrary, the Servicer may cause the sale of any such Underlying Collateral to the Servicer or its Affiliates for a purchase price equal to the then fair value thereof, any such sale to be evidenced by a certificate of a Responsible Officer of the Servicer delivered to the Administrative Agent setting forth the Loan Asset, the Underlying Collateral, the sale price of the Underlying Collateral and certifying that such sale price is the fair value of such Underlying Collateral. In any case in which any such Underlying Collateral has suffered damage, the Servicer will have no obligation to expend funds in connection with any repair or toward the foreclosure or repossession of such Underlying Collateral unless it reasonably determines that such repair or foreclosure or repossession will increase the Recoveries by an amount greater than the amount of such expenses. The Servicer will remit to the Collection Account the Recoveries received in connection with the sale or disposition of Underlying Collateral relating to a defaulted Loan Asset.

SECTION 6.06 Servicing Compensation. As compensation for its activities hereunder and reimbursement for its expenses, the Servicer shall be entitled to be paid the Servicing Fees and reimbursed its reasonable out-of-pocket expenses as provided in Section 2.04; provided, that the Servicer acknowledges and agrees that Subordinate Servicing Fees not paid under Section 2.04 on any Payment Date shall accrue and shall not constitute a default or basis to terminate the Servicer duties under this Article VI.

SECTION 6.07 Payment of Certain Expenses by Servicer. The Servicer will be required to pay all expenses incurred by it in connection with its activities under this Agreement, including fees and disbursements of its independent accountants, Taxes imposed on the Servicer, expenses incurred by the Servicer in connection with payments and reports pursuant to this Agreement, and all other fees and expenses not expressly stated under this Agreement for the account of the Borrower. The Servicer, on behalf of the Borrower, will be required to pay all reasonable fees and expenses owing to any bank in connection with the maintenance of the Collection Account. The Servicer may be reimbursed for any reasonable out-of-pocket expenses incurred hereunder (including out-of-pocket expenses paid by the Servicer on behalf of the Borrower), subject to the availability of funds pursuant to Section 2.04; provided that, to the extent funds are not so available on any Payment Date to reimburse such expenses incurred during the immediately ended Remittance Period, such reimbursement amount shall be deferred and payable on the next Payment Date on which funds are available therefor pursuant to Section 2.04.

SECTION 6.08 Reports to the Administrative Agent; Account Statements; Servicing Information.

(a) Notice of Borrowing. On or before each Advance Date and on each reduction of Advances Outstanding pursuant to Section 2.18, the Borrower (and the Servicer on its behalf) will provide a Notice of Borrowing or a Notice of Reduction, as applicable, and a Borrowing Base Certificate, each updated as of such date, to the Administrative Agent and each Lender Agent (with a copy to the Collateral Agent). On each date the Assigned Value for any Loan Asset is modified, the Borrower (or the Servicer on its behalf) will deliver an updated Borrowing Base Certificate to the Administrative Agent and each Lender Agent.

(b) Servicing Report.

(i) On each Reporting Date (other than any Reporting Date that includes a Payment Date in the same month), the Servicer will provide to the Borrower, each Lender Agent, the Administrative Agent, the Collateral Agent, the Account Bank, the Backup Servicer, the Collateral Administrator and any Liquidity Bank, a monthly statement including (A) a Borrowing Base Certificate calculated as of the most recent Determination Date, and (B) a summary prepared with respect to each Obligor and with respect to each Loan Asset for such Obligor prepared as of the most recent Determination Date setting forth (x) calculations of the Charged-Off Ratio and the Delinquency Ratio as of such Reporting Date, and (y) whether or not each such Loan Asset shall have become subject to an amendment, restatement, supplement, waiver or other modification and whether such amendment, restatement, supplement, waiver or other modification is a Material Modification, signed by a Responsible Officer of the Servicer and the Borrower and substantially in the form of Exhibit K (such monthly statement, a “Servicing Report”).

(ii) On each Payment Date, the Servicer will provide to the Borrower, each Lender Agent, the Administrative Agent, the Collateral Agent, the Account Bank, the Backup Servicer, the Collateral Administrator and any Liquidity Bank, a Servicing Report containing all of the information required to be included in a Servicing Report under clause (i) above, and, in addition, the Servicer will include in such Servicing Report (A) a summary prepared with respect to each Obligor and with respect to each Loan Asset for such Obligor prepared as of the most recent Determination Date setting forth calculations of the Financial Covenants as of the Reporting Date immediately preceding such Payment Date, (B) the updated valuations received pursuant to the Scheduled Valuation Process since the immediately prior Payment Date, and (C) the amounts to be remitted pursuant to Section 2.04 to the applicable parties (which shall include any applicable wiring instructions of the parties receiving payment) with respect to such Payment Date.

(c) Servicer’s Certificate. Together with each Servicing Report, the Servicer shall submit to the Administrative Agent, each Lender Agent, the Collateral Agent, the Backup Servicer and any Liquidity Bank a certificate substantially in the form of Exhibit L (a “Servicer’s Certificate”), signed by a Responsible Officer of the Servicer, which shall include a certification by such Responsible Officer that no Event of Default or Unmatured Event of Default has occurred (or describing in detail any such Event of Default or Unmatured Event of Default) and is continuing.

(d) Financial Statements. The Servicer will submit to the Administrative Agent, each Lender Agent, any Liquidity Bank, the Backup Servicer and the Collateral Agent, (i) within 45 days after the end of each of its first three fiscal quarters (excluding the fiscal quarter ending on the date specified in clause (ii)), commencing for the fiscal quarter ending September 30, 2013, consolidated unaudited financial statements of the Servicer for the most recent fiscal quarter, and (ii) within 90 days after the end of each fiscal year, commencing with the fiscal year ended December 31, 2013, consolidated audited financial statements of the Servicer, audited by a firm of nationally recognized independent public accountants, as of the end of such fiscal year.

(e) Tax Returns. Upon demand by the Administrative Agent, each Lender Agent or any Liquidity Bank, the Servicer shall deliver, copies of all federal, state and local tax returns and reports filed by the Borrower, or in which the Borrower was included on a consolidated or combined basis (excluding sales, use and similar Taxes).

(f) Obligor Financial Statements; Valuation Reports; Other Reports. The Servicer will deliver to the Administrative Agent, the Lender Agents, the Backup Servicer and the Collateral Agent, with respect to each Obligor, (i) prior to making an Advance with respect thereto, three years’ historical audited or unaudited financial statements and related information and a copy of the Underwriting Memoranda utilized by the Transferor or the Borrower, as applicable, in evaluating and approving such Loan Asset for investment, (ii) to the extent received by the Borrower or the Servicer pursuant to the Loan Agreement, the complete financial reporting package with respect to such Obligor and with respect to each Loan Asset for such Obligor provided to the Borrower or the Servicer either monthly or quarterly, as the case may be, by such Obligor, which delivery shall be made prior to the later of (x) 45 days after of the end of each quarter end (or such longer period provided therein with respect to the end of an Obligor’s fiscal quarter or fiscal year), and (y) 5 Business Days after receipt by the Borrower or Servicer thereof, which reporting package shall include any covenant compliance certificates under the related Loan Agreement, (iii) asset and portfolio level monitoring reports prepared by the Servicer with respect to the Loan Assets, which delivery shall be made within 45 days of the end of each quarter end (or such longer period provided therein with respect to the end of an Obligor’s fiscal quarter or fiscal year) which would include, at a minimum, covenant and financial covenant testing as required hereunder, and (iv) the due dates and dates of collection of each Loan Asset within 15 days of the end of each Month. The Servicer will promptly deliver to the Administrative Agent, the Backup Servicer and any Lender Agent, upon reasonable request and to the extent received by the Borrower or the Servicer, all other documents and information required to be delivered by the Obligors to the Borrower with respect to any Loan Asset included in the Collateral Portfolio.

(g) Amendments to Loan Assets. The Servicer will deliver to the Administrative Agent, the Lender Agents, the Backup Servicer and the Collateral Custodian a copy of any amendment, restatement, supplement, waiver or other modification to the Loan Agreement of any Loan Asset (along with any internal documents prepared by the Servicer and provided to its investment committee in connection with such amendment, restatement, supplement, waiver or other modification) (i) with respect to any Material Modification, promptly and in any event within 10 Business Days of request of the Administrative Agent thereof and (ii) with respect to any amendment, restatement, supplement, waiver or other modification which is not a Material Modification, within 45 days after the end of each quarter end.

(h) Website Access to Information. Notwithstanding anything to the contrary contained herein, information required to be delivered or submitted to any Secured Party pursuant to Section 5.02(i) and this Article VI shall be deemed to have been delivered on the date upon which such information is received through e-mail (with confirmation of receipt) or another delivery method acceptable to the Administrative Agent.

(i) Required Asset Coverage Ratio. On or prior to the RAC Reporting Date with respect to the immediately prior fiscal quarter, the Servicer shall deliver to the Administrative Agent written certificate that demonstrates NF’s compliance or non-compliance with the Required Asset Coverage Ratio substantially in the form of Exhibit S.

SECTION 6.09 Annual Statement as to Compliance. The Servicer will provide to the Administrative Agent, each Lender Agent, the Backup Servicer and the Collateral Agent within 90 days following the end of each fiscal year of the Servicer, commencing with the fiscal year ending on December 31, 2013, a fiscal report signed by a Responsible Officer of the Servicer certifying that (a) a review of the activities of the Servicer, and the Servicer’s performance pursuant to this Agreement, for the fiscal period ending on the last day of such fiscal year has been made under such Person’s supervision and (b) either that the Servicer has performed or has caused to be performed in all material respects all of its obligations under this Agreement throughout such year and no Servicer Termination Event has occurred and is continuing, or specifying in what respect the foregoing is not true.

SECTION 6.10 Annual Independent Public Accountant’s Servicing Reports. The Servicer will cause a firm of nationally recognized independent public accountants (who may also render other services to the Servicer) to furnish to the Administrative Agent, each Lender Agent, the Backup Servicer and the Collateral Agent within 90 days following the end of each fiscal year of the Servicer, commencing with the fiscal year ending on December 31, 2013, a report covering such fiscal year to the effect that such accountants have applied certain agreed-upon procedures to be structured by and agreed-upon between the Servicer and the Administrative Agent to certain documents and records relating to the Collateral Portfolio under any Transaction Document, compared the information contained in the Servicing Reports and the Servicer’s Certificates delivered during the period covered by such report with such documents and records and that no matters came to the attention of such accountants that caused them to believe that such servicing was not conducted in compliance with this Article VI, except for such exceptions as such accountants shall believe to be immaterial and such other exceptions as shall be set forth in such statement.

SECTION 6.11 The Servicer Not to Resign. The Servicer shall not resign from the obligations and duties hereby imposed on it except upon the Servicer’s determination that (i) the performance of its duties hereunder is or becomes impermissible under Applicable Law and (ii) there is no reasonable action that the Servicer could take to make the performance of its duties hereunder permissible under Applicable Law. Any such determination permitting the resignation of the Servicer shall be evidenced as to clause (i) above by an Opinion of Counsel to such effect delivered to the Administrative Agent and each Lender Agent. No such resignation shall become effective until a Replacement Servicer shall have assumed the responsibilities and obligations of the Servicer in accordance with Section 6.02.

ARTICLE VII.

THE BACKUP SERVICER

SECTION 7.01 Designation of the Backup Servicer.

(a) Initial Backup Servicer. The backup servicing role with respect to the Collateral shall be conducted by the Person designated as Backup Servicer hereunder from time to time in accordance with this Section 7.01. Until the Administrative Agent shall give to Wells Fargo Bank, National Association a Backup Servicer Termination Notice, Wells Fargo Bank, National Association is hereby designated as, and hereby agrees to perform the duties and obligations of, a Backup Servicer pursuant to the terms hereof.

(b) Successor Backup Servicer. Upon the Backup Servicer’s receipt of Backup Servicer Termination Notice from the Administrative Agent of the designation of a replacement Backup Servicer pursuant to the provisions of Section 7.05, the Backup Servicer agrees that it will terminate its activities as Backup Servicer hereunder.

SECTION 7.02 Duties of the Backup Servicer.

(a) Appointment. The Borrower and the Administrative Agent, as agent for the Secured Parties, each hereby appoints Wells Fargo Bank, National Association to act as Backup Servicer, for the benefit of the Administrative Agent and the Secured Parties, as from time to time designated pursuant to Section 7.01. The Backup Servicer hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto set forth herein.

(b) Duties. On or before the Initial Advance, and until its removal pursuant to Section 7.05, the Backup Servicer shall perform, on behalf of the Administrative Agent and the Secured Parties, the following duties and obligations:

(i) On or before the Closing Date, the Backup Servicer shall accept from the Servicer delivery of the information required to be set forth in the Servicing Report referred to in Section 6.08(b)(i) of this Agreement (if any) on an excel spreadsheet or other format to be agreed upon by the Backup Servicer and the Servicer on or prior to closing.

(ii) Not later than 12:00 noon (New York City, New York time) on each Reporting Date, the Servicer shall deliver to the Backup Servicer the loan asset spreadsheet, which shall include but not be limited to the following information: (x) for each Loan Asset, the name of the related Obligor, the collection status, the loan status, the date of each Scheduled Payment, the Outstanding Principal Balance, the initial Assigned Value, and the Outstanding Loan Balance, (y) the Borrowing Base and (z) the Aggregate Outstanding Loan Balance (the “Spreadsheet”). The Backup Servicer shall accept delivery of the Spreadsheet.

(c) Reliance on Spreadsheet. With respect to the duties described in Section 7.02(b), the Backup Servicer is entitled to rely conclusively, and shall be fully protected in so relying, on the contents of each Spreadsheet, including, but not limited to, the completeness and accuracy thereof, provided by the Servicer.

SECTION 7.03 Merger or Consolidation.

Any Person (i) into which the Backup Servicer may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Backup Servicer shall be a party, or (iii) that may succeed to the properties and assets of the Backup Servicer substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Backup Servicer hereunder, shall be the successor to the Backup Servicer under this Agreement without further act on the part of any of the parties to this Agreement provided such Person is organized under the laws of the United States of America or any one of the States thereof or the District of Columbia (or any domestic branch of a foreign bank), (i) (a) that has either (1) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P or “P-1” or better by Moody’s, (b) the parent corporation which has either (1) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P and “P-1” or better by Moody’s or (c) is otherwise acceptable to the Administrative Agent.

SECTION 7.04 Backup Servicing Compensation.

As compensation for its back-up servicing activities hereunder, the Backup Servicer shall be entitled to receive the Backup Servicing Fee from the Servicer. To the extent that such Backup Servicing Fee is not paid by the Servicer, the Backup Servicer shall be entitled to receive the unpaid balance of its Backup Servicing Fee to the extent of funds available therefor pursuant to Section 2.04(a)(i) and Section 2.04(b)(iv), as applicable. The Backup Servicer’s entitlement to receive the Backup Servicing Fee shall cease (excluding any unpaid outstanding amounts as of that date) on the earliest to occur of: (i) it becoming the Successor Servicer, (ii) its removal as Backup Servicer pursuant to Section 7.05, or (iii) the termination of this Agreement. Upon becoming Successor Servicer pursuant to Section 6.01, the Backup Servicer shall be entitled to the Servicing Fee.

SECTION 7.05 Backup Servicer Removal.

The Backup Servicer may be removed, with or without cause, by the Administrative Agent by notice given in writing to the Backup Servicer (the “Backup Servicer Termination Notice”). In the event of any such removal, a replacement Backup Servicer shall be appointed by the Administrative Agent (acting upon the direction of the Majority Lenders).

SECTION 7.06 Limitation on Liability.

(a) The Backup Servicer undertakes to perform only such duties and obligations as are specifically set forth in this Agreement, it being expressly understood by all parties hereto that there are no implied duties or obligations of the Backup Servicer hereunder. Without limiting the generality of the foregoing, the Backup Servicer, except as expressly set forth herein, shall have no obligation to supervise, verify, monitor or administer the performance of the Servicer. The Backup Servicer may act through its agents, nominees, attorneys and custodians in performing any of its duties and obligations under this Agreement, it being understood by the parties hereto that the Backup Servicer will be responsible for any willful misconduct or gross negligence on the part of such agents, attorneys or custodians acting on the routine and ordinary day-to-day operations for and on behalf of the Backup Servicer. Neither the Backup Servicer nor any of its officers, directors, employees or agents shall be liable, directly or indirectly, for any damages or expenses arising out of the services performed under this Agreement other than damages or expenses that result from the gross negligence or willful misconduct of it or them or the failure to perform materially in accordance with this Agreement.

(b) The Backup Servicer shall not be liable for any obligation of the Servicer contained in this Agreement or for any errors of the Servicer contained in any computer tape, certificate or other data or document delivered to the Backup Servicer hereunder or on which the Backup Servicer must rely in order to perform its obligations hereunder, and the Secured Parties, the Administrative Agent, the Backup Servicer and the Collateral Custodian each agree to look only to the Servicer to perform such obligations. The Backup Servicer shall have no responsibility and shall not be in default hereunder or incur any liability for any failure, error, malfunction or any delay in carrying out any of its duties under this Agreement if such failure or delay results from the Backup Servicer acting in accordance with information prepared or supplied by a Person other than the Backup Servicer or the failure of any such other Person to prepare or provide such information. The Backup Servicer shall have no responsibility, shall not be in default and shall incur no liability for (i) any act or failure to act of any third party, including the Servicer, (ii) any inaccuracy or omission in a notice or communication received by the Backup Servicer from any third party, (iii) the invalidity or unenforceability of any Collateral under Applicable Law, (iv) the breach or inaccuracy of any representation or warranty made with respect to any Collateral, or (v) the acts or omissions of any successor Backup Servicer.

SECTION 7.07 The Backup Servicer Not to Resign.

The Backup Servicer shall not resign (except with prior consent of the Administrative Agent which consent shall not be unreasonably withheld) from the obligations and duties hereby imposed on it except upon the Backup Servicer’s determination that (i) the performance of its duties hereunder is or becomes impermissible under Applicable Law and (ii) there is no reasonable action that the Backup Servicer could take to make the performance of its duties hereunder permissible under Applicable Law. Any such determination permitting the resignation of the Backup Servicer shall be evidenced as to clause (i) above by an Opinion of Counsel to such effect delivered to the Administrative Agent. No such resignation shall become effective until a successor Backup Servicer shall have assumed the responsibilities and obligations of the Backup Servicer hereunder.

ARTICLE VIII.

EVENTS OF DEFAULT

SECTION 8.01 Events of Default. If any of the following events (each, an “Event of Default”) shall occur:

(a) the Borrower fails to:

(i) to make any payment of principal when due hereunder;

(ii) eliminate any Borrowing Base Deficiency within three Business Days of the occurrence thereof, provided, if during such three Business Day period the Servicer provides the Administrative Agent with a certified copy of a Demand in an amount at least equal to the Borrowing Base Deficiency, and the Servicer certifies the proceeds thereof shall be utilized to cure such Event of Default under Section 8.01(a)(ii), then the three Business Day grace period shall be extended an additional 10 Business Days from the date of such Borrowing Base Deficiency;

(iii) make payment of outstanding principal of all outstanding Advances, if any, and all Yield and all Fees accrued and unpaid thereon together with all other Obligations on the Final Maturity Date; or

(iv) make payment of any other Obligation when due hereunder, whether of Yield on each Payment Date, fees or payment of any other Obligations under any other Transaction Document when due, and such failure continues unremedied for two Business Days;

(b) the Borrower or the Transferor defaults in making any payment required to be made under one or more agreements for borrowed money to which it is a party (x) in any amount for the Borrower, or (y) in an aggregate principal amount in excess of $12,500,000 for the Transferor, or an event of default is declared under any such facility (without regard to waivers granted thereunder), and, in each case, such default is not cured or remedied within the applicable cure period, if any, provided for under such agreement;

(c) any failure on the part of the Borrower or the Transferor duly to observe or perform any covenants or agreements of the Borrower or the Transferor set forth in this Agreement or the other Transaction Documents to which the Borrower or the Transferor is a party (other than (x) covenants or agreements with respect to which another clause of this Section 8.01 expressly relates, and (y) failure to meet any of the Concentration Limits or any Collateral Quality Test) and the same continues unremedied for a period of 30 days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Borrower or the Transferor by the Administrative Agent or Collateral Agent, and (ii) the date on which the Borrower or the Transferor acquires knowledge thereof;

(d) the occurrence of a Bankruptcy Event relating to NF or the Borrower;

(e) the Financial Covenants have been breached; or

(f) the occurrence of a Servicer Termination Event (provided that NF or an Affiliate of the Borrower is the Servicer) past any applicable notice or cure period provided in the definition thereof;

(g) (1) the rendering of one or more final judgments, decrees or orders by a court or arbitrator of competent jurisdiction for the payment of money in excess individually or in the aggregate of $500,000, against the Borrower, and the Borrower shall not have either (i) discharged or provided for the discharge of any such judgment, decree or order in accordance with its terms or (ii) perfected a timely appeal of such judgment, decree or order and caused the execution of same to be stayed during the pendency of the appeal or (2) the Borrower shall have made payments of amounts in excess of $500,000 in the settlement of any litigation, claim or dispute (excluding payments made from insurance proceeds);

(h) the breach of the Borrower of the covenants set forth in Section 5.01(b) or Section 5.02(a), or the Borrower shall otherwise fail to qualify as a bankruptcy-remote entity based upon customary criteria such that reputable counsel could no longer render a substantive nonconsolidation opinion with respect to the Borrower and the Transferor;

(i) (1) any Transaction Document, or any Lien or security interest granted thereunder, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Borrower, the Transferor or the Servicer,

(2) the Borrower, the Transferor or the Servicer or any Affiliate of any of them shall, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Transaction Document or any lien or security interest thereunder, or

(3) any security interest securing any obligation under any Transaction Document shall, in whole or in part, cease to be a first priority perfected security interest except as otherwise expressly permitted to be released in accordance with the applicable Transaction Document;

(j) failure on the part of the Borrower, the Transferor or the Servicer to make any payment or deposit (including, without limitation, with respect to bifurcation and remittance of Interest Collections and Principal Collections or any other payment or deposit required to be made by the terms of the Transaction Documents, including, without limitation, to any Secured Party, Affected Party or Indemnified Party) required by the terms of any Transaction Document (other than any payment set forth in clause (a) above) within two Business Days after the date when such payment is due (unless such failure was due solely to an administrative error by the financial institution holding the applicable account crediting any such payment to the wrong account and the Borrower, the Transferor or Servicer and such financial institution work diligently to resolve as promptly as possible and in any event within two Business Days after such error was discovered);

(k) either the Borrower or NF shall be required to be registered as an “investment company” within the meaning of Section 8 of the 1940 Act (the parties hereto acknowledging that NF is regulated as a “business development company” under the 1940 Act) or the arrangements contemplated by the Transaction Documents shall require registration as an “investment company” within the meaning of the 1940 Act, or the business and other activities of the Borrower or NF, including but not limited to, the acceptance of the Advances by the Borrower made by the Lenders, violate the 1940 Act or the rules and regulations promulgated thereunder (other than in an immaterial manner);

(l) the Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Code with regard to any assets of the Borrower, the Transferor and such lien shall not have been released within five Business Days, or the Pension Benefit Guaranty Corporation shall file notice of a lien pursuant to Section 4068 of ERISA with regard to any of the assets of the Borrower, or the Transferor and such lien shall not have been released within five Business Days;

(m) any Change of Control shall occur;

(n) any representation, warranty or certification made by the Borrower or the Transferor in any Transaction Document or in any certificate delivered pursuant to any Transaction Document shall prove to have been incorrect when made, such incorrectness can reasonably be expected to result in a Material Adverse Effect, and continues to be unremedied for a period of 30 days after the earlier to occur of (i) the date on which written notice of such incorrectness requiring the same to be remedied shall have been given to the Borrower or the Transferor by the Administrative Agent or the Collateral Agent (which shall be given at the direction of the Administrative Agent) and (ii) the date on which a Responsible Officer of the Borrower or the Transferor acquires knowledge thereof;

(o) the Borrower ceases to have a valid, perfected first priority ownership interest in all of the Collateral Portfolio (subject to Permitted Liens);

(p) the Borrower makes any assignment or attempted assignment of their respective rights or obligations under this Agreement or any other Transaction Document without first obtaining the specific written consent of each of the Lender Agents and the Administrative Agent, which consent may be withheld by any Lender Agent or the Administrative Agent in the exercise of its sole and absolute discretion;

(q) the Borrower, the Servicer or the Transferor fails to observe or perform any covenant, agreement or obligation with respect to the management and distribution of funds received with respect to the Collateral Portfolio, and such failure is not cured within two Business Days; or

(r) (i) the failure of the Borrower to maintain at least one Independent Director, (ii) the removal of any Independent Director of the Borrower without “cause” (as such term is defined in the organizational document of the Borrower) or without giving prior written notice to the Administrative Agent and the Lender Agents, each as required in the organizational documents of the Borrower or (iii) an Independent Director of the Borrower which is not provided by Puglisi & Associates or a nationally recognized service reasonably acceptable to the Administrative Agent shall be appointed without the consent of the Administrative Agent;

then the Administrative Agent or the Majority Lenders, may, by notice to the Borrower, declare the Final Maturity Date to have occurred; provided that, in the case of any events described in Section 8.01(i) (to the extent such Event of Default relates to greater than 7.5% of the Advances Outstanding or 7.5% of the Collateral Portfolio, as applicable) and Section 8.01(d) above, the Final Maturity Date shall be deemed to have occurred automatically upon the occurrence of such event. Upon any such declaration or automatic occurrence, (i) the Borrower shall cease purchasing Loan Assets from the Transferor under the Contribution Agreement, (ii) the Administrative Agent or the Majority Lenders may declare the Revolving Notes to be immediately due and payable in full (without presentment, demand, protest or notice of any kind all of which are hereby waived by the Borrower) and any other Obligations to be immediately due and payable, and (iii) all proceeds and distributions in respect of the Portfolio Assets shall be distributed by the Account Bank, acting at the direction of the Collateral Agent (acting at the direction of the Administrative Agent) as described in Section 2.04(c) (provided that the Borrower shall in any event remain liable to pay such Advances and all such amounts and Obligations immediately in accordance with Section 2.04(d) hereof). In addition, upon any such declaration or upon any such automatic occurrence, the Collateral Agent, on behalf of the Secured Parties and at the direction of the Administrative Agent, shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of the applicable jurisdiction and other Applicable Law, which rights shall be cumulative. Without limiting any obligation of the Servicer hereunder, the Borrower confirms and agrees that the Collateral Agent, on behalf of the Secured Parties and at the direction of the Administrative Agent, (or any designee thereof, including, without limitation, the Servicer), following an Event of Default, shall, at its option, have the sole right to enforce the Borrower’s rights and remedies under each Assigned Document, but without any obligation on the part of the Administrative Agent, the Lenders, the Lender Agents or any of their respective Affiliates to perform any of the obligations of the Borrower under any such Assigned Document. If any Event of Default shall have occurred, the Yield Rate shall be increased pursuant to the increase set forth in the definition of “Applicable Spread”, effective as of the date of the occurrence of such Event of Default, and shall apply after the occurrence of such Event of Default.

SECTION 8.02 Additional Remedies of the Administrative Agent.

(a) If, (i) upon the Administrative Agent’s or the Majority Lenders’ declaration that the Advances made to the Borrower hereunder are immediately due and payable pursuant to Section 8.01 upon the occurrence of an Event of Default, or (ii) on the Final Maturity Date, the aggregate outstanding principal amount of the Advances, all accrued and unpaid Fees and Yield and any other Obligations are not immediately paid in full, then the Collateral Agent (acting as directed by the Administrative Agent) or the Administrative Agent (acting as directed by the Majority Lenders), in addition to all other rights specified hereunder, shall have the right, in its own name and as agent for the Lenders and Administrative Agent, to immediately sell (at the Servicer’s expense) in a commercially reasonable manner, in a recognized market (if one exists) at such price or prices as the Administrative Agent may reasonably deem satisfactory, any or all of the Collateral Portfolio and apply the proceeds thereof to the Obligations.

(b) The parties recognize that it may not be possible to sell all of the Collateral Portfolio on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for the assets constituting the Collateral Portfolio may not be liquid. Accordingly, the

Administrative Agent may elect, in its sole discretion, the time and manner of liquidating any of the Collateral Portfolio, and nothing contained herein shall obligate the Administrative Agent to liquidate any of the Collateral Portfolio on the date the Administrative Agent or the Majority Lenders declare the Advances made to the Borrower hereunder to be immediately due and payable pursuant to Section 8.01 or to liquidate all of the Collateral Portfolio in the same manner or on the same Business Day.

(c) If the Collateral Agent (acting as directed by the Administrative Agent) or the Administrative Agent proposes to sell the Collateral Portfolio or any part thereof in one or more parcels at a public or private sale, at the request of the Collateral Agent or the Administrative Agent, as applicable, the Borrower and the Servicer shall make available to (i) the Administrative Agent, on a timely basis, all information (including any information that the Borrower and the Servicer is required by law or contract to be kept confidential, to the extent such information can be provided without violation of laws or contracts, including through entering into any confidentiality agreements in forms acceptable to the Collateral Agent or the Administrative Agent, as applicable, to the extent required to prevent violation of such laws or contracts) relating to the Collateral Portfolio subject to sale, including, without limitation, copies of any disclosure documents, contracts, financial statements of the applicable Obligors, covenant certificates and any other materials requested by the Administrative Agent, and (ii) each prospective bidder, on a timely basis, all reasonable non-confidential information relating to the Collateral Portfolio subject to sale, including, without limitation, copies of any disclosure documents, contracts, financial statements of the applicable Obligors, covenant certificates and any other materials reasonably requested by each such bidder.

(d) Each of the Borrower and the Servicer agrees, to the full extent that it may lawfully so agree, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption law now or hereafter in force in any locality where any Collateral Portfolio may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale of any of the Collateral Portfolio or any part thereof, or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and each of the Borrower and the Servicer, for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may be lawful so to do, the benefit of all such laws, and any and all right to have any of the properties or assets constituting the Collateral Portfolio marshaled upon any such sale, and agrees that the Collateral Agent, or the Administrative Agent on its behalf, or any court having jurisdiction to foreclose the security interests granted in this Agreement may sell the Collateral Portfolio as an entirety or in such parcels as the Collateral Agent (acting at the direction of the Administrative Agent) or such court may determine.

(e) Any amounts received from any sale or liquidation of the Collateral Portfolio pursuant to this Section 8.02 in excess of the Obligations will be applied by the Collateral Agent (as directed by the Administrative Agent) in accordance with the provisions of Section 2.04(c), or as a court of competent jurisdiction may otherwise direct.

(f) The Administrative Agent, the Lender Agents and the Lenders shall have, in addition to all the rights and remedies provided herein and provided by applicable federal, state, foreign, and local laws (including, without limitation, the rights and remedies of a secured party under the UCC of any applicable state, to the extent that the UCC is applicable, and the right to offset any mutual debt and claim), all rights and remedies available to the Lenders at law, in equity or under any other agreement between any Lender and the Borrower.

(g) Except as otherwise expressly provided in this Agreement, no remedy provided for by this Agreement shall be exclusive of any other remedy, each and every remedy shall be cumulative and in addition to any other remedy, and no delay or omission to exercise any right or remedy shall impair any such right or remedy or shall be deemed to be a waiver of any Event of Default.

(h) Each of the Borrower and the Servicer hereby irrevocably appoints each of the Collateral Agent and the Administrative Agent its true and lawful attorney (with full power of substitution) in its name, place and stead and at its expense, in connection with the enforcement of the rights and remedies after the occurrence and during the continuance of an Event of Default provided for in this Agreement, including without limitation the following powers: (a) to give any necessary receipts or acquittance for amounts collected or received hereunder, (b) to make all necessary transfers of the Collateral Portfolio in connection with any such sale or other disposition made pursuant hereto, (c) to execute and deliver for value all necessary or appropriate bills of sale, assignments and other instruments in connection with any such sale or other disposition, the Borrower and the Servicer hereby ratifying and confirming all that such attorney (or any substitute) shall lawfully do hereunder and pursuant hereto, and (d) to sign any agreements, orders or other documents in connection with or pursuant to any Transaction Document. Nevertheless, if so requested by the Collateral Agent or the Administrative Agent, the Borrower shall ratify and confirm any such sale or other disposition by executing and delivering to the Collateral Agent or the Administrative Agent or all proper bills of sale, assignments, releases and other instruments as may be designated in any such request. Notwithstanding anything to the contrary in any power of attorney furnished hereunder, the Administrative Agent shall not exercise any power of attorney unless an Event of Default has occurred.

(i) (1) If the Collateral Agent (acting as directed by the Administrative Agent) or the Administrative Agent elects to sell the Collateral Portfolio in whole, but not in part, at a public or private sale, the Borrower may exercise its right of first refusal to repurchase the Collateral Portfolio, in whole but not in part, prior to such sale at a purchase price that is not less than the amount of the Obligations as of the date of such proposed sale. The Borrower’s right of first refusal shall terminate at 4:00 p.m. on the second Business Day following the Business Day on which the Borrower receives notice of the Collateral Agent’s or the Administrative Agent’s election to sell such Collateral Portfolio, such notice to attach copies of all Eligible Bids received by the Collateral Agent or the Administrative Agent in respect of such Collateral Portfolio.

(2) If the Collateral Agent (acting as directed by the Administrative Agent) or the Administrative Agent elects to sell less than all of the Collateral Portfolio in one or more parcels at a public or private sale, the Borrower may exercise its right of first refusal to repurchase such portion of the Collateral Portfolio prior to such sale at a purchase price of not less than the highest Eligible Bid received in respect of such portion of the Collateral Portfolio as of the date of such proposed sale, as notified by the Collateral Agent or the Administrative Agent to the Borrower. The Borrower’s right of first refusal shall terminate not later than 4:00 p.m. on the Business Day on which the Borrower receives notice of the Collateral Agent’s or the Administrative Agent’s election to sell such portion of the Collateral Portfolio, if such notice is delivered by 12:00 p.m. on such Business Day; provided that if such notice is delivered after 12:00 p.m. on the Business Day on which the Borrower receives such notice, or if the highest Eligible Bid received in respect of such portion of the Collateral Portfolio is greater than $25,000,000, the Borrower’s right of first refusal shall terminate not later than 12:00 p.m. on the following Business Day.

(3) If the Borrower elects not to exercise its right of first refusal as provided in clauses (1) or (2) above, the Collateral Agent (acting as directed by the Administrative Agent) or the Administrative Agent shall sell such Collateral Portfolio or portion thereof for a purchase price equal to the highest of the Eligible Bids then received. For the avoidance of doubt, any determination of the highest Eligible Bid shall only consider bids for the same parcels of the Collateral Portfolio.

(4) It is understood that the Borrower may submit its bid for the Collateral Portfolio or any portion thereof as a combined bid with the bids of other members of a group of bidders, and shall have the right to find bidders to bid on the Collateral Portfolio or any portion thereof.

(5) It is understood that the Borrower’s right of first refusal shall apply to each proposed sale of the same parcel of the Collateral Portfolio.

ARTICLE IX.

INDEMNIFICATION

SECTION 9.01 Indemnities by the Borrower.

(a) Without limiting any other rights which the Affected Parties, the Secured Parties, the Administrative Agent, the Lenders, the Lender Agents, the Collateral Agent, the Account Bank, the Collateral Administrator, the Backup Servicer, the Collateral Custodian or any of their respective Affiliates may have hereunder or under Applicable Law, the Borrower hereby agrees to indemnify the Affected Parties, the Secured Parties, Administrative Agent, the Lenders, the Lender Agents, the Collateral Agent, the Backup Servicer, the Account Bank, the Backup Servicer, the Collateral Administrator, the Collateral Custodian, any Conduit Trustee and each of their respective Affiliates, assigns, officers, directors, employees and agents (each, an “Indemnified Party” for purposes of this Article IX) from and against any and all damages, losses, claims, liabilities and related reasonable and documented out-of-pocket costs and expenses, including attorneys’ fees and disbursements of one firm of counsel to the Administrative Agent and the Lenders and, if necessary, one firm of local counsel in each appropriate jurisdiction (all of the foregoing being collectively referred to as “Indemnified Amounts”), awarded against or actually incurred by such Indemnified Party arising out of or as a result of this Agreement or in respect of any of the Collateral Portfolio, excluding, however, Indemnified Amounts to the extent resulting solely from (a) gross negligence, bad faith or willful misconduct on the part of an Indemnified Party as determined in a final decision by a court of competent jurisdiction or (b) Loan Assets which are uncollectible due to the Obligor’s financial inability to pay. Without limiting the foregoing, the Borrower shall indemnify each Indemnified Party for Indemnified Amounts relating to or resulting from any of the following (to the extent not resulting from the conditions set forth in (a) or (b) above):

(i) any Loan Asset treated as or represented by the Borrower to be an Eligible Loan Asset which is not at the applicable time an Eligible Loan Asset, or the purchase by any party or origination of any Loan Asset which violates Applicable Law;

(ii) reliance on any representation or warranty made or deemed made by the Borrower, the Servicer (if NF or one of its Affiliates is the Servicer) or any of their respective officers under or in connection with this Agreement or any Transaction Document, which shall have been false or incorrect in any material respect when made or deemed made or delivered;

(iii) the failure by the Borrower or the Servicer (if NF or one of its Affiliates is the Servicer) to comply with any term, provision or covenant contained in this Agreement or any agreement executed in connection with this Agreement, or with any Applicable Law with respect to any item of Collateral Portfolio, or the nonconformity of any item of Collateral Portfolio with any such Applicable Law;

(iv) the failure to vest and maintain vested in the Collateral Agent, for the benefit of the Secured Parties, a first priority perfected security interest in the Collateral Portfolio, free and clear of any Lien other than Permitted Liens, whether existing at the time of the related Advance or at any time thereafter;

(v) the failure to file, or any delay in filing, financing statements, continuation statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Law with respect to any Loan Assets included in the Collateral Portfolio or the other Portfolio Assets related thereto, whether at the time of any Advance or at any subsequent time;

(vi) any dispute, claim, offset or defense (other than the discharge in bankruptcy of an Obligor) to the payment of any Loan Asset included in the Collateral Portfolio (including, without limitation, a defense based on such Loan Asset (or the Loan Agreement evidencing such Loan Asset) not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or services related to such Collateral Portfolio or the furnishing or failure to furnish such merchandise or services;

(vii) any failure of the Borrower or the Servicer (if NF or one of its Affiliates is the Servicer) to perform its duties or obligations in accordance with the provisions of the Transaction Documents to which it is a party or any failure by NF, the Borrower or any Affiliate thereof to perform its respective duties under any Collateral Portfolio;

(viii) any inability to obtain any judgment in, or utilize the court or other adjudication system of, any state in which an Obligor may be located as a result of the failure of the Borrower or the Transferor to qualify to do business or file any notice or business activity report or any similar report;

(ix) any action taken by the Borrower or the Servicer in the enforcement or collection of the Collateral Portfolio which results in any claim, suit or action of any kind pertaining to the Collateral Portfolio or which reduces or impairs the rights of the Administrative Agent, Lender Agent or Lender with respect to any Loan Asset or the value of any such Loan Asset;

(x) any products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort arising out of or in connection with the Underlying Collateral or services that are the subject of any Collateral Portfolio;

(xi) any claim, suit or action of any kind arising out of or in connection with Environmental Laws relating to the Borrower or the Collateral Portfolio, including any vicarious liability;

(xii) the failure by the Borrower to pay when due any Taxes for which the Borrower is liable, including, without limitation, sales, excise or personal property Taxes payable in connection with the Collateral Portfolio;

(xiii) any repayment by the Administrative Agent, the Lender Agents, the Lenders or a Secured Party of any amount previously distributed in payment of Advances or payment of Yield or Fees or any other amount due hereunder, in each case which amount the Administrative Agent, the Lender Agents, the Lenders or a Secured Party believes in good faith is required to be repaid;

(xiv) the commingling by the Borrower or the Servicer of Collections required to be remitted to the Collection Account with other funds;

(xv) any investigation, litigation or proceeding related to this Agreement (or the Transaction Documents), or the use of proceeds of Advances or the Collateral Portfolio, or the administration of the Loan Assets by the Borrower or the Servicer (unless such administration is carried out by the Backup Servicer in the capacity of the Servicer, if applicable);

(xvi) any failure by the Borrower to give reasonably equivalent value to the Transferor in consideration for the transfer by the Transferor to the Borrower of any item of Collateral Portfolio or any attempt by any Person to void or otherwise avoid any such transfer under any statutory provision or common law or equitable action, including, without limitation, any provision of the Bankruptcy Code;

(xvii) the use of the proceeds of any Advance in a manner other than as provided in this Agreement and the Transaction Documents; or

(xviii) any failure of the Borrower, the Servicer or any of their respective agents or representatives to remit to the Collection Account within two Business Days of receipt, Collections with respect to the Collateral Portfolio remitted to the Borrower, the Servicer or any such agent or representative (other than such a failure on the part of the Backup Servicer in the capacity of Servicer, if applicable).

(b) Any amounts subject to the indemnification provisions of this Section 9.01 shall be paid by the Borrower to the Administrative Agent on behalf of the applicable Indemnified Party within five Business Days following receipt by the Borrower of the Administrative Agent’s written demand therefor on behalf of the applicable Indemnified Party (and the Administrative Agent shall pay such amounts to the applicable Indemnified Party promptly after the receipt by the Administrative Agent of such amounts). The Administrative Agent, on behalf of any Indemnified Party making a request for indemnification under this Section 9.01, shall submit to the Borrower a certificate setting forth in reasonable detail the basis for and the computations of the Indemnified Amounts with respect to which such indemnification is requested, which certificate shall be conclusive absent demonstrable error.

(c) If for any reason the indemnification provided above in this Section 9.01 is unavailable to the Indemnified Party or is insufficient to hold an Indemnified Party harmless in respect of any losses, claims, damages or liabilities, then the Borrower shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and the Borrower on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations; provided that the Borrower shall not be required to contribute in respect of any Indemnified Amounts excluded in Section 9.01(a).

(d) If the Borrower has made any payments in respect of Indemnified Amounts to the Administrative Agent on behalf of an Indemnified Party pursuant to this Section 9.01 and such Indemnified Party thereafter collects any of such amounts from others, such Indemnified Party will promptly repay such amounts collected to the Borrower in an amount equal to the amount it has collected from others in respect of such Indemnified Amounts, without interest.

(e) The obligations of the Borrower under this Section 9.01 shall survive the resignation or removal of the Administrative Agent, the Lenders, the Lender Agents, the Servicer, the Collateral Agent, the Account Bank, the Backup Servicer, the Collateral Administrator or the Collateral Custodian and the termination of this Agreement.

SECTION 9.02 Indemnities by Servicer.

(a) Without limiting any other rights which any Indemnified Party may have hereunder or under Applicable Law, the Servicer hereby agrees to indemnify each Indemnified Party from and against any and all Indemnified Amounts, awarded against or incurred by any Indemnified Party as a consequence of any of the following, excluding, however, Indemnified Amounts to the extent resulting from gross negligence, bad faith or willful misconduct on the part of any Indemnified Party claiming indemnification hereunder as determined in a final decision by a court of competent jurisdiction:

(i) the inclusion, in any computations made by it in connection with any Borrowing Base Certificate or other report prepared by it hereunder, of any Loan Assets which were not Eligible Loan Assets as of the date of any such computation;

(ii) reliance on any representation or warranty made or deemed made by the Servicer or any of its officers under or in connection with this Agreement or any other Transaction Document, any Servicing Report, Servicer’s Certificate or any other information or report delivered by or on behalf of the Servicer pursuant hereto, which shall have been false, incorrect or misleading in any material respect when made or deemed made or delivered;

(iii) the failure by the Servicer to comply with (A) any term, provision or covenant contained in this Agreement or any other Transaction Document, or any other agreement executed in connection with this Agreement, or (B) any Applicable Law applicable to it with respect to any Portfolio Assets;

(iv) any litigation, proceedings or investigation against the Servicer;

(v) any action or inaction by the Servicer that causes the Collateral Agent, for the benefit of the Secured Parties, not to have a first priority perfected security interest in the Collateral Portfolio, free and clear of any Lien other than Permitted Liens, whether existing at the time of the related Advance or any time thereafter;

(vi) the commingling by the Servicer of Collections required to be remitted to the Collection Account with other funds;

(vii) any failure of the Servicer or any of its agents or representatives (including, without limitation, agents, representatives and employees of such Servicer acting pursuant to authority granted under Section 6.01 hereof) to remit to Collection Account, Collections with respect to Loan Assets remitted to the Servicer or any such agent or representative within two Business Days of receipt;

(viii) the Servicer or any of its agents or representatives (including, without limitation, agents, representatives and employees of such Servicer acting pursuant to authority granted under Section 6.01 hereof) permits or causes or authorizes the withdraw from the Collection Account of amounts not expressly authorized for withdrawal hereunder;

(ix) the failure by the Servicer to perform any of its duties or obligations in accordance with the provisions of this Agreement or any other Transaction Document or errors or omissions related to such duties;

(x) failure or delay in assisting a successor Servicer in assuming each and all of the Servicer’s obligations to service and administer the Collateral Portfolio, or failure or delay in complying with instructions from the Administrative Agent with respect thereto; or

(xi) any of the events or facts giving rise to a breach of any of the Servicer’s representations, warranties, agreements or covenants set forth in Article IV, Article V or Article VI of this Agreement.

(b) Any amounts subject to the indemnification provisions of this Section 9.02 shall be paid by the Servicer to the Administrative Agent on behalf of the applicable Indemnified Party within five Business Days following receipt by the Servicer of the Administrative Agent’s written demand therefor on behalf of the applicable Indemnified Party (and the Administrative Agent shall pay such amounts to the applicable Indemnified Party promptly after the receipt by the Administrative Agent of such amounts). The Administrative Agent, on behalf of any Indemnified Party making a request for indemnification under this Section 9.02, shall submit to the Servicer a certificate setting forth in reasonable detail the basis for and the computations of the Indemnified Amounts with respect to which such indemnification is requested, which certificate shall be conclusive absent demonstrable error.

(c) If for any reason the indemnification provided above in this Section 9.02 is unavailable to the Indemnified Party or is insufficient to hold an Indemnified Party harmless in respect of any losses, claims, damages or liabilities, then the Servicer shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and the Servicer on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations; provided that the Servicer shall not be required to contribute in respect of any Indemnified Amounts excluded in Section 9.02(a).

(d) If the Servicer has made any payments in respect of Indemnified Amounts to the Administrative Agent on behalf of an Indemnified Party pursuant to this Section 9.02 and such Indemnified Party thereafter collects any of such amounts from others, such Indemnified Party will promptly repay such amounts collected to the Servicer in an amount equal to the amount it has collected from others in respect of such Indemnified Amounts, without interest.

(e) The Servicer shall have no liability for making indemnification hereunder to the extent any such indemnification constitutes recourse for uncollectible or uncollected Loan Assets.

(f) The obligations of the Servicer under this Section 9.02 shall survive the resignation or removal of the Administrative Agent, the Lenders, the Lender Agents, the Collateral Agent, the Account Bank, the Backup Servicer or the Collateral Custodian and the termination of this Agreement.

(g) Any indemnification pursuant to this Section 9.02 shall not be payable from the Collateral Portfolio.

Each applicable Indemnified Party shall deliver to the Indemnifying Party under Section 9.01 and Section 9.02, within a reasonable time after such Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by such Indemnified Party relating to the claim giving rise to the Indemnified Amounts.

SECTION 9.03 Legal Proceedings. In the event an Indemnified Party becomes involved in any action, claim, or legal, governmental or administrative proceeding (an “Action”) for which it seeks indemnification hereunder, the Indemnified Party shall promptly notify the other party or parties against whom it seeks indemnification (the “Indemnifying Party”) in writing of the nature and particulars of the Action; provided that its failure to do so shall not relieve the Indemnifying Party of its obligations hereunder except to the extent such failure has a material adverse effect on the Indemnifying Party. Upon written notice to the Indemnified Party acknowledging in writing that the indemnification provided hereunder applies to the Indemnified Party in connection with the Action (subject to the exclusion in the first sentence of Section 9.01, the first sentence of Section 9.02 or Section 9.02(d), as applicable), the Indemnifying Party may assume the defense of the Action at its expense with counsel reasonably acceptable to the Indemnified Party. The Indemnified Party shall have the right to retain separate counsel in connection with the Action, and the Indemnifying Party shall not be liable for the legal fees and expenses of the Indemnified Party after the Indemnifying Party has done so; provided that if the Indemnified Party determines in good faith that there may be a conflict between the positions of the Indemnified Party and the Indemnifying Party in connection with the Action, or that the Indemnifying Party is not conducting the defense of the Action in a manner reasonably protective of the interests of the Indemnified Party, the reasonable legal fees and expenses of the Indemnified Party shall be paid by the Indemnifying Party; provided, further, that the Indemnifying Party shall not, in connection with any one Action or separate but substantially similar or related Actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees or expenses of more than one separate firm of attorneys (and any required local counsel) for such Indemnified Party, which firm (and local counsel, if any) shall be designated in writing to the Indemnifying Party by the Indemnified Party. If the Indemnifying Party elects to assume the defense of the Action, it shall have full control over the conduct of such defense; provided that the Indemnifying Party and its counsel shall, as reasonably requested by the Indemnified Party or its counsel, consult with and keep them informed with respect to the conduct of such defense. The Indemnifying Party shall not settle an Action without the prior written approval of the Indemnified Party unless such settlement provides for the full and unconditional release of the Indemnified Party from all liability in connection with the Action. The Indemnified Party shall reasonably cooperate with the Indemnifying Party in connection with the defense of the Action.

SECTION 9.04 After-Tax Basis. Indemnification under Section 9.01 and 9.02 shall be in an amount necessary to make the Indemnified Party whole after taking into account any Tax consequences to the

Indemnified Party of the receipt of the indemnity provided hereunder, including the effect of such Tax or refund on the amount of Tax measured by net income or profits that is or was payable by the Indemnified Party.

ARTICLE X.

THE ADMINISTRATIVE AGENT AND THE LENDER AGENTS

SECTION 10.01 The Administrative Agent.

(a) Appointment. Each Lender Agent and each Secured Party hereby appoints and authorizes the Administrative Agent as its agent hereunder and hereby further authorizes the Administrative Agent to appoint additional agents to act on its behalf and for the benefit of each Lender Agent and each Secured Party. Each Lender Agent and each Secured Party further authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Transaction Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth in this Agreement, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or Lender Agent, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Transaction Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Transaction Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects with reasonable care.

(c) Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Administrative Agent under or in connection with this Agreement or any of the other Transaction Documents, except for its or their own gross negligence or willful misconduct as determined in a final decision by a court of competent jurisdiction. Each Lender, Lender Agent and each Secured Party hereby waives any and all claims against the Administrative Agent or any of its Affiliates for any action taken or omitted to be taken by the Administrative Agent or any of its Affiliates under or in connection with this Agreement or any of the other Transaction Documents, except for its or their own gross negligence or willful misconduct as determined in a final decision by a court of competent jurisdiction. Without limiting the foregoing, the Administrative Agent: (i) may consult with legal counsel (including counsel for the Borrower or the Transferor), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation and shall not be responsible for any statements, warranties or representations made in or in connection with this Agreement; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any of the other Transaction Documents on the part of the Borrower, the Transferor or the Servicer or to inspect the property (including the books and records) of the Borrower, the Transferor or the Servicer; (iv) shall not be responsible for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any of the other Transaction Documents or any other instrument or document furnished pursuant hereto or thereto; and (v) shall incur no liability under or in respect of this Agreement or any of the other Transaction Documents by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties.

(d) Actions by Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless it shall first receive such advice or concurrence of any Lender Agent as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lender Agents and Lenders (other than the Conduit Lenders) against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a request or consent of the Lender Agent or Lenders; provided that, notwithstanding anything to the contrary herein, the Administrative Agent shall not be required to take any action hereunder if the taking of such action, in the reasonable determination of the Administrative Agent, shall be in violation of any Applicable Law or contrary to any provision of this Agreement or shall expose the Administrative Agent to liability hereunder or otherwise. In the event the Administrative Agent requests the consent of a Lender Agent or Lender pursuant to the foregoing provisions and the Administrative Agent does not receive a consent (either positive or negative) from such Person within ten Business Days of such Person’s receipt of such request, then such Lender or Lender Agent shall be deemed to have declined to consent to the relevant action.

(e) Notice of Event of Default, Unmatured Event of Default or Servicer Termination Event. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of an Event of Default, Unmatured Event of Default or Servicer Termination Event, unless the Administrative Agent has received written notice from a Lender, Lender Agent, the Borrower or the Servicer referring to this Agreement, describing such Event of Default, Unmatured Event of Default or Servicer Termination Event and stating that such notice is a “Notice of Event of Default,” “Notice of Unmatured Event of Default” or “Notice of Servicer Termination Event,” as applicable. The Administrative Agent shall (subject to Section 10.01(c)) take such action with respect to such Event of Default, Unmatured Event of Default or Servicer Termination Event as may be requested by any Lender Agent acting jointly or as the Administrative Agent shall deem advisable or in the best interest of the Administrative Agent.

(f) Credit Decision with Respect to the Administrative Agent. Each Lender Agent and each Secured Party acknowledges that none of the Administrative Agent or any of its Affiliates has made any representation or warranty to it, and that no act by the Administrative Agent hereinafter taken, including any consent to and acceptance of any assignment or review of the affairs of the Borrower, the Servicer, the Transferor or any of their respective Affiliates or review or approval of any of the Collateral Portfolio, shall be deemed to constitute any representation or warranty by any of the Administrative Agent or its Affiliates to any Lender Agent as to any matter, including whether the Administrative Agent has disclosed material information in its possession. Each Lender Agent and each Secured Party acknowledges that it has, independently and without reliance upon the Administrative Agent, or any of the Administrative Agent’s Affiliates, and based upon such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Agreement and the other Transaction Documents to which it is a party. Each Lender Agent and each Secured Party also acknowledges that it will, independently and without reliance upon the Administrative Agent, or any of the Administrative Agent’s Affiliates, and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement and the other Transaction Documents to which it is a party. Each Lender Agent and each Secured Party hereby agrees that the Administrative Agent shall not have any duty or responsibility to provide any Lender Agent with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower, the Servicer, the Transferor or their respective Affiliates which may come into the possession of the Administrative Agent or any of its Affiliates.

(g) Indemnification of the Administrative Agent. Each Lender and Lender Agent (other than the Conduit Lenders) agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower or the Servicer), ratably in accordance with its Pro Rata Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any of the other Transaction Documents, or any action taken or omitted by the Administrative Agent hereunder or thereunder; provided that the Lender Agents and Lender shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct as determined in a final decision by a court of competent jurisdiction; provided, further, that no action taken in accordance with the directions of any Lender or Lender Agent shall be deemed to constitute gross negligence or willful misconduct for purposes of this Article X. Without limitation of the foregoing, each Lender (other than the Conduit Lenders) agrees to reimburse the Administrative Agent, ratably in accordance with its Pro Rata Share, promptly upon demand for any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and the other Transaction Documents, to the extent that such expenses are incurred in the interests of or otherwise in respect of the Administrative Agent, the Lender Agents or Lenders hereunder or thereunder and to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower or the Servicer.

(h) Successor Administrative Agent. The Administrative Agent may resign at any time, effective upon the appointment and acceptance of a successor Administrative Agent as provided below, by giving at least five days’ written notice thereof to each Lender Agent and the Borrower and may be removed at any time with cause by the Lender Agents and the Borrower acting jointly. Upon any such resignation or removal, the Lender Agents acting jointly shall appoint a successor Administrative Agent (which, so long as no Event of Default is then continuing, shall not be a Competitor and shall otherwise be subject to the consent of the Borrower, such consent not to be unreasonably withheld with respect to a proposed successor that is not a Competitor). Each Lender Agent agrees that it shall not unreasonably withhold or delay its approval of the appointment of a successor Administrative Agent. If no such successor Administrative Agent shall have been so appointed, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Secured Parties, appoint a successor Administrative Agent which successor Administrative Agent shall be either (i) a commercial bank organized under the laws of the United States or of any state thereof and have a combined capital and surplus of at least $50,000,000 or (ii) an Affiliate of such a bank, and (iii) so long as no Event of Default is continuing, shall not be a Competitor. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article X shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

(i) Payments by the Administrative Agent. Unless specifically allocated to a specific Lender Agent pursuant to the terms of this Agreement, all amounts received by the Administrative Agent on behalf of the Lenders shall be allocated in accordance with their related Lender’s respective Pro Rata Share on the Business Day received by the Administrative Agent, unless such amounts are received after 1:00 p.m. on such Business Day, in which case the Administrative Agent shall use its reasonable efforts to pay such amounts to each Lender Agent on such Business Day, but, in any event, shall pay such amounts to such Lender Agent not later than the following Business Day.

SECTION 10.02 The Lender Agents.

(a) Authorization and Action. Each Lender, respectively, hereby designates and appoints its applicable Lender Agent to act as its agent hereunder and under each other Transaction Document, and authorizes such Lender Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to such Lender Agent by the terms of this Agreement and the other Transaction Documents, together with such powers as are reasonably incidental thereto. No Lender Agent shall have any duties or responsibilities, except those expressly set forth herein or in any other Transaction Document, or any fiduciary relationship with its related Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of such Lender Agent shall be read into this Agreement or any other Transaction Document or otherwise exist for such Lender Agent. In performing its functions and duties hereunder and under the other Transaction Documents, each Lender Agent shall act solely as agent for its related Lender and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Borrower or the Servicer or any of the Borrower’s or the Servicer’s successors or assigns. No Lender Agent shall be required to take any action that exposes such Lender Agent to personal liability or that is contrary to this Agreement, any other Transaction Document or Applicable Law. The appointment and authority of each Lender Agent hereunder shall terminate upon the indefeasible payment in full of all Obligations. Each Lender Agent hereby authorizes the Administrative Agent to file any UCC financing statement deemed necessary by the Administrative Agent on behalf of such Lender Agent (the terms of which shall be binding on such Lender Agent ).

(b) Delegation of Duties. Each Lender Agent may execute any of its duties under this Agreement and each other Transaction Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Lender Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

(c) Exculpatory Provisions. Neither any Lender Agent nor any of its directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement or any other Transaction Document (except for its, their or such Person’s own gross negligence or willful misconduct as determined in a final decision by a court of competent jurisdiction), or (ii) responsible in any manner to its related Lender for any recitals, statements, representations or warranties made by the Borrower or the Servicer contained in Article IV, any other Transaction Document or any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement or any other Transaction Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, any other Transaction Document or any other document furnished in connection herewith or therewith, or for any failure of the Borrower or the Servicer to perform its obligations hereunder or thereunder, or for the satisfaction of any condition specified in this Agreement, or for the perfection, priority, condition, value or sufficiency of any collateral pledged in connection herewith. No Lender Agent shall be under any obligation to its related Lender to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement or any other Transaction Document, or to inspect the properties, books or records of the Borrower or the Servicer. No Lender Agent shall be deemed to have knowledge of any Event of Default or Unmatured Event of Default unless such Lender Agent has received notice from the Borrower or its related Lender.

(d) Reliance by Lender Agent. Each Lender Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by such Lender Agent. Each Lender Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless it shall first receive such advice or concurrence of its related Lender as it deems appropriate and it shall first be indemnified to its satisfaction by its related Lenders (other than the Conduit Lenders); provided that, unless and until such Lender Agent shall have received such advice, such Lender Agent may take or refrain from taking any action, as the Lender Agent shall deem advisable and in the best interests of its related Lender. Each Lender Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with a request of its related Lender, and such request and any action taken or failure to act pursuant thereto shall be binding upon its related Lender.

(e) Non-Reliance on Lender Agent. Each Lender expressly acknowledges that neither its related Lender Agent, nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by such Lender Agent hereafter taken, including, without limitation, any review of the affairs of the Borrower or the Servicer, shall be deemed to constitute any representation or warranty by such Lender Agent. Each Lender represents and warrants to its related Lender Agent that it has and will, independently and without reliance upon its related Lender Agent, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Borrower and made its own decision to enter into this Agreement, the other Transaction Documents and all other documents related hereto or thereto.

(f) The Lender Agents are in their Respective Individual Capacities. Each Lender Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as though such Lender Agent were not a Lender Agent hereunder. With respect to Advances pursuant to this Agreement, each Lender Agent shall have the same rights and powers under this Agreement in its individual capacity as any Lender and may exercise the same as though it were not a Lender Agent, and the terms “Lender,” and “Lenders,” shall include the Lender Agent in its individual capacity.

(g) Successor Lender Agent. Each Lender Agent may, upon five days’ notice to the Borrower and its related Lender, and such Lender Agent will, upon the direction of its related Lender resign as the Lender Agent for such Lender. If any Lender Agent shall resign, then its related Lender during such five day period shall appoint a successor agent that, so long as no Event of Default is continuing, shall not be a Competitor. If for any reason no successor agent is appointed by such Lender during such five day period, then effective upon the termination of such five day period, and the Borrower shall make all payments in respect of the Obligations due to such Lender directly to such Lender, and for all purposes shall deal directly with such Lender. After any retiring Lender Agent’s resignation hereunder as a Lender Agent, the provisions of Articles IX and X shall inure to its benefit with respect to any actions taken or omitted to be taken by it while it was a Lender Agent under this Agreement.

ARTICLE XI.

COLLATERAL AGENT

SECTION 11.01 Designation of Collateral Agent.

(a) Initial Collateral Agent. Each of the Borrower, the Administrative Agent and the Lender Agents hereby designate and appoint the Collateral Agent to act as its agent for the purposes of perfection of a security interest in the Collateral Portfolio and hereby authorizes the Collateral Agent to take such actions on its behalf and on behalf of each of the Secured Parties and to exercise such powers and perform such duties as are expressly granted to the Collateral Agent by this Agreement. The Collateral Agent hereby accepts such agency appointment to act as Collateral Agent pursuant to the terms of this Agreement, until its resignation or removal as Collateral Agent pursuant to the terms hereof.

(b) Successor Collateral Agent. Upon the Collateral Agent’s receipt of a Collateral Agent Termination Notice from the Administrative Agent of the designation of a successor Collateral Agent pursuant to the provisions of Section 11.05, the Collateral Agent agrees that it will terminate its activities as Collateral Agent hereunder.

(c) Secured Party. The Administrative Agent, the Lender Agents and the Lenders hereby appoint Citibank, in its capacity as Collateral Agent hereunder, as their agent for the purposes of perfection of a security interest in the Collateral Portfolio. Citibank, in its capacity as Collateral Agent hereunder, hereby accepts such appointment and agrees to perform the duties set forth in Section 11.02(b).

SECTION 11.02 Duties of Collateral Agent.

(a) Appointment. The Borrower, the Administrative Agent and the Lender Agents each hereby appoints Citibank to act as Collateral Agent, for the benefit of the Secured Parties. The Collateral Agent hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto set forth herein.

(b) Duties. On or before the initial Advance Date, and until its removal pursuant to Section 11.05, the Collateral Agent shall perform, on behalf of the Secured Parties, the following duties and obligations:

(i) The Collateral Agent shall calculate amounts to be remitted pursuant to Section 2.04 to the applicable parties and notify the Servicer and the Administrative Agent in the event of any discrepancy between the Collateral Agent’s calculations and the Servicing Report (such dispute to be resolved in accordance with Section 2.05);

(ii) The Collateral Agent shall instruct the Account Bank to make payments pursuant to the terms of the Servicing Report or as otherwise directed in accordance with Sections 2.04 or 2.05 (the “Payment Duties”).

(iii) The Collateral Agent shall provide to the Servicer a copy of all written notices and communications identified as being sent to it in connection with the Loan Assets and the other Collateral Portfolio held hereunder which it receives from the related Obligor, participating bank or agent bank. In no instance shall the Collateral Agent be under any duty or obligation to take any action on behalf of the Servicer in respect of the exercise of any voting or consent rights, or similar actions, unless it receives specific written instructions from the Servicer, prior to the occurrence of an Event of Default or the Administrative Agent, after the occurrence of Event of Default, in which event the Collateral Agent shall vote, consent or take such other action in accordance with such instructions.

(c) (i) The Administrative Agent, each Lender Agent and each Secured Party further authorizes the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are expressly delegated to the Collateral Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. In furtherance, and without limiting the generality of the foregoing, each Secured Party hereby appoints the Collateral Agent (acting at the direction of the Administrative Agent) as its agent to execute and deliver all further instruments and documents, and take all further action that the Administrative Agent deems necessary or desirable in order to perfect, protect or more fully evidence the security interests granted by the Borrower hereunder, or to enable any of them to exercise or enforce any of their respective rights hereunder, including, without limitation, the execution by the Collateral Agent as secured party/assignee of such financing or continuation statements, or amendments thereto or assignments thereof, relative to all or any of the Loan Assets now existing or hereafter arising, and such other instruments or notices, as may be necessary or appropriate for the purposes stated hereinabove. Nothing in this Section 11.02(c) shall be deemed to relieve the Borrower or the Servicer of their respective obligations to protect the interest of the Collateral Agent (for the benefit of the Secured Parties) in the Collateral Portfolio, including to file financing and continuation statements in respect of the Collateral Portfolio in accordance with Section 5.01(t).

(ii) The Administrative Agent may direct the Collateral Agent to take any such incidental action hereunder. With respect to other actions which are incidental to the actions specifically delegated to the Collateral Agent hereunder, the Collateral Agent shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of the Administrative Agent; provided that the Collateral Agent shall not be required to take any action hereunder at the request of the Administrative Agent, any Secured Party or otherwise if the taking of such action, in the reasonable determination of the Collateral Agent, (x) shall be in violation of any Applicable Law or contrary to any provisions of this Agreement or (y) shall expose the Collateral Agent to liability hereunder or otherwise (unless it has received indemnity which it reasonably deems to be satisfactory with respect thereto). In the event the Collateral Agent requests the consent of the Administrative Agent and the Collateral Agent does not receive a consent (either positive or negative) from the Administrative Agent within 10 Business Days of its receipt of such request, then the Administrative Agent shall be deemed to have declined to consent to the relevant action.

(iii) Except as expressly provided herein, the Collateral Agent shall not be under any duty or obligation to take any affirmative action to exercise or enforce any power, right or remedy available to it under this Agreement (x) unless and until (and to the extent) expressly so directed by the Administrative Agent or (y) prior to the Final Maturity Date (and upon such occurrence, the Collateral Agent shall act in accordance with the written instructions of the Administrative Agent pursuant to clause (x)). The Collateral Agent shall not be liable for any action taken, suffered or omitted by it in accordance with the request or direction of any Secured Party, to the extent that this Agreement provides such Secured Party the right to so direct the Collateral Agent, or the Administrative Agent. The Collateral Agent shall not be deemed to have notice or knowledge of any matter hereunder, including an Event of Default, unless a Responsible Officer of the Collateral Agent has knowledge of such matter or written notice thereof is received by the Collateral Agent.

(d) If, in performing its duties under this Agreement, the Collateral Agent is required to decide between alternative courses of action, the Collateral Agent may request written instructions from the Administrative Agent as to the course of action desired by it. If the Collateral Agent does not receive such instructions within two Business Days after it has requested them, the Collateral Agent may, but shall be under no duty to, take or refrain from taking any such courses of action. The Collateral Agent shall act in accordance with instructions received after such two Business Day period except to the extent it has already, in good faith, taken or committed itself to take, action inconsistent with such instructions. The Collateral Agent shall be entitled to rely on the advice of legal counsel and independent accountants in performing its duties hereunder and shall be deemed to have acted in good faith if it acts in accordance with such advice.

(e) Concurrently herewith, the Administrative Agent directs the Collateral Agent and the Collateral Agent is authorized to enter into the Collection Account Agreement. For the avoidance of doubt, all of the Collateral Agent’s rights, protections and immunities provided herein shall apply to the Collateral Agent for any actions taken or omitted to be taken under the Collection Account Agreement in such capacity.

SECTION 11.03 Merger or Consolidation.

Any Person (i) into which the Collateral Agent may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Collateral Agent shall be a party, or (iii) that may succeed to the properties and assets of the Collateral Agent substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Collateral Agent hereunder, shall be the successor to the Collateral Agent under this Agreement without further act of any of the parties to this Agreement.

SECTION 11.04 Collateral Agent Compensation.

(a) Compensation. As compensation for its Collateral Agent activities hereunder, the Collateral Agent shall be entitled to the Collateral Agent Fees and Collateral Agent Expenses from the Borrower, payable to the extent of funds available therefor pursuant to the provisions of Section 2.04. The Collateral Agent’s entitlement to receive the Collateral Agent Fees shall cease on the earlier to occur of: (i) its removal as Collateral Agent pursuant to Section 11.05, (ii) its resignation as Collateral Agent pursuant to Section 11.07 or (ii) the termination of this Agreement.

(b) Negative Covenant Regarding Compensation. The Collateral Agent will not make any changes to the Collateral Agent Fees without the prior written approval of the Administrative Agent and the Borrower.

SECTION 11.05 Collateral Agent Removal.

The Collateral Agent may be removed, with or without cause, by the Administrative Agent by notice given in writing to the Collateral Agent (the “Collateral Agent Termination Notice”); provided that, notwithstanding its receipt of a Collateral Agent Termination Notice, the Collateral Agent shall continue to act in such capacity until a successor Collateral Agent (who, so long as no Event of Default is continuing, shall not be a Competitor) has been appointed and has agreed to act as Collateral Agent hereunder; provided that the Collateral Agent shall continue to receive compensation of its fees and expenses in accordance with Section 11.04 above while so serving as the Collateral Agent prior to a successor Collateral Agent being appointed.

SECTION 11.06 Limitation on Liability.

(a) The Collateral Agent may conclusively rely on and shall be fully protected in acting upon any certificate, instrument, opinion, notice, letter, telegram or other document delivered to it and that in good faith it reasonably believes to be genuine and that has been signed by the proper party or parties. The Collateral Agent may rely conclusively on and shall be fully protected in acting upon (a) the written instructions of any designated officer of the Administrative Agent or (b) the verbal instructions of the Administrative Agent.

(b) The Collateral Agent may consult counsel satisfactory to it and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(c) The Collateral Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except in the case of its willful misconduct or grossly negligent performance or omission of its duties.

(d) The Collateral Agent makes no warranty or representation and shall have no responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Collateral Portfolio, and will not be required to and will not make any representations as to the validity or value (except as expressly set forth in this Agreement) of any of the Collateral Portfolio. The Collateral Agent shall not be obligated to take any legal action hereunder that might in its judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it.

(e) The Collateral Agent shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement and no covenants or obligations shall be implied in this Agreement against the Collateral Agent. Notwithstanding any provision to the contrary elsewhere in the Transaction Documents, the Collateral Agent shall not have any fiduciary relationship with any party hereto or any Secured Party in its capacity as such, and no implied covenants, functions, obligations or responsibilities shall be read into this Agreement, the other Transaction Documents or otherwise exist against the Collateral Agent. Without limiting the generality of the foregoing, it is hereby expressly agreed and stipulated by the other parties hereto that the Collateral Agent shall not be required to exercise any discretion hereunder and shall have no investment or management responsibility.

(f) The Collateral Agent shall not be required to expend or risk its own funds in the performance of its duties hereunder.

(g) It is expressly agreed and acknowledged that the Collateral Agent is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Collateral Portfolio.

(h) Subject in all cases to the last sentence of Section 2.05, in case any reasonable question arises as to its duties hereunder, the Collateral Agent may, prior to the occurrence of an Event of Default or the Final Maturity Date, request instructions from the Servicer and may, after the occurrence of an Event of Default or the Final Maturity Date, request instructions from the Administrative Agent, and shall be entitled at all times to refrain from taking any action unless it has received instructions from the Servicer or the Administrative Agent, as applicable. The Collateral Agent shall in all events have no liability, risk or cost for any action taken pursuant to and in compliance with the instruction of the Administrative Agent. In no event shall the Collateral Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Collateral Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i) The Collateral Agent shall not be liable for the acts or omissions of the Collateral Custodian under this Agreement and shall not be required to monitor the performance of the Collateral Custodian. Notwithstanding anything herein to the contrary, the Collateral Agent shall have no duty to perform any of the duties of the Collateral Custodian under this Agreement.

SECTION 11.07 Collateral Agent Resignation.

The Collateral Agent may resign at any time by giving not less than 90 days written notice thereof to the Administrative Agent and with the consent of the Administrative Agent, which consent shall not be unreasonably withheld (and, so long as no Event of Event of Default or Unmatured Event of Default is then continuing, with the consent of the Borrower, such consent not to be unreasonably withheld). Upon receiving such notice of resignation, the Administrative Agent (acting at the direction of the Majority Lenders) shall promptly appoint a successor collateral agent or collateral agents by written instrument, in duplicate, executed by the Administrative Agent, one copy of which shall be delivered to the Collateral Agent so resigning and one copy to the successor collateral agent or collateral agents, together with a copy to the Borrower, Servicer and Collateral Custodian. If no successor collateral agent shall have been appointed and an instrument of acceptance by a successor Collateral Agent shall not have been delivered to the Collateral Agent within 45 days after the giving of such notice of resignation, the resigning Collateral Agent may petition any court of competent jurisdiction for the appointment of a successor Collateral Agent. Notwithstanding anything herein to the contrary, the Collateral Agent may not resign prior to a successor Collateral Agent being appointed.

ARTICLE XII.

MISCELLANEOUS

SECTION 12.01 Amendments and Waivers.

(a) (i) No amendment or modification of any provision of this Agreement shall be effective without the written agreement of the Borrower, the Servicer, the Majority Lenders and, solely if such amendment or modification would adversely affect the rights and obligations of the Administrative Agent, the Collateral Agent, the Backup Servicer, the Account Bank or the Collateral Custodian, the written agreement of the Administrative Agent, the Collateral Agent, the Account Bank, the Backup Servicer or the Collateral Custodian, as applicable and (ii) no termination or waiver of any provision of this Agreement or consent to any departure therefrom by the Borrower or the Servicer shall be effective without the written concurrence of the Majority Lenders. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b) Notwithstanding the provisions of Section 12.01(a), (i) the written consent of all of the Lenders holding Commitments shall be required for any amendment, modification or waiver (A) reducing (without payment thereon) the principal amount due and owing under any outstanding Advances or the Yield thereon, or any fees payable to Lenders holding Commitments pursuant to this Agreement, (B) postponing any date for any payment of any Advance, or the Yield thereon, (C) modifying the provisions of this Section 12.01, (D) extending the Scheduled Commitment Termination Date or the Scheduled Maturity Date, (E) of any of the following defined terms (and any defined terms used in and material to calculating any of the following defined terms): Borrowing Base, Collateral Quality Test, Concentration Limits, Eligible Loan Asset, Minimum Credit Enhancement, and Assigned Value Adjustment Event, and (F) of any provision of Section 2.04, and (ii) the written consent of the Required Lenders shall be required for any amendment, modification or waiver not otherwise set forth in clause (i) of this Section 12.01(b) which (A) amends, modifies or waives any Financial Covenant (whether of the Borrower or of NF) or (B) amends, modifies or waives any negative covenant of the Borrower or Servicer set forth in Sections 5.02 or 5.05.

(c) The Administrative Agent shall provide S&P with a copy of any amendment, restatement, supplement or other modification of this Agreement or any of the other Transaction Documents as long as the transaction is funded in a Conduit Lender and the commercial paper of which is rated by S&P.

(d) Notwithstanding anything to the contrary contained herein, no Defaulting Lender shall have any right to approve or vote on any amendment, waiver or consent hereunder, except that the Commitment of such Defaulting Lender shall not be increased or extended without the consent of such Defaulting Lender.

SECTION 12.02 Notices, Etc. All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (which shall include facsimile communication and communication by e-mail) and faxed, e-mailed or delivered, to each party hereto, at its address set forth below:

If to the Borrower:	NFIC SPV LLC 520 Madison Avenue New York, NY 10022 Attention: Mr. Ian Sandler, Chief Operating Officer and General Counsel Facsimile No.: (212) 813-4895 Phone No.: (212) 813-4895

If to the Servicer:	NF Investment Corp. 520 Madison Avenue New York, NY 10022 Attention: Mr. Ian Sandler, Chief Operating Officer and General Counsel Facsimile No.: (212) 813-4895 Phone No.: (212) 813-4895

If to the Transferor:	NF Investment Corp. 520 Madison Avenue New York, NY 10022 Attention: Mr. Ian Sandler, Chief Operating Officer and General Counsel Facsimile No.: (212) 813-4895 Phone No.: (212) 813-4895

With a copy to (with respect to the Borrower, the Servicer and the Transferor):	Dominic K.L. Yoong, Esq. Latham & Watkins LLP 355 South Grand Avenue Los Angeles, California 90071 Facsimile No.: (213) 891-8763 Email: dominic.yoong@lw.com

If to the Lender:	Citibank, N.A., 390 Greenwich Street New York, New York 10013 Attention: Mr. Brett Bushinger, Vice President Facsimile No.: (646) 308-6744 Email: brett.bushinger@citi.com

With a copy to:	Citibank, N.A., 750 Washington Boulevard Stamford, Connecticut 06901 Attention: Mr. Robert Kohl, Director Facsimile No.: (914) 274-9038 Email: robert.kohl@citi.com

If to the Collateral Agent:	Citibank, N.A., 390 Greenwich Street New York, New York 10013 Attention: Mr. Brett Bushinger, Vice President Facsimile No.: (646) 308-6744 Email: brett.bushinger@citi.com

If to the Administrative Agent	Citibank, N.A., 390 Greenwich Street New York, New York 10013 Attention: Mr. Brett Bushinger, Vice President Facsimile No.: (646) 308-6744 Email: brett.bushinger@citi.com

With a copy to (with respect to the Collateral Agent and Administrative Agent):	Citibank, N.A., 750 Washington Boulevard Stamford, Connecticut 06901 Attention: Mr. Robert Kohl, Director Facsimile No.: (914) 274-9038 Email: robert.kohl@citi.com

and with a copy to (with respect to the Collateral Agent and Administrative Agent):	Terry D. Novetsky, Esq. Kaye Scholer, LLP 425 Park Avenue New York, New York 10022 Facsimile No.: (212) 836-6490 Email: terry.novetsky@kayescholer.com

If to the Account Bank:

Wells Fargo Bank, National Association

Corporate Trust Services, Asset Backed Securities

625 Marquette Avenue,

Minneapolis, Minnesota 55402

Attention: Chad Schafer

Facsimile No.: (612) 667-3464

Email: chad.d.schafer@wellsfargo.com

If to the Collateral Administrator:

Wells Fargo Bank, National Association

Corporate Trust Services, Asset Backed Securities

625 Marquette Avenue,

Minneapolis, Minnesota 55402

Attention: Chad Schafer

Facsimile No.: (612) 667-3464

Email: chad.d.schafer@wellsfargo.com

If to the Backup Servicer or Collateral Custodian:

Wells Fargo Bank, National Association

Corporate Trust Services, Asset Backed Securities

625 Marquette Avenue,

Minneapolis, Minnesota 55402

Attention: Chad Schafer

Facsimile No.: (612) 667-3464

Email: chad.d.schafer@wellsfargo.com

With files delivered to:

Wells Fargo Bank, National Association

ABS Custody Vault

1055 10th Ave. SE

MAC N9401-011

Minneapolis, MN 55414

Attention: Corporate Trust Services—

Asset-Backed Securities Vault

Facsimile No.: (612) 667-8058

Phone No: (612) 667-1080

With a copy to:	Citibank, N.A., 390 Greenwich Street New York, New York 10013 Attention: Mr. Brett Bushinger, Vice President Facsimile No.: (646) 308-6744 Email: brett.bushinger@citi.com

and with a copy to:	Citibank, N.A., 750 Washington Boulevard Stamford, Connecticut 06901 Attention: Mr. Robert Kohl, Director Facsimile No.: (914) 274-9038 Email: robert.kohl@citi.com or at such other address as shall be designated by such party in a written notice to the other parties hereto. Notices and communications by facsimile and e-mail shall be effective when sent, and notices and communications sent by other means shall be effective when received.

SECTION 12.03 No Waiver Remedies. No failure on the part of the Administrative Agent, the Collateral Agent, any Lender or any Lender Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 12.04 Binding Effect; Assignability; Multiple Lenders.

(a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Servicer, the Administrative Agent, each Lender, the Lender Agents, the Collateral Agent, the Account Bank, the Collateral Custodian and their respective successors and permitted assigns. Each Lender and their respective successors and assigns may assign (with the consent of the Administrative Agent, such consent not to be unreasonably withheld), or grant a security interest or sell a participation interest in,

(i) this Agreement and such Lender’s rights and obligations hereunder and interest herein in whole or in part (including by way of the sale of participation interests therein) or (ii) any Advance (or portion thereof) or any Revolving Note (or any portion thereof) to any Eligible Assignee; provided that prior to an Event of Default (unless waived or rescinded), consent of the Borrower (such consent not to be unreasonably withheld) shall be required for (x) a Liquidity Bank to assign to any Eligible Assignee that is not a Liquidity Bank, a Conduit Lender in such Liquidity Bank’s Lender Group or an Affiliate of a Liquidity Bank or (y) an Institutional Lender to assign to any Eligible Assignee that is not an Affiliate of such Lender. Any such assignee, that is not, immediately prior thereto, a Lender hereunder (which, for the avoidance of doubt, shall not include the purchaser of a participation interest or the grantee of a security interest, but which shall include any such grantee of a security interest at the time of completion, but not before, of any foreclosure on such security interest where such grantee seeks to become a Lender hereunder) shall execute and deliver to the Servicer, the Borrower and the Administrative Agent a fully-executed Transferee Letter substantially in the form of Exhibit N hereto (a “Transferee Letter”) and a fully-executed Joinder Supplement. The parties to any such assignment, grant or sale of a participation interest shall execute and deliver to the related Lender Agent for its acceptance and recording in its books and records, such agreement or document as may be satisfactory to such parties and the applicable Lender Agent. None of the Borrower, the Transferor or the Servicer may assign, or permit any Lien to exist upon, any of its rights or obligations hereunder or under any Transaction Document or any interest herein or in any Transaction Document without the prior written consent of each Lender Agent and the Administrative Agent. Nothing in this Agreement, the Transferee Letter or Joinder Supplement shall restrict or delay a Conduit Lender’s ability to assign its interests hereunder to its Liquidity Bank or an Affiliate or to any other Conduit Lender in its Lender Group or to grant a security interest in its interests hereunder to a Conduit Trustee.

(b) Notwithstanding any other provision of this Section 12.04, any Lender may at any time pledge or grant a security interest in all or any portion of its rights (including, without limitation, rights to payment of principal and interest) under this Agreement or under a Liquidity Agreement to secure obligations of such Lender to a Federal Reserve Bank, without notice to or consent of the Borrower or the Administrative Agent; provided that no such pledge or grant of a security interest shall release such Lender from any of its obligations hereunder or under such Liquidity Agreement, or substitute any such pledgee or grantee for such Lender as a party hereto or to such Liquidity Agreement, as the case may be.

(c) If a Lender (i) is a Defaulting Lender, (ii) fails to give its consent to any amendment, waiver or action for which consent of all Lenders was required and the Majority Lenders consented (whether pursuant to Section 12.01 or otherwise), or (iii) requests that the Administrative Agent deliver a demand for payment by the Borrower of amounts payable pursuant to Section 2.10(a) or (b), then, in addition to any other rights and remedies that any Person may have, the Borrower may, by notice to the applicable Lender Agent within 120 days after such event (with a copy of such notice concurrently delivered to the Administrative Agent), require such Lender Group to assign all of its rights and obligations under the Transaction Documents to one or more Eligible Assignees specified by the Borrower or the Administrative Agent within 20 days after the Borrower’s notice. The Administrative Agent is irrevocably appointed as attorney-in-fact to execute any such assignment if any member of the affected Lender Group fails to execute same. The affected Lender Agent on behalf of the Lender Group shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Transaction Documents, including all principal, interest and fees through the date of assignment (and including, for the avoidance of doubt, any amounts payable pursuant to Section 2.10(a) or (b) the request for which resulted in the application of this Section 12.04(c)).

(d) Upon the effectuation of any assignment by any Lender of all or any of its rights and obligations under the Transaction Documents pursuant to Section 12.04(a) or Section 12.04(c) and the delivery to the Administrative Agent of all assignment documentation and the Transferee Letter, the Administrative Agent shall revise Annex A to reflect such assignment.

(e) Each Affected Party and each Indemnified Party shall be an express third party beneficiary of this Agreement.

SECTION 12.05 Term of This Agreement. This Agreement, including, without limitation, the Borrower’s representations and covenants set forth in Articles IV and V and the Servicer’s representations, covenants and duties set forth in Articles IV, V and VI, shall remain in full force and effect until the Collection Date; provided that the rights and remedies with respect to any breach of any representation and warranty made or deemed made by the Borrower or the Servicer pursuant to Articles III and IV and the indemnification and payment provisions of Article IX, X and Article XII and the provisions of Section 2.10, Section 2.11, Section 12.07, Section 12.08 and Section 12.09 shall be continuing and shall survive any termination of this Agreement.

SECTION 12.06 GOVERNING LAW; JURY WAIVER. THIS AGREEMENT SHALL, IN ACCORDANCE WITH SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING DIRECTLY OR INDIRECTLY OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREUNDER.

SECTION 12.07 Costs, Expenses and Taxes.

(a) In addition to the rights of indemnification granted to the Collateral Agent, the Account Bank, the Backup Servicer, the Administrative Agent, the Lenders, the Lender Agents, the Collateral Custodian, the Collateral Administrator and their respective Affiliates under Section 9.01 and Section 9.02 hereof, each of the Borrower and the Servicer agrees to pay on demand all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent, the Lenders, the Lender Agents, the Collateral Agent, the Account Bank, the Backup Servicer, the Collateral Administrator and the Collateral Custodian incurred in connection with the pre-closing due diligence, preparation, execution, delivery, administration (including due diligence and periodic auditing and inspections incurred in connection with clauses (hh) and (ii) of Section 5.01 or following an Event of Default or Servicer Termination Event and all other related fees and expenses), syndication, renewal, amendment or modification of, any waiver or consent issued in connection with, this Agreement, the Transaction Documents and the other documents to be delivered hereunder or in connection herewith, including, without limitation, the reasonable and documented fees, disbursements and other charges of rating agency and accounting costs and fees, the reasonable and documented fees and out-of-pocket expenses of counsel for the Administrative Agent, the Lenders, the Lender Agents, the Collateral Agent, the Account Bank, the Backup Servicer, the Collateral Administrator and the Collateral Custodian with respect thereto and with respect to advising the Administrative Agent, the Lenders, the Lender Agents, the Collateral Agent, the Account Bank, the Collateral Administrator and the Collateral Custodian as to their respective rights and remedies under this Agreement and the other documents to be delivered hereunder or in connection herewith, and all reasonable out-of-pocket costs and expenses, if any (including counsel fees and expenses), incurred by the Administrative Agent, the Lenders, the Lender Agents, the Collateral Agent, the Account Bank, the Backup Servicer, the Collateral Administrator or the

Collateral Custodian in connection with the enforcement or potential enforcement of this Agreement or any Transaction Document by such Person and the other documents to be delivered hereunder or in connection herewith.

(b) The Borrower, the Servicer and the Transferor shall pay on demand any and all present and future stamp, sales, excise, property and other similar Taxes and fees (“Other Taxes”) payable or determined to be payable to any Governmental Authority in connection with the execution, delivery, enforcement of, filing and recording of this Agreement, the other Transaction Documents or any other document providing liquidity support, credit enhancement or other similar support to the Lenders in connection with this Agreement or the funding or maintenance of Advances hereunder.

(c) The Servicer and the Transferor shall pay on demand all other reasonable and documented out-of-pocket costs, expenses and Taxes (excluding Taxes imposed on or measured by net income or Excluded Taxes) incurred by the Administrative Agent, the Lenders, the Lender Agents, the Collateral Agent, the Collateral Custodian, the Backup Servicer, the Collateral Administrator and the Account Bank, including, without limitation, all costs and expenses incurred by the Administrative Agent, the Lender Agents and the Lenders in connection with periodic audits of the Borrower’s, the Transferor’s or the Servicer’s books and records.

(d) In addition, the Borrower shall pay (i) to the extent not included in the calculation of Yield, any and all commissions of placement agents and dealers in respect of Commercial Paper Notes issued to fund the purchase or maintenance of Advances, and (ii) any and all costs and expenses of any issuing and paying agent or other Person responsible for the administration of the Conduit Lenders’ Commercial Paper Notes program in connection with the preparation, completion, issuance, delivery or payment of Commercial Paper Notes issued to fund the purchase or maintenance of Advances.

SECTION 12.08 No Proceedings. Each of the parties hereto (by accepting the benefits of this Agreement) hereby agrees that it will not institute against, or join any other Person in instituting against, any Conduit Lender any Bankruptcy Proceeding so long as any commercial paper or other senior indebtedness issued by such Conduit Lender shall be outstanding and there shall not have elapsed one year and one day since the last day on which any such commercial paper or other senior indebtedness shall have been outstanding.

SECTION 12.09 Recourse Against Certain Parties.

(a) No recourse under or with respect to any obligation, covenant or agreement (including, without limitation, the payment of any fees or any other obligations) of the Administrative Agent, the Lenders, the Lender Agents or any Secured Party as contained in this Agreement or any other agreement, instrument or document entered into by the Administrative Agent, the Lenders, the Lender Agents or any Secured Party pursuant hereto or in connection herewith shall be had against any administrator of the Administrative Agent, the Lenders, the Lender Agents or any Secured Party or any incorporator, affiliate, stockholder, officer, employee or director of the Administrative Agent, the Lenders, the Lender Agents or any Secured Party or of any such administrator, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of each party hereto contained in this Agreement and all of the other agreements, instruments and documents entered into by the Administrative Agent, the Lenders, the Lender Agents or any Secured Party pursuant hereto or in connection herewith are, in each case, solely the corporate obligations of such party (and nothing in this

Section 12.09 shall be construed to diminish in any way such corporate obligations of such party), and that no personal liability whatsoever shall attach to or be incurred by any administrator of the Administrative Agent, the Lenders, the Lender Agents or any Secured Party or any incorporator, stockholder, affiliate, officer, employee or director of the Lenders, the Administrative Agent or the Lender Agents or of any such administrator, as such, or any of them, under or by reason of any of the obligations, covenants or agreements of the Administrative Agent, the Lenders, the Lender Agents or any Secured Party contained in this Agreement or in any other such instruments, documents or agreements, or are implied therefrom, and that any and all personal liability of every such administrator of the Administrative Agent, the Lenders, the Lender Agents or any Secured Party and each incorporator, stockholder, affiliate, officer, employee or director of the Administrative Agent, the Lenders, the Lender Agents or any Secured Party or of any such administrator, or any of them, for breaches by the Administrative Agent, the Lenders, the Lender Agents or any Secured Party of any such obligations, covenants or agreements, which liability may arise either at common law or in equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement.

(b) Notwithstanding any contrary provision set forth herein, no claim may be made by the Borrower, the Transferor or the Servicer or any other Person against the Administrative Agent, the Lender Agents, the Lenders, or any Secured Party or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect to any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and the Borrower, the Transferor and the Servicer each hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected.

(c) No obligation or liability to any Obligor under any of the Loan Assets is intended to be assumed by the Administrative Agent, the Lenders, the Lender Agents or any Secured Party under or as a result of this Agreement and the transactions contemplated hereby.

(d) Notwithstanding anything in this Agreement to the contrary, no Conduit Lender shall have any obligation to pay any amount required to be paid by it hereunder in excess of any amount available to such Conduit Lender after paying or making provision for the payment of its Commercial Paper Notes. All payment obligations of each Conduit Lender hereunder are contingent on the availability of funds in excess of the amounts necessary to pay its Commercial Paper Notes; and each of the other parties hereto agrees that it will not have a claim under Section 101(5) of the Bankruptcy Code if and to the extent that any such payment obligation owed to it by a Conduit Lender exceeds the amount available to such Conduit Lender to pay such amount after paying or making provision for the payment of its Commercial Paper Notes.

(e) The provisions of this Section 12.09 shall survive the termination of this Agreement.

SECTION 12.10 Execution in Counterparts; Severability; Integration. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by e-mail in portable document format (.pdf) or facsimile shall be effective as delivery of a manually executed counterpart of this Agreement. In the event that any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. This Agreement and any agreements or letters (including Fee Letters) executed in connection herewith contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings other than any Fee Letter delivered by the Servicer to the Administrative Agent and the Lender Agents.

SECTION 12.11 Consent to Jurisdiction; Service of Process.

(a) Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in New York City in any action or proceeding arising out of or relating to the Transaction Documents, and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. The parties hereto hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the Borrower and the Servicer agrees that service of process may be effected by mailing a copy thereof by registered or certified mail, postage prepaid, to the Borrower or the Servicer, as applicable, at its address specified in Section 12.02 or at such other address as the Administrative Agent shall have been notified in accordance herewith. Nothing in this Section 12.11 shall affect the right of the Lenders, the Administrative Agent or the Lender Agents to serve legal process in any other manner permitted by law.

SECTION 12.12 Characterization of Conveyances Pursuant to the Contribution Agreement.

(a) It is the express intent of the parties hereto that the conveyance of the Eligible Loan Assets by the Transferor to the Borrower as contemplated by the Contribution Agreement be, and be treated for all purposes (other than accounting purposes and subject to the tax characterization of the Borrower and the Advances described in Section 5.01(bb) and Section 5.02(j) hereof) as a contribution by the Transferor of such Eligible Loan Assets. It is, further, not the intention of the parties that such contribution be deemed a pledge of the Eligible Loan Assets by the Transferor to the Borrower to secure a debt or other obligation of the Transferor. However, in the event that, notwithstanding the intent of the parties, the Eligible Loan Assets are held to continue to be property of the Transferor, then the parties hereto agree that: (i) the Contribution Agreement shall also be deemed to be a security agreement under Applicable Law; (ii) as set forth in the Contribution Agreement, the transfer of the Eligible Loan Assets provided for in the Contribution Agreement shall be deemed to be a grant by the Transferor to the Borrower of a first priority security interest (subject only to Permitted Liens) in all of the Transferor’s right, title and interest in and to the Eligible Loan Assets and all amounts payable to the holders of the Eligible Loan Assets in accordance with the terms thereof and all proceeds of the conversion, voluntary or involuntary, of the foregoing into cash, instruments, securities or other property, including, without limitation, all amounts from time to time held or invested in the Collection Account, whether in the form of cash, instruments, securities or other property; (iii) the possession by the Borrower (or the Collateral Custodian on its behalf) of Loan Assets and such other items of property as constitute instruments, money, negotiable documents or chattel paper shall be, subject to clause (iv), for purposes of perfecting the security interest pursuant to the UCC; and (iv) acknowledgements from Persons holding such property shall be deemed acknowledgements from custodians, bailees or agents (as applicable) of the Borrower for the purpose of perfecting such security interest under Applicable Law. The parties further agree that any assignment of the interest of the Borrower pursuant to any provision hereof shall also be deemed to be an assignment of any security interest created pursuant to the terms of the Contribution Agreement. The Borrower shall, to the extent consistent with this Agreement and the other Transaction Documents, take such actions as may be necessary to ensure that, if the Contribution Agreement was deemed to create a security interest in the Eligible Loan Assets, such security interest would be deemed to be a perfected security interest of first priority (subject only to Permitted Liens) under Applicable Law and will be maintained as such throughout the term of this Agreement.

(b) It is the intention of each of the parties hereto that the Eligible Loan Assets conveyed by the Transferor to the Borrower pursuant to the Contribution Agreement shall constitute assets owned by the Borrower and shall not be part of the Transferor’s estate in the event of the filing of a bankruptcy petition by or against the Transferor under any bankruptcy or similar law.

(c) The Borrower agrees to treat, and the Borrower shall cause the Transferor to treat, for all purposes (other than accounting purposes and subject to the tax characterization of the Borrower and the Advances described in Section 5.01(bb) and Section 5.02(j) hereof), the transactions effected by the Contribution Agreement as contribution of assets to the Borrower. The Borrower and the Servicer each hereby agrees to cause the Transferor to reflect in the Transferor’s financial records and to include a note in the publicly filed annual and quarterly financial statements of NF indicating that: (i) assets related to transactions (including transactions pursuant to the Transaction Documents) that do not meet SFAS 140 requirements for accounting sale treatment are reflected in the consolidated balance sheet of NF within the “investments” line and are disclosed in NF’ schedule of investments, and (ii) those assets are owned by a special purpose entity that is consolidated in the financial statements of NF, and the creditors of that special purpose entity have received ownership or security interests in such assets and such assets are not intended to be available to the creditors of sellers (or any affiliate of the sellers) of such assets to that special purpose entity.

SECTION 12.13 Confidentiality.

(a) Each of the Administrative Agent, the Lenders, the Lender Agents, the Servicer, the Collateral Agent, the Borrower, the Account Bank, the Transferor, the Backup Servicer and the Collateral Custodian shall maintain and shall cause each of its employees and officers to maintain the confidentiality of the Agreement and all information with respect to the other parties, including all information regarding the business of the Borrower and the Servicer hereto and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein (including written non-public information relating to an Obligor that is required under the terms of the related Loan Agreement to be maintained as confidential), except that each such party and its officers and employees may (i) disclose such information to its respective Affiliates and to such party’s and its respective Affiliates’ officers, directors, managers, administrators, trustees, employees, agents, external accountants, investigators, auditors, attorneys or other representatives, in each case, having a need to know the same (including in connection with any potential assignment, sale of a participation interest or other transfer of an interest), and to any Rating Agency or valuation firm engaged by such party in connection with any due diligence or comparable activities with respect to the transactions and Loan Assets contemplated herein and the agents of such Persons (“Excepted Persons”); provided that each Excepted Person shall, as a condition to any such disclosure, agree for the benefit of the Administrative Agent, the Lenders, the Lender Agents, the Servicer, the Collateral Agent, the Borrower, the Account Bank, the Backup Servicer, the Transferor and the Collateral Custodian that such information shall be used solely in connection with such Excepted Person’s evaluation of, or relationship with, the Borrower and its affiliates, (ii) disclose the existence of the Agreement, but not the financial terms thereof, (iii) disclose such information as is required by Applicable Law and (iv) disclose the Agreement and such information in any suit, action, proceeding or investigation (whether in law or in equity or pursuant to arbitration) involving any of the Transaction Documents for the purpose of defending itself, reducing its liability, or protecting or exercising any of its claims, rights, remedies, or interests under or in connection with any of the Transaction Documents. Notwithstanding the foregoing provisions of this Section 12.13(a), the Servicer may, subject to Applicable Law and the terms of any Loan Agreements, make available copies of the documents in the Servicing Files and such other documents it holds in its capacity as Servicer pursuant to the terms of this Agreement, to any of its creditors. It is understood that the financial terms that may not be disclosed except in compliance with this Section 12.13(a) include, without limitation, all fees and other pricing terms, and all Events of Default, Servicer Termination Events, and priority of payment provisions.

(b) Anything herein to the contrary notwithstanding, the Borrower and the Servicer each hereby consents to the disclosure of any nonpublic information with respect to it (i) to the Administrative Agent, the Lenders, the Lender Agent, the Account Bank, the Backup Servicer, the Collateral Agent or the Collateral Custodian by each other, (ii) by the Administrative Agent, the Lenders, the Lender Agent, the Account Bank, the Collateral Agent, the Backup Servicer and the Collateral Custodian to any prospective or actual assignee or participant of any of them provided such Person would qualify as an assignee or participant under the terms of Section 12.04 and such Person agrees to hold such information confidential in accordance with the terms hereof, or (iii) by the Administrative Agent, the Lenders, the Lender Agent, the Account Bank, the Collateral Agent, the Backup Servicer and the Collateral Custodian to any commercial paper dealer or provider of a surety, guaranty or credit or liquidity enhancement to any Lender or Conduit Trustee or any Person providing financing to, or holding equity interests in, any Conduit Lender, as applicable, and to any officers, directors, employees, outside accountants and attorneys of any of the foregoing, provided each such Person is informed of the confidential nature of such information. In addition, the Lenders, the Administrative Agent, the Lender Agent, the Collateral Agent, the Account Bank, the Backup Servicer and the Collateral Custodian may disclose any such nonpublic information as required pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).

(c) Notwithstanding anything herein to the contrary, the foregoing shall not be construed to prohibit (i) disclosure of any and all information that is or becomes publicly known; (ii) disclosure of any and all information (a) if required to do so by any applicable statute, law, rule or regulation (including, without limitation Rule 17g-5), (b) to any government agency or regulatory body having or claiming authority to regulate or oversee any aspects of the Lenders’, the Administrative Agent’, the Lender Agents’, the Collateral Agent’s, the Account Bank’s, the Backup Servicer’s or the Collateral Custodian’s business or that of their affiliates, (c) pursuant to any subpoena, civil investigative demand or similar demand or request of any court, regulatory authority, arbitrator or arbitration to which the Administrative Agent, any Lender, any Lender Agent, the Collateral Agent, the Collateral Custodian, the Backup Servicer or the Account Bank or an officer, director, employer, shareholder or affiliate of any of the foregoing is a party, (d) in any preliminary or final offering circular, registration statement or contract or other document approved in advance by the Borrower, the Servicer or the Transferor, or (e) to any affiliate, independent or internal auditor, agent, employee or attorney of the Collateral Agent, the Backup Servicer or the Collateral Custodian having a need to know the same, provided that the disclosing party advises such recipient of the confidential nature of the information being disclosed; or (iii) any other disclosure authorized by the Borrower, Servicer or the Transferor.

SECTION 12.14 Non-Confidentiality of Tax Treatment.

All parties hereto agree that each of them and each of their employees, representatives, and other agents may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including, without limitation, opinions or other tax analyses) that are provided to any of them relating to such tax treatment and tax structure. “Tax treatment” and “tax structure” shall have the same meaning as such terms have for purposes of Treasury Regulation Section 1.6011-4; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, the provisions of this Section 12.14 shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the transactions contemplated hereby.

SECTION 12.15 Waiver of Set Off.

Each of the parties hereto hereby waives any right of setoff it may have or to which it may be entitled under this Agreement from time to time against the Administrative Agent, the Lenders, the Lender Agents or their respective assets.

SECTION 12.16 Headings and Exhibits.

The headings herein are for purposes of references only and shall not otherwise affect the meaning or interpretation of any provision hereof. The schedules and exhibits attached hereto and referred to herein shall constitute a part of this Agreement and are incorporated into this Agreement for all purposes.

SECTION 12.17 Ratable Payments.

If any Lender, whether by setoff or otherwise, shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of Advances owing to it (other than pursuant to Breakage Fees, Section 2.10 or Section 2.11) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided that, if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.

SECTION 12.18 Failure of Borrower or Servicer to Perform Certain Obligations.

If the Borrower or the Servicer, as applicable, fails to perform any of its agreements or obligations under Section 5.01(u), Section 5.02(p) or Section 5.04(e), the Administrative Agent may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation, and the expenses of the Administrative Agent incurred in connection therewith shall be payable by the Borrower or the Servicer (on behalf of the Borrower), as applicable, upon the Administrative Agent’s demand therefor.

SECTION 12.19 Power of Attorney.

The Borrower irrevocably authorizes the Administrative Agent and appoints the Administrative Agent as its attorney-in-fact to act on behalf of the Borrower (i) to file financing statements necessary or desirable in the Administrative Agent’s sole discretion to perfect and to maintain the perfection and priority of the interest of the Secured Parties in the Collateral Portfolio and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Collateral Portfolio as a financing statement in such offices as the Administrative Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Secured Parties in the Collateral Portfolio. This appointment is coupled with an interest and is irrevocable.

SECTION 12.20 Delivery of Termination Statements, Releases, etc.

Upon payment in full of all of the Obligations (other than unmatured contingent indemnification obligations) and the termination of this Agreement, the Administrative Agent and the Collateral Agent shall deliver to the Borrower termination statements, reconveyances, releases and other documents necessary or appropriate to evidence the termination of the Pledge and other Liens securing the Obligations, all at the expense of the Borrower.

SECTION 12.21 USA PATRIOT Act.

Each of the Lender, the Lead Arranger, the Collateral Agent and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower, the Servicer and the Transferor that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify, and record information that identifies each of the Borrower, the Servicer and the Transferor, which information includes the name of each of the Borrower, the Servicer and the Transferor and other information that will allow each Lender, Lead Arranger, Collateral Agent or the Administrative Agent, as applicable, to identify the Borrower, the Servicer and the Transferor in accordance with the USA PATRIOT Act, and each of the Borrower, the Servicer and the Transferor agree to provide such information from time to time to each Lender, Lead Arranger, Collateral Agent and the Administrative Agent, as applicable.

ARTICLE XIII.

COLLATERAL CUSTODIAN

SECTION 13.01 Designation of Collateral Custodian.

(a) Initial Collateral Custodian. The role of Collateral Custodian with respect to the Required Loan Documents shall be conducted by the Person designated as Collateral Custodian hereunder from time to time in accordance with this Section 13.01. Each of the Borrower, the

Administrative Agent and the Lender Agent hereby designate and appoint the Collateral Custodian to act as its agent and hereby authorizes the Collateral Custodian to take such actions on its behalf and to exercise such powers and perform such duties as are expressly granted to the Collateral Custodian by this Agreement. The Collateral Custodian hereby accepts such agency appointment to act as Collateral Custodian pursuant to the terms of this Agreement, until its resignation or removal as Collateral Custodian pursuant to the terms hereof.

(b) Successor Collateral Custodian. Upon the Collateral Custodian’s receipt of a Collateral Custodian Termination Notice from the Administrative Agent of the designation of a successor Collateral Custodian pursuant to the provisions of Section 13.05, the Collateral Custodian agrees that it will terminate its activities as Collateral Custodian hereunder.

SECTION 13.02 Duties of Collateral Custodian.

(a) Appointment. The Borrower, the Administrative Agent and the Lender Agent each hereby appoints Wells Fargo Bank, National Association to act as Collateral Custodian, for the benefit of the Secured Parties. The Collateral Custodian hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto set forth herein.

(b) Duties. From the Closing Date until its removal pursuant to Section 13.05 or its resignation pursuant to Section 13.07, the Collateral Custodian shall perform, on behalf of the Secured Parties, the following duties and obligations:

(i) The Collateral Custodian shall take and retain custody of the Required Loan Documents delivered by the Borrower pursuant to Section 3.02(a) and Section 3.04(b) hereof in accordance with the terms and conditions of this Agreement, all for the benefit of the Secured Parties. Within five Business Days of its receipt of any Required Loan Documents, the related Loan Asset Schedule and a hard copy of the Loan Asset Checklist, the Collateral Custodian shall review the Required Loan Documents to confirm that (A) such Required Loan Documents have been executed (either an original or a copy, as indicated on the Loan Asset Checklist) and have no mutilated pages, (B) filed stamped copies of the UCC and other filings (identified on the Loan Asset Checklist) are included, (C) if listed on the Loan Asset Checklist, a copy of an Insurance Policy with respect to any real or personal property constituting the Underlying Collateral is included, and (D) the related original balance (based on a comparison to the note or assignment agreement, as applicable), Loan Asset number and Obligor name, as applicable, with respect to such Loan Asset is referenced on the related Loan Asset Schedule (such items (A) through (D) collectively, the “Review Criteria”). In order to facilitate the foregoing review by the Collateral Custodian, in connection with each delivery of Required Loan Documents hereunder to the Collateral Custodian, the Servicer shall provide to the Collateral Custodian a hard copy of the related Loan Asset Checklist which contains the Loan Asset information with respect to the Required Loan Documents being delivered, identification number and the name of the Obligor with respect to such Loan Asset. Notwithstanding anything herein to the contrary, the Collateral Custodian’s obligation to review the Required Loan Documents shall be limited to reviewing such Required Loan Documents based on the information provided on the Loan Asset Checklist. If, at the conclusion of such review, the Collateral Custodian shall determine that (i) the original balance of the Loan Asset with respect to which it has received Required Loan Documents is less than as set forth on the Loan Asset Schedule, the Collateral Custodian shall notify the Administrative Agent and the Servicer of such discrepancy within one Business Day, or (ii) any

Review Criteria is not satisfied, the Collateral Custodian shall within one Business Day notify the Servicer of such determination and provide the Servicer with a list of the non-complying Loan Assets and the applicable Review Criteria that they fail to satisfy. The Servicer shall have five Business Days after notice or knowledge thereof to correct any non-compliance with any Review Criteria. In addition, if requested in writing (in the form of Exhibit M) by the Servicer and approved by the Administrative Agent within 10 Business Days of the Collateral Custodian’s delivery of such report, the Collateral Custodian shall return any Loan Asset which fails to satisfy a Review Criteria to the Borrower. Other than the foregoing, the Collateral Custodian shall not have any responsibility for reviewing any Required Loan Documents.

(ii) In taking and retaining custody of the Required Loan Documents, the Collateral Custodian shall be deemed to be acting as the agent of the Secured Parties; provided that the Collateral Custodian makes no representations as to the existence, perfection or priority of any Lien on the Required Loan Documents or the instruments therein; and provided, further, that, the Collateral Custodian’s duties shall be limited to those expressly contemplated herein.

(iii) All Required Loan Documents shall be kept in fire resistant vaults, rooms or cabinets at the locations specified on the address of the Collateral Custodian in Section 12.02, or at such other office as shall be specified to the Administrative Agent and the Servicer by the Collateral Custodian in a written notice delivered at least 30 days prior to such change. All Required Loan Documents shall be placed together with an appropriate identifying label and maintained in such a manner so as to permit retrieval and access. The Collateral Custodian shall segregate the Required Loan Documents on its inventory system and will not commingle the physical Required Loan Documents with any other files of the Collateral Custodian other than those, if any, relating to NF and its Affiliates and subsidiaries; provided, however, the Collateral Custodian shall segregate any commingled files upon written request of the Administrative Agent and the Borrower.

(iv) On the 12th calendar day of every Month (or if such day is not a Business Day, the next succeeding Business Day), the Collateral Custodian shall provide a written report to the Administrative Agent and the Servicer (in a form mutually agreeable to the Administrative Agent and the Collateral Custodian) identifying each Loan Asset for which it holds Required Loan Documents and the applicable Review Criteria that any Loan Asset fails to satisfy.

(v) Notwithstanding any provision to the contrary elsewhere in the Transaction Documents, the Collateral Custodian shall not have any fiduciary relationship with any party hereto or any Secured Party in its capacity as such, and no implied covenants, functions, obligations or responsibilities shall be read into this Agreement, the other Transaction Documents or otherwise exist against the Collateral Custodian. Without limiting the generality of the foregoing, it is hereby expressly agreed and stipulated by the other parties hereto that the Collateral Custodian shall not be required to exercise any discretion hereunder and shall have no investment or management responsibility.

(c) (i) The Collateral Custodian agrees to cooperate with the Administrative Agent and the Collateral Agent and deliver any Required Loan Documents to the Collateral Agent or Administrative Agent (pursuant to a written request in the form of Exhibit M), as applicable, as requested in order to take any action that the Administrative Agent deems necessary or desirable in order to perfect, protect or more fully evidence the security interests granted by the Borrower hereunder, or to enable any of them to exercise or enforce any of their respective rights hereunder, including any rights arising with respect to Article VIII. In the event the Collateral Custodian receives instructions from the Collateral Agent, the Servicer or the Borrower which conflict with any instructions received by the Administrative Agent, the Collateral Custodian shall rely on and follow the instructions given by the Administrative Agent.

(ii) The Administrative Agent may direct the Collateral Custodian to take any such incidental action hereunder. With respect to other actions which are incidental to the actions specifically delegated to the Collateral Custodian hereunder, the Collateral Custodian shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of the Administrative Agent; provided that the Collateral Custodian shall not be required to take any action hereunder at the request of the Administrative Agent, any Secured Party or otherwise if the taking of such action, in the reasonable determination of the Collateral Custodian, (x) shall be in violation of any Applicable Law or contrary to any provisions of this Agreement or (y) shall expose the Collateral Custodian to liability hereunder or otherwise (unless it has received indemnity which it reasonably deems to be satisfactory with respect thereto). In the event the Collateral Custodian requests the consent of the Administrative Agent and the Collateral Custodian does not receive a consent (either positive or negative) from the Administrative Agent within 10 Business Days of its receipt of such request, then the Administrative Agent shall be deemed to have declined to consent to the relevant action.

(iii) The Collateral Custodian shall not be liable for any action taken, suffered or omitted by it in accordance with the request or direction of any Secured Party, to the extent that this Agreement provides such Secured Party the right to so direct the Collateral Custodian, or the Administrative Agent. The Collateral Custodian shall not be deemed to have notice or knowledge of any matter hereunder, including an Event of Default, unless a Responsible Officer of the Collateral Custodian has knowledge of such matter or written notice thereof is received by the Collateral Custodian.

SECTION 13.03 Merger or Consolidation.

Any Person (i) into which the Collateral Custodian may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Collateral Custodian shall be a party, or (iii) that may succeed to the properties and assets of the Collateral Custodian substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Collateral Custodian hereunder, shall be the successor to the Collateral Custodian under this Agreement without further act of any of the parties to this Agreement.

SECTION 13.04 Collateral Custodian Compensation.

(a) Compensation. As compensation for its Collateral Custodian activities hereunder, the Collateral Custodian shall be entitled to the Collateral Custodian Fees from the Borrower as set forth in the Backup Servicer, Account Bank, Collateral Custodian and Collateral Administrator Fee Letter, payable pursuant to the extent of funds available therefor pursuant to the provisions of Section 2.04. The Collateral Custodian’s entitlement to receive the Collateral Custodian Fees shall cease on the earlier to occur of: (i) its removal as Collateral Custodian pursuant to Section 13.05, (ii) its resignation as Collateral Custodian pursuant to Section 13.07 of this Agreement or (iii) the termination of this Agreement.

(b) Negative Covenant Regarding Compensation. The Collateral Custodian will not make any changes to the Collateral Custodian Fees without the prior written approval of the Administrative Agent and the Borrower.

SECTION 13.05 Collateral Custodian Removal.

The Collateral Custodian may be removed, with or without cause, by the Administrative Agent by notice given in writing to the Collateral Custodian (the “Collateral Custodian Termination Notice”); provided that, notwithstanding its receipt of a Collateral Custodian Termination Notice, the Collateral Custodian shall continue to act in such capacity until a successor Collateral Custodian has been appointed and has agreed to act as Collateral Custodian hereunder.

SECTION 13.06 Limitation on Liability.

(a) The Collateral Custodian may conclusively rely on and shall be fully protected in acting upon any certificate, instrument, opinion, notice, letter, telegram or other document delivered to it and that in good faith it reasonably believes to be genuine and that has been signed by the proper party or parties. The Collateral Custodian may rely conclusively on and shall be fully protected in acting upon (a) the written instructions of any designated officer of the Administrative Agent or (b) the verbal instructions of the Administrative Agent.

(b) The Collateral Custodian may consult counsel satisfactory to it and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(c) The Collateral Custodian shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except in the case of its willful misconduct or grossly negligent performance or omission of its duties.

(d) The Collateral Custodian makes no warranty or representation and shall have no responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Collateral Portfolio, and will not be required to and will not make any representations as to the validity or value (except as expressly set forth in this Agreement) of any of the Collateral Portfolio. The Collateral Custodian shall not be obligated to take any legal action hereunder that might in its judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it.

(e) The Collateral Custodian shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement and no covenants or obligations shall be implied in this Agreement against the Collateral Custodian.

(f) The Collateral Custodian shall not be required to expend or risk its own funds in the performance of its duties hereunder.

(g) It is expressly agreed and acknowledged that the Collateral Custodian is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Collateral Portfolio.

(h) Subject in all cases to the last sentence of Section 13.02(c)(i), in case any reasonable question arises as to its duties hereunder, the Collateral Custodian may, prior to the occurrence of an Event of Default or the Final Maturity Date, request instructions from the Servicer and may, after the occurrence of an Event of Default or the Final Maturity Date, request instructions from the Administrative Agent, and shall be entitled at all times to refrain from taking any action unless it has received instructions from the Servicer or the Administrative Agent, as applicable. The Collateral Custodian shall in all events have no liability, risk or cost for any action taken pursuant to and in compliance with the instruction of the Administrative Agent. In no event shall the Collateral Custodian be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Collateral Custodian has been advised of the likelihood of such loss or damage and regardless of the form of action.

SECTION 13.07 Collateral Custodian Resignation.

Collateral Custodian may resign and be discharged from its duties or obligations hereunder, not earlier than 90 days after delivery to the Administrative Agent of written notice of such resignation specifying a date when such resignation shall take effect. Upon the effective date of such resignation, or if the Administrative Agent gives Collateral Custodian written notice of an earlier termination hereof, Collateral Custodian shall (i) be reimbursed for any costs and expenses Collateral Custodian shall incur in connection with the termination of its duties under this Agreement and (ii) deliver all of the Required Loan Documents in the possession of Collateral Custodian to the Administrative Agent or to such Person as the Administrative Agent may designate to Collateral Custodian in writing upon the receipt of a request in the form of Exhibit M; provided that the Borrower shall have consented to any successor Collateral Custodian appointed by the Administrative Agent at the direction of the Majority Lenders (such consent not to be unreasonably withheld). Notwithstanding anything herein to the contrary, the Collateral Custodian may not resign prior to a successor Collateral Custodian being appointed.

SECTION 13.08 Release of Documents.

(a) Release for Servicing. From time to time and as appropriate for the enforcement or servicing of any of the Collateral Portfolio, the Collateral Custodian is hereby authorized (unless and until such authorization is revoked by the Administrative Agent), upon written receipt from the Servicer of a request for release of documents and receipt in the form annexed hereto as Exhibit M, to release to the Servicer within two Business Days of receipt of such request, the related Required Loan Documents or the documents set forth in such request and receipt to the Servicer. All documents so released to the Servicer shall be held by the Servicer in trust for the benefit of the Collateral Agent, on behalf of the Secured Parties in accordance with the terms of this Agreement. The Servicer shall return to the Collateral Custodian the Required Loan Documents or other such documents (i) promptly upon the request of the Administrative Agent, or (ii) when the Servicer’s need therefor in connection with such foreclosure or servicing no longer exists, unless the Loan Asset shall be liquidated, in which case, the Servicer shall deliver an additional request for release of documents to the Collateral Custodian and receipt certifying such liquidation from the Servicer to the Collateral Agent, all in the form annexed hereto as Exhibit M.

(b) Limitation on Release. The foregoing provision with respect to the release to the Servicer of the Required Loan Documents and documents by the Collateral Custodian upon request by the Servicer shall be operative only to the extent that the Administrative Agent has consented to such release. Promptly after delivery to the Collateral Custodian of any request for release of documents, the

Servicer shall provide notice of the same to the Administrative Agent. Any additional Required Loan Documents or documents requested to be released by the Servicer may be released only upon written authorization of the Administrative Agent. The limitations of this paragraph shall not apply to the release of Required Loan Documents to the Servicer pursuant to the immediately succeeding subsection.

(c) Release for Payment. Upon receipt by the Collateral Custodian of the Servicer’s request for release of documents and receipt in the form annexed hereto as Exhibit M (which certification shall include a statement to the effect that all amounts received in connection with such payment or repurchase have been credited to the Collection Account as provided in this Agreement), the Collateral Custodian shall promptly release the related Required Loan Documents to the Servicer.

SECTION 13.09 Return of Required Loan Documents.

The Borrower may, with the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld), require that the Collateral Custodian return each Required Loan Document (a) delivered to the Collateral Custodian in error or (b) released from the Lien of the Collateral Agent hereunder pursuant to Section 2.16, in each case by submitting to the Collateral Custodian and the Administrative Agent a written request in the form of Exhibit M hereto (signed by both the Borrower and the Administrative Agent) specifying the Collateral Portfolio to be so returned and reciting that the conditions to such release have been met (and specifying the Section or Sections of this Agreement being relied upon for such release). The Collateral Custodian shall upon its receipt of each such request for return executed by the Borrower and the Administrative Agent promptly, but in any event within five Business Days, return the Required Loan Documents so requested to the Borrower.

SECTION 13.10 Access to Certain Documentation and Information Regarding the Collateral Portfolio; Audits of Servicer.

The Collateral Custodian shall provide to the Administrative Agent and each Lender Agent access to the Required Loan Documents and all other documentation regarding the Collateral Portfolio including in such cases where the Administrative Agent and each Lender Agent is required in connection with the enforcement of the rights or interests of the Secured Parties, or by applicable statutes or regulations, to review such documentation, such access being afforded without charge but only (i) upon two Business Days prior written request, (ii) during normal business hours and (iii) subject to the Servicer’s and the Collateral Custodian’s normal security and confidentiality procedures. Prior to the Closing Date and periodically thereafter at the discretion of the Administrative Agent and each Lender Agent, the Administrative Agent and each Lender Agent may review the Servicer’s collection and administration of the Collateral Portfolio in order to assess compliance by the Servicer with the Servicing Standard, as well as with this Agreement and may conduct an audit of the Collateral Portfolio, and Required Loan Documents in conjunction with such a review. Such review shall be (subject to Section 5.04(d)(ii)) reasonable in scope and shall be completed in a reasonable period of time. Without limiting the foregoing provisions of this Section 13.10, from time to time (and, in any case, a minimum of three times during each fiscal year of the Servicer) upon reasonable notice to the Administrative Agent, the Collateral Custodian shall permit independent public accountants or other auditors appointed by the Servicer to conduct, at the expense of the Servicer (on behalf of the Borrower), a review of the Required Loan Documents and all other documentation regarding the Collateral Portfolio.

SECTION 13.11 Bailment.

The Collateral Custodian agrees that, with respect to any Required Loan Documents at any time or times in its possession or held in its name, the Collateral Custodian shall be the agent and bailee of the Collateral Agent, for the benefit of the Secured Parties, for purposes of perfecting (to the extent not otherwise perfected) the Collateral Agent’s security interest in the Collateral Portfolio and for the purpose of ensuring that such security interest is entitled to first priority status under the UCC.

ARTICLE XIV.

ACCOUNT BANK

SECTION 14.01 Designation of Account Bank.

(a) Initial Account Bank. The role of Account Bank shall be conducted by the Person designated as Account Bank hereunder and under the Collection Account Agreement from time to time in accordance with this Section 14.01 and the Collection Account Agreement. Each of the Borrower, the Administrative Agent and the Lender Agent hereby designate and appoint the Account Bank and hereby authorizes the Account Bank to take such actions and to perform such duties as are expressly set forth in this Agreement and the Collection Account Agreement. The Account Bank hereby accepts such appointment to act as Account Bank pursuant to the terms of this Agreement and the Collection Account Agreement, until its resignation or removal as Account Bank pursuant to the terms hereof.

(b) Successor Account Bank. Upon the Account Bank’s receipt of an Account Bank Termination Notice from the Administrative Agent and the designation of a successor Account Bank pursuant to the provisions of Section 14.05, the Account Bank agrees that it will terminate its activities as Account Bank hereunder.

SECTION 14.02 Duties of Account Bank.

From the Closing Date until its removal pursuant to Section 14.05 or its resignation pursuant to Section 14.07, the Account Bank shall perform such duties and obligations as expressly set forth in this Agreement and the Collection Account Agreement.

SECTION 14.03 Merger or Consolidation.

Any Person (i) into which the Account Bank may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Account Bank shall be a party, or (iii) that may succeed to the properties and assets of the Account Bank substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Account Bank hereunder, shall be the successor to the Account Bank under this Agreement without further act of any of the parties to this Agreement.

SECTION 14.04 Account Bank Compensation.

(a) Compensation. As compensation for its Account Bank activities hereunder and the Collection Account Agreement, the Account Bank shall be entitled to the Account Bank Fees from the Borrower as set forth in the Backup Servicer, Account Bank, Collateral Custodian and Collateral Administrator Fee Letter, payable pursuant to the extent of funds available therefor pursuant to the provisions of Section 2.04. The Account Bank’s entitlement to receive the Account Bank Fees, shall cease on the earlier to occur of (i) its removal as Account Bank pursuant to Section 14.05, (ii) its resignation as Account Bank pursuant to Section 14.07 or (iii) the termination of this Agreement.

(b) Negative Covenant Regarding Compensation. The Account Bank will not make any changes to the Account Bank Fees without the prior written approval of the Administrative Agent and the Borrower.

SECTION 14.05 Account Bank Removal.

The Account Bank may be removed, with or without cause, by the Administrative Agent by notice given in writing to the Account Bank (the “Account Bank Termination Notice”); provided that, notwithstanding its receipt of an Account Bank Termination Notice, the Account Bank shall continue to act in such capacity until a successor Account Bank has been appointed and has agreed to act as Account Bank hereunder and under the Collection Account Agreement.

SECTION 14.06 Limitation on Liability.

Each of the rights, protections, benefits, immunities and indemnities afforded to the Collateral Custodian pursuant to Section 13.06 hereof shall also be afforded to the Account Bank acting in such capacity; provided that such rights, protections, benefits, immunities and indemnities shall be in addition to, and not in limitation of, any rights, protections, benefits, immunities and indemnities provided in the Collection Account Agreement or any other documents to which the Account Bank in such capacity is a party.

SECTION 14.07 Account Bank Resignation.

The Account Bank may resign and be discharged from its duties or obligations hereunder, not earlier than 90 days after delivery to the Administrative Agent of written notice of such resignation specifying a date when such resignation shall take effect. Upon the effective date of such resignation, or if the Administrative Agent gives the Account Bank written notice of an earlier termination hereof, the Account Bank shall (i) be reimbursed for any reasonable documented out-of-pocket costs and expenses the Account Bank shall incur in connection with the termination of its duties under this Agreement and (ii) transfer all amounts in the Collection Account pursuant to the instructions of the Administrative Agent; provided that the Borrower shall have consented to any successor Account Bank appointed by the Administrative Agent at the direction of the Majority Lenders (such consent not to be unreasonably withheld). Notwithstanding anything herein to the contrary, the Account Bank may not resign prior to a successor Account Bank being appointed.

ARTICLE XV.

COLLATERAL ADMINISTRATOR

SECTION 15.01 Designation of Collateral Administrator.

(a) Initial Collateral Administrator. The role of Collateral Administrator shall be conducted by the Person designated as Collateral Administrator hereunder and under the Collection Account Agreement from time to time in accordance with this Section 15.01. Each of the Borrower, the Administrative Agent and the Lender Agent hereby designate and appoint the Collateral Administrator to act as its agent and hereby authorizes the Collateral Administrator to take such actions and to perform such duties as are expressly set forth in this Agreement. The Collateral Administrator hereby accepts such agency appointment to act as Collateral Administrator pursuant to the terms of this Agreement, until its resignation or removal as Collateral Administrator pursuant to the terms hereof.

(b) Successor Collateral Administrator. Upon the Collateral Administrator’s receipt of a Collateral Administrator Termination Notice from the Administrative Agent and the designation of a successor Collateral Administrator pursuant to the provisions of Section 15.05, the Collateral Administrator agrees that it will terminate its activities as Collateral Administrator hereunder.

SECTION 15.02 Duties of Collateral Administrator.

(a) Duties. From the Closing Date until its removal pursuant to Section 15.05 or its resignation pursuant to Section 15.07, the Collateral Administrator shall perform, on behalf of the Secured Parties, the following duties and obligations:

(i) On or before the Closing Date, the Collateral Administrator shall accept from the Servicer delivery of the information required to be set forth in the Servicing Report referred to in Section 6.08(b)(i) of this Agreement (if any) on an excel spreadsheet or other format to be agreed upon by the Collateral Administrator and the Servicer on or prior to closing.

(ii) Not later than 12:00 noon (New York City, New York time) on each Reporting Date, the Servicer shall deliver to the Collateral Administrator the loan asset spreadsheet, which shall include but not be limited to the following information: (x) for each Loan Asset, the name of the related Obligor, the collection status, the loan status, the date of each Scheduled Payment, the Outstanding Principal Balance, the initial Assigned Value, and the Outstanding Loan Balance, (y) the Borrowing Base and (z) the Aggregate Outstanding Loan Balance (the “Spreadsheet”). The Collateral Administrator shall accept delivery of the Spreadsheet.

(iii) Provided that it receives the Servicing Report and the loan data pursuant to Section 6.08(b), prior to the related Payment Date, the Collateral Administrator shall review the Servicing Report to ensure that it is complete on its face and that the following items in such Servicing Report have been accurately calculated, if applicable, and reported: (A) the Borrowing Base, (B) the Backup Servicing Fee, (C) the Aggregate Outstanding Loan Balance of the Loan Assets that are current and not past due, (D) the Charged-Off Ratio, (E) the Delinquency Ratio, (F) the Interest Coverage Ratio and (G) the Aggregate Outstanding Loan Balance. The Collateral Administrator by a separate written report shall notify the Administrative Agent, the Servicer and the Backup Servicer of any discrepancies in the Servicing Report based on such review not later than the Business Day preceding such Payment Date to such Persons.

(iv) If the Servicer disagrees with the report provided under paragraph (iii) above by the Collateral Administrator or if the Servicer or any subservicer has not reconciled such discrepancy, the Collateral Administrator agrees to confer with the Servicer to resolve such discrepancies on or prior to the next succeeding Determination Date and shall settle such discrepancy with the Servicer if possible, and notify the Administrative Agent of the resolution thereof. The Servicer hereby agrees to cooperate at its own expense with the Collateral Administrator in reconciling any discrepancies in any Servicing Report. If within 20 days after the delivery of the report provided under paragraph (iii) above by the Collateral Administrator, such discrepancy is not resolved, the Collateral Administrator shall promptly notify the Administrative Agent of the continued existence of such discrepancy. Following receipt of such notice by the Administrative Agent, the Servicer shall deliver to the Administrative Agent, the

Secured Parties and the Collateral Administrator no later than the related Payment Date a certificate describing the nature and amount of such discrepancies and the actions the Servicer proposes to take with respect thereto.

(b) Reliance on Spreadsheet. With respect to the duties described in Section 15.02(a), the Collateral Administrator is entitled to rely conclusively, and shall be fully protected in so relying, on the contents of each Spreadsheet, including, but not limited to, the completeness and accuracy thereof, provided by the Servicer.

(c) Collateral Administrator May Request Direction. If, in performing its duties under this Agreement, the Collateral Administrator is required to decide between alternative courses of action, the Collateral Administrator may request written instructions from the Administrative Agent as to the course of action desired by it. If the Collateral Administrator does not receive such instructions within two Business Days after it has requested them, the Collateral Administrator may, but shall be under no duty to, take or refrain from taking any such courses of action. The Collateral Administrator shall act in accordance with instructions received after such two-Business Day period except to the extent it has already taken, or committed itself to take, action inconsistent with such instructions.

SECTION 15.03 Merger or Consolidation.

Any Person (i) into which the Collateral Administrator may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Collateral Administrator shall be a party, or (iii) that may succeed to the properties and assets of the Collateral Administrator substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Collateral Administrator hereunder, shall be the successor to the Collateral Administrator under this Agreement without further act of any of the parties to this Agreement.

SECTION15.04 Collateral Administrator Compensation.

(a) Compensation. As compensation for its Collateral Administrator activities hereunder, the Collateral Administrator shall be entitled to the Collateral Administrator Fees from the Borrower as set forth in the Backup Servicer, Account Bank, Collateral Custodian and Collateral Administrator Fee Letter, payable pursuant to the extent of funds available therefor pursuant to the provisions of Section 2.04. The Collateral Administrator’s entitlement to receive the Collateral Administrator Fees, shall cease on the earlier to occur of (i) its removal as Collateral Administrator pursuant to Section 15.05, (ii) its resignation as Collateral Administrator pursuant to Section 15.07 or (iii) the termination of this Agreement.

(b) Negative Covenant Regarding Compensation. The Collateral Administrator will not make any changes to the Collateral Administrator Fees without the prior written approval of the Administrative Agent and the Borrower.

SECTION 15.05 Collateral Administrator Removal.

The Collateral Administrator may be removed, with or without cause, by the Administrative Agent by notice given in writing to the Collateral Administrator (the “Collateral Administrator Termination Notice”); provided that, notwithstanding its receipt of a Collateral Administrator Termination Notice, the Collateral Administrator shall continue to act in such capacity until a successor Collateral Administrator has been appointed and has agreed to act as Collateral Administrator hereunder.

SECTION 15.06 Limitation on Liability.

Each of the rights, protections, benefits, immunities and indemnities afforded to the Collateral Custodian pursuant to Section 13.06 hereof shall also be afforded to the Collateral Administrator acting in such capacity; provided that such rights, protections, benefits, immunities and indemnities shall be in addition to, and not in limitation of, any rights, protections, benefits, immunities and indemnities provided in this Agreement or any other documents to which the Collateral Administrator in such capacity is a party.

SECTION 15.07 Collateral Administrator Resignation.

The Collateral Administrator may resign and be discharged from its duties or obligations hereunder, not earlier than 90 days after delivery to the Administrative Agent of written notice of such resignation specifying a date when such resignation shall take effect. Upon the effective date of such resignation, or if the Administrative Agent gives the Collateral Administrator written notice of an earlier termination hereof, the Collateral Administrator shall (i) be reimbursed for any reasonable documented out-of-pocket costs and expenses the Collateral Administrator shall incur in connection with the termination of its duties under this Agreement and (ii) transfer all amounts in the Collection Account pursuant to the instructions of the Administrative Agent; provided that the Borrower shall have consented to any successor Collateral Administrator appointed by the Administrative Agent at the direction of the Majority Lenders (such consent not to be unreasonably withheld). Notwithstanding anything herein to the contrary, the Collateral Administrator may not resign prior to a successor Collateral Administrator being appointed.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE BORROWER:

NFIC SPV LLC

By:
	Name:	Karen Vejseli
	Title:	CFO & Treasurer

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

Signature Page to Loan and Servicing Agreement

THE SERVICER:

NF INVESTMENT CORP.

By:
	Name:	Karen Vejseli
	Title:	CFO & Treasurer

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

Signature Page to Loan and Servicing Agreement

THE TRANSFEROR:

NF INVESTMENT CORP.

By:
	Name:	Karen Vejseli
	Title:	CFO & Treasurer

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

Signature Page to Loan and Servicing Agreement

THE ADMINISTRATIVE AGENT:

CITIBANK, N.A.

By:
	Name:	Gerald F. Keefe
	Title:	Vice President

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

Signature Page to Loan and Servicing Agreement

THE COLLATERAL AGENT:

CITIBANK, N.A.

By:
	Name:	Gerald F. Keefe
	Title:	Vice President

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

Signature Page to Loan and Servicing Agreement

THE ACCOUNT BANK, COLLATERAL CUSTODIAN AND,

COLLATERAL ADMINISTRATOR:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:

Name:	Chad Schafer
Title:	Vice President

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

Signature Page to Loan and Servicing Agreement

THE BACKUP SERVICER:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:

Name:	Chad Schafer
Title:	Vice President

Signature Page to Loan and Servicing Agreement

CONDUIT LENDER:

CRC FUNDING, LLC

By: Citibank, N.A., as Attorney-in-Fact

By:
	Name:	Gerald F. Keefe
	Title:	Vice President

CRC Funding, LLC

c/o Citibank, N.A.

750 Washington Boulevard

Stamford, CT 06901

Attention: Global Securitization

Tel No.: (203) 975-6417

Fax No.: (914) 274-9027

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

Signature Page to Loan and Servicing Agreement

CONDUIT LENDER:

CIESCO, LLC

By: Citibank, N.A., as Attorney-in-Fact

By:
	Name:	Gerald F. Keefe
	Title:	Vice President

CIESCO, LLC

c/o Citibank, N.A.

750 Washington Boulevard

Stamford, CT 06901

Attention: Global Securitization

Tel No.: (203) 975-6417

Fax No.: (914) 274-9027

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

Signature Page to Loan and Servicing Agreement

CONDUIT LENDER:

CHARTA, LLC

By: Citibank, N.A., as Attorney-in-Fact

By:
	Name:	Gerald F. Keefe
	Title:	Vice President

CHARTA, LLC

c/o Citibank, N.A.

750 Washington Boulevard

Stamford, CT 06901

Attention: Global Securitization

Tel No.: (203) 975-6417

Fax No.: (914) 274-9027

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

Signature Page to Loan and Servicing Agreement

CONDUIT LENDER:

CAFCO, LLC

By: Citibank, N.A., as Attorney-in-Fact

By:
	Name:	Gerald F. Keefe
	Title:	Vice President

CAFCO, LLC

c/o Citibank, N.A.

750 Washington Boulevard

Stamford, CT 06901

Attention: Global Securitization

Tel No.: (203) 975-6417

Fax No.: (914) 274-9027

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

Signature Page to Loan and Servicing Agreement

LIQUIDITY BANK AND LENDER AGENT:

CITIBANK, N.A.

By:

Name:	Gerald F. Keefe
Title:	Vice President

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

Signature Page to Loan and Servicing Agreement

INSTITUTIONAL LENDER:

PNC BANK, NATIONAL ASSOCIATION

By:

Name:	Lawrence Beller
Title:	Vice President

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

Signature Page to Loan and Servicing Agreement

LENDER AGENT:

PNC BANK, NATIONAL ASSOCIATION

By:

Name:	Lawrence Beller
Title:	Vice President

Signature Page to Loan and Servicing Agreement

INSTITUTIONAL LENDER:

AMALGAMATED BANK

By:

Name:	Greg C. Walker
Title:	Senior Vice President

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

Signature Page to Loan and Servicing Agreement

LENDER AGENT:

AMALGAMATED BANK

By:

Name:	Greg C. Walker
Title:	Senior Vice President

Signature Page to Loan and Servicing Agreement

INSTITUTIONAL LENDER:

STATE STREET BANK AND TRUST COMPANY

By:

Name:	Emma Wallace
Title:	Vice President

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

Signature Page to Loan and Servicing Agreement

LENDER AGENT:

STATE STREET BANK AND TRUST COMPANY

By:

Name:	Emma Wallace
Title:	Vice President

Signature Page to Loan and Servicing Agreement

Schedule I

Condition Precedent Documents

As required by Section 3.01 of the Agreement, each of the following items must be delivered to the Administrative Agent prior to the effectiveness of the Agreement:

(a) A copy of this Agreement duly executed by each of the parties hereto;

(b) A certificate of the Secretary, Assistant Secretary or managing member, as applicable, of each of the Borrower and the Servicer, dated the date of this Agreement, certifying (i) the names and true signatures of the incumbent officers of such Person authorized to sign on behalf of such Person the Transaction Documents to which it is a party (on which certificate the Administrative Agent, the Lenders, the Collateral Custodian, the Backup Servicer and the Lender Agents may conclusively rely until such time as the Administrative Agent and the Lender Agents shall receive from the Borrower or NF, as applicable, a revised certificate meeting the requirements of this paragraph (b)(i)), (ii) that the copy of the certificate of formation or articles of incorporation of such Person, as applicable, is a complete and correct copy and that such certificate of formation or articles of incorporation have not been amended, modified or supplemented and are in full force and effect, (iii) that the copy of the limited liability company agreement or by-laws, as applicable, of such Person are a complete and correct copy, and that such limited liability company agreement or by-laws have not been amended, modified or supplemented and are in full force and effect, and (iv) the resolutions of the board of directors of such Person or managing member, as applicable, approving and authorizing the execution, delivery and performance by such Person of the Transaction Documents to which it is a party;

(c) A good standing certificate, dated as of a recent date for each of the Borrower and NF, issued by the Secretary of State of such Person’s State of formation or organization, as applicable and evidence the Borrower is duly qualified and in good standing under the laws of the State of New York;

(d) Duly executed Revolving Notes to the extent requested by a Lender Agent;

(e) Financing statements (the “Facility Financing Statements”) describing the Collateral Portfolio, and (i) naming the Borrower as debtor and the Collateral Agent, on behalf of the Secured Parties, as secured party, (ii) naming the Transferor as debtor, the Borrower as assignor and the Collateral Agent, on behalf of the Secured Parties, as secured party/total assignee and (iii) other, similar instruments or documents, as may be necessary or, in the opinion of the Administrative Agent, desirable under the UCC of all appropriate jurisdictions or any comparable law to perfect the Collateral Agent’s, on behalf of the Secured Parties, interests in all Collateral Portfolio;

(f) Financing statements, if any, necessary to release all security interests and other rights of any Person in the Collateral Portfolio previously granted by the Transferor;

(g) Copies of tax and judgment lien searches in all jurisdictions reasonably requested by the Administrative Agent and requests for information (or a similar UCC search report certified by a party acceptable to the Administrative Agent), dated a date reasonably near to the Closing Date, and with respect to such requests for information or UCC searches, listing all effective financing statements which name the Borrower (under its present name and any previous name) or NF (under its present name and any previous name) as debtor(s) and which are filed in Maryland, together with copies of such financing statements (none of which shall cover any Collateral Portfolio);

(h) One or more favorable Opinions of Counsel of counsel to the Borrower, acceptable to the Administrative Agent and addressed to the Administrative Agent, the Lenders, the Lender Agents, Backup Servicer, Collateral Custodian and the Collateral Agent, with respect to such matters as the Administrative Agent may reasonably request;

(i) One or more favorable Opinions of Counsel of counsel to NF, acceptable to the Administrative Agent and addressed to the Administrative Agent, the Lenders, the Lender Agents, the Backup Servicer, the Collateral Custodian and the Collateral Agent, with respect to, such matters as the Administrative Agent may reasonably request;

(j) Duly completed copies of IRS Form W-9 (or any successor forms or other certificates or statements that may be required from time to time by the relevant United States taxing authorities or Applicable Law) for the Borrower; and

(k) A copy of each of the other Transaction Documents duly executed by the parties thereto including, without limitation, the Collection Account Agreement.

Schedule II

Prior Names, Tradenames, Fictitious Names and “Doing Business As” Names

None.

Schedule III

Eligible Loan Assets

The following criteria shall be true and correct with respect to such Loan Asset to be considered an Eligible Loan Asset:

I.	As of the Cut-Off Date with respect to such Loan Asset:

(a)	The Loan Asset has been originated or acquired by the Borrower in accordance with the Risk and Collection Policies.

(b)	The Loan Asset has an original term to maturity of not greater than 7 years.

(c)	The Loan Asset either (i) has an Advance Date Assigned Value of not less than 90%, or (ii) is a Discount Loan (unless the Eligibility Criteria under this clause (c) is waived in writing by the Administrative Agent in its sole discretion).

(d)	The Servicer has obtained and provided to the Administrative Agent a RiskCalc score for such Loan Asset.

(e)	The Loan Asset was originated or acquired in the ordinary course of the Borrower’s or the Transferor’s business.

(f)	The origination of the Loan Asset or the acquisition of a Loan Asset from the Transferor, as applicable does not violate Applicable Law.

(g)	If the Loan Asset is funded in connection with a leveraged acquisition, the Loan Asset is either (i) a HLT Loan Asset (subject to the Concentration Limits), or (ii) the related Obligor’s pro forma ratio of equity to total capital is not less than 25%.

(h)	The EBITDA of the related Obligor of the Loan Asset is greater than $10,000,000.

II.	At all times (including as of the Cut-Off Date) with respect to such Loan Asset:

(a)	The Loan Asset has an Assigned Value of not less than either (i) 70% if and to the extent that the Applicable Index is above 70%, and (ii) 60% in all other cases (unless the Eligibility Criteria under this clause (a) is waived in writing by the Administrative Agent in its sole discretion).

(b)	The Loan Asset is a First Lien Loan Asset.

(c)	The Loan Asset either (i) has a minimum rating (or shadow rating) of not lower than the Minimum Ratings, or (ii) is an Unrated Loan Asset or an Initial Unrated Loan Asset.

(d)

If the Loan Asset is a Broadly Syndicated Loan Asset that is an Initial Unrated Loan Asset, the Servicer has obtained for such Loan Asset within 90 days from the related Cut-Off Date ratings not lower than Caa1 by Moody’s and CCC+ by S&P; provided that with respect to a Loan Asset where the related total loan facilities are greater than $200,000,000 that is an Initial Unrated Loan Asset that is a Broadly Syndicated Loan Asset, the 90 day period set forth above shall be extended to an aggregate period of 210 days after the related Cut-Off Date if the Servicer has applied for a credit rating from S&P and Moody’s prior to the date that is five Business Days after the related Cut-Off Date with respect to such Loan Asset and has thereafter used good faith efforts to respond to any request or enquiry from S&P and Moody’s and has requested S&P and Moody’s to promptly provide such ratings.

(e)	If the Loan Asset is an Initial Unrated Loan Asset that is not a Broadly Syndicated Loan Asset, the Servicer has obtained for such Loan Asset (i) at least one of the Minimum Ratings within 90 days from the related Cut-Off Date, and (ii) both of the Minimum Ratings within 180 days from the related Cut-Off Date; provided that with respect to a Loan Asset where the related total loan facilities are greater than $200,000,000 that is an Initial Unrated Loan Asset that is not a Broadly Syndicated Loan Asset, the 90 day period set forth in clause (i) above and the 180 day period set forth in clause (ii) above shall be extended by a further 30 days (i.e., to an aggregate period of 120 days after the related Cut-Off Date with respect to clause (i) and an aggregate period of 210 days after the related Cut-Off Date with respect to clause (ii)) if the Servicer has applied for a credit rating from S&P and Moody’s prior to the date that is five Business Days after the related Cut-Off Date with respect to such Loan Asset and has thereafter used good faith efforts to respond to any request or enquiry from S&P and Moody’s and has requested S&P and Moody’s to promptly provide such ratings.

(f)	The Loan Asset is either (i) a Foreign Currency Loan Asset (subject to the Concentration Limits), or (ii) denominated and payable only in the United States in U.S. dollars and does not permit the currency to be changed or place of payment to be modified outside of the United States.

(g)	If the Loan Asset is a Foreign Currency Loan Asset, such Loan Asset is subject to a Hedging Agreement.

(h)	No default or event of default is continuing under the related Loan Agreement or other documentation relating to such Loan Agreement as of the date of the Pledge of such Loan Asset, and the Loan Asset is not a Delinquent Asset or Charged-Off Asset.

(i)	The Loan Asset is either (i) a Fixed Rate Loan Asset (subject to the Concentration Limits), or (ii) a Floating Rate Loan Asset.

(j)	The Loan Asset is not a loan primarily for personal, family or household use.

(k)	The Loan Asset and related Loan Agreement and related documents are in full force and effect and free and clear of Liens (other than Permitted Liens).

(l)	The Servicer has delivered to the Collateral Agent three years (or, if in existence for a shorter period, such shorter period) historical financial statements of the related Obligor.

(m)	The Loan Asset and related Loan Agreement and related documents and Loan Asset File is fully assignable or, if such assignment is subject to the consent of the underlying Obligor or lender agent under the related Loan Agreement, the related Loan Agreement provides that such consent to assignment shall not be unreasonably withheld; provided that all consents required to be obtained with respect to such Loan Asset shall have obtained prior to the related Cut-Off Date.

(n)	The Loan Agreement qualifies as an “instrument” or a “payment intangible” under article 9 of the UCC.

(o)	The Loan Asset and obligations under the Loan Agreement are not subject to any litigation, dispute, refund, claims of rescission, setoff, netting, counterclaim or defense.

(p)	Payments under the Loan Asset not subject to withholding tax (unless grossed up).

(q)	The Loan Asset was not adversely selected by the Transferor or the Servicer.

(r)	The Loan Asset is not secured by margin stock nor exchangeable for equity.

(s)	The Loan Asset is not a commercial real estate loan, construction loan or otherwise principally secured by real property.

(t)	The Loan Asset is not comprised of structured finance obligations.

(u)	The Borrower, the Servicer and the related Obligor treat the payment obligations under the Loan Asset as indebtedness for tax purposes.

(v)	The Transferor records the Loan Asset on its books and records as a “true contribution”, and contributed and transferred to the Borrower.

(w)	The related Loan Asset File for the Loan Asset is, or will be, in the possession of the Collateral Custodian in the manner required under the Agreement.

(x)	Each of the Transferor, the Servicer and the Borrower has all necessary licenses and permits under Applicable Law, to purchase, own and service the Loan Asset in the state where the related Obligor is located.

(y)	The Loan Asset and the related Loan Agreement do not contain confidentiality restrictions that would prohibit or otherwise prevent the reporting and deliveries required from the Servicer to the Administrative Agent hereunder, (ii) prohibit or impede in any material manner the Administrative Agent from conducting its audits in a reasonable manner as contemplated hereunder, or (iii) prohibit or impede in any material manner the Backup Servicer or any Replacement Servicer from performing their respective duties hereunder or under any other Transaction Document.

(z)	The Loan Asset is either (i) a Cov Lite Loan Asset (subject to the Concentration Limits) or (ii) a Loan Asset that is not a Cov Lite Loan Asset and that contains at least one financial maintenance covenant.

(aa)	If a Loan Asset that is a Cov Lite Loan Asset, the related Obligor has a ratio of equity to total capital (or, with respect to an Obligor of a Loan Asset that is a Cov Lite Loan Asset funded other than in connection with a leveraged acquisition, implied equity to total capital) equal to at least 35%.

(bb)	If the EBITDA of the related Obligor of the Loan Asset (determined as of its related Cut-Off Date) was less than $15,000,000, ratio of equity to total capital (or, with respect to an Obligor of a Loan Asset funded other than in connection with a leveraged acquisition, implied equity to total capital) shall equal at least 35%.

(cc)	Other than Foreign Eligible Obligors, the related Obligor for such Loan Asset is a legal entity, duly formed, existing and in good standing under the laws of a state in the United States and whose principal Underlying Collateral is located in the United States.

(dd)	The related Obligor for such Loan Asset is not a Governmental Authority.

(ee)	The related Obligor for such Loan Asset is not an Affiliate of the Borrower, NF, NFIM or any of their respective Affiliates.

(ff)	The Loan Asset is either (i) a DIP Loan Asset (subject to the Concentration Limits), or (ii) the related Obligor thereunder is Solvent and not subject of a Bankruptcy Event.

(gg)	The related Loan Agreement for such Loan Asset requires the Obligor thereunder to pay all maintenance, repair, insurance and taxes related to the Underlying Collateral.

(hh)	The Loan Asset is not a PIK Loan Asset.

Schedule IV

Loan Asset Schedule

None.

Schedule V

Advance Date Assigned Values

None.

Schedule VI

Industry Categories

1. Aerospace & Defense;

2. Automotive;

3. Banking, Finance, Insurance & Real Estate;

4. Beverage, Food & Tobacco;

5. Capital Equipment;

6. Chemicals, Plastics & Rubber;

7. Construction & Building;

8. Consumer goods: Durable;

9. Consumer goods: Non-durable;

10. Containers, Packaging & Glass;

11. Energy: Electricity;

12. Energy: Oil & Gas;

13. Environmental Industries;

14. Forest Products & Paper;

15. Healthcare & Pharmaceuticals;

16. High Tech Industries;

17. Hotel, Gaming & Leisure;

18. Media: Advertising, Printing & Publishing;

19. Media: Broadcasting & Subscription;

20. Media: Diversified & Production;

21. Metals & Mining;

22. Retail;

23. Services: Business;

24. Services: Consumer;

25. Sovereign & Public Finance;

26. Telecommunications;

27. Transportation: Cargo;

28. Transportation: Consumer;

29. Utilities: Electric;

30. Utilities: Oil & Gas;

31. Utilities: Water;

32. Wholesale.

Annex A

Commitments

Liquidity Bank or Institutional Lender	Name of Institution	Commitment
Liquidity Bank	Citibank, N.A.	$65,000,000
Institutional Lender	PNC Bank, National Association	$60,000,000
Institutional Lender	Amalgamated Bank	$25,000,000
Institutional Lender	State Street Bank and Trust Company	$25,000,000

AGGREGATE COMMITMENT		$175,000,000

Annex B

Borrowing Base Model

SEE ATTACHED

Carlyle NFIC SPV LLC

Prepared by NF INVESTMENT CORP

Borrowing Base Certificate

Determination Date					8/7/13
RAMP-UP PERIOD					Yes
MATRIX COMPLIANCE					No
AGGREGATE COMMITMENTS					$175,000,000
CONCENTRATION TEST AMOUNT					$87,500,000

BORROWING BASE—the lesser of (i) and (ii)					0.00

(i)	(a)	Aggregate Outstanding Loan Balance, minus			$29,250,000
	(b)	Minimum Credit Enhancement, minus			$29,250,000
	(c)	Excess Concentration Amount, plus			$11,750,000
	(d)	Principal Collection Account			$7,088,721
		Sum of (a) minus (b) minus (c) plus (d)		-$	4,661,279

(ii)		Maximum Facility Amount			$175,000,000

Minimum Credit Enhancement—the greatest of (a) (b) (c) plus (d)					$29,250,000

	(a)	$10,500,000			$10,500,000
	(b)	The aggregate amount of the four largest eligible loan assets			$29,250,000
	(c)	50% of the AOLB minus Excess Concentration Amounts			$8,750,000
	(d)	URC Reserve Requirement			$0

Maximum Availability—lesser of (i) and (ii)					$0

(i)	(a) minus (b)				$175,000,000
	(a)	Maximum Facility Amount, minus			$175,000,000
	(b)	Unfunded Revolving Commitments on Eligible Revolving Assets times 100% minus			$0
		the applicable Minimum Credit Enhancement percentages

(ii)	Maximum Draw Amount—sum of (a) and (b)				$0
	(a)	Borrowing Base			$0
	(b)	Principal Collections (not included in the calculation of the Borrowing Base)			$0

Advances Outstanding
Advances Outstanding at Beginning of the Remittance Period					$0
Advances/(Repayments) during the Month through and including 08/07/2013					$0

Advances Outstanding as of 8/7/13					$0

AVAILABILITY					$0

Amortization Principal Reduction Amount
Amortization Advances Outstanding
	(i)	July 20, 2017
		(a) Required	15.00%		$0
		(b) Paid			$0
		(c) Mandatory Payment Required			$0

	(i)	July 20, 2018
		(a) Required	40.00%		$0
		(b) Paid			$0
		(c) Mandatory Payment Required			$0

	(ii)	October 20, 2018
		(a) Required	45.00%		$0
		(b) Paid			$0
		(c) Mandatory Payment Required			$0

	(iii)	January 20, 2019
		(a) Required	50.00%		$0
		(b) Paid			$0
		(c) Mandatory Payment Required			$0

	(iv)	April 20, 2019
		(a) Required	55.00%		$0
		(b) Paid			$0
		(c) Mandatory Payment Required			$0

	Total Mandatory Payment Required				$0

Annex C

Diversity Score Model

Diversity Score

Calculated as follows:

(a) An “Issuer Par Amount” is calculated for each issuer of an Eligible Loan Asset, and is equal to the Outstanding Principal Balance of all Eligible Loan Assets issued by that issuer and all Affiliates.

(b) An “Average Par Amount” is calculated by summing the Issuer Par Amounts for all issuers, and dividing by the number of issuers.

(c) An “Equivalent Unit Score” is calculated for each issuer, and is equal to the lesser of (i) one and (ii) the Issuer Par Amount for such issuer divided by the Average Par Amount.

(d) An “Aggregate Industry Equivalent Unit Score” is then calculated for each of the Moody’s industry classification groups (as set forth in Schedule VI of the Agreement) and is equal to the sum of the Equivalent Unit Scores for each issuer in such industry classification group.

(e) An “Industry Diversity Score” is then established for each Moody’s industry classification group by reference to the following table for the related Aggregate Industry Equivalent Unit Score; provided, that if any Aggregate Industry Equivalent Unit Score falls between any two such scores, the applicable Industry Diversity Score will be the lower of the two Industry Diversity Scores:

Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry, Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score
0.0000	0.0000	5.0500	2.7000	10.1500	4.0200	15.2500	4.5300
0.0500	0.1000	5.1500	2.7333	10.2500	4.0300	15.3500	4.5400
0.1500	0.2000	5.2500	2.7667	10.3500	4.0400	15.4500	4.5500
0.2500	0.3000	5.3500	2.8000	10.4500	4.0500	15.5500	4.5600
0.3500	0.4000	5.4500	2.8333	10.5500	4.0600	15.6500	4.5700
0.4500	0.5000	5.5500	2.8667	10.6500	4.0700	15.7500	4.5800
0.5500	0.6000	5.6500	2.9000	10.7500	4.0800	15.8500	4.5900
0.6500	0.7000	5.7500	2.9333	10.8500	4.0900	15.9500	4.6000
0.7500	0.8000	5.8500	2.9667	10.9500	4.1000	16.0500	4.6100
0.8500	0.9000	5.9500	3.0000	11.0500	4.1100	16.1500	4.6200
0.9500	1.0000	6.0500	3.0250	11.1500	4.1200	16.2500	4.6300
1.0500	1.0500	6.1500	3.0500	11.2500	4.1300	16.3500	4.6400
1.1500	1.1000	6.2500	3.0750	11.3500	4.1400	16.4500	4.6500
1.2500	1.1500	6.3500	3.1000	11.4500	4.1500	16.5500	4.6600
1.3500	1.2000	6.4500	3.1250	11.5500	4.1600	16.6500	4.6700
1.4500	1.2500	6.5500	3.1500	11.6500	4.1700	16.7500	4.6800
1.5500	1.3000	6.6500	3.1750	11.7500	4.1800	16.8500	4.6900
1.6500	1.3500	6.7500	3.2000	11.8500	4.1900	16.9500	4.7000
1.7500	1.4000	6.8500	3.2250	11.9500	4.2000	17.0500	4.7100
1.8500	1.4500	6.9500	3.2500	12.0500	4.2100	17.1500	4.7200
1.9500	1.5000	7.0500	3.2750	12.1500	4.2200	17.2500	4.7300
2.0500	1.5500	7.1500	3.3000	12.2500	4.2300	17.3500	4.7400
2.1500	1.6000	7.2500	3.3250	12.3500	4.2400	17.4500	4.7500

Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry, Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score
2.2500	1.6500	7.3500	3.3500	12.4500	4.2500	17.5500	4.7600
2.3500	1.7000	7.4500	3.3750	12.5500	4.2600	17.6500	4.7700
2.4500	1.7500	7.5500	3.4000	12.6500	4.2700	17.7500	4.7800
2.5500	1.8000	7.6500	3.4250	12.7500	4.2800	17.8500	4.7900
2.6500	1.8500	7.7500	3.4500	12.8500	4.2900	17.9500	4.8000
2.7500	1.9000	7.8500	3.4750	12.9500	4.3000	18.0500	4.8100
2.8500	1.9500	7.9500	3.5000	13.0500	4.3100	18.1500	4.8200
2.9500	2.0000	8.0500	3.5250	13.1500	4.3200	18.2500	4.8300
3.0500	2.0333	8.1500	3.5500	13.2500	4.3300	18.3500	4.8400
3.1500	2.0667	8.2500	3.5750	13.3500	4.3400	18.4500	4.8500
3.2500	2.1000	8.3500	3.6000	13.4500	4.3500	18.5500	4.8600
3.3500	2.1333	8.4500	3.6250	13.5500	4.3600	18.6500	4.8700
3.4500	2.1667	8.5500	3.6500	13.6500	4.3700	18.7500	4.8800
3.5500	2.2000	8.6500	3.6750	13.7500	4.3800	18.8500	4.8900
3.6500	2.2333	8.7500	3.7000	13.8500	4.3900	18.9500	4.9000
3.7500	2.2667	8.8500	3.7250	13.9500	4.4000	19.0500	4.9100
3.8500	2.3000	8.9500	3.7500	14.0500	4.4100	19.1500	4.9200
3.9500	2.3333	9.0500	3.7750	14.1500	4.4200	19.2500	4.9300
4.0500	2.3667	9.1500	3.8000	14.2500	4.4300	19.3500	4.9400
4.1500	2.4000	9.2500	3.8250	14.3500	4.4400	19.4500	4.9500
4.2500	2.4333	9.3500	3.8500	14.4500	4.4500	19.5500	4.9600
4.3500	2.4667	9.4500	3.8750	14.5500	4.4600	19.6500	4.9700
4.4500	2.5000	9.5500	3.9000	14.6500	4.4700	19.7500	4.9800
4.5500	2.5333	9.6500	3.9250	14.7500	4.4800	19.8500	4.9900
4.6500	2.5667	9.7500	3.9500	14.8500	4.4900	19.9500	5.0000
4.7500	2.6000	9.8500	3.9750	14.9500	4.5000
4.8500	2.6333	9.9500	4.0000	15.0500	4.5100
4.9500	2.6667	10.0500	4.0100	15.1500	4.5200

(f) The Diversity Score is then calculated by summing each of the Industry Diversity Scores for each Moody’s industry classification group.

For purposes of calculating the Diversity Score, Affiliated issuers in the same industry are deemed to be a single issuer, except as otherwise agreed to by the Administrative Agent

Annex D

WARR and WARF Matrix Models

Collateral Quality Matrix

For any date of determination, the intersection set forth in the matrices below that has been selected by the Servicer for use in determining the scores that are required to satisfy the Diversity Score Test, the WARF Test, the WARR Test and the Weighted Average Spread Test. The Servicer may elect from time to time to apply a different intersection in the matrices set forth below upon notice to the Administrative Agent, however the Servicer may not elect to apply an intersection in which any Collateral Quality Test is not satisfied if there exists an intersection in which all of the Collateral Quality Tests would be satisfied. In determining whether the criteria set forth in the matrices are satisfied, the Servicer may interpolate linearly between either Weighted Average Spread or Minimum Recovery Rate (but not both) while leaving the other values in the matrices constant.

CQT Matrix

	Minimum Diversity Score
Minimum	18-19.99	20-24.99	25-29.99	30-34.99	35-39.99	>=40
WAS	Minimum Recovery Rate 50%
3.50%	2700	3100	3500	3700	3800	3800
4.00%	2900	3300	3600	3800	3800	3800
4.50%	3000	3400	3800	3800	3800	3800
5.00%	3200	3600	3800	3800	3800	3800

	Minimum Diversity Score
Minimum	18-19.99	20-24.99	25-29.99	30-34.99	35-39.99	>=40
WAS	Minimum Recovery Rate 49%
3.50%	2600	3000	3300	3500	3700	3800
4.00%	2700	3100	3500	3700	3800	3800
4.50%	2900	3300	3600	3800	3800	3800
5.00%	3000	3400	3800	3800	3800	3800

	Minimum Diversity Score
Minimum	18-19.99	20-24.99	25-29.99	30-34.99	35-39.99	>=40
WAS	Minimum Recovery Rate 48%
3.50%	2500	2900	3200	3400	3600	3700
4.00%	2600	3000	3400	3600	3700	3800
4.50%	2800	3200	3500	3700	3800	3800
5.00%	2900	3300	3700	3800	3800	3800

Annex E

WARR and WARF Related Definitions

“Assigned Moody’s Rating” means the monitored publicly available rating or the monitored estimated rating expressly assigned to a debt obligation (or facility) by Moody’s that addresses the full amount of the principal and interest promised; provided that, if application has been made for such estimated rating, pending its receipt, the Assigned Moody’s Rating will be the lower of (i) the rating as may be estimated in good faith by the Servicer in accordance with the Moody’s RiskCalc Calculation described herein and (ii) a rating of “B3”; provided, further, that with respect to any Loan Asset for which Moody’s has provided an estimated rating, the Servicer (on behalf of the Borrower) will (x) if such estimated rating was provided to the Borrower more than 6 months prior to the Closing Date, request that Moody’s confirm or update such estimate within 6 months after the Closing Date, and in all other cases and thereafter, request that Moody’s confirm or update such estimate annually (and pending receipt of such confirmation or new estimate, the Loan Asset will have the prior estimated rating) and (y) notify Moody’s if the Servicer becomes aware of any restructuring, recapitalization or other material amendment that, in the reasonable judgment of the Servicer, would have a material adverse effect on such Loan Asset.

“Moody’s Default Probability Rating” means, with respect to any date of determination, the rating as determined in accordance with the following, in the following order of priority; provided that, with respect to the Loan Assets generally, if at any time Moody’s or any successor to it ceases to provide rating services, references to rating categories of Moody’s shall be deemed instead to be references to the equivalent categories of any other nationally recognized investment rating agency selected by the Borrower (with written notice to the Administrative Agent), as of the most recent date on which such other rating agency and Moody’s published ratings for the type of security in respect of which such alternative rating agency is used:

(a) with respect to a Moody’s First Lien Loan Asset:

(i) if the obligor thereunder has a corporate family rating from Moody’s, such corporate family rating;

(ii) if the preceding clause does not apply and such Loan Asset has an Assigned Moody’s Rating, such Assigned Moody’s Rating;

(iii) if the preceding clauses do not apply and a rating or rating estimate has been assigned by Moody’s to such Loan Asset upon the request of the Borrower or the Servicer, such rating or rating estimate, as applicable; and

(iv) if the preceding clauses do not apply, the Moody’s Derived Rating;

(b) with respect to a Loan Asset other than a Moody’s First Lien Loan Asset or DIP Loan Asset:

(i) if the obligor thereunder has a senior unsecured obligation with an Assigned Moody’s Rating, such rating;

(ii) if the preceding clause does not apply and such Loan Asset has an Assigned Moody’s Rating, such Assigned Moody’s Rating;

(iii) if the preceding clauses do not apply and a rating or rating estimate has been assigned by Moody’s to such Loan Asset upon the request of the Borrower or the Servicer, such rating or rating estimate, as applicable; and

(iv) if the preceding clauses do not apply, the Moody’s Derived Rating; and

(c) with respect to a DIP Loan Asset, the rating that is one rating subcategory below the Moody’s Rating thereof.

provided, that with respect to any Loan Asset for which Moody’s has provided an estimated rating, the Servicer (on behalf of the Borrower) will (x) if such estimated rating was provided to the Borrower more than 6 months prior to the Closing Date, request that Moody’s confirm or update such estimate within 6 months after the Closing Date, and in all other cases and thereafter, request that Moody’s confirm or update such estimate annually (and pending receipt of such confirmation or new estimate, the Loan Asset will have the prior estimated rating) and (y) notify Moody’s if the Servicer becomes aware of any restructuring, recapitalization or other material amendment that, in the reasonable judgment of the Servicer, would have a material adverse effect on such Loan Asset.

Notwithstanding the foregoing, (x) if the Moody’s rating or ratings used to determine the Moody’s Default Probability Rating are on watch for downgrade or upgrade by Moody’s, such rating or ratings will be adjusted down one subcategory (if on watch for downgrade) or up one subcategory (if on watch for upgrade), in each case without duplication of any adjustments made pursuant to the last sentence of the definition of Moody’s Rating and (y) for purposes of the Moody’s Default Probability Rating used for purposes of determining the Moody’s Rating Factor of a Loan Asset, if the Moody’s rating or ratings used to determine the Moody’s Default Probability Rating are on watch for downgrade or upgrade by Moody’s, the Moody’s Default Probability Rating will be adjusted down two subcategories (if on watch for downgrade) or up one subcategory (if on watch for upgrade) and down one subcategory (if negative outlook), in each case without duplication of any adjustments made pursuant to the last sentence of the definition of Moody’s Rating or Moody’s Derived Rating.

“Moody’s Derived Rating” means, with respect to any Loan Asset and the Obligor thereof as of any date of determination, the rating determined in accordance with the following, in the following order of priority:

(a) if the Obligor has a senior unsecured obligation with an Assigned Moody’s Rating, such Assigned Moody’s Rating;

(b) if the preceding clause does not apply, but the Obligor has a subordinated obligation with an Assigned Moody’s Rating, then:

(i) if such Assigned Moody’s Rating is at least “B3” (and, if rated “B3,” not on watch for downgrade), the Moody’s Derived Rating shall be the rating which is one rating subcategory higher than such Assigned Moody’s Rating, or

(ii) if such Assigned Moody’s Rating is less than “B3” (or rated “B3” and on watch for downgrade), the Moody’s Derived Rating shall be such Assigned Moody’s Rating;

(c) if the preceding clauses do not apply, but the Obligor has a senior secured obligation with an Assigned Moody’s Rating, then:

(i) if such Assigned Moody’s Rating is at least “B2” (and, if rated “B2,” not on watch for downgrade), the Moody’s Derived Rating shall be the rating which is one subcategory below such Assigned Moody’s Rating, or

(ii) if such Assigned Moody’s Rating is less than “B2” (or rated “B2” and on watch for downgrade), then the Moody’s Derived Rating shall be “C”;

(d) if the preceding clauses do not apply, but such Obligor has a corporate family rating from Moody’s, the Moody’s Derived Rating shall be one rating subcategory below such corporate family rating;

(e) with respect to Loan Assets that do not have a Moody’s Derived Rating determined pursuant to any of the foregoing clauses (a) through (d), the Moody’s Derived Rating of such Loan Asset shall be the lower of (i) the rating as may be estimated in good faith by the Servicer in accordance with the Moody’s RiskCalc Calculation described herein subject to the satisfaction of the qualifications set forth therein (and with notice of such calculation provided to the Administrative Agent) and (ii) a rating of “B3”; provided that if the Borrower or the Servicer on behalf of the Borrower has applied to Moody’s for a Moody’s credit estimate (such request having been made within 10 Business Days after the purchase of such Loan Asset), then upon receipt of such Moody’s credit estimate, the Moody’s Derived Rating for purposes of this Agreement shall be such Moody’s credit estimate; provided that as of any date of determination, the aggregate principal amount of Loan Assets with a Moody’s Derived Rating determined pursuant to this clause (e) may not exceed (1) at any time during the Ramp-Up Period, 20% of the Concentration Test Amount, or (2) at all times following the Ramp-Up Period, 10% of the Concentration Test Amount. The Servicer shall (x) determine and report to Moody’s the Moody’s Derived Rating within 10 Business Days of the purchase of such Loan Asset and (y) redetermine and report to Moody’s the Moody’s Derived Rating for each loan with a Moody’s Derived Rating determined in accordance with the Moody’s RiskCalc Calculation under this clause (e) within 30 days after receipt of annual financial statements from the related Obligor;

(f) if the preceding clauses do not apply and each of the following clauses (i) through (viii) does apply, the Moody’s Derived Rating shall be “Caa1”:

(i) neither the Obligor nor any of its Affiliates is subject to reorganization or bankruptcy proceedings,

(ii) no debt securities or obligations of the Obligor are in default,

(iii) neither the Obligor nor any of its Affiliates has defaulted on any debt during the preceding two years,

(iv) the Obligor has been in existence for the preceding five years,

(v) the Obligor is current on any cumulative dividends,

(vi) the fixed charge ratio for the Obligor exceeds 125% for each of the preceding two fiscal years and for the most recent quarter,

(vii) the Obligor had a net profit before tax in the past fiscal year and the most recent quarter, and

(viii) the annual financial statements of such Obligor are unqualified and certified by a firm of independent accountants of international reputation, and quarterly statements are unaudited but signed by a corporate officer;

(g) if the preceding clauses do not apply but each of the following clauses (i) and (ii) do apply, the Moody’s Derived Rating shall be “Caa3”:

(i) neither the Obligor nor any of its Affiliates is subject to reorganization or bankruptcy proceedings; and

(ii) no debt security or obligation of such Obligor has been in default during the past two years; and

(h) if the preceding clauses do not apply and a debt security or obligation of the Obligor has been in default during the past two years, the Moody’s Derived Rating shall be “Ca.”

provided, that with respect to any Loan Asset for which Moody’s has provided an estimated rating, the Servicer (on behalf of the Borrower) will (x) if such estimated rating was provided to the Borrower more than 6 months prior to the Closing Date, request that Moody’s confirm or update such estimate within 6 months after the Closing Date, and in all other cases and thereafter, request that Moody’s confirm or update such estimate annually (and pending receipt of such confirmation or new estimate, the Loan Asset will have the prior estimated rating) and (y) notify Moody’s if the Servicer becomes aware of any restructuring, recapitalization or other material amendment that, in the reasonable judgment of the Servicer, would have a material adverse effect on such Loan Asset.

“Moody’s First Lien Loan Asset” means any of the following types of first out Loan Assets:

(a) a Senior Secured Loan:

(i) that is not (and cannot by its terms become) subordinate in right of payment to indebtedness of the Obligor for borrowed money;

(ii) that is secured by a valid first priority perfected security interest or lien in, to or on specified collateral securing the Obligor’s obligations under such Loan Asset; and

(iii) with respect to which the value of the collateral securing such Loan Asset, together with other attributes of the Obligor (including, without limitation, its general financial condition, ability to generate cash flow available for debt service and other demands for that cash flow), is adequate (in the reasonable business judgment of the Servicer, which judgment shall not be called into question as a result of subsequent events) to repay such loan in accordance with its terms, and to repay all other loans of equal seniority secured by a first lien or security interest in the same collateral; or

(b) Senior Secured Floating Rate Note:

(i) that is not (and cannot by its terms become) subordinated in right of payment by its terms to indebtedness of the Obligor for borrowed money (other than with respect to liquidation of such Obligor or the collateral for such Senior Secured Floating Rate Note);

(ii) that, in the case of a Senior Secured Floating Rate Note, is secured by a valid first priority perfected security interest or lien in, to or on specified collateral securing the Obligor’s obligations under the Senior Secured Floating Rate Note; and

(iii) with respect to which the value of the collateral securing such Senior Secured Floating Rate Note, together with other attributes of the Obligor (including, without limitation, its general financial condition, ability to generate cash flow available for debt service and other demands for that cash flow) is adequate (in the reasonable business judgment of the Servicer, which judgment shall not be called into question as a result of subsequent events) to repay such Senior Secured Floating Rate Note in accordance with its terms, and to repay all other loans of equal or higher seniority secured by a first lien (in the case of a Senior Secured Floating Rate Note) or security interest in the same collateral; and

(iv) that has an Assigned Moody’s Rating determined pursuant to the definition thereof, and such Assigned Moody’s Rating (calculated such that, if the Moody’s rating used to determine such Assigned Moody’s Rating is on watch for downgrade or upgrade by Moody’s, such rating will be adjusted down one subcategory (if on watch for downgrade) or up one subcategory (if on watch for upgrade)) is not lower than the Loan Asset’s Moody’s corporate family rating;

provided that (x) the Assigned Moody’s Rating of such Senior Secured Floating Rate Note is not lower than the Moody’s corporate family rating of the Obligor under such Senior Secured Floating Rate Note; and (y) the Senior Secured Floating Rate Note is not: (a) a DIP Loan Asset, (b) a Loan Asset for which the security interest or lien (or the validity or effectiveness thereof) in substantially all of its collateral attaches, becomes effective, or otherwise “springs” into existence after the origination thereof, or (c) a type of Loan Asset that Moody’s has identified as having unusual terms and with respect to which its Moody’s Recovery Rate has been or is to be determined on a case by case basis.

“Moody’s Non-First Lien Loan Asset” means any assignment of or participation interest in or other interest in a Loan Asset that is not a Moody’s First Lien Loan Asset.

“Moody’s Rating” means, with respect to any Loan Asset, as of any date of determination a rating determined as follows:

(a) with respect to a Moody’s First Lien Loan Asset:

(i) if it has an Assigned Moody’s Rating, such Assigned Moody’s Rating;

(ii) if the preceding clause does not apply and a rating or rating estimate has been assigned by Moody’s to such Loan Asset upon the request of the Borrower or the Servicer, such rating or the rating estimate;

(iii) if the preceding clauses do not apply and the obligor of such Loan Asset has a corporate family rating by Moody’s, then such corporate family rating;

(iv) if the preceding clauses do not apply and the obligor of such Loan Asset has a senior unsecured obligation with an Assigned Moody’s Rating, such rating; or

(v) if the preceding clauses do not apply, the Moody’s Derived Rating;

(b) with respect to a Moody’s Non-First Lien Loan Asset (other than a DIP Loan Asset):

(i) if it has an Assigned Moody’s Rating, such Assigned Moody’s Rating;

(ii) if the preceding clause does not apply and a rating or rating estimate has been assigned by Moody’s to such Loan Asset upon the request of the Borrower or the Servicer, such rating or the rating estimate;

(iii) if the preceding clauses do not apply and the obligor of such Loan Asset has a senior unsecured obligation with an Assigned Moody’s Rating, such rating; or

(iv) if the preceding clauses do not apply, the Moody’s Derived Rating; and

(c) with respect to a DIP Loan Asset, the Assigned Moody’s Rating thereof.

provided, that with respect to any Loan Asset for which Moody’s has provided an estimated rating, the Servicer (on behalf of the Borrower) will (x) if such estimated rating was provided to the Borrower more than 6 months prior to the Closing Date, request that Moody’s confirm or update such estimate within 6 months after the Closing Date, and in all other cases and thereafter, request that Moody’s confirm or update such estimate annually (and pending receipt of such confirmation or new estimate, the Loan Asset will have the prior estimated rating) and (y) notify Moody’s if the Servicer becomes aware of any restructuring, recapitalization or other material amendment that, in the reasonable judgment of the Servicer, would have a material adverse effect on such Loan Asset.

For purposes of calculating a Moody’s Rating, (i) any Loan Asset that is on any “credit watch” list with positive implications by Moody’s shall be deemed to have a rating one sub-category above the actual rating of such Loan Asset, (ii) any Loan Asset that is on any “credit watch” list with negative implications by Moody’s shall be deemed to have a rating two sub-categories below the actual rating of such Loan Asset and (iii) any Loan Asset that is on “negative outlook” by Moody’s shall be deemed to have a rating one sub-category below the actual rating of such Loan Asset.

“Moody’s Rating Factor” means, with respect to any Loan Asset, is the number set forth in the table below opposite the Moody’s Default Probability Rating of such Loan Asset:

Moody’s Default Probability Rating	Moody’s Rating Factor	Moody’s Default Probability Rating	Moody’s Rating Factor
“Aaa”	1	“Ba1”	940
“Aa1”	10	“Ba2”	1350
“Aa2”	20	“Ba3”	1766
“Aa3”	40	“B1”	2220
“A1”	70	“B2”	2720
“A2”	120	“B3”	3490
“A3”	180	“Caa1”	4770
“Baa1”	260	“Caa2”	6500
“Baa2”	360	“Caa3”	8070
“Baa3”	610	“Ca” or lower	10000

Any Loan Asset issued or guaranteed by the U.S. government or any agency or instrumentality thereof is assigned a Moody’s Rating Factor of 1.

“Moody’s Recovery Rate” means, with respect to any Loan Asset, as of any date of determination, the recovery rate determined in accordance with the following, in the following order of priority:

(a) if the Loan Asset has been specifically assigned a recovery rate by Moody’s (for example, in connection with the assignment by Moody’s of an estimated rating (including, without limitation, an estimated rating determined in accordance with the Moody’s RiskCalc Calculation)), such recovery rate;

(b) if the preceding clause does not apply to the Loan Asset, and the Loan Asset is a Moody’s First Lien Loan Asset or a Moody’s Non-First Lien Loan Asset (in each case other than a DIP Loan Asset), the rate determined pursuant to the table below based on the number of rating subcategories difference between the Loan Asset’s Moody’s Rating and its Moody’s Default Probability Rating (for purposes of clarification, if the Moody’s Rating is higher than the Moody’s Default Probability Rating, the rating subcategories difference will be positive and if it is lower, negative):

Number of Moody’s Ratings Subcategories Difference Between the Moody’s Rating and the Moody’s Default Probability Rating	Moody’s First Lien Loan Assets (%)	Moody’s Non-First Lien Loan Asset (%)
+2 or more	60.0	55.0
+1	50.0	45.0
0	45.0/50.0[1]	35.0
-1	40.0	25.0
-2	30.0	15.0
-3 or less	20.0	5.0
or

(c) if the Loan Asset is a DIP Loan Asset (other than a DIP Loan Asset which has been specifically assigned a recovery rate by Moody’s), 50%.

[1]	If such Loan Asset is an Initial Unrated Loan Asset, 50.0%. For all other Loan Assets, 45.0%

“Moody’s RiskCalc Calculation” means, for purposes of the determination of the Moody’s Derived Rating (to the extent necessary in accordance with the definition of “Assigned Moody’s Rating” or clause (e) of the definition of “Moody’s Derived Rating”) and the determination of the Moody’s Recovery Rate (to the extent necessary in accordance with clause (a) of the definition of “Moody’s Recovery Rate”), the calculation made as follows:

(a) For purposes of this calculation, the following terms have the meanings provided below.

“.EDF” means, with respect to any Loan Asset, the lowest 5 year expected default frequency for such Loan Asset as determined by running the current version Moody’s RiskCalc in both the Financial Statement Only (FSO) and the Credit Cycle Adjusted (CAA) modes.

“Pre Qualifying Conditions” means, with respect to any Loan Asset, conditions that will be satisfied if the Obligor with respect to the applicable Loan Asset satisfies the following criteria:

(a) the independent accountants of such Obligor shall have issued an unqualified audit opinion with respect to the most recent fiscal year financial statements, including no explanatory paragraph addressing “going concern” or other issues;

(b) the Obligor’s EBITDA is equal to or greater than U.S.$5,000,000;

(c) the Obligor’s annual sales are equal to or greater than U.S.$10,000,000;

(d) the Obligor’s book assets are equal to or greater than U.S.$10,000,000;

(e) the Obligor represents not more than 4.0% of the Concentration Test Amount;

(f) the Obligor is a private company with no public rating from Moody’s;

(g) for the current and prior fiscal year, such Obligor’s:

(i) EBIT/interest expense ratio is greater than 1.0:1.0 and 1.25:1.00 with respect to retail (adjusted for rent expense);

(ii) debt/EBITDA ratio is less than 6.0:1.0; provided that the debt/EBITDA ratio is less than 8.0:1.0 for any Loan Assets with respect to the following Moody’s Industry Classification Groups: (A) Telecommunications, (B) Printing and Publishing or (C) Broadcasting and Entertainment;

(h) no greater than 25% of the company’s revenue is generated from any one customer of the Obligor; and

(i) the Obligor is a for profit operating company in any one of the Moody’s Industry Classification Groups with the exception of (i) Buildings and Real Estate, (ii) Finance, and (iii) Insurance.

(b) The Servicer shall calculate the .EDF for each of the Loan Assets to be rated pursuant to this calculation. The Servicer shall also provide Moody’s with the .EDF and the information necessary to calculate such .EDF upon request from Moody’s. Moody’s shall have the right (in its sole discretion) to

(i) amend or modify any of the information utilized to calculate the .EDF and recalculate the .EDF based upon such revised information, in which case such .EDF shall be determined using the table in paragraph (c) below in order to determine the applicable Moody’s Derived Rating, or (ii) have a Moody’s credit analyst provide a credit estimate for any Loan Asset, in which case such credit estimate provided by such credit analyst shall be the applicable Moody’s Derived Rating.

(c) As of any date of determination, the Moody’s Derived Rating for each Loan Asset that satisfies the Pre Qualifying Conditions shall be the lower of (i) the Servicer’s internal rating or (ii) the Maximum Corporate Family Rating (in the case of a senior secured loan) or the Maximum Senior Unsecured Rating (in the case of a senior unsecured loan) based on the .EDF for such Loan Asset, in each case determined in accordance with the table below (and the Servicer shall give the Administrative Agent notice of such Moody’s Derived Rating):

Lowest .EDF	Maximum Corporate Family Rating	Maximum Senior Unsecured Rating
less than or equal to .baa	Ba3	Ba3
.ba1	B1	B1
.ba2,.ba3 or .b1	B2	B2
.b2 or .b3	B3	B3
.caa	Caa1	Caa1

provided that the Servicer may assign a lower rating to a Loan Asset if it so determines in its reasonable business judgment.

(d) As of any date of determination, the Moody’s Recovery Rate for each Loan Asset that meets the Pre Qualifying Conditions shall be the lower of (i) the Servicer’s internal recovery rate or (ii) the recovery rate as determined in accordance with the table below (and the Servicer shall give the Administrative Agent notice of such Moody’s Recovery Rate):

Type of Loan	Moody’s Recovery Rate
Senior secured, first lien and first out	50%
Second lien, first lien and last out, all other senior secured	35%
Senior unsecured and all other loans	30%

provided that Moody’s shall have the right (in its sole discretion) to issue a recovery rate assigned by one of its credit analysts, in which case such recovery rate provided by such credit analyst shall be the applicable Moody’s Recovery Rate.

Annex F

Internal Valuation Protocol

SEE ATTACHED

CARLYLE GMS FINANCE, INC.

NF INVESTMENT CORP.

VALUATION POLICY

I. GENERAL

Carlyle GMS Finance, Inc. and NF Investment Corp. (each a “Company” and collectively, the “Companies”) are managed by Carlyle GMS Investment Management L.L.C. (“CGMSIM” or the “Adviser”), an investment adviser that registered with the U.S. Securities and Exchange Commission prior to the filing of Carlyle GMS Finance, Inc.’s election to be treated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “1940 Act”).

The following represents the policy and procedures (the “Policy”) approved by each Company’s Board of Directors (the “Board”) for use by each Company for valuing its investment portfolio. This narrative is supplemented by and subject to the specific guidance provided by Section 2(a)(41) of the 1940 Act, Accounting Series Releases 113 and 118, Accounting Standards Codification Topic 820, Fair Value Measurements and Disclosure, issued by the Financial Accounting Standards Board (“ASC 820”), and the American Institute of Certified Public Accountants Audit Guide for Investment Companies (the “AICPA Investment Company Guide”).

This Policy sets forth the methodologies and guidelines to be followed in complying with the aforementioned directive and guidance. This Policy may not be amended without the approval of the Board.

A. Valuation Process

Each Company will conduct the valuation of its assets, pursuant to which its net asset value shall be determined, at all times consistent with generally accepted accounting principles (“GAAP”) and the 1940 Act. The Board of each Company, with the assistance of each respective audit committee (the “Audit Committee”), will determine the fair value of each Company’s assets, on at least a quarterly basis, in accordance with the terms of ASC 820, including in connection with the determination of each Company’s net asset value. Each Company’s administrator (the “Administrator”) will assist each Company in the determination of net asset value as necessary.

From time to time during a quarter it may be necessary in connection with the issuance and sale of each Company’s common stock to determine that the Companies are not selling their common stock at a price below the current net asset value of such common stock, as required by Section 63 of the 1940 Act. For such purpose the Board of each Company has established by resolution a valuation committee comprised of members of senior management of each Company (each a “Committee”) that will review the composition of each Company’s portfolio at such time. Each Committee may meet in person or telephonically as determined by its members. Each Committee shall, to the extent it deems necessary, apply the valuation methodologies set forth herein in order to determine that any sale of common stock is not at a price below the then current net asset value. If the respective Committee determines, with the assistance of the applicable Administrator and Adviser, that as a result of changes in the value of the respective Company’s portfolio since the net asset value most recently determined that the net asset value has increased, then the committee shall promptly notify the respective Company’s Chief Financial Officer and Board in order to determine the current net asset value to assure compliance with Section 63 of the 1940 Act. All determinations made by such Committee, including the factors considered and the methodology employed, will be fully documented and retained as part of the respective Company’s records. In addition, all determinations of such Committee shall be presented to the respective Board for review at its next meeting.

The valuation procedures are set forth in more detail below.

B. Applicable Guidance

Each Company’s assets shall be valued at their fair value (i.e., an exit price) in accordance with the terms of ASC 820 and the 1940 Act.4 ASC 820 defines fair value as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” Fair value is a market-based measurement, not an entity-specific measurement. For some assets and liabilities, observable market transactions or market information might be available. For other assets and liabilities, observable market transactions and market information might not be available. However, the objective of a fair value measurement in both cases is the same—to estimate the price when an orderly transaction to sell the asset or transfer the liability would take place between market participants at the measurement date under current market conditions (that is, an exit price at the measurement date from the perspective of a market participant that holds the asset or owes the liability).

ASC 820 establishes a hierarchal disclosure framework which ranks the observability of inputs used in measuring financial instruments at fair value. The observability of inputs is impacted by a number of factors, including the type of financial instruments and their specific characteristics. Financial instruments with readily available quoted prices, or for which fair value can be measured from quoted prices in active markets, generally will have a higher degree of market price observability and a lesser degree of judgment applied in determining fair value.

The three-level hierarchy for fair value measurement is defined as follows:

Level I—inputs to the valuation methodology are quoted prices available in active markets for identical instruments as of the reporting date. The type of financial instruments included in Level I include unrestricted securities, including equities and derivatives, listed in active markets. The Companies will not adjust the quoted price for these instruments, even in situations where the respective Company holds a large position and a sale could reasonably impact the quoted price5.

[4]	With respect to assets of each Company, “value” means (i) with respect to securities for which market quotations are readily available, the market value of such securities; and (ii) with respect to other securities and assets, fair value as determined in good faith by the Board of Directors of each Company. See Section 2(a)(41)(B) of the 1940 Act.
[5]	In accordance with ASC 820.

Level II—inputs to the valuation methodology are other than quoted prices in active markets, which are either directly or indirectly observable as of the reporting date. The type of financial instruments in this category includes less liquid and restricted securities listed in active markets, securities traded in other than active markets, government and agency securities, and certain over-the-counter derivatives where the fair value is based on observable inputs.

Level III—inputs to the valuation methodology are unobservable and significant to overall fair value measurement. The inputs into the determination of fair value require significant management judgment or estimation. Financial instruments that are included in this category include investments in privately-held entities, non-investment grade residual interests in securitizations, collateralized loan obligations, and certain over-the-counter derivatives where the fair value is based on unobservable inputs.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the determination of which category within the fair value hierarchy is appropriate for any given financial instrument is based on the lowest level of input that is significant to the fair value measurement. Each Company’s assessment of the significance of a particular input to the fair value measurement requires judgment and considers factors specific to the financial instrument.

The Board of Directors of each Company, with the assistance of the applicable Adviser, will ultimately be responsible for the determination, in good faith, of the fair value of the portfolio investments.

C. Other Considerations

Valuation of Investments made in Non-Functional Currencies

The valuation of investments made in currencies other than the functional currency of each Company will give effect to the foreign currency translation as of the reporting date.

Transaction Costs

Transaction costs associated with investments are the incremental direct costs of the acquisition. These transaction costs (including costs paid on the respective Company’s behalf) are not attributes of the acquired investment itself, but are specific to the transaction. Therefore, these costs are not included in the measurement of the fair value of the investment.

In accordance with the accounting treatment prescribed in the AICPA Investment Company Guide, each Company will include transaction costs in the initial cost basis. Subsequent measurement of the investment at fair value will generally result in an initial unrealized loss on day one following the investment, reflecting the difference between the fair value (i.e., exit price) and the cost basis (inclusive of transaction costs).

Subsequent Events and Information

Subsequent events and/or subsequent information that might impact a value conclusion after the valuation has been approved by the Board of Directors of each Company and prior to the issuance of the financial statements are reviewed and handled in accordance with GAAP. Such information may also be relevant in connection with the determination of the current net asset value of each Company’s common stock. If such information is deemed to be material, it may necessitate additional financial statement disclosure or a change to the valuation of a portfolio investment or the respective Company’s current net asset value.

D. Valuation Process

The process generally used to determine the applicable value by each Company will be as follows: (i) the value of each portfolio company or investment will be initially reviewed by the Adviser’s investment professionals responsible for such portfolio company or investment and, for non-traded investments (non-traded investments are illiquid securities/instruments), a standardized template designed to approximate fair market value based on observable market inputs, updated credit statistics and unobservable inputs will be used for such valuations; (ii) preliminary valuation conclusions will be documented and reviewed by the Committee; (iii) third-party valuation firms engaged by, or on behalf of, the Board of Directors will provide positive assurance on portions of the portfolio each quarter (such that each non-traded investment will be reviewed by a third-party valuation firm at least once annually), including a review of management’s preliminary valuation and conclusion on fair value; (iv) the Audit Committee will review the assessments of the Adviser and, where appropriate, the respective third-party valuation firms and provide the Board of Directors with recommendations with respect to change in the fair value of each investment in the portfolio; and (v) the Board of Directors will discuss the valuation recommendations of the Audit Committee and determine the fair value of each investment in the portfolio in good faith based on the input of the Adviser and, where applicable, the respective third-party valuation firms.

II. VALUATION OF SECURITIES/INSTRUMENTS THAT ARE TRADED IN ACTIVE MARKETS6

The valuation of securities/instruments that are traded in active markets will be determined on the measurement date by multiplying the closing price of such traded securities/instruments by the quantity of shares or amount of the instrument held. For these securities/instruments, no blockage discounts will be taken regardless of the size of the positions held. Securities/instruments that will become freely tradable on the lapse of certain restrictions are valued based upon the market price of the comparable security/instrument less a market-based discount to reflect the restricted nature of the security/instrument.

Each Company expects to obtain the closing prices with respect to certain of the securities/instruments from pricing services.

[6]	An active market is defined as one in which transactions occur with sufficient frequency and volume to provide pricing information on an ongoing basis. A market can become inactive if frequency and volume become insufficient. The determination of an active / inactive market often requires judgment and internal consultation including the consideration of a number of factors pertinent to both the security/instrument being valued and the exchange, if any, on which it trades.

III. VALUATION OF LIQUID SECURITIES/INSTRUMENTS THAT ARE NOT TRADED IN ACTIVE MARKETS

Securities/instruments falling into this category include certain types of debt and derivative investments that meet the following criteria:

•	Market liquidity is sufficient to enable the respective Company to sell substantially all of its investment within a short time period;

•	Valuation models are based on industry norms; and

•	Valuation inputs that are significant to fair value measurement are observable.

While these securities/instruments will be valued, as of the measurement date, using one or a combination of the methodologies discussed below, each Company expects to obtain quotes with respect to certain of the securities from pricing services, broker quotes, or counterparty marks in order to value liquid assets that are not traded in active markets.

A. Pricing Services

Pricing services aggregate, evaluate and report pricing data from a variety of sources, including the observed trades of identical or similar securities, broker quotes, model-based valuations and internal fundamental analysis and research. Given these various possible sources, information provided by pricing service providers needs to be carefully reviewed to determine if it is representative of fair value. Each Company will perform appropriate due diligence as necessary to understand the methodologies and input assumptions used by pricing services. When doing so, the respective Company will determine whether the quote obtained is sufficient according to GAAP to determine the fair value of the security. If determined adequate, the respective Company will use the quote obtained, and if not determined adequate, the conclusion will be documented and alternative pricing sources may be sought and utilized including valuation techniques typically utilized for illiquid securities.

When possible, the Companies will use pricing services selected by the respective Company’s Chief Financial Officer to either corroborate the respective Company’s determination of fair value (based on the respective Company’s models or data) or the respective Company will use its determination of fair value to corroborate the pricing services. In either approach, the methodology will be consistently applied. Any pricing service used shall be presented to the Board of each Company at its next meeting for approval of the continued use of such service.

When corroboration of pricing services by use of the Companies’ models/data is not practical or possible, the Companies will perform a combination of the following approaches:

•	Back-test the value conclusion based on subsequent and recent trading information;

•	Compare the value conclusion with that of other pricing services;

•	Conduct periodic discussions with the pricing service providers or brokers to understand the methodologies and input assumptions that are used to fair value the securities/instruments; and/or

•	Engage external independent valuation firms to assess the reasonableness of the valuation and/or model.

B. Quotes from Brokers or Counterparties

Quotes that represent an offer to buy or sell a particular security or financial instrument (i.e., “actionable quotes”) are generally deemed to be representative of fair value. To the extent that the Companies obtain third-party prices that are indicative bids and not firm quotations upon which a third party would execute a transaction, the Companies generally seek corroborative information from other market sources to assert that the prices provided represent observable data. When doing so, the Companies will determine whether the quote obtained is sufficient according to GAAP to determine the fair value of the security/instrument. If determined adequate, the respective Company will use the quote obtained, and if not determined adequate, the conclusion will be documented and alternative pricing sources may be sought and utilized including valuation techniques typically utilized for illiquid securities. In many cases, it will be necessary to use an additional methodology to corroborate the data.

C. Valuation Models

In cases where the pricing data obtained from an independent source is model-based, the Companies should either perform the procedures necessary to gain an understanding of that model or run its own model to corroborate the independent source.

IV. VALUATION OF ILLIQUID SECURITIES/INSTRUMENTS

The valuation of securities/instruments which are illiquid or for which the pricing source does not provide a valuation or methodology or provides a valuation or methodology that, in the judgment of the Board of Directors of each Company, does not represent fair value, will be valued, as of the measurement date, using all techniques appropriate under the circumstances and for which sufficient data is available. These valuation techniques may vary by investment but include rating based current market spread, current market spread per unit of leverage, comparable public market valuations, comparable precedent transaction valuations and discounted cash flow (“DCF”) analyses.

All factors that might materially impact the value of an investment will be considered, including, but not limited to, the assessment of the following factors, as relevant:

•	the nature and realizable value of any collateral;

•	call features, put features and other relevant terms of debt;

•	the portfolio company’s leverage and ability to make payments;

•	the portfolio company’s ‘private letter’ credit rating;

•	the portfolio company’s actual and expected earnings and DCF;

•	prevailing interest rates and spreads for like securities and expected volatility in future interest rates;

•	the markets in which the portfolio company does business and recent economic and/or market events; and

•	comparisons to comparable transactions and publicly traded securities.

Investment performance data utilized will be the most recently available financial statements and compliance certificate received from the portfolio companies as of the measurement date7 which in many cases may reflect a lag in information.

Securities for which market quotations are not readily available or for which a pricing source is not sufficient may include, but are not limited to, the following:

•	private placements and restricted securities that do not have an active trading market;

•	securities whose trading has been suspended or for which market quotes are no longer available;

•	debt securities that have recently gone into default and for which there is no current market;

•	securities whose prices are stale; and

•	securities affected by significant events.

Calibrating Valuation Techniques to Entry Price

Assuming an instrument’s entry price reflects its fair value at initial recognition, the valuation techniques used to support that value at initial recognition should be calibrated to produce a result that supports the entry price.

Impact of Changes in Operational Performance of Investments on Valuation

Changes in an investment’s performance, whether adverse or favorable, do not necessarily equate to a change in valuation from the perspective of a market participant. For purposes of determining an exit price, each Company will exercise judgment as to whether or not, and if so how and when, a market participant would factor the change(s) in the investment’s performance into its valuation.

Impact of Additional Financing Rounds or Minority Interest Sales on Valuation

The valuation of an investment will take into consideration any recent third-party transactions such as subsequent financing rounds or minority interest sales. In measuring fair value, each Company will give consideration to the timing of these additional third-party financing transactions and the related facts and circumstances. Insider and strategic-led rounds are also considered as an input when determining

[7]

Due to the time required to compile, prepare, review and approve valuations, there may be more recent information available by the time of the measurement date. The potential valuation impact of any such information will be handled in accordance with section I.C. of this Policy.

the fair value of an investment, although related facts and circumstances need to be assessed as to whether such insider or strategic-led rounds are substantive inputs into the determination of a fair value exit price.

Impact of Pending Transactions on Valuation

The valuation of an investment will take into consideration any pending transactions. A substantive pending transaction will generally be considered a significant, observable market-based input. In evaluating the impact of a pending transaction on valuation, each Company will consider the status of the offer, the financial qualification of the buyer and the existence of any premium pricing. Based on these factors, a discount to the offer price should be considered in the determination of fair value. The amount of the discount should be calibrated to set the fair value of the asset at a price that another market participant would pay to acquire the security/instrument given the risk considerations identified at the measurement date noted above.

V. OTHER CONSIDERATIONS

A. Company Documents

Notwithstanding the foregoing, any valuation procedures or methodologies that are required under the provisions of the articles of incorporation, bylaws, advisory agreement, other charter documents or offering memoranda with respect to each Company shall be applied to the valuation of securities held by the respective Company even if such Company determines that such provisions are inconsistent with this valuation policy and guidance set forth herein, but in no event shall valuation procedures or methodologies be used that are inconsistent with the requirements of the 1940 Act. Since each Company’s financial statements are required to be prepared in accordance with GAAP, each Company will value its investments in a manner to conform to GAAP.

B. Monitoring Responsibility and Change in Value of Fair Valued Securities

Using regular information sources, including financial statements, covenant compliance statements, news stories, financial wires, broker-dealer and other market contacts, and market indices, each Company will monitor developments affecting the issuers of fair valued securities and the markets of their assigned securities or security type to determine the continuing validity of the fair value of securities without readily available market prices. See Section I.C. for a discussion of how subsequent events are handled.

C. Change in Valuation Method of Security/Instrument

The inputs used in applying different valuation techniques will refer to the assumptions that market participants traditionally use to make pricing decisions, including assumptions about risk. These inputs may include both: (1) observable inputs, which are based on market data; and (2) unobservable inputs, which reflect the respective Company’s own assessment of the assumptions market participants would use in pricing the securities/instruments.

The Companies’ valuation techniques for measuring fair value seek to maximize observable inputs and minimize unobservable inputs. These observable inputs may include specific or similar security/instrument price information, volatility factors, specific and broad credit data, liquidity statistics, and all other factors that have more than an insignificant impact on the fair value measurement.

The Companies monitor the fair value framework of certain securities/instrument without readily available market prices (difficult to value or illiquid securities) and the related valuation inputs (including the respective price sources) and the markets in which they trade to determine any change in the fair value. This also helps to ensure valuation techniques employed continue to maximize observable inputs.

In some cases, one valuation technique may provide the better indication of fair value; however, in other circumstances, multiple valuation techniques may be appropriate.

When reconciling multiple valuation techniques, there may be securities/instruments for which one or more valuation techniques are no longer relevant either due to limited availability of observable inputs or based on changes in the market of the type of security/instrument being valued.

Based on changes in market activity and/or changes in the observability of inputs, the Companies may conclude a change in valuation method is necessary or appropriate for a certain security/instrument. For example:

•	A change from an income-based approach to a market-based approach might become appropriate when:

•	a previously privately traded security becomes listed on an exchange;

•	demand increases for a formerly thinly traded security and an active market develops; and/or

•	other similar circumstances indicate the ready availability of market-based data that was formerly unavailable.

•	A change from the use of a market-based approach to an income-based approach, or a required adjustment to the market-based price, might become appropriate if:

•	a trading suspension occurs;

•	the security/instrument has not been traded for more than five trading days and the respective Company determines that the price is no longer representative of fair value;

•	the price received from a regular pricing source is deemed not to be based on current market data and therefore not representative of an exit price;

•	other extraordinary events occur in the market for the security/instrument or the national economy of the country in which it is issued and/or traded which raise concerns over the reliability of the fair value of the securities/instruments; or

•	an event materially affecting the value of a security/investment traded on an exchange in a foreign jurisdiction occurs between the time when a foreign exchange closes and the time when the fair value is calculated.

D. Interpretation and Advice

Inquiries for interpretation of and advice concerning this Policy may be directed to each Company’s Chief Financial Officer and/or Chief Compliance Officer. Such advice shall be determined upon consultation, as appropriate, with each Company’s General Counsel, the Audit Committee, the Board of Directors of each Company, internal or outside counsel and the independent registered public accounting firm.

VI. REVIEW OF POLICY

The Board of Directors of each Company will review this Policy at least annually and amend its provisions to ensure its continued appropriateness.

Responsible Parties

•	The following parties will be responsible for implementing and enforcing this valuation policy: The Chief Financial Officer and the Chief Compliance Officer of each Company.

Documentation and Compliance Dates

•	Monitoring and testing of this Policy will be documented in the following ways:

•	Periodic review to assure that securities valued by approved pricing methods are based on market prices or approved valuation methods

•	Annual review of the effectiveness of this Policy

Disclosures

The following disclosures should be aligned with this Policy:

•	Form 10, Form 10-Q, Form 10-K

•	Private Placement Offering Memoranda and other offering materials

EXHIBITS

TO

LOAN AND SERVICING AGREEMENT

Dated as of September 12, 2013

NFIC SPV LLC

EXHIBITS

EXHIBIT A	[Reserved]
EXHIBIT B	Risk and Collection Policies
EXHIBIT C	Form of Borrowing Base Certificate
EXHIBIT D	Form of Disbursement Request
EXHIBIT E	Form of Joinder Supplement
EXHIBIT F	Form of Notice of Borrowing
EXHIBIT G	Form of Notice of Reduction (Reduction of Advances Outstanding)
EXHIBIT H	Form of Revolving Note
EXHIBIT I	Form of Notice of Loan Asset Dividend
EXHIBIT J	Form of Certificate of Closing Attorneys
EXHIBIT K	Form of Servicing Report
EXHIBIT L	Form of Servicer’s Certificate (Servicing Report)
EXHIBIT M	Form of Release of Required Loan Documents
EXHIBIT N	Form of Transferee Letter
EXHIBIT O	Form of Power of Attorney for Servicer
EXHIBIT P	Form of Power of Attorney for Borrower
EXHIBIT Q	Form of Servicer’s Certificate (Loan Asset Register)
EXHIBIT R	Form of Tax Certificate
EXHIBIT S	Form of Compliance Certificate (Required Asset Coverage Ratio)

EXHIBIT A

[RESERVED]

Ex. A

EXHIBIT B

RISK AND COLLECTION POLICIES

(See attached)

Ex. B

NF INVESTMENT CORP.

RISK POLICY MANUAL

September 2013

NF Investment Corp. Risk Policy Manual – September 2013	Trade Secret and Strictly Confidential	1

NF INVESTMENT CORP.

RISK POLICY MANUAL

TABLE OF CONTENTS

OVERVIEW & BASIC PRINCIPLES

1.0	Introduction

RISK APPROVAL

2.0	Risk Rating Methodology
2.1	Approval Authorities
2.2	Approval of Syndicated Credits

TRANSACTION SOURCING

3.0	Sourcing Transactions
3.1	Transaction Screening

UNDERWRITING, DOCUMENTATION & CLOSING

4.0	Strategic Underwriting Guidelines
4.1	Due Diligence
4.2	NFIC Base Case
4.3	Retention of Professionals
4.4	Documentation and Closing Policies

LOAN/PORTFOLIO MANAGEMENT

5.0	Loan Monitoring
5.1	Portfolio Reviews
5.2	Problem Loan Management

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POLICY 1.0—INTRODUCTION

Introduction

NF Investment Corp. (“NFIC”) invests in first lien senior secured and unitranche loans to private U.S. middle market companies that are, in many cases, controlled by private equity investment firms (“Middle Market Senior Loans”). This Risk Policy Manual applies to NFIC’s investments in Middle Market Senior Loans.

NFIC will be externally managed by Carlyle GMS Investment Management L.L.C. (the “Investment Adviser”). Through its Investment Adviser, NFIC has access to personnel that source, underwrite and manage NFIC’s portfolio of Middle Market Senior Loans. For purposes of these policies, Risk Management is defined as the personnel designated by the Investment Adviser to oversee the underwriting, portfolio management, and overall risk management responsibilities for NFIC’s Middle Market Senior Loans. For purposes of these policies, the Underwriting Staff is defined as the personnel designated by Risk Management to underwrite specific NFIC Middle Market Senior Loans. For purposes of these policies, the Portfolio Management Staff is defined as the personnel designated by Risk Management to monitor specific NFIC Middle Market Senior Loans.

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POLICY 2.0—RISK RATING METHODOLOGY

Introduction

NFIC’s credit risk rating protocol for Middle Market Senior Loans (“Credit Risk Rating”) is an integral part of its credit risk management process. It provides a systematic methodology for

•	Uniformly assessing and categorizing risk across Middle Market Senior Loans,

•	Providing early warning regarding potential problem exposures, and

•	Understanding aggregate levels of risk across the portfolio of Middle Market Senior Loans.

NFIC Middle Market Senior Loans may be subject to two ratings: (1) the ratings (or ratings estimates) provided by external Rating Agencies, and (2) NFIC’s Internal Risk Rating. Any memorandum or analysis prepared by NFIC staff which references a Credit Risk Rating should show both the external and internal ratings.

External Rating Agency Ratings

If being funded through certain financing agreements that NFIC has in place, NFIC Middle Market Senior Loans which do not have a publicly-traded market price will require either (1) a public rating or private letter rating from S&P and Moody’s, or (2) to be submitted annually to Moody’s and S&P for a credit estimate (“Rating Agency Rating”). In the case of public or private letter ratings, the borrower is involved in the rating process and supplies all necessary information to the agencies. In the case of credit estimates, the borrower is not involved, and lenders individually request credit estimates, irrespective of the fact that one lender will generally be acting as Administrative Agent for the lender group. It is the responsibility of Risk Management to manage all communication with the rating agencies.

NFIC Internal Risk Rating Methodology

Overview

NFIC utilizes a 6 point risk rating system for Middle Market Senior Loans (“Internal Risk Rating”), which is independent of the Rating Agency Ratings. This system is designed to track the performance of NFIC’s borrowers against expectations at inception as represented by both the management and NFIC Base Cases. The NFIC Base Case (See Policy 4.2—NFIC Base Case) will at all times be less than or equal to the management base case. Thus, these Internal Risk Rating represents a formulaic assessment of credit quality relative to NFIC’s original expectations. For the purpose of Internal Risk Rating, the NFIC Base Case will be the base case utilized in the original credit approval. In situations involving change of circumstances, e.g., a subsequent acquisition or divestiture, the NFIC Base Case may be revised with the approval of Risk Management.

The NFIC Internal Risk Rating model provides a formulaic rating based on evaluating company performance in comparison to the NFIC Base Case when considering certain credit metrics. For Middle Market Senior Loans, these metrics include EBITDA, Net Senior Leverage, Liquidity and Free Cash Flow / Net Senior Debt. Each of these metrics is assigned a weighting and an individual scale. Additionally, certain rules applying to covenant compliance, liquidity, payment default and impairment may overlay the formulaic result.

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In cases where the Portfolio Management Staff determines that the formulaic result is not accurate because of extraordinary circumstances, they will recommend an override to the Internal Risk Rating (upgrade or downgrade) that must be approved in accordance with Policy 2.1—Approval Authorities. The general rating descriptions are outlined below.

As noted above, performance against the NFIC Base Case is a key determinant of the Internal Risk Rating. Additionally, as one proceeds down the rating scale, proximity to covenant and/or payment default becomes an increasingly important factor.

Rating Scale and Definitions

1	Performing—Low Risk. Borrower is performing more than 10% ahead of the NFIC Base Case.

2	Performing—Stable Risk. Borrower is operating within 10% of the NFIC Base Case (above or below). This is the initial rating assigned to all borrowers.

3	Performing—Management Notice. Borrower is operating more than 10% below the NFIC Base Case. A financial covenant default may have occurred, but there is low risk of payment default.

4	Watch List. Borrower is operating more than 20% below the NFIC Base Case and there is a high risk of covenant default, or it may have already occurred. Payments are current although subject to greater uncertainty, and there is a moderate to high risk of payment default.

5	Watch List—Possible Loss. Borrower is operating more than 30% below the NFIC Base Case. At the current level of operations and financial condition, the Borrower does not have the ability to service and ultimately repay or refinance all outstanding debt on current terms. Payment default is very likely or may have already occurred. Loss of principal is possible, and non-accrual status may have been implemented.

6	Watch List—Probable Loss. Borrower is operating more than 40% below the NFIC Base Case and at the current level of operations and financial condition, the borrower does not have the ability to service and ultimately repay or refinance all outstanding debt on current terms. Payment default is very likely or may have already occurred. The prospects for improvement in the borrower’s situation are sufficiently negative that impairment of some or all of NFICs’ principal is probable. For the purpose of this definition, “probable” means greater than 70%. An impairment and non-accrual status may have been implemented.

Approval and Maintenance of Risk Ratings on Middle Market Senior Loans

Rating Agency Rating. If the rating is a credit estimate, it is the responsibility of the Underwriting Staff to provide all information required by the rating agencies for the initial rating as well as updates. Notice of initial ratings or any change in ratings should be communicated immediately to Risk Management. Risk Management is responsible for forecasting rating changes as appropriate.

Internal Risk Rating. It is the responsibility of the Portfolio Management Staff to maintain MS Finance’s Internal Risk Rating for Middle Market Senior Loans on a timely basis. All ratings should be reviewed at least quarterly or more frequently as necessary in conjunction with the normal Loan Monitoring process (see Policy 5.0—Loan Monitoring, and Policy 5.1—Portfolio Reviews.) All changes in borrower status or performance which would trigger a downgrade in NFIC’s Internal Risk Rating for that borrower should be communicated on a timely basis to Risk Management. Additionally, all downgrades to 4 or worse will be communicated to the NFIC Investment Committee (the “Investment Committee”), NFIC General

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Counsel (“General Counsel”), NFIC Chief Financial Officer (“CFO”), NFIC Chief Accounting Officer (“CAO”) and the director of operations of the Global Market Strategies (“GMS”) platform of The Carlyle Group L.P. (“Carlyle”)(“GMS Director of Operations”).

Final Authority for the Internal Risk Rating

Internal Risk Rating changes must be approved in accordance with Policy 2.0—Risk Rating Methodology and Policy 2.1—Approval Authorities.

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POLICY 2.1—APPROVAL AUTHORITIES

Scope

The following authorities specifically cover Middle Market Senior Loans.

A.	Investment Committee

The Investment Committee is comprised of the following individuals: Michael J. (“Mitch”) Petrick, Linda Pace, Prabu Davamanirajan, Ken Kencel, Randy Schwimmer, George Kurteson, and Chris Cox. Mitch Petrick serves as Chairman of the Investment Committee (the “Chairman”).

B.	New Transactions

1.	Except as noted below, approval authority for all new single obligor loan transactions resides solely with the Investment Committee.

2.	Except as noted below, approval of new transactions requires the majority vote of the members of the Investment Committee, including an affirmative vote from the Chairman or his designee.

3.	In addition to approval by the Investment Committee, Underwriting Commitments are subject to additional approval rules described in Policy 2.2 (Approval of Syndicated Credits).

4.	Incremental exposure up to the approved Hold Position can be purchased for up to 90 days from the approval date at up to par. The Portfolio Management Staff will notify the Investment Committee of the incremental exposure within one business day.

C.	Existing Transactions

1.	Incremental extensions to existing borrowers (i.e., new money) will be approved by a majority of the Investment Committee, including an affirmative vote from the Chairman or his designee.

2.	Refinancings and restructurings should be discussed with the NFIC Chief Compliance Officer (“CCO”), General Counsel, and CFO to ensure alignment with regulatory and tax requirements of NFIC. Waivers and amendments not involving incremental exposure will be approved in accordance with the following grid and explanatory notes below:

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Middle Market Senior Loans—Waiver and Amendments(1)	NFIC RR 1-3	NFIC RR 4-6
Single Obligor 100% Lender Vote Issues: increase in commitment, reduction in interest rate or Libor floor, waiver or postponement of any scheduled maturity date or any date fixed for a payment of principal or release of substantially all the collateral or any guarantee	Majority of the Investment Committee, including an affirmative vote of the Chairman or his designee	Majority of the Investment Committee, including an affirmative vote of the Chairman or his designee

Single Obligor Financial Covenants and Major Issues that are not 100% Lender Vote Issues: (Pricing, Payment Terms, Acquisitions, Divestitures, Restricted Payments, Changes which weaken Collateral or Guarantees, Subordination or Inter-creditor issues with 2nd lien or mezzanine)	Risk Management(2)(3)	Risk Management and NFIC President(2)(4)

Single Obligor all other issues	Portfolio Management Staff (VP or higher)	Risk Management(2)(3)(4)

(1)	Where NFIC acts as Administrative Agent on a syndicated credit, the NFIC Head of Capital Markets and the General Counsel should be consulted on waivers and amendments regarding financial covenants and major issues.
(2)	For purposes of the grid above, Risk Management includes both the NFIC Head of Risk Management and the NFIC Head of Underwriting and Portfolio Management.
(3)	The NFIC President may substitute for either NFIC Head of Risk Management or the NFIC Head of Underwriting and Portfolio Management in their absence.
(4)	If the Middle Market Senior Loan has been assigned to the Loan Workout Team (see Policy 5.2—Problem Loan Management), the NFIC Head of Loan Workout will approve the waiver or amendment instead of the NFIC Head of Underwriting and Portfolio Management.

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3.	Funding in accordance with approved facilities will be approved in accordance with the following grid. It is the responsibility of approving officers to assure that all conditions to funding have been satisfied.

Middle Market Senior Loans—Funding of Approved Facilities	NFIC RR 1-3	NFIC RR 4-6

Initial Funding	NFIC President or His Designee

Subsequent Funding on a revolving credit facility	Associate or higher	Vice President or higher

4.	Sales of Loan Assets are subject to the following approval rules:

a)	The sale of loan assets in the primary loan market in conjunction with a syndication process within 90 days of loan closing requires only the approval of the NFIC Head of Capital Markets provided that the sale price is not less than the Original Purchase Price (i.e. net of any retained unamortized fees). Any sale beyond 90 days or at an amount less than the Original Net Purchase Price is subject to the rules in Paragraphs (b)—(e) below.

b)	Sale of loan assets or exposures in secondary markets will be approved by a majority of the Investment Committee, including an affirmative vote from the Chairman or his designee.

c)	Sale at a loss must also be approved in accordance with approval requirements in Policy 5.2—Problem Loan Management under the section heading Impairment and / or Sale at a Loss.

d)	The CFO (or in her absence the CAO) must be consulted with regard to accounting issues in conjunction with the sale of specific loan assets.

e)	Risk Management must be consulted with regard to compliance with all applicable financing vehicle restrictions in conjunction with the sale of specific loan assets.

f)	Risk Management should consider any NFIC compliance policies prior to committing to any sale of loan assets.

5.	Changes in an Internal Risk Rating:

All changes in an Internal Risk Rating must be approved by the NFIC Head of Risk Management. All overrides of an Internal Risk Rating from the formulaic result provided by the Internal Risk Rating model will be approved by a majority of the Investment Committee, which majority shall include the Chairman of the Investment Committee or his designee. The Investment Committee, the General Counsel, the CFO, the CAO, and GMS Director of Operations will be notified of all downgrades to Internal Risk Rating 4 – 6.

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6.	Any forgiveness or reduction of the principal amount owed to NFIC by a borrower must be approved in accordance with Policy 5.2—Problem Loan Management.

D.	Signing Authority

Commitment letters and loan documents on new transactions approved in accordance with the above authorities and other applicable policies must be signed by individuals authorized on the NFIC Certificate of Incumbency (the “Certificate”). Proposal letters, confidentiality and similar agreements, and documents in connection with waivers and amendments approved in accordance with the above authorities must be signed by individuals authorized on the Certificate.

The General Counsel or his designees (including outside legal counsel) must be consulted before signing confidentiality agreements.

Outside counsel must review documentation in accordance with Policy 4.4—Documentation and Closing Policies.

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POLICY 2.2—APPROVAL OF SYNDICATED CREDITS

Introduction

NFIC will, from time to time, act as Administrative Agent and Lead Arranger of multi-lender transactions. In that capacity it may be called upon to commit to fund an amount in excess of the Hold Position amount approved by the Investment Committee with the expectation that such excess will be syndicated (i.e. distributed) to other lenders within 90 days of initial funding. For the purposes of this policy, the Hold Position amount is defined as the amount for which it is contemplated that NFIC will have balance sheet risk after syndication. Such total commitments (including the Hold Position amount) are referred to herein as Underwriting Commitments.

Approval by the Investment Committee

All Underwriting Commitments shall be approved by the Investment Committee in accordance with Policy 2.1—Approval Authorities. In particular, the NFIC Head of Capital Markets must participate in the approval of all Underwriting Commitments. Such Investment Committee approvals shall clearly specify both the total amount of the Underwriting Commitment and the approved Hold Position.

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POLICY 3.0—SOURCING TRANSACTIONS

Pre-Clearance with Carlyle GMS

Approval to receive Material Non-Public Information (MNPI) must be obtained from the NFIC President and the General Counsel or their designees prior to accessing any MNPI from any source. Confidentiality agreements should not be signed until pre-Clearance has been approved. NFIC must operate in accordance with Carlyle GMS Insider Trading Policies and Procedures for handling all non-public information.

Pre-Trade Compliance Checklist

The Underwriting Staff is required to initiate completion of the Pre-Trade Compliance Checklist as soon as possible in the origination process, but in all cases prior to the Early Read Memorandum (“ERM”) meeting to make sure that NFIC is in compliance at all times with the Business Development Company (“BDC”) requirements, including the 70% Qualifying Asset Test, and the Regulated Investment Company (“RIC”) Tests included therein. The Pre-Trade Compliance Checklist must be fully completed and approved by the General Counsel, NFIC Chief Compliance Officer (“CCO”) or their designees prior to committing to any Middle Market Senior Loans (including add-on investments). The Pre-Trade Compliance Checklist must be fully completed and approved by the General Counsel, NFIC CCO or their designees prior to committing to any material refinancings and restructurings as well. Additionally, the GMS operations team will require confirmation of the Pre-Trade Compliance Checklist prior to funding of every transaction so the Closing Memorandum (See Policy 4.1—Due Diligence) must include a confirmation of approval.

Confidential Information Memoranda

NFIC typically will receive a package of transaction and target company information from the sponsor or Agent Bank. This typically includes a Confidential Information Memorandum and a financial model. The information in the Confidential Information Memorandum will contain an overview of the company, industry information, and historical financials on the company, as well as the sponsor’s proposal regarding a financing structure.

Assignment of Underwriting Staff

When an opportunity is deemed potentially viable, Risk Management will assign appropriate Underwriting Staff to the deal. The Underwriting Staff will proceed to prepare an ERM (See Policy 3.1—Transaction Screening).

Auctions

In the case of an auction situation where NFIC has sourced transactions involving the same target company from multiple sponsors, great care must be taken to protect the confidentiality of sponsor specific deal information.

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Pipeline

A running inventory of Middle Market Senior Loans currently being worked on by NFIC at any given time must be maintained by the Underwriting Staff. This information must also be maintained in a historical database such that non-current transaction information can be easily accessed.

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POLICY 3.1—TRANSACTION SCREENING

Introduction

Proposed deals and investment opportunities undergo a preliminary review process to determine that they meet the general credit risk strategy and risk appetite of NFIC Middle Market Senior Loans. Proposed deals or investment opportunities that deviate from this credit risk strategy are either not pursued or pursued on an exception basis.

Initial Review

A brief but thorough review of the company’s information and deal proposal should be performed by the assigned Underwriting Staff. The proposal should be reviewed against NFIC’s Strategic Underwriting Criteria for Middle Market Senior Loans (See Policy 4.0—Strategic Underwriting Criteria) to determine the strategic fit and/or appropriateness of the proposal. At an early stage, there may not be sufficient information to determine whether or not a transaction will ultimately meet a critical mass of these criteria but the Underwriting Staff should use professional judgment in the determination of whether to pursue a deal. Proposals that don’t pass the preliminary review process must be appropriately entered in the pipeline database.

Early Read Memorandum

Provided there is a decision to proceed past the initial review, the assigned Underwriting Staff will prepare an ERM detailing the target company, the financing structure, the proposed pricing, historical performance, credit statistics, summary of investment considerations, and the results of preliminary cash flow models. The ERM should be distributed to the Early Read Committee (see below). In situations involving an auction with multiple sponsors, the ERM must be generic and not reveal sponsor-specific deal information. A template of the standard ERM is maintained by Risk Management. The ERM must include the appropriate Early Read Checklist (see below) for the type of transaction under consideration. These checklists enumerate generic risk factors common in the types of Middle Market Senior Loans which NFIC finances. Some of these factors may be highlighted for special attention and in some circumstances may trigger higher levels of scrutiny. Additionally, as specified in Policy 3.0—Sourcing Transactions, the Underwriting Staff is required to initiate completion of the BDC Pre-Trade Compliance Checklist as soon as possible in the origination process, but in all cases prior to the ERM meeting.

Deal Screening Meeting

The ERM is the source document for a Deal Screening Meeting, which is held to review the structure, pricing, and the merits and risks of the transaction. When possible, except as noted below, this meeting should involve the Early Read Committee. At this meeting, by consensus vote, it will be decided either to pursue the deal as proposed, or with modifications as to structure and pricing, or to pass on the deal entirely. As a result of positive feedback at this point, NFIC may issue a Letter of Interest and an indicative summary one page term sheet. The Early Read process must identify key items/issues to be addressed prior to the issuance of a full proposal and detailed term sheet, approval for which will be subject to a Final Early Read (see below). These key issues/items must be noted in an outcome addendum to the ERM. Additionally, the ERM along with the ERM outcome addendum is to be distributed to the entire Investment Committee for Middle Market Senior Loans that the Early Read Committee determines that NFIC will proceed with.

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Early Read Checklists

The Early Read Checklists encompass:

•	Financial Measures—These are straightforward and include customary objective credit metrics for leveraged deals.

•	Major Business Risk Factors.—These are objective, readily identifiable, and plausible risk factors or events which could severely impact the borrower and our prospects for repayment in an adverse scenario. Keep in mind that these may be a matter of degree, so judgment is required. It may appear that the likelihood of these factors coming into play is quite small, but if they do, it could be very difficult, if not impossible, for the borrower and the lenders to work through a problem. In general, avoid deals with potentially binary outcomes, i.e. “pass/fail credits” for which in an adverse scenario, the borrower’s problems might be unfixable.

•	Other Risk Indicators—Unlike the Major Risk Factors above, these factors are less defined in their potential negative impact, but still should be carefully considered.

With the NFIC Head of Risk Management’s approval, these risk factors may be modified from time to time depending on market and general economic conditions. Updates will be distributed as necessary. A template of the standard Early Read Checklist is maintained by Risk Management.

Expanded Early Read

The Early Read Checklists contain threshold levels for certain of the risk factors which are highlighted. Transactions which exceed these thresholds are not necessarily outside NFIC’s risk tolerance for Middle Market Senior Loans, but they will be subject to heightened sensitivity and scrutiny and therefore are considered to be an Expanded Early Read. Expanded ERMs will be distributed to the entire Investment Committee and the entire Investment Committee will be invited to attend the Expanded Early Read Meeting or separately provide their feedback on the deal. Additionally, if the desired Hold Position or Underwriting Commitment is in excess of the greater of $15 million or 1.5% of the funding vehicle size, the Early Read process must be expanded to include all members of the Investment Committee. At this meeting, by a majority vote, including an affirmative vote from the Chairman or his designee, it will be decided either to pursue the deal as proposed, or with modifications as to structure and pricing, or to pass on the deal entirely.

Final Early Read

This step in the screening process is implemented for Middle Market Senior Loans that NFIC is competing to be the Administrative Agent and is meant to assure that the full due diligence process is carried out only on transactions which have a very high probability of obtaining approval from the Investment Committee. Prior to issuance of a full proposal and detailed term sheet to the client, there must be substantial clarity and positive color regarding the issues enumerated at the preliminary Early Read Meeting. Evidence/information on these issues should be clearly presented in an updated version of the original ERM. To the extent that any conditions were enumerated at the preliminary Early Read Meeting, the Underwriting Staff should be prepared to explain why the transaction merits NFIC proceed. Additionally, whenever possible a first cut at the break-even analysis, and a syndication analysis (if appropriate) should be presented. The Final ERM is distributed to the entire Investment Committee twenty-four hours in advance of the Final Early Read Meeting that is attended by the Investment

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Committee. At this meeting the Investment Committee is authorizing the issuance of a full proposal and detailed term sheet to the client. At this point, all further due diligence should be mainly confirmatory in nature, and absent unforeseen disclosures, approval by the Investment Committee should be highly likely.

Proposal to Portfolio Company or Sponsor

The Underwriting Staff is responsible for drafting appropriate communication to the sponsor or, in the case of an auction, the investment bank advising the seller and conducting the auction. As indicated above, the nature of the communication is a function of NFIC’s degree of certainty regarding its view of the deal, and depending on the stage in the process, may range from a verbal indication of interest, to a one page indicative summary of terms, to a full proposal and detailed term sheet. The full proposal letter and term sheet are forwarded to the portfolio company, sponsor, or advisory firm, and upon receipt of the mandate from the Sponsor, the Underwriting Staff completes the due diligence process and prepares the Investment Approval Memorandum.

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POLICY 4.0—STRATEGIC UNDERWRITING GUIDELINES

Introduction

This section contains underwriting guidelines for Middle Market Senior Loans and is meant to provide a general framework surrounding certain risk factors and credit metrics. All metrics within these guidelines do not have to be met in order for a deal to be approved or funded.

GROUP I—Objective Tests

Note: Terms in Underlined Italics are defined terms—see the definitions in relevant sections below.

Quality of Historical Earnings:

Historical EBITDA (i.e. Trailing EBITDA—see definition below) is generally the basis of valuation and therefore transaction structure. Pro forma operating adjustments to historical financial results (particularly EBITDA) should be discounted unless they represent truly non-recurring items rather than items which, while non-recurring in their specific detail, belong to a class of items which may reasonably be expected to recur in the normal course. Certain adjustments are generally deemed to be permissible such as: add-backs for prior owners compensation, allocated corporate overhead net of standalone costs in a spin-off, and pro-forma adjustment for the full year impact of acquisitions or dispositions done during the base year. Anticipated revenue enhancements, operational improvements and cost reductions, and acquisition synergies are not acceptable adjustments unless they are very well defined and highly plausible. Not more than 10% of Trailing EBITDA should be comprised of adjustments.

Historical Earnings Volatility:

Historical performance may not be the best or only indicator of future performance but it cannot be ignored. During the past 5 years, the borrower should not have had more than two year-to-year declines in EBITDA of more than 5%, nor any single yearly decline of greater than 15%. Current year over year performance should not be declining.

Pro Forma Financial Leverage:

•	The ratio of Pro forma Total Funded Indebtedness at the Closing Date to Trailing EBITDA should not be greater than 5.0.

•	The ratio of Pro forma Senior Funded Indebtedness at the Closing Date to Trailing EBITDA should not be greater than 3.5.

•	For the purpose of this policy, Trailing EBITDA is defined as EBITDA for the 12 months ending at the reference date (initially 2-3 months before the anticipated closing of the transaction, and thereafter at end of the fiscal period in question.) Adjustments may be made as indicated above.

•	Pro-Forma Total Funded Indebtedness is defined as all borrowed money including the immediate transaction, including long term debt, financing leases, current portion of long term debt, and short term borrowings (including trade LC’s), in each case with or without a current coupon, and whether or not senior or subordinated. Redeemable preferred stock should also be included. Debt or redeemable preferred stock at a holding company level and down streamed to the borrower as equity should be also included (i.e. Holding co. debt should be consolidated.) Assume full funding of any Revolving Credit.

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•	Pro-Forma Senior Funded Indebtedness mirrors the above definition, excluding 2nd lien senior debt, subordinated debt and redeemable preferred stock

Interest Coverage:

Cash Interest Coverage in the NFIC Base Case should not be less than 2.0 in the first year and should improve thereafter.

For the purpose of this policy:

•	Cash Interest Coverage is defined as (1) Trailing EBITDA divided by (2) Cash Interest Expense. To the extent there is any Non-Cash Interest which is anticipated to become Cash Paying within the next 12 months, it should be included as cash interest.

•	Free Cash Flow from Operations to Interest Expense: (Free Cash Flow From Operations (FFO) (defined as Trailing EBITDA—Management Fees (if not included in EBITDA)—Cash Taxes—Cash Interest Expense—Change in Working Capital—Capitalized Operating Expenses + Interest Expense))/Interest Expense greater than 2.5x.

Fixed Charge Coverage and Refinance Risk:

•	Projected Fixed Charge Coverage in the NFIC Base Case should not be less than 1.25x in each year of the deal, other than the last year, in which a balloon payment may be due.

•	Refinance of the balloon payment should be achievable under NFIC Base Case refinance assumptions.

For the purpose of this policy:

•	Fixed Charge Coverage is defined as (1) Trailing EBITDA—Management Fees (if not included in EBITDA)—CapX—Cash Taxes—Capitalized Operating Expenses—the cash impact of the reduction in any previously established reserves, all divided by (2) Cash Interest Expense (including any Non-Cash Interest which is anticipated to become Cash Paying within the next 12 months), plus Scheduled Repayment of Debt and Mandatory Commitment Reductions.

•	NFIC Base Case is defined in Policy 4.2.

Operating Profitability

•	The combination of low margins and high leverage can cause trouble in the event of a decline in revenues. Borrowers generally should not have an EBITDA Margin less than 15% in any of the last 5 years.

For the purpose of this policy:

•	EBITDA Margin is defined as EBITDA divided by Revenues.

Debt/(EBITDA—Capex)

•	Debt to EBITDA—CapX (recurring), must be no greater than 7x

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Cash Conversion

•	FFO as a % of EBITDA must be greater than 50%

Base Case Payback

•	Under the NFIC Base Case projections, there should be projected mandatory amortization (Scheduled + Cash flow Sweep) of no less than 50% of the initial amount outstanding as of the final maturity date

Downside Case

•	Should include a sensitivity which has revenue declines no less than the declines in 2008 or 2009 and modest to no growth thereafter. In this scenario, the free cash flow after debt service must still show an ability to repay at least 25% of the debt before the maturity.

Breakeven Analysis

•	Revenue declines are especially troublesome where there is a high fixed cost structure in the business. It is therefore necessary to carefully analyze the fixed and variable nature of production and operating costs in the business on a cash basis. In general, a borrower’s Base Period Revenue should be at least 15% higher than the calculated Breakeven Revenue. The amount of cushion is a matter of judgment and will depend on the risk elements of the transaction.

For the purpose of this policy:

•	Base Period Revenue is defined as either (i) the revenue as reported in the most recently completed fiscal year, (ii) revenues during the last twelve months if sufficient accounting data is reliable, or (iii) management’s estimate of the revenues for the current fiscal year if at least 9 months have elapsed and if the estimates can be corroborated by contracts, order activity, etc. Such Base Period Revenue may be adjusted for reasonable truly non-recurring items, (i.e., not items which, while non-recurring in their specific detail, belong to a class which may be reasonably expected to occur with some regularity).

•	Breakeven Revenue is defined as Fixed Cash Outflows at the Base Period Revenue level divided by Variable Margin % at Base Period Revenue level.

•	Fixed Cash Outflows is defined as the sum of (i) the fixed component of all operating expenses down to the EBITDA line, plus (ii) cash interest expense on the initial amount of all indebtedness reduced by the amount of scheduled amortization and Cash Flow recapture in the NFIC Base Case in Year 1, at 200bp. greater than the current rate on floating rate debt, plus (iii) the highest level of scheduled principal payments—and scheduled commitment reductions in the next three years (other than a balloon payment), plus (iv) capital expenditures, plus (v) capitalized operating expenses (e.g. R&D expenditures), and (vi) the cash impact of the reduction in any previously established reserves.

•	Variable Margin % is defined as (i) Base Period Revenue minus the variable component of all expenses down to the EBITDA line, divided by (ii) Base Period Revenue.

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Final Maturity/Amortization:

Final Maturity must not exceed 7 years for Middle Market Senior Loans.

Rating Agency Criteria

•	1st Lien Senior transactions (1) should have a Corporate Family Rating of at least “B3” by Moody’s and “B-” by S&P, or (2) if subject to an “estimated” credit estimate process at the rating agencies should be likely, in NFIC’s opinion, to receive such ratings once all necessary information is provided to the rating agencies.

•	Transactions must be fully compliant with the indenture or credit agreement that is applicable for the financing that is being used to fund the transaction. Investment Approval Memorandums must include the compliance page applicable to the financing vehicle being used to fund the transaction.

Sponsor/Equity:

•	The equity sponsor should have a meaningful stake in the deal. In transactions involving newly acquired companies, new (not rollover) cash equity (net of upfront fees) should account for at least 35% of the capital structure. In transactions involving dividend recapitalizations, the financial sponsor’s cash equity will be significantly reduced, and thus the sponsor and NFIC’s relationship with it must be particularly strong, and the transaction itself must have exceptionally strong characteristics. The equity sponsor (or its principals) should have a demonstrably successful track record and should have had previous positive deal history with NFIC.

•	Total Private Equity Funds under management should not be less than $300M if multiple funds have been raised, or if 1st time fund, minimum fund size must be $150MM provided principals of the financial sponsor have worked successfully as a team in a prior organization.

•	The sponsor should have prior experience in the same or similar industry as the company being financed.

•	Uncalled capital and governance structure of the sponsor/fund should allow for adequate follow-up financial support if necessary.

•	In deals driven by a single entrepreneur or family, the personal guarantees of the owner(s), either full or partial, should be strongly considered with further consideration given to securing such guarantees.

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POLICY 4.1—DUE DILIGENCE

Introduction

This policy provides guidance on the scope and content of NFIC’s due diligence on Middle Market Senior Loans which are under consideration. Due diligence is the responsibility of the Underwriting Staff and in the context of the general guidelines below the Underwriting Staff has broad discretion to determine the scope of acceptable due diligence in specific cases. Risk Management will assign Underwriting Staff as appropriate to perform detailed due diligence and analysis, and will supervise this work. Risk Management may also participate in the underwriting to the extent deemed necessary.

Essential Elements of Due Diligence

The Underwriting Staff is responsible for performing all due diligence policies necessary to fully analyze all of the risks associated with the proposal. It is essential to keep Risk Management fully apprised of important developments and progress. The due diligence process for new transactions normally includes the following:

•	When possible, meet the management of the company and tour company facilities: Attend (either in person or telephonically) a presentation by management covering overview of company and industry. A member of the Investment Committee, Risk Management, or a member of the Underwriting Staff should meet the prospective borrower’s management team.

•	Identify and analyze key issues: Revisit preliminary analyses and isolate the key transaction issues. Fully evaluate business strategy, products, distribution channels, marketing capabilities, customers, production and operations, suppliers, competition, management background, technology, environmental issues, and legal and regulatory issues. Conduct industry due diligence including utilization of consultants as appropriate. All questions and concerns should be discussed with management and the sponsor, and/or the Agent Lender (if Agent is not NFIC).

•	Financial analysis: Analyze the company’s historical financial performance and major financial assumptions for future performance. Review results of financial due diligence performed by accountants retained by sponsor or lenders. Review and analyze credit statistics of comparable companies and recent transactions in the same or similar industries. Normally, a minimum of three years of historical financial statements and the most recent interim results are required. In cyclical industries, a longer financial history may be appropriate. Projections of company performance across a range of variables should be analyzed. Sponsor/management scenarios as well as the NFIC Base Case (See Policy 4.2—NFIC Base Case) should be prepared. Understanding of the company’s cost structure, (i.e., fixed and variable costs) is essential. Cash flow break-even and refinance scenarios should be evaluated. Downside analyses should be prepared which show revenue declines comparable to the declines experienced during the recession of 2008 and 2009 with modest growth thereafter.

•	Rating Agency / Financing Considerations: The Underwriting Staff must evaluate the likely credit rating to be assigned by external rating agencies. Additionally, it must evaluate compliance with all relevant financing vehicle requirements and limits.

•	Strategic Underwriting Criteria—The Underwriting Staff should evaluate the deal against NFIC’s Strategic Underwriting Criteria for Middle Market Senior Loans (see Policy 4.0—Strategic Underwriting Criteria.)

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•	Risks and Mitigants: After considering all key issues and financial and structural elements of the transaction, the Underwriting Staff should evaluate the risks and mitigants of the transaction and reach a conclusion.

•	Structured Credit Consultation: The Underwriting Staff should contact the appropriate Carlyle Structured Credit industry analyst to inquire whether or not they are also considering investing in the transaction as well as get their view of the industry, company, and credit.

Analysis and due diligence performed by third party consultants may be used as appropriate. These are generally retained by the financial sponsor, or may be retained by NFIC or the Agent Lender. See Policy 4.3—Retention of Professionals.

Analysis of Syndication Market

In cases where NFIC is underwriting an amount greater than its maximum proposed Hold Position, an analysis on distribution prospects will be conducted.

Investment Approval Memorandum

The Underwriting Staff should prepare a detailed memorandum on each transaction for which approval is sought. The Investment Approval Memorandum will typically cover the following topics/issues.

•	Description of the opportunity

•	Structure, terms and pricing of the proposed facilities

•	Sources and uses

•	Capitalization

•	Sponsor Background, History

•	Historical and projected financial highlights together with key credit statistics

•	Business/product description

•	Customers

•	Suppliers

•	Industry trends and analysis

•	Competition

•	Management

•	Legal Issues (if applicable)

•	Environmental Issues (if applicable)

•	Regulatory Issues

•	Asset Appraisal and Valuation and/or Field Exam (if applicable)

•	Detailed analysis of historical financial statements, including analysis of EBITDA adjustments, where appropriate

•	Projections, including management/sponsor case and NFIC Base Case, with assumptions clearly described, including Revenue and EBITDA bridge, where appropriate

•	Break-even analysis

•	Downside Case analysis

•	Rating Agency Considerations

•	Capital Markets/Syndication strategy (if applicable)

•	Risks and Mitigants

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•	Applicable financing vehicle compliance page

•	Recommendation

•	Items as to which approval is conditional and which require further due diligence and/or subsequent resolution

•	Signature Page

The template for the Investment Approval Memorandum will be maintained by Risk Management.

Subsequent Due Diligence

Due diligence is an ongoing process that begins with the evaluation of the Confidential Information Memorandum on new transactions, and continues until a transaction is funded. After credit approval, if major issues surface that are not consistent with the analysis of the transaction or the assumptions upon which the approval was based, the Underwriting Staff should inform Risk Management which will determine the appropriate course of action.

Closing Memorandum

The status of issues intended to be resolved after approval but prior to closing must be summarized in a Closing Memorandum. Such issues include follow-up issues from due diligence, covenant levels, baskets, inter-creditor issues, other documentation issues, changes in financial performance since approval, and final composition of the lender group, etc. The Closing Memorandum must be signed by the NFIC Head of Risk Management and the NFIC Head of Underwriting and Portfolio Management (in the absence of either the NFIC President or the NFIC Head of Origination may substitute). Risk Management will determine whether the issues raised the Closing Memorandum are of sufficient magnitude that they should be referred to the Investment Committee.

The template for the Closing Memorandum will be maintained by Risk Management.

Due Diligence on Waivers and Amendments

Risk Management shall determine the scope of due diligence required on waivers and amendments. Depending on the circumstances, the scope may be less comprehensive than that for new transactions.

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POLICY 4.2—NFIC BASE CASE

Introduction

The NFIC base case for Middle Market Senior Loans is the conservative underwriting case used as the basis of credit approval (the “NFIC Base Case”). In general it should provide for repayment and/or refinance of outstanding debt at maturity with healthy coverage ratios and a reasonable margin for error. It also forms the basis of tracking borrower performance over the lifespan of the transaction for the purpose of establishing the Internal Risk Rating. Below outlines the general guidelines on the NFIC Base Case for Middle Market Senior Loans.

Assumptions for the NFIC Base Case

The NFIC Base Case should be based on a more conservative scenario than the management case. In general, the NFIC Base Case should be based on assumptions regarding earnings and cash flow which do not place heavy reliance on untested events or speculative changes in the borrower’s business environment:

•	Adjustments to historical financial results which form the basis of future projections should be discounted unless they represent truly non-recurring items rather than items which while non-recurring in their specific detail belong to a class of items which may reasonably be expected to recur in the normal course.

•	Revenue and gross margin assumptions should not anticipate significant improvement over current performance. Historical growth rates, recent order activity, contract dynamics, and cyclical trends should be taken into account. A modest rate of inflation may be assumed.

•	Operating expense assumptions should not anticipate improvements over current performance except to the extent that such improvements are easily quantifiable and verifiable and that there is little or no execution risk;

•	Capital expenditures and other long term expenditure activities (e.g. R & D) should assume a normalized level sufficient to maintain the borrower’s competitive position in its industry.

•	Working capital dynamics (e.g., turnover ratios, day’s outstanding measures) should not anticipate significant improvement over current performance unless based on verifiable changes in selling or purchasing terms, collection techniques, or process/product flow.

•	Interest rates should use the current forward LIBOR curve.

Change in Circumstances

Because the NFIC Base Case is the basis for tracking the borrower’s performance and the Internal Risk Rating assigned to Middle Market Senior Loans, a subsequent acquisition or divestiture by the borrower may alter the basis of NFIC’s evaluation of the credit in subsequent periods. In such situations, the NFIC Base Case may be revised with the approval of Risk Management. A mere change in circumstances is generally not sufficient justification to change the NFIC Base Case.

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POLICY 4.3—RETENTION OF PROFESSIONALS

NFIC may decide to engage outside professional expertise to assist in due diligence and legal aspects of the credit process. Such expertise is often critical and the choice of professional firm plays a significant role in both the quality of the work performed (and therefore the benefit to NFIC), as well as the cost to either NFIC or our client.

All engagements and contracts must be approved in accordance with the relevant Carlyle or NFIC policies. Specifically, external vendors must be contracted in accordance with Carlyle’s Vendor Contracts Policy. With respect to engagement of legal counsel, approval of the General Counsel, the NFIC President and the NFIC Head of Risk Management are also required. With respect to engagement of accounting firms, approval of the CFO is also required.

This policy does not pertain to situations where the borrower, the sponsor, or an agent bank retains third party professionals upon which NFIC will place reliance. The adequacy of such third party input arranged by others is a matter of judgment to be considered in the due diligence process.

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POLICY 4.4—DOCUMENTATION AND CLOSING POLICIES

Closing Memorandum

Subsequent to Credit Approval, but no later than 2 days prior to closing, a Closing Memorandum summarizing all follow-up underwriting matters from Credit Approval must be prepared and approved as set forth in Policy 4.1—Due Diligence.

Legal Documents

Immediately after Credit Approval and if applicable, receipt of a signed Commitment Letter, Risk Management will determine the protocol for documentation of the transaction. Generally on all transactions in which NFIC is the Administrative Agent or sole lender, loan documents will be prepared by outside legal counsel who has been retained by NFIC on behalf of itself and/or the lender group (See Policy 4.3—Retention of Professionals). In cases where NFIC is a participant, documentation must be referred to outside counsel (See Policy 4.3—Retention of Professionals). In any case in which legal counsel is to be retained prior to Credit Approval engagement must be approved in accordance with Policy 4.3—Retention of Professionals. As part of the documentation review, the Underwriting Staff must insure the transaction is compliant with the indenture or credit agreement that is applicable for the financing that is being used to fund the transaction.

Funds Flow Memorandum

When NFIC is the Administrative Agent, no later than two days prior to closing, a Funds Flow Memorandum should be jointly prepared by legal counsel and the Underwriting Staff responsible for the transaction. This should summarize all closing details pertaining to disbursement mechanics, and participant lender information including contact persons, account numbers, tax ID’s, etc. Actual funding amounts, final fee calculations etc. may not be finalized until shortly before closing and should be reflected in the Funds Flow Memorandum as soon as is practical. This memorandum should be reviewed for accuracy by the GMS operations team or a designated third-party as applicable.

Closing Checklist

When NFIC is Administrative Agent or sole lender, prior to closing, a Closing Checklist must be prepared by counsel and reviewed by the Underwriting Staff responsible for the transaction. This checklist should address all administrative and documentary aspects of the closing. Material post-closing matters not previously disclosed must be elevated to Risk Management.

Transmittal to Custodian

All relevant legal documents associated with the transaction should be forwarded to the GMS operations team. Copies of all legal documents for the subject transaction must be maintained on NFIC’s premises.

UCC-1 Financing Statements

Where NFIC is the Administrative Agent or sole lender, UCC-1 Financing Statements which are required to perfect NFIC’s security interest in certain collateral must be tracked so as to assure that any renewals are filed on a timely basis in order to maintain continuity of collateral interest. Policies for maintaining and tracking UCC-1 information shall be established by Risk Management.

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POLICY 5.0—LOAN MONITORING

Introduction

Loan monitoring for Middle Market Senior Loans (“Loan Monitoring”) is generally defined to encompass regular covenant and collateral monitoring (as appropriate) as well as periodic financial analysis and stress testing. It is also important that in leveraged buyouts, the transactions be viewed from a larger perspective to determine if the original rationale and intent of the transaction continues to be viable and whether events have occurred as anticipated. Execution risks involved in acquisitions or combinations should be assessed, (e.g., integration of new management, success in achieving synergies, cost reductions, penetration of new markets, and retention of customers).

Responsibility for Loan Monitoring

Responsibility for Loan Monitoring resides with the Portfolio Management Staff. Typically a Vice President is assigned primary responsibility for managing the relationship with the borrower after closing and is ultimately accountable to ensure an appropriate level of monitoring and analysis is conducted in a timely manner. With appropriate supervision and oversight (to be determined by Risk Management,) monitoring/analytic responsibilities may be delegated to junior personnel.

Key Credit Metrics for Loan Monitoring

The analysis of deviations from the management case and the NFIC Base Case, and compliance with loan agreement covenants are the central features of Loan Monitoring at NFIC. Key metrics that are typically tracked by NFIC for Middle Market Senior Loans include, but are not limited to: Revenue, EBITDA, Total Leverage, Senior Leverage, EBITDA to FFO conversion, FFO + Interest Expense to Interest Expense, EBITDA—CapX to interest expense, Cash Interest Coverage, Fixed Charge Coverage, Free Cash Flow Available to Reduce Debt, Senior Debt Outstanding, and Liquidity. It is expected that no less frequently than quarterly (or more frequently as may be practical when financial information is received) such variations will be highlighted and the risk implications of such variations will be assessed. Variations from an originally proposed schedule of cash generation via asset sales, either resulting from timing issues or asset valuation, should also be highlighted.

For the purpose of this policy the following definitions will apply:

•	Total Leverage is defined as the ratio of Total Funded Indebtedness to EBITDA. It is generally not acceptable to utilize a net debt concept in which Funded Indebtedness is reduced by cash.

•	Senior Leverage is defined as the ratio of Senior Funded Indebtedness to EBITDA. As above, Indebtedness generally may not be reduced by cash.

•	Cash Interest Coverage is defined as EBITDA—Management Fees (if not included in EBITDA)—CapX—Cash Taxes—Capitalized Operating Expenses—the cash impact of the reduction in any previously established reserves, all divided by (2) Cash Interest Expense. To the extent there is any Non-Cash Interest which is anticipated to become Cash Paying within the next 12 months, it should be included as cash interest.

•	Fixed Charge Coverage is defined as (1) EBITDA—Management Fees (if not included in EBITDA)—CapX—Cash Taxes—Capitalized Operating Expenses—the cash impact of the reduction in any

NF Investment Corp. Risk Policy Manual – September 2013	Trade Secret and Strictly Confidential	27

previously established reserves, all divided by (2) Cash Interest Expense (including any Non-Cash Interest which is anticipated to become Cash Paying within the next 12 months), plus Scheduled Repayment of Debt and Mandatory Commitment Reductions.

•	Free Cash Flow Available to Reduce Debt is defined as EBITDA—Management Fees (if not included in EBITDA)—Cash Interest—Cash Taxes—CapX—Capitalized Operating Expenses—the cash impact of the reduction in any previously established reserves—the change in working capital.

•	Liquidity is defined as Cash on the Balance Sheet plus unused RC Availability.

•	Debt to EBITDA—Capex

•	Cash Conversion

•	(FFO + Interest) /Interest

Periodic Meetings with Borrowers

It is expected that periodically, but at least annually, the Portfolio Management Staff will meet, either in person or telephonically, with the Management of each borrower to review performance and get an update on business and industry conditions, as well as the borrower’s strategy.

Changes in Risk Ratings

As a result of changes in the risk profile of transactions, appropriate upgrades or downgrades in the Internal Risk Rating should be suggested (See Policy 2.0—Risk Rating Methodology) by the Portfolio Management Staff. Situations which may warrant a downgrade in the Internal Risk Rating must be brought to the attention of Risk Management immediately. Putting a loan into a Watch List Rating Category may be warranted if there are significant deviations of actual performance from the NFIC Base Case.

Covenant Compliance

Performance against loan covenants and availability formulas must be calculated at least quarterly, and more frequently in individual cases as may be determined by Risk Management.

Refinancings, Restructurings, Waivers and Amendments

Borrowers may opt to refinance, restructure, or amend an existing investment. Additionally, a potential or existing covenant default can lead to a request for a waiver or amendment from the borrower. When the need for a refinancing, restructuring, waiver or amendment becomes apparent, Risk Management, the CCO, and CFO must be informed immediately by the Portfolio Management Staff.

Credit Surveillance Reports

Loan Monitoring must be documented in written form in accordance with established formats. These are referred to as Credit Surveillance Reports (“CSR’s”). The standard template for the CSR’s is maintained by Risk Management.

The content for CSR’s encompasses:

•	Summary exposure/outstanding information with facility detail; Bank Group/Junior lender detail,

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•	NFIC and Rating Agency Risk Ratings

•	BDC Qualifying Asset Compliance

•	Valuation/Non-accrual status/Interest applied to principal (if applicable)

•	History of Principal repayments/prepayments

•	Summary Capitalization, Sponsor Equity

•	Current and comparative historical financial information in capsule form,

•	Tracking of Actual Performance on Key Credit Metrics (see above) against:

•	NFIC’s Base Case

•	Management’s Original Case

•	Management’s Current Year Budget

•	Tracking of Actual Performance against:

•	Required Covenant levels

•	Borrowing Base/Availability requirements (if any)

•	Major Income Statement, Balance Sheet, and Cash Flow trends

•	Liquidity/Borrowing Base information

•	Key Cash Flow Drivers

•	Moody’s Rating Trend

•	Recent credit actions taken—amendments, waivers, etc

•	Recent borrower developments

•	Portfolio Manager commentary/assessment

•	On loans assigned to Loan Workout, summary of plan of action

Risk Management may, in their discretion, determine whether certain information may be excluded from the CSR’s on specific credits.

BDC Qualifying Asset Monitoring

The Portfolio Management Staff is required to monitor compliance with the Pre-Trade Compliance Checklist at all times to make sure that the BDC is meeting the 70% Qualifying Asset Test as well as the other BDC and RIC Tests included therein. If an event occurs on a portfolio deal that could result in the deal becoming a Non-Qualifying Asset (e.g. refinancing, restructuring, waiver or amendment), the General Counsel, CFO and CCO should be alerted immediately by the Portfolio Management Staff.

Portfolio Reviews

The results of monitoring of individual transactions will be reviewed periodically in a formal Portfolio Review. The CSR’s will be the focal point of Quarterly Portfolio Reviews, Monthly Credit Updates and Watchlist Meetings. See Policy 5.1—Portfolio Reviews.

Credit Files

Ongoing Monitoring should be documented in the Credit Files. Files should be retained in accordance with the NFIC Records Retention Policy.

Problem Loans

Monitoring policies specifically relating to problem loan situations are outlined in Policy 5.2—Problem Loan Management.

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Communication with Rating Agencies

In cases where NFIC has received a credit estimate from an external rating agency, it is the responsibility of Risk Management to ensure that the rating agencies are provided with all information they require on a timely basis in order to maintain such credit estimates.

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POLICY 5.1—PORTFOLIO REVIEWS

Introduction

This policy outlines the periodic credit reviews required to maintain a current risk assessment of Middle Market Senior Loans held and/or managed by NFIC and to determine that such exposures are being properly managed. Portfolio Reviews are the primary vehicle for:

•	Providing a brief update to NFIC’s senior management regarding the performance of individual obligors,

•	Reaffirming or updating the Internal Risk Rating on individual Middle Market Senior Loans,

•	Identifying problem exposures and establishing appropriate courses of action,

•	Determining whether the deterioration of credit quality of individual Middle Market Senior Loans makes them no longer suitable for inclusion in any financing vehicles or arrangements of NFIC,

•	Determining whether or not individual Middle Market Senior Loans require fair market value write-downs in accordance with NFIC’s accounting policies,

•	Reviewing aggregate portfolio metrics and credit quality statistics

•	Reviewing portfolio tests/limits pursuant to lender requirements.

Responsibility

The scope, content, frequency of portfolio reviews and attendance at them will be determined by Risk Management with input from members of the Portfolio Management Staff where appropriate.

Quarterly Portfolio Reviews

NFIC Portfolio Reviews will be held quarterly with the frequency of review of individual Middle Market Senior Loans generally determined in accordance with the following criteria:

1.	The following NFIC Middle Market Senior Loans will be reviewed quarterly:

•	All credits rated 3 or worse.

•	All credits rated CCC+ or worse by S&P, or Caa1 or worse by Moody’s.

•	All credits with total family exposure greater than $15mm.

•	Any other credits as may be determined by the Risk Management.

2.	The following NFIC Middle Market Senior Loans will be reviewed semi-annually:

•	All credits rated 2 except if they fall in any categories above. As newly booked credits typically start at RR 2, unless an early downgrade is warranted, the first review date for a new credit may be delayed until after receipt of two full fiscal quarters of financial information.

3.	The following NFIC Middle Market Senior Loans will be reviewed annually:

•	All credits rated 1.

4.	Risk Management may, in their discretion, defer for one quarter a credit which is scheduled for inclusion in a Portfolio Review, provided it has an Internal Risk Rating of 2 or better.

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The exact time and date of the meetings will be determined by Risk Management. The meetings will be chaired by the NFIC Head of Risk Management and should be attended (either in person or by phone) by the appropriate members of the Portfolio Management Staff.

Interim Credit Updates

Credit Updates for Watch List (Internal Risk Rating 4-6) Middle Market Senior Loans will be held bi-monthly or more frequently at the discretion of Risk Management. At the discretion of Risk Management, this requirement may be waived in months in which Quarterly Portfolio Reviews are held. The exact dates and attendance for these meetings will be determined by Risk Management.

Information/Content for Individual Exposures

The CSR’s pertaining to individual Middle Market Senior Loans (See Policy 5.0—Loan Monitoring) will serve as the primary source of information for Quarterly Portfolio Reviews. Risk Management will determine the appropriate information requirements for the interim credit updates.

Documentation of Actions

Minutes of the Quarterly Portfolio Review meetings including actions taken (i.e. Internal Risk Rating upgrades or downgrades, recommended impairments, etc. update of Action Plans, etc.) will be summarized in memorandum format and distributed. This is the responsibility of Risk Management.

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POLICY 5.2—PROBLEM LOAN MANAGEMENT

Introduction

Problem loans exhibit a higher than usual potential for loss due to a variety of unfavorable factors. Preservation of NFIC’s capital requires prompt identification and active management of these credit exposures.

Definition of “Problem Loan”

Problem Loans are defined as Middle Market Senior Loans on Watch List with an Internal Risk Rating 4—6. See Policy 2.0—Risk Rating Methodology.

Approvals

Approvals of all formal actions on Problem Loans must be approved in accordance with Policy 2.1—Approval Authorities. Also see the section below entitled Impairment and / or Sale at a Loss for additional approval requirements.

Loan Workout Function

Certain Problem Loans may be referred to NFIC’s loan workout function (the “Loan Workout Team”) on either a Management or Advisory basis. The basis of the referral will be determined by Risk Management. In the case of referral on a Management basis, the Loan Workout Team will assume day to day management and supervisory responsibility for NFIC’s risk exposure in conjunction with Risk Management. In the case of referral on an Advisory basis, the NFIC Head of Underwriting and Portfolio Management will retain management and supervisory responsibility. For Internal Risk Rating 4 or 5, the Loan Workout Team should be considered for a Management or an Advisory role. Unless determined by Risk Management with input from the Loan Workout Team as not necessary, the Loan Workout Team should take over Management of Internal Risk Rating 4 Problem Loans until a restructuring is completed and performance has stabilized or it is determined that direct oversight is no longer required.

It is the responsibility of the Loan Workout Team as well as the Portfolio Management Staff assigned to the borrower, to work with the borrower, other lenders, and professionals retained to assist in the matter (counsel, consultants, etc.), to propose a plan of action (including restructuring if necessary) and monitor progress against that plan.

All waivers, amendments, and new money must be approved in accordance with Policy 2.1—Approval Authorities.

New Negative Developments

New negative developments which affect the ability of a borrower to meet its obligations to NFIC on a timely basis must be communicated immediately to Risk Management. When NFIC serves as Agent on a syndicated credit, such developments should also be conveyed immediately to the NFIC Head of Capital Markets and to other lenders on a timely basis as soon as relevant detail is available.

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NFIC Internal Risk Rating Downgrades

It is the responsibility of the Risk Management, the Portfolio Management Staff and the Loan Workout Team (where applicable) to make an assessment as to whether the negative developments warrant a downgrade to the Problem Loan categories or deeper into those categories. Any such proposed downgrades must be approved in accordance with Policy 2.1–Approval Authorities.

Impairment and / or Sale at a Loss

Legal compromise of a borrower obligation (i.e. forgiveness or reduction of the principal amount owed to NFIC by a borrower–a Charged-Off Asset) must be approved by the majority of the Investment Committee, including an affirmative vote from the Chairman or their designee. The CFO, or her designee, must be consulted as well. Such compromise may be compensated by a warrant or other equity interest or an equity based fee, the terms and economics of which must also be approved by the majority of the Investment Committee, including an affirmative vote from the Chairman or his designee. Sale at a loss of a borrower obligation which is a Problem Loan must be approved by the majority of the Investment Committee, including an affirmative vote from the Chairman or his designee. The CFO, or her designee, must be consulted in order to determine the appropriate accounting treatment of all such transactions.

Defaulted / Delinquent Asset

A delinquent asset is a defaulted loan (payment default of principal or interest) where no amendment or forbearance negotiations are ongoing past the date of default, or where amendment or forbearance discussions are ongoing such negotiations are ongoing for more than 60 days. A loan will not be classified as delinquent if an amendment or forbearance is executed within 60 days that includes a full recapture of all defaulted amounts within the original maturity date of the loan.

Debtor in Possession (DIP) and Plan of Reorganization (POR) Loans

For the avoidance of doubt, these policies permit DIP and POR loans that are otherwise in accordance with these policies.

Retention of Work-out Professionals

The engagement of Workout/Turnaround consultants must be approved in accordance with Policy 4.3–Retention of Professionals.

Quarterly Portfolio Reviews

The purpose of the Quarterly Portfolio Reviews with respect to Problem Loans will be:

•	To review the outlook for individual Problem Loans,

•	To review the Internal Risk Rating assigned to those Problem Loans,

•	To review the adequacy of action plans for those obligors of Problem Loans, and of account management in general, and

•	To review NFIC’s aggregate Problem Loan statistics.

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Interim Credit Updates / Watch List Meetings

As noted in Policy 5.1 – Portfolio Reviews, an Interim Credit Update or Watch List Meeting is a more informal process which pertains only to Problem Loans. The frequency of such updates will be bi-monthly or more frequently in the discretion of Risk Management and the Loan Workout Team. The purpose of an Interim Credit Update will be:

•	To review current financial results for individual obligors,

•	To review progress on individual obligor action plans, and

•	To review existing Internal Risk Ratings for these Middle Market Senior Loans.

Problem Loans in Affiliate Transactions

Particular care should be exercised in the handling of any Problem Loan exposure as to which there are affiliate relationships including any Executive Officer or Employee of NFIC.

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NF Investment Corp.

Collection Policy

Background:

NF Investment Corp. (“NFIC”, “we”, “us”, and “our”) is structured as an externally managed, non-diversified closed-end management investment company. We have elected to be treated as a business development company under the Investment Company Act of 1940, as amended.

Our investment objective is to generate current income and capital appreciation primarily through debt investments in U.S. middle market companies. We will seek to achieve our investment objective by investing primarily in first lien senior secured and unitranche loans to private U.S. middle market companies (“Middle Market Senior Loans”).

Through an Administration Agreement with us, Carlyle NFIC Administration, LLC (the “Administrator”) will provide the administrative services necessary for us to operate. In addition, the Administrator, pursuant to a separate sub-administration agreement, will also engage State Street Bank and Trust Company (“State Street”), to act on behalf of the Administrator in its performance of certain other administrative services for us. State Street will also serve as our custodian, transfer agent, distribution paying agent and registrar. NFIC has a wholly-owned subsidiary, NFIC SPV LLC (“Borrower Sub”). Borrower Sub has entered into a revolving credit facility with various lenders and will receive advances on each of its investments. Wells Fargo Bank, N.A. (“Wells Fargo”) will serve as account bank, back-up servicer, and collateral custodian under the revolving credit facility.

Cash Receipts:

NFIC receives cash for a variety of reasons, including but not limited to, the sale or pay-down of an investment, cash interest and dividends on an investment, a borrowing on the revolving credit facility, or a drawdown from investors to purchase shares of our stock. This policy only addresses cash received on our investments. The operations team for The Carlyle Group L.P.’s Global Market Strategies platform (“GMS Operations”) provides the wiring instructions regarding our investments.

Cash Collection and Reconciliation:

Borrower Sub–Cash Collection and Reconciliation:

As the account bank and collateral custodian for the Borrower Sub, Wells Fargo applies all cash movement regarding the Borrower Sub’s investments verses the cash receipts/disbursements expected on a daily basis. On a daily basis, Wells Fargo provides State Street position and cash reports. State Street reconciles the positions and cash per the Borrower Sub’s accounting books/records to the information sent by Wells Fargo. State Street provides full position and cash reconciliations to GMS Operations for review.

1

A representative of GMS Operations reviews the reconciliations daily upon receipt. A second representative of GMS Operations reviews the month-end reconciliations. GMS Operations evidences the daily and month-end second level review using an automated workflow tool. State Street works with Wells Fargo, GMS Operations and agent banks to resolve reconciling items on a timely basis. The chief accounting officer designated by our Administrator (the “NFIC Chief Accounting Officer”), or designee, reviews the quarter-end position and cash reconciliation to determine that reconciling items are reasonable based on their knowledge of Borrower Sub’s activities. The review is evidenced by signing off on copies of the reconciliation. Copies of such sign-off are maintained by each reviewer as evidence of review.

NFIC–Cash Collection and Reconciliation:

State Street acts as the custodian and sub-administrator for NFIC. On a daily basis, State Street applies all cash movement for NFIC’s investments. See above the cash collection process for the Borrower Sub. State Street performs daily position and cash reconciliations for NFIC between the custody records and the accounting books/records. A representative of GMS Operations reviews the reconciliations daily upon receipt. A second representative of GMS Operations reviews the month-end reconciliations. GMS Operations evidences the daily and month-end second level review using an automated workflow tool. State Street works with GMS Operations and agent banks to resolve reconciling items on a timely basis. The NFIC Chief Accounting Officer, or designee, reviews the quarter-end position and cash reconciliation to determine that reconciling items are reasonable based on their knowledge of NFIC’s activities. The review is evidenced by signing off on copies of the reconciliation. Copies of such sign-off are maintained by each reviewer as evidence of review.

Quarterly Close Process:

On a quarterly basis, State Street sends the NFIC trial balance and supporting files and calculations to the NFIC accounting team for review approval. Among other items, these files include (1) the break-out of interest and dividend income and the associated receivable balance, (2) investment principal outstanding and the associated receivable or payable balances for unsettled trades, and (3) investment principal transaction reporting (i.e. buys, sales, or pay-downs on investments for the period). Each quarter, the NFIC Chief Accounting Officer, or designee, reviews the trial balance and support. As part of this review, the cash balance per the cash reconciliation(s) is agreed to the trial balance and investment purchase and sale transactions are reviewed for proper recording and completeness. The review is evidenced by signing off on copies of the trial balance and supporting files sent by State Street. Copies of such sign-off are maintained by each reviewer as evidence of review.

Past Due Loans and Reporting:

The daily cash reconciliation sent by State Street contains a listing of all activity processed by State Street based on agent notices where cash has not been received by the custodian (“past due cash item”). The listing contains the following information:

1.	Date the item became past due

2

2.	Number of days outstanding

3.	Asset/investment

4.	Description

5.	Dollar amount

State Street and GMS Operations actively track all past due cash items.

Investments in U.S. middle market companies: the following applies for past due cash items. Definitions are per the Risk Policy Manual for such loans.

On a weekly basis, GMS Operations notifies Middle Market Risk Management and the NFIC Chief Accounting Officer of all new and unresolved past due cash items. Upon notification, Risk Management does one of the following within 2 business days:

1.	Confirm to all parties that the loan is performing and that full payment of the past due cash item is expected; Risk Management and GMS Operations monitor and follow-up on the past due cash item until receipt.

2.	Confirm to all parties that past due cash item is an expected payment default. Notification of the payment default is sent by Middle Market Risk Management to the following:

a.	NFIC President

b.	NFIC Head of Originations

c.	NFIC Chief Financial Officer and NFIC Chief Accounting Officer

d.	NFIC Chief Operating Officer and General Counsel

e.	Portfolio Management Staff

Investments for which payment default has occurred are handled per the NFIC Risk Policy Manual for such loans – Section 5.2 Problem Loan Management.

Non-Accrual:

Loans are generally placed on non-accrual status when principal or interest payments are past due 30 days or more or when there is reasonable doubt that principal or interest will be collected in full. Accrued and unpaid interest is generally reversed when a loan is placed on non-accrual status. Interest payments received on non-accrual loans may be recognized as income or applied to principal depending upon management’s judgment regarding collectability. Non-accrual loans are restored to accrual status when past due principal and interest is paid and, in management’s judgment, are likely to remain current.

3

EXHIBIT C

FORM OF BORROWING BASE CERTIFICATE

[    ] [    ], 20[    ]

Reference is made to that certain Loan and Servicing Agreement, dated as of September 12, 2013 (as amended, modified, waived, supplemented or restated from time to time, the “Loan and Servicing Agreement”), by and among NFIC SPV LLC, as the borrower, NF Investment Corp., as the transferor and as the servicer, Citibank, N.A., as the administrative agent and as the collateral agent, each of the Conduit Lenders, Liquidity Banks, Institutional Lenders and Lender Agents from time to time party thereto, Citibank, N.A., as the lead arranger, and Wells Fargo Bank, National Association, as the account bank, the collateral custodian, the backup servicer and the collateral administrator. Capitalized terms used but not defined herein shall have the meanings provided in the Loan and Servicing Agreement.

As of the date hereof, the undersigned each certify that (i) all of the information set forth in Annex I attached hereto is true, correct and complete in all material respects, (ii) no Event of Default has occurred and is continuing and no Unmatured Event of Default exists under the Loan and Servicing Agreement; and (iii) solely with respect to itself, each of the representations and warranties contained in the Loan and Servicing Agreement is true, correct and complete in all material respects.

[Remainder of Page Intentionally Left Blank]

Ex. C

Certified as of the date first written above.

NFIC SPV LLC,
as the Borrower

By:
Name:
Title:

NF INVESTMENT CORP.,
as the Transferor and as the Servicer

By:
Name:
Title:

Ex. C

ANNEX I

To Exhibit C

BORROWING BASE REPORT

SEE ATTACHED

Ex. C

EXHIBIT D

FORM OF DISBURSEMENT REQUEST

(Disbursements for Reinvestments of Principal Collections)

[Date]

(NFIC SPV LLC)

Citibank, N.A.

as the Administrative Agent and as the Collateral Agent

390 Greenwich Street

New York, New York 10013

Attention: Mr. Brett Bushinger, Vice President

Facsimile No.: (646) 308-6744

Email: brett.bushinger@citi.com

With a copy to:

Citibank, N.A.,

750 Washington Boulevard

Stamford, Connecticut 06901

Attention: Mr. Robert Kohl, Director

Facsimile No.: (914) 274-9038

Email: robert.kohl@citi.com

Wells Fargo Bank, National Association

as the Account Bank, the Backup Servicer, the Collateral Custodian and the Collateral

Administrator

Corporate Trust Services, Asset Backed Securities

625 Marquette Avenue

Minneapolis, Minnesota 55402

Attention: Chad Schafer

Facsimile No: (612) 667-3464

Email: chad.d.schafer@wellsfargo.com

[—]

as the Lender Agent

[—]

[—]

Attention: [—]

Facsimile No.: [—]

Email: [—]

Ex. D

Re: Loan and Servicing Agreement dated as of September 12, 2013

Ladies and Gentlemen:

This Disbursement Request is delivered to you pursuant to Section 2.20 of that certain Loan and Servicing Agreement, dated as of September 12, 2013 (as amended, modified, waived, supplemented or restated from time to time, the “Loan and Servicing Agreement”), by and among NFIC SPV LLC, as the borrower (in such capacity, the “Borrower”), NF Investment Corp., as the transferor and as the servicer (in such capacity, the “Servicer”), Citibank, N.A., as the administrative agent and as the collateral agent, each of the Conduit Lenders, Liquidity Banks, Institutional Lenders and Lender Agents from time to time party thereto, Citibank, N.A., as the lead arranger, and Wells Fargo Bank, National Association, as the account bank, the collateral custodian, the backup servicer and the collateral administrator. Capitalized terms used but not defined herein shall have the meanings provided in the Loan and Servicing Agreement.

Each of the undersigned, being a duly elected Responsible Officer of the Borrower and of the Servicer, respectively, and holding the office set forth below such officer’s name, hereby certifies as follows:

[1. Pursuant to Section 2.20(a) of the Loan and Servicing Agreement, the Servicer on behalf of the Borrower hereby requests a Disbursement of Principal Collections from the Principal Collection Account in the amount of $            to reinvest in additional Eligible Loan Assets to be Pledged under the Loan and Servicing Agreement.]

[2. Pursuant to Section 2.20(b) of the Loan and Servicing Agreement, the Servicer on behalf of the Borrower hereby requests a Disbursement of Principal Collections from the Principal Collection Account in the amount of $            to make payments in respect of the Advances Outstanding in accordance with and subject to the terms of Section 2.18 of the Loan and Servicing Agreement]

3. The Servicer on behalf of the Borrower hereby requests that such Disbursement be made on the following date:             .

4. In connection with a Disbursement pursuant to Section 2.20 of the Loan and Servicing Agreement, attached to this Disbursement Request is a true, correct and complete calculation of the Borrowing Base and all components thereof.

5. [All of the conditions applicable to the Disbursement pursuant to Section 2.20(a) as set forth in the Loan and Servicing Agreement have been satisfied as of the date hereof and will remain satisfied to the date of such Disbursement including the following:

(i) The representations and warranties of each of the Servicer and the Borrower, respectively, set forth in the Loan and Servicing Agreement are true and correct in all material respects on and as of such date, before and after giving effect to the Disbursement and to the application of the proceeds therefrom, as though made on and as of such date, except to the extent relating to an earlier date;

Ex. D

(ii) No Servicer Termination Event or Event of Default has occurred and is continuing, or would result from such Disbursement or from the application of the proceeds therefrom, and no Unmatured Event of Default or Borrowing Base Deficiency exists or would result from such Disbursement or from the application of the proceeds therefrom;

(iii) Each of the Servicer and the Borrower is in compliance with each of its covenants set forth in the Transaction Documents; and

(iv) All of the conditions precedent set forth in Section 3.04 have been satisfied.]

Each of the undersigned certify that all information contained herein and in the attached Borrowing Base Certificate, as applicable, is true and correct as of the date hereof.

[ATTACH BORROWING BASE CERTIFICATE AND LOAN ASSET SCHEDULE FOR DISBURSEMENTS

PURSUANT TO SECTION 2.20]

[Remainder of Page Intentionally Left Blank]

Ex. D

IN WITNESS WHEREOF, the undersigned have executed this Disbursement Request as of the date first written above.

NFIC SPV LLC,
as the Borrower

By:
Name: Title:

NF INVESTMENT CORP.,
as the Servicer

By:
Name: Title:

Ex. D

EXHIBIT E

FORM OF

JOINDER SUPPLEMENT

JOINDER SUPPLEMENT, dated as of the date set forth in Item 1 of Schedule I hereto, among the financial institution identified in Item 2 of Schedule I hereto, NFIC SPV LLC, as the borrower (the “Borrower”), the Lender Agent named in Item 5 of Schedule I hereto (the “Lender Agent”) and Citibank, N.A., as the administrative agent (the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, this Joinder Supplement is being executed and delivered under Section 12.04 of the Loan and Servicing Agreement, dated as of September 12, 2013 (as amended, modified, waived, supplemented or restated from time to time, the “Loan and Servicing Agreement”), by and among NFIC SPV LLC, as the borrower (in such capacity, the “Borrower”), NF Investment Corp., as the transferor (in such capacity, the “Transferor”) and as the servicer (in such capacity, the “Servicer”), Citibank, N.A., as the administrative agent (in such capacity, the “Administrative Agent”) and as the collateral agent (in such capacity, the “Collateral Agent”), each of the Conduit Lenders, Liquidity Banks, Institutional Lenders and Lender Agents from time to time party thereto, Citibank, N.A., as the lead arranger, and Wells Fargo Bank, National Association, as the account bank (in such capacity, the “Account Bank”), as the collateral custodian (in such capacity, the “Collateral Custodian”), as the Backup Servicer (in such capacity, the “Backup Servicer”) and as the Collateral Administrator (in such capacity, the “Collateral Administrator”). Capitalized terms used but not defined herein shall have the meanings provided in the Loan and Servicing Agreement; and

WHEREAS, the party set forth in Item 2 of Schedule I hereto (the “Proposed Lender”) wishes to become a Lender designated as a[n] [Conduit Lender] [Institutional Lender] party to the Loan and Servicing Agreement;

NOW, THEREFORE, the parties hereto hereby agree as follows:

(a) Upon receipt by the Administrative Agent of an executed counterpart of this Joinder Supplement, to which is attached a fully completed Schedule I and Schedule II, each of which has been executed by the Proposed Lender, the Borrower, the applicable Lender Agent, the Administrative Agent and the Collateral Agent, the Administrative Agent will transmit to the Proposed Lender, the Borrower, the Collateral Agent and the applicable Lender Agent, a Joinder Effective Notice, substantially in the form of Schedule III to this Joinder Supplement (a “Joinder Effective Notice”). Such Joinder Effective Notice shall be executed by the Administrative Agent and shall set forth, inter alia, the date on which the joinder effected by this Joinder Supplement shall become effective (the “Joinder Effective Date”). From and after the Joinder Effective Date, the Proposed Lender shall be a Lender designated as a[n] [Conduit Lender][Institutional Lender] party to the Loan and Servicing Agreement for all purposes thereof.

Ex. E

(b) Each of the parties to this Joinder Supplement agrees and acknowledges that at any time and from time to time upon the written request of any other party, it will execute and deliver such further documents and do such further acts and things as such other party may reasonably request in order to effect the purposes of this Joinder Supplement.

(c) By executing and delivering this Joinder Supplement, the Proposed Lender confirms to and agrees with the Administrative Agent, the Collateral Agent, the Lender Agents and the other Lender(s) as follows: (i) none of the Administrative Agent, the Collateral Agent, the Lender Agents and the other Lender(s) makes any representation or warranty or assumes any responsibility with respect to any statements, warranties or representations made in or in connection with the Loan and Servicing Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan and Servicing Agreement or any other instrument or document furnished pursuant thereto, or with respect to any Revolving Notes issued under the Loan and Servicing Agreement, or the Collateral Portfolio or the financial condition of the Transferor, the Servicer or the Borrower, or the performance or observance by the Transferor, the Servicer or the Borrower of any of their respective obligations under the Loan and Servicing Agreement, any other Transaction Document or any other instrument or document furnished pursuant thereto; (ii) the Proposed Lender confirms that it has received a copy of such documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Joinder Supplement; (iii) the Proposed Lender will, independently and without reliance upon the Administrative Agent, the Collateral Agent, the Lender Agents or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan and Servicing Agreement; (iv) the Proposed Lender appoints and authorizes its Lender Agent to take such action as agent on its behalf and to exercise such powers under the Loan and Servicing Agreement as are delegated to such Lender Agent by the terms thereof, together with such powers as are reasonably incidental thereto, all in accordance with Article X of the Loan and Servicing Agreement; (v) the Proposed Lender appoints and authorizes the Administrative Agent, the Collateral Custodian, the Collateral Agent and the Collateral Administrator, as applicable, to take such action as agent on its behalf and to exercise such powers under the Loan and Servicing Agreement as are delegated to the Administrative Agent, the Collateral Custodian, the Collateral Agent and the Collateral Administrator, as applicable, by the terms thereof, together with such powers as are reasonably incidental thereto, all in accordance with the Loan and Servicing Agreement; and (vi) the Proposed Lender agrees (for the benefit of the parties hereto and the other Lender(s)) that it will perform in accordance with their terms all of the obligations which by the terms of the Loan and Servicing Agreement are required to be performed by it as a Lender designated as a[n] [Conduit Lender][Institutional Lender].

(d) Schedule II hereto sets forth administrative information with respect to the Proposed Lender.

(e) This Joinder Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

Ex. E

IN WITNESS WHEREOF, the parties hereto have caused this Joinder Supplement to be executed by their respective duly authorized officers on Schedule I hereto as of the date set forth in Item 1 of Schedule I hereto.

Ex. E

SCHEDULE I TO

JOINDER SUPPLEMENT

COMPLETION OF INFORMATION AND

SIGNATURES FOR JOINDER SUPPLEMENT

Re: Loan and Servicing Agreement, dated as of September 12, 2013, among NFIC SPV LLC, as Borrower, the other parties thereto and Citibank, N.A., as Administrative Agent.

Item 1:	Date of Joinder Supplement:

Item 2:	Proposed Lender:

Item 3:	Type of Lender:		Conduit Lender

Institutional Lender

Item 4:	Commitment:

Commitment Termination Date:

Item 5:	Name of Lender Agent (if a Conduit Lender):

Item 6:	Signatures of Parties to Agreement:

,
as Proposed Lender

By:
Name:
Title:

Ex. E

, as Proposed
Lender Agent

By:
Name:
Title:

Ex. E

NFIC SPV LLC,
as Borrower

By:
Name:
Title:

CITIBANK, N.A., as Administrative Agent and as Collateral Agent

By:
Name:
Title:

[LENDER AGENT][NAME OF INSTITUTIONAL LENDER], as [Lender Agent][Institutional Lender]

By:
Name:
Title:

[NAME OF CONDUIT LENDER], as [Conduit Lender]

By:
Name:
Title:

Ex. E

SCHEDULE II TO

JOINDER SUPPLEMENT

ADDRESS FOR NOTICES

AND

WIRE INSTRUCTIONS

Address for Notices:

Telephone:

Facsimile:

email:

With a copy to:

Telephone:

Facsimile:

email:

Wire Instructions:	Name of Bank:

A/C No.:

ABA No.

Reference:

Ex. E

SCHEDULE III TO

JOINDER SUPPLEMENT

FORM OF

JOINDER EFFECTIVE NOTICE

To:	[Name and address of the Borrower, Collateral Agent, Lender Agent and Proposed Lender]

The undersigned, as Administrative Agent under the Loan and Servicing Agreement, dated as of September 12, 2013 (as amended, modified, waived, supplemented or restated from time to time, the “Loan and Servicing Agreement”), by and among NFIC SPV LLC, as the borrower, NF Investment Corp., as the transferor and as the servicer, Citibank, N.A., as the administrative agent and as the collateral Agent, each of the Conduit Lenders, Liquidity Banks, Institutional Lenders and Lender Agents from time to time party thereto, Citibank, N.A., as the lead arranger, and Wells Fargo Bank, National Association, as the account bank, as the collateral custodian, as the backup servicer and as the collateral administrator. [Note: attach copies of Schedules I and II from such Joinder Supplement.] Terms defined in such Joinder Supplement are used herein as therein defined.

Pursuant to such Joinder Supplement, you are advised that the Joinder Effective Date for [Name of Proposed Lender] will be              and such Proposed Lender will be a Lender designated as a[n] [Conduit Lender] [Institutional Lender] with a Commitment of             .

Very truly yours,

CITIBANK, N.A.,
as Administrative Agent

By:
Name:
Title:

Ex. E

EXHIBIT F

FORM OF NOTICE OF BORROWING

NOTICE OF BORROWING

[Date]

(NFIC SPV LLC)

To:

Citibank, N.A.

as the Administrative Agent and the Collateral

Agent

390 Greenwich Street

New York, New York 10013

Attention: Mr. Brett Bushinger, Vice President

Facsimile No.: (646) 308-6744

Email: brett.bushinger@citi.com

Wells Fargo Bank, National Association

as the Collateral Custodian and the

Collateral Administrator

Corporate Trust Services, Asset Backed

Securities

625 Marquette Avenue

Minneapolis, Minnesota 55402

Attention: Chad Schafer

Facsimile No: (612) 667-3464

Email: chad.d.schafer@wellsfargo.com

With a copy to:

With a copy to:

Citibank, N.A.,

750 Washington Boulevard

Stamford, Connecticut 06901

Attention: Mr. Robert Kohl, Director

Facsimile No.: (914) 274-9038

Email: robert.kohl@citi.com

[—]

    as the Lender Agent

[—]

[—]

Attn: [—]

Facsimile No.: [—]

Phone No.: [—]

[EACH LENDER AGENT] [—]

Re:     Loan and Servicing Agreement dated as of September 12, 2013

Ladies and Gentlemen:

This Notice of Borrowing is delivered to you pursuant to Sections 2.02 and 3.02 of that certain Loan and Servicing Agreement, dated as of September 12, 2013 (as amended, modified, waived, supplemented or restated from time to time, the “Loan and Servicing Agreement”), by and among NFIC SPV LLC, as the borrower (in such capacity, the “Borrower”), NF Investment

Ex. F-1

Corp., as the transferor and as the servicer (in such capacity, the “Servicer”), Citibank, N.A., as the administrative agent and as the collateral agent, each of the Conduit Lenders, Liquidity Banks, Institutional Lenders and Lender Agents from time to time party thereto, Citibank, N.A., as the lead arranger, and Wells Fargo Bank, National Association, as the account bank, as the collateral custodian, as the backup servicer and as the collateral administrator. Capitalized terms used but not defined herein shall have the meanings provided in the Loan and Servicing Agreement.

Each of the undersigned, being a duly elected Responsible Officer of the Borrower and of the Servicer, respectively, and holding the office set forth below such officer’s name, hereby certifies as follows:

1. The Borrower hereby requests an Advance in the principal amount of $            .

(i) Citibank’s Pro Rata Share of such requested Advance is $            .

(ii) [Conduit/Institutional Lender’s] Pro Rata Share of such requested Advance is $            .

2. The Borrower hereby requests that such Advance be made on the following date:             .

3. Attached to this Notice of Borrowing is a true, correct and complete calculation of the Borrowing Base and all components thereof.

4. If applicable, attached to this Notice of Borrowing is a true, correct and complete list of all Loan Assets which will become part of the Collateral Portfolio on the date hereof, each Loan Asset reflected thereon being an Eligible Loan Asset.

5. All of the conditions applicable to the Advance requested herein as set forth in the Loan and Servicing Agreement have been satisfied as of the date hereof and will remain satisfied to the date of such Advance, including those set forth in Article III of the Loan and Servicing Agreement, and the following:

(i) The representations and warranties of each of the Servicer and the Borrower, respectively, set forth in the Loan and Servicing Agreement are true and correct in all material respects and there exists no breach of any covenant on and as of such date, before and after giving effect to such Advance and to the application of the proceeds therefrom, as though made on and as of such date (other than any representation or warranty that is made as of a specific date);

(ii) No Event of Default or Unmatured Event of Default has occurred and is continuing, or would result from such Advance or application of proceeds therefrom and no Borrowing Base Deficiency exists or would result from such Advance;

Ex. F-2

(iii) No event has occurred and is continuing, or would result from such Advance, which constitutes a Servicer Termination Event or any event which, if it continues uncured, will, with notice or lapse of time, constitute a Servicer Termination Event;

(iv) Each of the Servicer and the Borrower, respectively, is in compliance with each of its covenants set forth in the Transaction Documents;

(v) On and as of such Advance Date, after giving effect to such Advance and the addition to the Collateral Portfolio of the Eligible Loan Assets being acquired by the Borrower using the proceeds of such Advance, the Advances Outstanding does not exceed the Borrowing Base;

(vi) Since the Closing Date, no material adverse change has occurred in the ability of the Servicer, Transferor or the Borrower to perform its obligations under any Transaction Document;

(vii) No Liens exist in respect of Taxes which are prior to the lien of the Collateral Agent on the Eligible Loan Assets to be Pledged on such Advance Date; and

(viii) All terms and conditions of the Contribution Agreement required to be satisfied in connection with the assignment of each Eligible Loan Asset being Pledged under the Loan and Servicing Agreement have been satisfied in full.

[6. With respect to an Advance funded in connection with the addition of a Loan Asset to the Collateral Portfolio, such Advance resulted in, or results in, Collateral Quality Improvement, determined as of the CQI Advance Determination Date.]

7. Each of the undersigned certify that all information contained herein and in the attached Borrowing Base Certificate is true, correct and complete as of the date hereof.

[ATTACH BORROWING BASE CERTIFICATE AND LOAN ASSET SCHEDULE]

Ex. F-3

IN WITNESS WHEREOF, the undersigned have executed this Notice of Borrowing as of the date first written above.

NFIC SPV LLC,
as the Borrower

By:
Name:
Title:

NF INVESTMENT CORP.,
as the Servicer

By:
Name:
Title:

Ex. F-4

EXHIBIT G

FORM OF NOTICE OF REDUCTION

(Reduction of Advances Outstanding)

[Date]

(NFIC SPV LLC)

Citibank, N.A.,

  as the Administrative Agent and as the Collateral Agent

390 Greenwich Street

New York, New York 10013

Attention: Mr. Brett Bushinger, Vice President

Facsimile No.: (646) 308-6744

Email: brett.bushinger@citi.com

With a copy to:

Citibank, N.A.,

750 Washington Boulevard

Stamford, Connecticut 06901

Attention: Mr. Robert Kohl, Director

Facsimile No.: (914) 274-9038

Email: robert.kohl@citi.com

[—]

  as the Lender Agent

[—]

[—]

Attn: [—]

Facsimile No.: [—]

Phone No.: [—]

Re:    Loan and Servicing Agreement dated as of September 12, 2013

Ladies and Gentlemen:

This Notice of Reduction is delivered to you pursuant to Section 2.18(b) of that certain Loan and Servicing Agreement, dated as of September 12, 2013 (as amended, modified, waived, supplemented or restated from time to time, the “Loan and Servicing Agreement”), by and among NFIC SPV LLC, as the borrower (in such capacity, the “Borrower”), NF Investment Corp., as the transferor and as the servicer (in such capacity, the “Servicer”), Citibank, N.A., as

Ex. G-1

the administrative agent and as the collateral agent, each of the Conduit Lenders, Liquidity Banks, Institutional Lenders and Lender Agents from time to time party thereto, Citibank, N.A., as the lead arranger, and Wells Fargo Bank, National Association, as the account bank, as the collateral custodian, as the backup servicer and as the collateral administrator. Capitalized terms used but not defined herein shall have the meanings provided in the Loan and Servicing Agreement.

Each of the undersigned, being a duly elected Responsible Officer of the Borrower and of the Servicer, respectively, and holding the office set forth below such officer’s name, hereby certifies as follows:

1. Pursuant to Section 2.18(b) of the Loan and Servicing Agreement, the Servicer on behalf of the Borrower desires to reduce the Advances Outstanding (an “Advance Reduction”) by the amount of $         as follows:

(i) Citibank’s portion (reduction is pro rata based on Advances Outstanding) of such requested Advance Reduction is $        .

(ii) [Conduit/Institutional Lender’s] portion (reduction is pro rata based on Advances Outstanding) of such requested Advance Reduction is $        .

2. The Servicer on behalf of the Borrower hereby requests that such Advance Reduction be made on the following date:                     .

3. Attached to this Notice of Reduction is a true, correct and complete calculation of the Borrowing Base and all components thereof.

4. The Servicer, on behalf of the Borrower, hereby represents that no event would result from such Advance Reduction, which constitutes an Event of Default or Unmatured Event of Default.

Each of the undersigned certify that all information contained herein and in the attached Borrowing Base Certificate is true and correct as of the date hereof.

[ATTACH BORROWING BASE CERTIFICATE]

[Remainder of Page Intentionally Left Blank]

Ex. G-2

IN WITNESS WHEREOF, the undersigned have executed this Notice of Reduction as of the date first written above.

NFIC SPV LLC,
as the Borrower

By:
Name:
Title:

NF INVESTMENT CORP.,
as the Servicer

By:
Name:
Title:

Ex. G-3

EXHIBIT H

FORM OF REVOLVING NOTE

$	[ ] [ ], 20[ ]

THIS REVOLVING NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”). NEITHER THIS REVOLVING NOTE NOR ANY PORTION HEREOF MAY BE OFFERED OR SOLD EXCEPT IN COMPLIANCE WITH THE REGISTRATION PROVISIONS OF THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM SUCH REGISTRATION PROVISIONS.

THIS REVOLVING NOTE IS NOT PERMITTED TO BE TRANSFERRED, ASSIGNED, EXCHANGED OR OTHERWISE PLEDGED OR CONVEYED EXCEPT TO A (A) QUALIFIED INSTITUTIONAL BUYER UNDER RULE 144A OF THE SECURITIES ACT OR AN INSTITUTIONAL “ACCREDITED INVESTOR” AS DEFINED IN RULE (1)-501(A)(1)-(3) OR (7) UNDER THE SECURITIES ACT, IN EACH CASE, WHO IS ALSO A (B) QUALIFIED PURCHASER FOR PURPOSES OF SECTION 3(c)(7) OF THE 1940 ACT, AND IN COMPLIANCE WITH THE TERMS OF THE LOAN AND SERVICING AGREEMENT REFERRED TO HEREIN.

FOR VALUE RECEIVED, NFIC SPV LLC, a Delaware limited liability company (the “Borrower”), promises to pay to [Name of Lender Agent] [            ] (the “Lender Agent”), or its [Name of Lender]’s (“Lender”) assigns, the principal sum of [    ] DOLLARS ($[        ]), or, if less, the unpaid principal amount of the aggregate advances (“Advances”) made by the Lender to the Borrower pursuant to the Loan and Servicing Agreement (as defined below), as set forth on the attached Schedule, on the dates specified in the Loan and Servicing Agreement, and to pay interest on the unpaid principal amount of each Advance on each day that such unpaid principal amount is outstanding, at the Yield Rate related to such Advance as provided in the Loan and Servicing Agreement, on each Payment Date and each other date specified in the Loan and Servicing Agreement.

This Revolving Note (the “Note”) is issued pursuant to the Loan and Servicing Agreement, dated as of September 12, 2013 (as amended, modified, waived, supplemented or restated from time to time, the “Loan and Servicing Agreement”), by and among the Borrower, NF Investment Corp., as the transferor (in such capacity, the “Transferor”) and as the servicer (in such capacity, the “Servicer”), Citibank, N.A., as the administrative agent (in such capacity, the “Administrative Agent”) and as the collateral agent (in such capacity, the “Collateral Agent”), each of the Conduit Lenders, Liquidity Banks, Institutional Lenders and Lender Agents from time to time party thereto, Citibank, N.A., as the lead arranger, and Wells Fargo Bank, National Association, as the account bank (in such capacity, the “Account Bank”), as the collateral custodian (in such capacity, the “Collateral Custodian”), as the backup servicer (in such capacity, the “Backup Servicer”), and as the collateral administrator (the “Collateral Administrator”). Capitalized terms used but not defined herein shall have the meanings provided in the Loan and Servicing Agreement.

Ex. H-1

Notwithstanding any other provisions contained in this Note, if at any time the rate of interest payable by the Borrower under this Note, when combined with any and all other charges provided for in this Note, in the Loan and Servicing Agreement or in any other document (to the extent such other charges would constitute interest for the purpose of any applicable law limiting interest that may be charged on this Note), exceeds the highest rate of interest permissible under applicable law (the “Maximum Lawful Rate”), then so long as the Maximum Lawful Rate would be exceeded, the rate of interest under this Note shall be equal to the Maximum Lawful Rate. If at any time thereafter the rate of interest payable under this Note is less than the Maximum Lawful Rate, the Borrower shall continue to pay interest under this Note at the Maximum Lawful Rate until such time as the total interest paid by the Borrower is equal to the total interest that would have been paid had applicable law not limited the interest rate payable under this Note. In no event shall the total interest received by the Lender under this Note exceed the amount which the Lender could lawfully have received had the interest due under this Note been calculated since the date of this Note at the Maximum Lawful Rate.

Payments of the principal of, and interest on, Advances represented by this Note shall be made by or on behalf of the Borrower to the holder hereof by wire transfer of immediately available funds in the manner and at the address specified for such purpose as provided in the Loan and Servicing Agreement, or in such manner or at such other address as the holder of this Note shall have specified in writing to the Borrower for such purpose, without the presentation or surrender of this Note or the making of any notation on this Note.

If any payment under this Note falls due on a day that is not a Business Day, then such due date shall be extended to the next succeeding Business Day and interest shall be payable on any principal so extended at the applicable Yield Rate.

If any Event of Default shall have occurred, the Yield Rate shall be increased pursuant to the increase set forth in the definition of “Applicable Spread” set forth in the Loan and Servicing Agreement, effective as of the date of the occurrence of such Event of Default, and shall apply after the occurrence of such Event of Default.

Portions or all of the principal amount of the Note shall become due and payable at the time or times set forth in the Loan and Servicing Agreement. Any portion or all of the principal amount of this Note may be prepaid, together with interest thereon (and, as set forth in the Loan and Servicing Agreement, certain costs and expenses of the Lender) at the time and in the manner set forth in, but subject to the provisions of, the Loan and Servicing Agreement.

Except as provided in the Loan and Servicing Agreement, the Borrower expressly waives presentment, demand, diligence, protest and all notices of any kind whatsoever with respect to this Note.

All amounts evidenced by this Note, the Lender’s Advances and all payments and prepayments of the principal hereof and the respective dates and maturity dates thereof shall be endorsed by the Lender Agent, on the schedule attached hereto and made a part hereof or

Ex. H-2

on a continuation thereof, which shall be attached hereto and made a part hereof; provided, however, that the failure of the Lender Agent to make such a notation shall not in any way limit or otherwise affect the obligations of the Borrower under this Note as provided in the Loan and Servicing Agreement.

The holder hereof may sell, assign, transfer, negotiate, grant participations in or otherwise dispose of all or any portion of any Advances made by the Lender and represented by this Note and the indebtedness evidenced by this Note, subject to the applicable provisions of the Loan and Servicing Agreement.

This Note is secured by the security interests granted pursuant to Section 2.13 of the Loan and Servicing Agreement. The holder of this Note is entitled to the benefits of the Loan and Servicing Agreement and may enforce the agreements of the Borrower contained in the Loan and Servicing Agreement and exercise the remedies provided for by, or otherwise available in respect of, the Loan and Servicing Agreement, all in accordance with, and subject to the restrictions contained in, the terms of the Loan and Servicing Agreement. If an Event of Default shall occur, the unpaid balance of the principal of all Advances, together with accrued interest thereon, may be declared, and may become, due and payable in the manner and with the effect provided in the Loan and Servicing Agreement.

The Borrower, the Transferor and the Servicer, the Lenders, the Administrative Agent, the Lender Agents, the Collateral Agent, the Account Bank, the Backup Custodian, the Collateral Custodian and the Collateral Administrator each intend, for federal, state and local income and franchise tax purposes only, that this Note be evidence of indebtedness of the Borrower secured by the Collateral Portfolio and the Lender, as a[n] [institutional lender] [conduit lender] under the Loan and Servicing Agreement, by the acceptance hereof, agrees to treat the Note for federal, state and local income and franchise tax purposes as indebtedness of the Borrower.

This Note is a “Revolving Note” as referred to in Section 2.01 of the Loan and Servicing Agreement. This Note shall be construed in accordance with and governed by the laws of the State of New York.

[Remainder of Page Intentionally Left Blank]

Ex. H-3

IN WITNESS WHEREOF, the undersigned has executed this Note as on the date first written above.

NFIC SPV LLC

By:
Name:
Title:

Ex. H-4

Schedule attached to Revolving Note dated [ ] [ ], 2013 of NFIC SPV LLC payable to the order of [LENDER/LENDER AGENT]
Date of Advance or Repayment	Principal Amount of Advance	Principal Amount of Repayment	Outstanding Principal Amount

Ex. H-5

EXHIBIT I

FORM OF NOTICE OF LOAN ASSET DIVIDEND

[            ] [            ], 20[    ]

NFIC SPV LLC

To: Administrative Agent, with a copy to the Collateral Agent and the Collateral Custodian

Re: Loan and Servicing Agreement dated as of September 12, 2013

Ladies and Gentlemen:

This Notice of Loan Asset Dividend (this “Notice”) is delivered to you under Section 2.07(d) of that certain Loan and Servicing Agreement, dated as of September 12, 2013 (as amended, modified, waived, supplemented or restated from time to time, the “Loan and Servicing Agreement”), by and among NFIC SPV LLC, as the borrower (in such capacity, the “Borrower”), NF Investment Corp., as the transferor (in such capacity, the “Transferor”) and as the servicer, Citibank, N.A., as the administrative agent (in such capacity, the “Administrative Agent”) and as the collateral agent (in such capacity, the “Collateral Agent”), each of the Conduit Lenders, Liquidity Banks, Institutional Lenders and Lender Agents from time to time party thereto, Citibank, N.A., as the lead arranger, and Wells Fargo Bank, National Association, as the account bank, as the backup servicer and as the collateral custodian. Capitalized terms used but not defined herein shall have the meanings provided in the Loan and Servicing Agreement.

Each of the undersigned, each being a duly elected officer of the Borrower and the Transferor, respectively, holding the office set forth below such officer’s name, hereby certifies as follows:

1. Pursuant to Section 2.07(d) of the Loan and Servicing Agreement, the Borrower and the Transferor hereby give notice to the Administrative Agent regarding the effectuation of a Loan Asset Dividend set forth on Annex 1.

2. The Borrower and the Transferor hereby request that such Loan Asset Dividend be made on the following date:                      (the “Loan Asset Dividend Date”) which date is not more than 45 days and at least 10 Days after this Notice is received by the Administrative Agent, the Collateral Agent and the Collateral Custodian.

Ex. I-1

3. The Borrower and the Transferor represent and warrant, as of the date hereof and as of the requested Loan Asset Dividend Date, as follows:

a) No event has occurred and is continuing, or would result from such Loan Asset Dividend, which constitutes an Event of Default and no event has occurred and is continuing, or would result from such Loan Asset Dividend, which constitutes an Unmatured Event of Default or a Borrowing Base Deficiency.

b) No selection procedures adverse to the interests of the Administrative Agent, the Lender Agents or the Lenders were utilized by the Borrower in the selection of the Loan Assets subject to the Loan Asset Dividend.

c) Immediately after giving effect to such Loan Asset Dividend, the representations and warranties contained in Sections 4.01, 4.02 and 4.03 of the Loan and Servicing Agreement shall continue to be correct in all material respects, except to the extent relating to an earlier date.

4. Attached to this Notice is a Loan Asset Dividend Certificate, listing all Loan Assets to be subject to the Loan Asset Dividend, and certifying on a pro forma basis as of the Loan Asset Dividend Date that such Loan Asset Dividend (after giving effect thereto) results in Collateral Quality Improvement.

This Notice shall not be effective unless all of the conditions applicable to the Loan Asset Dividend set forth in the Loan and Servicing Agreement have been satisfied within the time periods set forth in Section 2.07(d) of the Loan and Servicing Agreement.

[ATTACH BORROWING BASE CERTIFICATE]

[The Remainder of This Page Is Intentionally Left Blank]

Ex. I-2

IN WITNESS WHEREOF, the undersigned has executed the Notice of Loan Asset Dividend as of the date first written above.

NFIC SPV LLC, as the Borrower

By:
Name:
Title:

NF INVESTMENT CORP., as the Transferor

By:
Name:
Title:

Ex. I-3

EXHIBIT J

FORM OF CERTIFICATE OF CLOSING ATTORNEYS

[            ] [            ], 20[    ]

Wells Fargo Bank, National Associationas the Collateral Custodian

Corporate Trust Services, Asset Backed

Securities

625 Marquette Avenue

Minneapolis, Minnesota 55402

Attention: Chad Schafer

Facsimile No: (612) 667-3464

Email: chad.d.schafer@wellsfargo.com

Citibank, N.A.

as the Administrative Agent and as the Collateral Agent

390 Greenwich Street

New York, New York 10013

Attention: Mr. Brett Bushinger, Vice President

Facsimile No.: (646) 308-6744

Email: brett.bushinger@citi.com

With a copy to:

Citibank, N.A., 750 Washington Boulevard Stamford, Connecticut 06901 Attention: Mr. Robert Kohl, Director Facsimile No.: (914) 274-9038 Email: robert.kohl@citi.com

Re:	Loan Assets in the aggregate principal amount of $ (collectively, the “Loan Assets”) made to [Name of Obligor] (the “Obligor”)

To Whom It May Concern:

In connection with the Loan Assets, the undersigned (i) acknowledges that NFIC SPV LLC has granted a security interest to Citibank, N.A. (the “Collateral Agent”), for the benefit of the Secured Parties, in each of the items indicated on the closing checklist attached hereto (the “Checklist”), and (ii) certifies to you as of the day of funding the Loan Assets as to the matters set forth below. References herein to the Loan and Servicing Agreement, dated as of September 12, 2013 (as amended, modified, waived, supplemented or restated from time to time, the “Loan and Servicing Agreement”), by and among NFIC SPV LLC, as the borrower (in such capacity, the “Borrower”), NF Investment Corp., as the transferor (in such capacity, the “Transferor”) and as the servicer, Citibank, N.A., as the administrative agent (in such capacity, the “Administrative Agent”) and as the collateral agent (in such capacity, the “Collateral Agent”), each of the Conduit Lenders, Liquidity Banks, Institutional Lenders and Lender Agents from time to time party thereto, Citibank, N.A., as the lead arranger, and Wells Fargo Bank, National Association, as the account bank (in such capacity, the “Account Bank”), as the backup servicer (in such capacity, the “Backup Servicer”), as the collateral custodian (in such capacity,

Ex. J-1

the “Collateral Custodian”), and as the Collateral Administrator (in such capacity, the “Collateral Administrator”). Capitalized terms used but not defined herein shall have the meanings provided in the Loan and Servicing Agreement.

A. It has received and reviewed the Checklist items, in the form and subject to those exceptions or matters indicated on the Checklist in connection with acting as closing counsel for the Loan Assets;

B. If a promissory note was executed in connection with the Loan Asset, a copy of the executed promissory note has been faxed to the Collateral Custodian. The original promissory note(s) is/are in our possession and will be forwarded to the Collateral Custodian or as otherwise directed in writing to             (hereinafter referred to as “Outside Counsel”) by the Collateral Custodian or the Administrative Agent on its behalf, for receipt within five business days after the funding date of the transaction;

C. Within five business days after the closing, all remaining Required Loan Documents (under and as defined in the Loan and Servicing Agreement) which are in our possession and are indicated on Schedule 1 attached hereto, will be forwarded to the Collateral Custodian; and

D. Notwithstanding any contrary instruction from the Transferor or the Borrower, in the event the Loan Asset is funded, it will follow the written direction of the Collateral Custodian or the Administrative Agent on its behalf, with regard to the original promissory note(s) in its possession, provided that in the event it reasonably believes that a dispute exists as to custody of any Required Loan Documents, it may deposit them with a court of competent jurisdiction and be relieved of its obligations hereunder with respect to any and all documents so deposited.

The Collateral Custodian, the Collateral Administrator, the Collateral Agent, the Backup Servicer, the Administrative Agent, the Transferor, the Borrower and Outside Counsel acknowledge and agree that:

1.	The security interest and the rights in the Required Loan Documents granted to the Collateral Agent, for the benefit of the Secured Parties, are paramount and superior to the rights of the Transferor and the Borrower.

2.	Outside Counsel shall not be required to perform any duties other than the duties expressly set forth in this letter. No implied obligations or duties shall be inferred by any other agreement, written or verbal, or any representation made by any party.

3.

Outside Counsel is authorized to comply with and obey laws, orders, judgments, decrees and regulations of any governmental authority, court, tribunal or arbitrator. If Outside Counsel complies with any such law, order, judgment, decree or regulation Outside Counsel shall not be liable to the Collateral Custodian, the Collateral Administrator, the Collateral Agent, the Backup Servicer, the Administrative Agent, the Transferor or the

Ex. J-2

Borrower or to any other person even if such law, order, judgment, decree or regulation is subsequently reversed, modified, annulled, set aside, vacated, found to have been entered without jurisdiction, or found to be in violation or beyond the scope of the law.

4.	Outside Counsel shall be responsible hereunder solely to hold the original promissory note(s) for the account of the Collateral Agent, on behalf of the Secured Parties and to deliver the original promissory note(s) and the other relevant documents to the Collateral Custodian in accordance with the terms of this letter.

5.	Outside Counsel may act relative hereto upon the advice of counsel in reference to any matter in connection herewith and shall not be liable for any mistakes of fact or errors of judgment, or for any acts or omissions of any kind unless caused by its own willful misconduct or gross negligence.

6.	Outside Counsel shall be entitled to rely or act upon any notice, direction, instrument or document believed by Outside Counsel to be genuine and to be executed and delivered by the proper person and shall have no obligation to verify any statements contained in any notice, instrument or document or the accuracy or due authorization of the execution of any notice, instrument or document.

7.	Outside Counsel shall not be responsible or liable in any manner whatsoever for (a) the sufficiency, correctness, genuineness or validity of any document, agreement or instrument delivered to it, (b) the form of execution of any such document, agreement or instrument, (c) the identity, authority or rights of any person executing or delivering any such document, agreement or instrument, or (d) the terms and conditions of any instrument pursuant to which the parties may act.

8.	Outside Counsel may serve and shall continue to serve as counsel to the Transferor in connection with the transactions contemplated by the Collateral Portfolio and other matters, and notwithstanding anything herein to the contrary, may represent the Transferor (or any affiliate) as its counsel in any action, suit or other proceeding in which the Collateral Custodian, the Collateral Administrator, the Collateral Agent, the Backup Servicer, the Administrative Agent or the Transferor (or any affiliate) may be involved.

9.	Outside Counsel shall be deemed to have satisfied any delivery requirement set forth herein if it shall have deposited the relevant documents for uninsured overnight delivery (properly addressed) with FedEx, UPS or other overnight courier of national standing.

Ex. J-3

Very truly yours,

By:
Name:
Title:

Ex. J-4

ACCEPTED AND AGREED:

NF INVESTMENT CORP.,
as the Transferor and as the Servicer

By:
Name:
Title:

CITIBANK, N.A., as the Administrative Agent
and as the Collateral Agent

By:
Name:
Title:

Wells Fargo Bank, National Association, as the
Account Bank, as the Backup Servicer, as the Collateral Custodian and as the Collateral Administrator

By:
Name:
Title:

NFIC SPV LLC,
as the Borrower

By:
Name:
Title:

Ex. J-5

SCHEDULE 1

to Certificate

of Closing Attorneys

LIST OF REQUIRED LOAN DOCUMENTS

Ex. J-6

EXHIBIT K

FORM OF SERVICING REPORT

(See attached)

Ex. K

Carlyle NFIC SPV LLC

Prepared by NF INVESTMENT CORP

SERVICING REPORT

Closing Date	9/4/13
Scheduled Commitment Termination Date	9/4/16
Scheduled Maturity Date	9/4/19
Remittance Period Beginning on	7/8/13
Remittance Period Ending on	10/6/13
Determination Date	8/7/13
Payment Date	10/21/13
Reporting Date	8/12/13
Days during Remittance period	90
Senior Servicing Fee	0.250%
Subordinate Servicing Fee	0.250%
CQT Non-Qualification Period	Yes
Servicer Termination Event	No
Amortization Period	No
S&P LCD Middle Market Loan Index	99.17%
Ramp-Up Period	Yes
Matrix Compliance	No

INTEREST COVERAGE RATIO—divide (a) by (b)	Pass

(a)	Interest Collections—sum of current and 2 prior months	$1,875
current month	$1,875
1 month prior	$0
2 months prior	$0
(b)	Cash Expenses—items 1 throught 9 (excluding item 7) of Section 2.04(a)	$0
current month	$0
1 month prior	$0
2 months prior	$0
CHARGED-OFF RATIO—divided (i) by (ii)

0.00%

(i)	Multiply (a) by (b)	$0
(a)	Charged-Off Assets—total initial Assigned Value of the current and 2 prior months	$0
current month	$0
1 month prior	$0
2 months prior	$0
(b)	12	12
(ii)	Divide (a) by (b)	$29,250,000
(a)	Aggregate Outstanding Principal Balanace—sum of the current and 2 prior months	$29,250,000
current month	$29,250,000
1 month prior	$0
2 months prior	$0
(b)	1	1
DELINQUENCY RATIO—divide (a) by (b)

0.00%

(a)	Monthly Delinquency Ratio—sum of current and 2 prior months	0.00%
current month	0.00%
1 month prior
2 months prior
(b)	1	1

Monthly Deliquency Ratio	0.00%

(i)	Delinquency Assets—sum of Outstanding Pricipal Balance	$0
(ii)	Aggregate Outstanding Principal Balance	$29,250,000
CQT Manual Override
CQT Test	Off

WEIGHTED AVERAGE LIFE TEST	PASS	WAL

(a)	Current	5.69 yrs	0.00 yrs
(b)	Required	6.00 yrs

WEIGHTED AVERAGE SPREAD TEST	PASS	WAS

(a)	Current	6.18%	0.00%
(b)	Required	3.50%

Diversity Score Test	FAIL	DS

(a)	Current	3	0
(b)	Required	18

WEIGHTED AVERAGE RATING FACTOR TEST	FAIL	WARF

(a)	Current	Interpolate	4,195	0
(b)	Required	WARR	3,490

WEIGHTED AVERAGE RECOVERY RATE TEST	PASS	WARR

(a)	Current	56.89%	0.00%
(b)	Required	48.00%

FINANCIAL COVENANTS	PASS

(a)	Interest Coverage Ratio	PASS
Current	Pass
Required	125.00%
(b)	Charged-Off Ratio	PASS
Current	0.00%
Required	NA
(c)	Delinquency Ratio	PASS
Current	0.00%
Required	NA
(d)	WARR Covenant	PASS
Current	56.89%
Required	44.00%

SERVICER TERMINATION EVENT	PASS

(I)	Required Asset Coverage Ratio	PASS
(a)	Required Asset Coverage Ratio	200.00%
(b)	Asset Coverage Ratio for the most recent fiscal quarter	N/A
(j)	(i)	greater or equal to (ii)	PASS
(i)	Shareholders’ Equity and Unpledged Capital Commitments of its fiscal quarter	$247,531,179
(ii)	Required—greater of (x) and (Y)	$242,005,920
(x) 40% of the total consolidated assets of Carlyle GMS Finance, Inc	$21,480,122
(y) $[80% total equity offering prior to closing] plus 80% of the secondary equity offering post-clsoing plus Unpledged Capital Commitments	$242,005,920
(k)	Servicer fails to hold (i) Unrestricted Cash plus (ii) Unpledged Capital Commitment to meet obligations due in next 30 days	PASS
(s)	Event of Default—Breach of Financial Covenants	PASS
(Others) Satisfaction of all other conditions under Servicer Termination Event	PASS

EXHIBIT L

FORM OF SERVICER’S CERTIFICATE

(SERVICING REPORT)

SERVICER’S CERTIFICATE

(SERVICING REPORT)

[            ] [            ], 20[    ]

This Servicer’s Certificate is delivered pursuant to the provisions of Section 6.08(c) of the Loan and Servicing Agreement, dated as of September 12, 2013 (as amended, modified, waived, supplemented or restated from time to time, the “Loan and Servicing Agreement”), by and among NFIC SPV LLC, as the borrower, NF Investment Corp., as the transferor and as the servicer (in such capacity, the “Servicer”), Citibank, N.A., as the administrative agent (in such capacity, the “Administrative Agent”) and as the collateral agent (in such capacity, the “Collateral Agent”), each of the Conduit Lenders, Liquidity Banks, Institutional Lenders and Lender Agents from time to time party thereto, Citibank, N.A., as the lead arranger, and Wells Fargo Bank, National Association, as the account bank, as the backup servicer (in such capacity, the “Backup Servicer”), as the collateral custodian and as the collateral administrator. Capitalized terms used and not otherwise defined herein shall have the meanings provided in the Loan and Servicing Agreement. This Servicer’s Certificate relates to the Servicing Report set forth on the attached Schedule A.

A.	NF Investment Corp. is the Servicer under the Loan and Servicing Agreement.

B.	The undersigned hereby certifies to the Backup Servicer, the Administrative Agent, the Collateral Agent, the Lenders, the Lender Agents and the other Secured Parties that, as of the date hereof, no Event of Default has occurred and is continuing and no Unmatured Event of Default exists (other than any Event of Default or Unmatured Event of Default which has been previously disclosed to the Administrative Agent as such).

C.	The undersigned hereby certifies to the Backup Servicer, the Administrative Agent, the Collateral Agent, the Lenders, the Lender Agents and the other Secured Parties that, as of the date hereof, each of the representations and warranties contained in the Loan and Servicing Agreement is true, correct and complete in all material respects (other than any representation or warranty that is made as of a specific date, in which case such representations and warranties were true and correct in all material respects as of such earlier date).

D.	The undersigned hereby certifies to the Backup Servicer, the Administrative Agent, the Collateral Agent, the Lenders, the Lender Agents and the other Secured Parties that all of the foregoing information and all of the information set forth on the attached Schedule A is true, complete and accurate in all respects as of the date hereof.

[Remainder of Page Left Intentionally Blank]

Ex. L-1

IN WITNESS WHEREOF, the undersigned has caused this Servicer’s Certificate to be duly executed as of the date first written above.

NF INVESTMENT CORP.,
as the Servicer

By:
Name:
Title:

Ex. L-2

SCHEDULE A

to Exhibit L

[SERVICING REPORT]

(See attached)

Ex. L-3

EXHIBIT M

FORM OF RELEASE OF REQUIRED LOAN DOCUMENTS

[Delivery Date]

Wells Fargo Bank, National Association

as the Collateral Custodian

Corporate Trust Services, Asset Backed

Securities

625 Marquette Avenue

Minneapolis, Minnesota 55402

Attention: Chad Schafer

Facsimile No: (612) 667-3464

Email: chad.d.schafer@wellsfargo.com

[ ]

With a copy to:

Citibank, N.A. as the Collateral Agent 390 Greenwich Street New York, New York 10013 Attention: Mr. Brett Bushinger, Vice President Facsimile No.: (646) 308-6744 Email: brett.bushinger@citi.com

With a copy to:

Citibank, N.A., 750 Washington Boulevard Stamford, Connecticut 06901 Attention: Mr. Robert Kohl, Director Facsimile No.: (914) 274-9038 Email: robert.kohl@citi.com

Re:

Loan and Servicing Agreement, dated as of September 12, 2013 (as amended, modified, waived, supplemented or restated from time to time, the “Loan and Servicing Agreement”), by and among NFIC SPV LLC, as the borrower, NF Investment Corp., as the transferor and as the servicer (in such capacity, the “Servicer”), Citibank, N.A., as the administrative agent (in such capacity, the “Administrative Agent”) and as the collateral agent (in such capacity, the “Collateral Agent”), each of the Conduit Lenders, Liquidity Banks, Institutional Lenders and Lender Agents from time to time party thereto, Citibank, N.A., as

Ex. M-1

the lead arranger, and Wells Fargo Bank, National Association, as the account bank, as the backup servicer, as the collateral custodian (in such capacity, the “Collateral Custodian”) and as the collateral administrator.

Ladies and Gentlemen:

In connection with the administration of the Required Loan Documents held by Wells Fargo Bank, National Association as the Collateral Custodian, for the benefit of the Secured Parties, under the Loan and Servicing Agreement, we request the release of the Required Loan Documents (or such documents as specified below) for the Loan Assets described below, for the reason indicated. All capitalized terms used but not defined herein shall have the meaning provided in the Loan and Servicing Agreement.

Obligor’s Name, Address & Zip Code:

Loan Asset Number:

Loan Asset File:

Reason for Requesting Documents (check one)

1.	Loan Asset paid in full. (The Servicer hereby certifies that all amounts received in connection with such Loan Asset have been credited to the Collection Account.)

2.	Loan Asset liquidated by . (The Servicer hereby certifies that all proceeds of foreclosure, insurance, condemnation or other liquidation have been finally received and credited to the Collection Account.)

3.	Loan Asset in foreclosure.

4.	Loan Asset released pursuant to a Lien Release Dividend or sold or substituted in accordance with the applicable provisions of Section 2.07.

5.	Loan Asset returned due to a failure to satisfy the Review Criteria pursuant to Section 13.02(b)(i).

6.	Other (explain).

If box 1 or 2 above is checked, and if all or part of the Required Loan Documents were previously released to us, please release to us the Required Loan Documents, requested in our previous request and receipt on file with you, as well as any additional documents in your possession relating to the specified Loan Asset.

[Remainder of Page Left Intentionally Blank]

Ex. M-2

NF INVESTMENT CORP., as the Servicer

By:
Name:
Title:
Date:

[Signatures Continue]

Ex. M-3

Consent of Administrative Agent:

CITIBANK, N.A., as the Administrative Agent

By:
Name:
Title:
Date:

Ex. M-4

EXHIBIT N

FORM OF TRANSFEREE LETTER

                    , 20

NF Investment Corp.

as the Transferor and as the Servicer

520 Madison Avenue

New York, NY 10022

Attention: Mr. Ian Sandler, Chief Operating Officer and General Counsel

Facsimile No.: (212) 813-4895

Phone No.: (212) 813-4895

NFIC SPV LLC

as the Borrower

520 Madison Avenue

New York, NY 10022

Attention: Mr. Ian Sandler, Chief Operating Officer and General Counsel

Facsimile No.: (212) 813-4895

Phone No.: (212) 813-4895

Citibank, N.A.

as the Administrative Agent

390 Greenwich Street

New York, New York 10013

Attention: Mr. Brett Bushinger, Vice President

Facsimile No.: (646) 308-6744

Email: brett.bushinger@citi.com

With a copy to:

Citibank, N.A.,

750 Washington Boulevard

Stamford, Connecticut 06901

Attention: Mr. Robert Kohl, Director

Facsimile No.: (914) 274-9038

Email: robert.kohl@citi.com

Re: NFIC SPV LLC Revolving Note

Ladies and Gentlemen:

In connection with our acquisition of the above–captioned Revolving Note (the “Note”), we certify that (a) we understand that the Note is not registered under the Securities Act of

Ex. N-1

1933, as amended (the “Securities Act”), or any state securities laws and are being transferred to us in a transaction that is exempt from the registration requirements of the Securities Act and any such laws, (b) we are (i) either a Qualified Institutional Buyer under Rule 144A of the Securities Act or an institutional “Accredited Investor” as defined in Rule 501(a)(1)-(3) or (7) under the Securities Act and (ii) a “qualified purchaser” under the 1940 Act, and have such knowledge and experience in financial and business matters that we are capable of evaluating the merits and risks of investments in the Note, (c) we have had the opportunity to ask questions of and receive answers from the Transferor and the Servicer concerning the purchase of the Note and all matters relating thereto or any additional information deemed necessary to our decision to purchase the Note, (d) we are acquiring the Note for investment for our own account and not with a view to any distribution of the Note (but without prejudice to our right at all times to sell or otherwise dispose of the Note in accordance with clause (f) below), (e) we have not offered or sold the Note to, or solicited offers to buy the Note from, any person, or otherwise approached or negotiated with any person with respect thereto, or taken any other action which would result in a violation of Section 5 of the Securities Act, (f) we will not sell, transfer or otherwise dispose of the Note unless (1) such sale, transfer or other disposition is made pursuant to an effective registration statement under the Securities Act or is exempt from such registration requirements, and if requested, we will at our expense provide an opinion of counsel satisfactory to the addressees of this certificate that such sale, transfer or other disposition may be made pursuant to an exemption from the Securities Act, (2) the purchaser or transferee of such Note has executed and delivered to you a certificate to substantially the same effect as this certificate, and (3) the purchaser or transferee has otherwise complied with any conditions for transfer set forth in the Loan and Servicing Agreement, dated as of September 12, 2013, by and among NF Investment Corp., as the transferor and as the servicer, NFIC SPV LLC, as the borrower, Citibank, N.A. as the administrative agent and as the collateral agent, each of the Conduit Lenders, Liquidity Banks, Institutional Lenders and Lender Agents from time to time party thereto, Citibank, N.A., as the lead arranger, and Wells Fargo Bank, National Association, as the account bank, backup servicer, as the collateral custodian and as the collateral administrator, (g) the purchaser is not acquiring a Note, directly or indirectly, for or on behalf of an employee benefit plan or other retirement arrangement subject to the Employee Retirement Income Security Act of 1974, as amended, and/or Section 4975 of the Internal Revenue Code of 1986, as amended, or any entity, the assets of which would be deemed plan assets under Section 3(42) of ERISA and the Department of Labor regulations set forth at 29 C.F.R. §2510.3–101; unless Prohibited Transaction Class Exemption (“PTCE”) 84–14, PTCE 90–1, PTCE 91–38, PTCE 95–60 or PTCE 92–23 or some other applicable prohibited transaction exemption is applicable such that the acquisition and holding of such Note will not constitute or result in a non-exempt prohibited transaction under Title I of ERISA or Section 4975 of the Code and (h) the purchaser is a U.S. Person, as such term is defined in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended.

Ex. N-2

Very truly yours,
Print Name of Transferee

By:
Responsible Officer

Ex. N-3

EXHIBIT O

FORM OF POWER OF ATTORNEY

NF INVESTMENT CORP.

[                    ] [    ], 2013

This Power of Attorney is executed and delivered by NF Investment Corp., as the Transferor and as the Servicer under the Loan and Servicing Agreement (each as defined below), to Citibank, N.A., as the Administrative Agent and as the Collateral Agent (each as defined below) under the Loan and Servicing Agreement (in such capacity, the “Attorney”), pursuant to that certain Loan and Servicing Agreement, dated as of September 12, 2013 (as amended, modified, waived, supplemented or restated from time to time, the “Loan and Servicing Agreement”), by and among NFIC SPV LLC, as the borrower (in such capacity, the “Borrower”), NF Investment Corp., as the transferor (in such capacity, the “Transferor”) and as the servicer (in such capacity, the “Servicer”), Citibank, N.A., as the administrative agent (in such capacity, the “Administrative Agent”) and as the collateral agent (in such capacity, the “Collateral Agent”), each of the Conduit Lenders, Liquidity Banks, Institutional Lenders and Lender Agents from time to time party thereto, Citibank, N.A., as the lead arranger, and Wells Fargo Bank, National Association, as the account bank, as the backup servicer, as the collateral custodian and as the collateral administrator. Capitalized terms used but not defined herein shall have the meanings provided in the Loan and Servicing Agreement.

No person to whom this Power of Attorney is presented, as authority for Attorney to take any action or actions contemplated hereby, shall inquire into or seek confirmation from Servicer as to the authority of Attorney to take any action described below, or as to the existence of or fulfillment of any condition to this Power of Attorney, which is intended to grant to Attorney unconditionally the authority to take and perform the actions contemplated herein, and Servicer irrevocably waives any right to commence any suit or action, in law or equity, against any person or entity that acts in reliance upon or acknowledges the authority granted under this Power of Attorney. The power of attorney granted hereby is coupled with an interest and may not be revoked or canceled by Servicer until all obligations of the Borrower under the Transaction Documents have been indefeasibly paid in full and Attorney has provided its written consent thereto (which consent shall not be unreasonably withheld or delayed).

NF Investment Corp., as the Servicer, hereby irrevocably constitutes and appoints Attorney (and all officers, employees or agents designated by Attorney), solely in connection with the enforcement of the rights and remedies of the Administrative Agent, the Collateral Agent, the Lenders, the Lender Agents and the other Secured Parties under the Loan and Servicing Agreement and in connection with notifying Obligors of the Secured Parties’ interest in the Collateral Portfolio pursuant to Section 5.01(dd) of the Loan and Servicing Agreement, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the Servicer’s place and stead and at the Servicer’s expense and in the Servicer’s name or in Attorney’s own name, from time to time in Attorney’s discretion, to take

Ex. O-1

any and all appropriate action and to execute and deliver any and all documents and instruments that may be necessary or desirable to exercise the rights of the Servicer under the Loan and Servicing Agreement and the other Transaction Documents, and, without limiting the generality of the foregoing, hereby grants to Attorney the power and right, on its behalf, without notice to or assent by it, to do the following in connection with exercising the rights of the Servicer under the Loan and Servicing Agreement: (a) open mail for Servicer, and ask, demand, collect, give acquittances and receipts for, take possession of, or endorse and receive payment of, any checks, drafts, notes, acceptances, or other instruments for the payment of moneys due, and sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, and notices, in each case in connection with the Collateral Portfolio; (b) effect any repairs to any of the Collateral Portfolio, or continue or obtain any insurance with respect to the Collateral Portfolio and pay all or any part of the premiums therefor and costs thereof, and make, settle and adjust all claims under such policies of insurance, and make all determinations and decisions with respect to such policies; (c) pay or discharge any taxes, Liens, or other encumbrances levied or placed on or threatened against the Collateral Portfolio; (d) to the extent related to the Collateral Portfolio and the transactions contemplated by the Transaction Documents, defend any suit, action or proceeding brought against Servicer with respect to the Collateral Portfolio if Servicer does not defend such suit, action or proceeding or if Attorney reasonably believes that it is not pursuing such defense in a manner that will maximize the recovery to Attorney with respect to the Collateral Portfolio, and settle, compromise or adjust any suit, action, or proceeding described above and, in connection therewith, give such discharges or releases as Attorney may deem appropriate; (e) file or prosecute any claim, litigation, suit or proceeding in any court of competent jurisdiction or before any arbitrator, or take any other action otherwise deemed appropriate by Attorney for the purpose of collecting any and all such moneys due to Servicer with respect to the Collateral Portfolio whenever payable and to enforce any other right in respect of the Collateral Portfolio; (f) sell, transfer, pledge, make any agreement with respect to, or otherwise deal with the Collateral Portfolio, and execute, in connection with such sale or action, any endorsements, assignments or other instruments of conveyance or transfer in connection therewith; (g) to give any necessary receipts or acquittance for amounts collected or received under the Loan and Servicing Agreement; (h) to make all necessary transfers of the Collateral Portfolio in connection with any such sale or other disposition made pursuant to the Loan and Servicing Agreement; (i) to execute and deliver for value all necessary or appropriate bills of sale, assignments and other instruments in connection with any such sale or other disposition of the Collateral Portfolio, the Servicer hereby ratifying and confirming all that such Attorney (or any substitute) shall lawfully do or cause to be done hereunder and pursuant hereto; (j) to send such notification forms as the Attorney deems appropriate to give notice to Obligors of the Secured Parties’ interest in the Collateral Portfolio; (k) to sign any agreements, orders or other documents in connection with or pursuant to any Transaction Document; and (l) to cause the certified public accountants then engaged by the Servicer to prepare and deliver to the Attorney at any time and from time to time, promptly upon Attorney’s request, any reports required to be prepared by or on behalf of the Servicer or Borrower under the Transaction Documents, all as though Attorney were the absolute owner of the Collateral Portfolio for all purposes, and to do, at Attorney’s option and Servicer’s expense, at any time or

Ex. O-2

from time to time, all acts and other things that Attorney reasonably deems necessary to perfect, preserve or realize upon the Collateral Portfolio and the Liens of the Collateral Agent, for benefit of the Secured Parties, thereon (including without limitation the execution and filing of UCC financing statements and continuation statements), all as fully and effectively as Servicer might do. Servicer hereby ratifies, to the extent permitted by law, all that said attorneys shall lawfully do or cause to be done by virtue hereof.

[Remainder of Page Left Intentionally Blank]

Ex. O-3

IN WITNESS WHEREOF, this Power of Attorney is executed by the Servicer, and the Servicer has caused its seal to be affixed pursuant to the authority of its managers and/or members as of the date first written above.

NF INVESTMENT CORP.

By:
Name:
Title:

Sworn to and subscribed before

me this [                    ] [    ], 2013:

Notary Public

Ex. O-4

EXHIBIT P

FORM OF POWER OF ATTORNEY

NFIC SPV LLC

[                    ] [            ], 2013

This Power of Attorney is executed and delivered by NFIC SPV LLC, as the Borrower under the Loan and Servicing Agreement (as defined below), to Citibank, N.A., as the Administrative Agent and as the Collateral Agent (each as defined below) under the Loan and Servicing Agreement (in such capacity, the “Attorney”), pursuant to that certain Loan and Servicing Agreement, dated as of September 12, 2013 (as amended, modified, waived, supplemented or restated from time to time, the “Loan and Servicing Agreement”), by and among NFIC SPV LLC, as the borrower (in such capacity, the “Borrower”), NF Investment Corp., as the transferor (in such capacity, the “Transferor”) and as the servicer (in such capacity, the “Servicer”), Citibank, N.A., as the administrative agent (in such capacity, the “Administrative Agent”) and as the collateral agent (in such capacity, the “Collateral Agent”), each of the Conduit Lenders, Liquidity Banks, Institutional Lenders and Lender Agents from time to time party thereto, Citibank, N.A., as the lead arranger, and Wells Fargo Bank, National Association, as the account bank, as the backup servicer, as the collateral custodian and as the collateral administrator. Capitalized terms used but not defined herein shall have the meanings provided in the Loan and Servicing Agreement.

No person to whom this Power of Attorney is presented, as authority for Attorney to take any action or actions contemplated hereby, shall inquire into or seek confirmation from Borrower as to the authority of Attorney to take any action described below, or as to the existence of or fulfillment of any condition to this Power of Attorney, which is intended to grant to Attorney unconditionally the authority to take and perform the actions contemplated herein, and Borrower irrevocably waives any right to commence any suit or action, in law or equity, against any person or entity that acts in reliance upon or acknowledges the authority granted under this Power of Attorney. The power of attorney granted hereby is coupled with an interest and may not be revoked or canceled by Borrower until all obligations of the Borrower under the Transaction Documents have been indefeasibly paid in full and Attorney has provided its written consent thereto (which consent shall not be unreasonably withheld or delayed).

NFIC SPV LLC hereby irrevocably constitutes and appoints Attorney (and all officers, employees or agents designated by Attorney), solely in connection with the enforcement of the rights and remedies of the Administrative Agent, the Collateral Agent, the Lenders, the Lender Agents and the other Secured Parties under the Loan and Servicing Agreement and in connection with notifying Obligors of the Secured Parties’ interest in the Collateral Portfolio pursuant to Section 5.01(dd) of the Loan and Servicing Agreement, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the Borrower’s place and stead and at the Borrower’s expense and in the Borrower’s name or in Attorney’s own name, from time to time in Attorney’s discretion, to take any and all appropriate action and to execute and deliver any and all documents and instruments that may

Ex. P-1

be necessary or desirable to accomplish the purposes of the Loan and Servicing Agreement and the other Transaction Documents, and, without limiting the generality of the foregoing, hereby grants to Attorney the power and right, on its behalf, without notice to or assent by it, to do the following: (a) open mail for Borrower, and ask, demand, collect, give acquittances and receipts for, take possession of, or endorse and receive payment of, any checks, drafts, notes, acceptances, or other instruments for the payment of moneys due, and sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, and notices; (b) effect any repairs to any of the Borrower’s assets, or continue or obtain any insurance and pay all or any part of the premiums therefor and costs thereof, and make, settle and adjust all claims under such policies of insurance, and make all determinations and decisions with respect to such policies; (c) pay or discharge any taxes, Liens, or other encumbrances levied or placed on or threatened against the Borrower or the Borrower’s property; (d) to the extent related to the Collateral Portfolio and the transactions contemplated by the Transaction Documents, defend any suit, action or proceeding brought against Borrower if Borrower does not defend such suit, action or proceeding or if Attorney reasonably believes that it is not pursuing such defense in a manner that will maximize the recovery to Attorney, and settle, compromise or adjust any suit, action, or proceeding described above and, in connection therewith, give such discharges or releases as Attorney may deem appropriate; (e) file or prosecute any claim, litigation, suit or proceeding in any court of competent jurisdiction or before any arbitrator, or take any other action otherwise deemed appropriate by Attorney for the purpose of collecting any and all such moneys due to Borrower whenever payable and to enforce any other right in respect of the Borrower’s property; (f) sell, transfer, pledge, make any agreement with respect to, or otherwise deal with, any of the Borrower’s property, and execute, in connection with such sale or action, any endorsements, assignments or other instruments of conveyance or transfer in connection therewith; (g) to give any necessary receipts or acquittance for amounts collected or received under the Loan and Servicing Agreement; (h) to make all necessary transfers of the Collateral Portfolio in connection with any such sale or other disposition made pursuant to the Loan and Servicing Agreement; (i) to execute and deliver for value all necessary or appropriate bills of sale, assignments and other instruments in connection with any such sale or other disposition of the Collateral Portfolio, the Borrower hereby ratifying and confirming all that such Attorney (or any substitute) shall lawfully do or cause to be done hereunder and pursuant hereto; (j) to send such notification forms as the Attorney deems appropriate to give notice to Obligors of the Secured Parties’ interest in the Collateral Portfolio; (k) to sign any agreements, orders or other documents in connection with or pursuant to any Transaction Document; and (l) to cause the certified public accountants then engaged by the Borrower to prepare and deliver to the Attorney at any time and from time to time, promptly upon Attorney’s request, any reports required to be prepared by or on behalf of the Borrower under the Transaction Documents, all as though Attorney were the absolute owner of the Borrower’s property for all purposes, and to do, at Attorney’s option and Borrower’s expense, at any time or from time to time, all acts and other things that Attorney reasonably deems necessary to perfect, preserve or realize upon the Collateral Portfolio and the Liens of the Collateral Agent, for the benefit of the Secured Parties, thereon (including without limitation the execution and filing of UCC financing statements and continuation statements), all as fully and effectively as Borrower might do. Borrower hereby ratifies, to the extent permitted by law, all that said attorneys shall lawfully do or cause to be done by virtue hereof.

Ex. P-2

[Remainder of Page Left Intentionally Blank]

Ex. P-3

IN WITNESS WHEREOF, this Power of Attorney is executed by the Borrower, and the Borrower has caused its seal to be affixed pursuant to the authority of its directors and/or members as of the date first written above.

NFIC SPV LLC

By:
Name: Title:

Sworn to and subscribed before

me this [                    ] [            ], 2013:

Notary Public

Ex. P-4

EXHIBIT Q

FORM OF SERVICER’S CERTIFICATE

(LOAN ASSET REGISTER)

[            ] [            ], 20[    ]

This Servicer’s Certificate is delivered pursuant to the provisions of Section 5.04(m) of the Loan and Servicing Agreement, dated as of September 12, 2013 (as amended, modified, waived, supplemented or restated from time to time, the “Loan and Servicing Agreement”), by and among NFIC SPV LLC, as the borrower, NF Investment Corp., as the transferor and as the servicer (in such capacity, the “Servicer”), Citibank, N.A., as the administrative agent (in such capacity, the “Administrative Agent”) and as the collateral agent (in such capacity, the “Collateral Custodian”), each of the Conduit Lenders, Liquidity Banks, Institutional Lenders and Lender Agents from time to time party thereto, Citibank, N.A., as the lead arranger, and Wells Fargo Bank, National Association, as the account bank, as the backup servicer (in such capacity, the “Backup Servicer”), as the collateral custodian (in such capacity, the “Collateral Custodian”) and as the collateral administrator. Capitalized terms used and not otherwise defined herein shall have the meanings provided in the Loan and Servicing Agreement. This Servicer’s Certificate relates to the Loan Asset Register set forth on the attached Schedule A.

A.	NF Investment Corp. is the Servicer under the Loan and Servicing Agreement.

B.	The undersigned hereby certifies to the Administrative Agent, the Collateral Agent, the Collateral Custodian, the Backup Servicer, the Lenders, the Lender Agents and the other Secured Parties that all of the foregoing information and all of the information set forth on the attached Schedule A is true, complete and accurate in all respects as of the date hereof.

[Remainder of Page Left Intentionally Blank]

Ex. Q-1

IN WITNESS WHEREOF, the undersigned has caused this Servicer’s Certificate to be duly executed as of the date first written above.

NF INVESTMENT CORP.,
as the Servicer

By:
Name: Title:

Ex. Q-2

SCHEDULE A

to Exhibit Q

LOAN ASSET REGISTER

(See attached)

Ex. Q-3

EXHIBIT R

FORM OF TAX CERTIFICATE

Reference is hereby made to the Loan and Servicing Agreement dated as of September 12, 2013 (as amended, modified, waived, supplemented or restated from time to time, the “Loan and Servicing Agreement”), by and among NFIC SPV LLC, as the borrower, NF Investment Corp., as the transferor and as the servicer, Citibank, N.A., as the administrative agent and as the collateral agent, each of the Conduit Lenders, Liquidity Banks, Institutional Lenders and Lender Agents from time to time party thereto, Citibank, N.A., as the lead arranger, and Wells Fargo Bank, National Association, as the account bank, as the backup servicer, as the collateral custodian and as the collateral administrator. Capitalized terms used but not defined herein shall have the meanings provided in the Loan and Servicing Agreement.

The undersigned hereby certifies the following on behalf of                     (the “Non-U.S. Lender”):

1. The Non-U.S. Lender is not a bank for purposes of section 881(c)(3)(A) of the Code;

2. The Non-U.S. Lender is not a 10-percent shareholder of the Borrower (within the meaning of section 871(h)(3)(B) of the Code); and

3. The Non-U.S. Lender is not a controlled foreign corporation related to the Borrower (within the meaning of section 881(c)(3)(C) of the Code).

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of the Non-U.S. Lender.

Title:	Date
[Insert Name of Non-U.S. Lender]

Ex. R-1

EXHIBIT S

FORM OF COMPLIANCE CERTIFICATE

(Required Asset Coverage Ratio)

[Date]

Citibank, N.A.

    as the Administrative Agent

390 Greenwich Street

New York, New York 10013

Attention: Mr. Brett Bushinger, Vice President

Facsimile No.: (646) 308-6744

Email: brett.bushinger@citi.com

With a copy to:

Citibank, N.A.,

750 Washington Boulevard

Stamford, Connecticut 06901

Attention: Mr. Robert Kohl, Director

Facsimile No.: (914) 274-9038

Email: robert.kohl@citi.com

Re:    Loan and Servicing Agreement dated as of September 12, 2013

Ladies and Gentlemen:

This Compliance Certificate is delivered to you pursuant to Section 6.08(i) of that certain Loan and Servicing Agreement, dated as of September 12, 2013 (as amended, modified, waived, supplemented or restated from time to time, the “Loan and Servicing Agreement”), NFIC SPV LLC, as the borrower, NF Investment Corp., as the transferor and as the servicer (in such capacity, the “Servicer”), Citibank, N.A., as the administrative agent (in such capacity, the “Administrative Agent”) and as the collateral agent, each of the Conduit Lenders, Liquidity Banks, Institutional Lenders and Lender Agents from time to time party thereto, Citibank, N.A., as the lead arranger, and Wells Fargo Bank, National Association, as the account bank, as the backup servicer, as the collateral custodian and as the collateral administrator. Capitalized terms used but not defined herein shall have the meanings provided in the Loan and Servicing Agreement.

The undersigned hereby certifies to the Administrative Agent that the Servicer is in compliance with the Required Asset Coverage Ratio for the fiscal quarter ending [            ].

Ex. S-1

The undersigned certifies that all information contained herein is true and correct as of the date hereof.

[Remainder of Page Intentionally Left Blank]

Ex. S-1

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of the date first written above.

NF INVESTMENT CORP.,
as the Servicer

By:
Name:
Title:

Ex. S-2